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Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BIOMIRA INC.,

PROLX PHARMACEUTICALS CORPORATION,

D. LYNN KIRKPATRICK AND GARTH POWIS

AND WITH RESPECT TO ARTICLES VI AND VII ONLY,

GARTH POWIS

AS STOCKHOLDER REPRESENTATIVE

Dated as of October 30, 2006

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of October 30, 2006 by and among Biomira Inc. a Canadian corporation ("Parent"), Biomira Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), ProlX Pharmaceuticals Corporation, a Delaware corporation (the "Company"), D. Lynn Kirkpatrick and Garth Powis (together, the "Principal Stockholders"), and with respect to Articles VI and VII hereof, Garth Powis as Stockholder Representative (the "Stockholder Representative").

RECITALS

        A.    The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company and, as part of the same overall transaction, the merger of the surviving entity of the First Merger (as defined below) with and into Newco (as defined below), upon the terms and conditions set forth herein, and in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the First Merger.

        B.    Pursuant to the First Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the Merger Consideration (as defined below) set forth herein on the terms and subject to the conditions set forth herein, and (ii) all Company Options (as defined below) then outstanding (whether vested or unvested) shall be converted into the right to receive the Merger Consideration, each upon the terms and subject to the conditions set forth herein.

        C.    A portion of the Merger Consideration otherwise payable by Parent in connection with the First Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

        D.    The Company and the Principal Stockholders, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

        E.    The parties hereto intend that the Integrated Merger (as defined below) shall qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that this Agreement shall be, and hereby is, adopted as a "plan of reorganization" for purposes of Section 368(a) of the Code.

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1.

DEFINITIONS

        (a)    Defined Terms.    Following is a list of the defined terms used in this Agreement and the section references where they are defined.

        "Affiliate" means, with respect to any Person, (i) any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person or (ii) any director, officer, partner, member or trustee of such Person.

        "Aggregate Escrow Amount" means the Stock Escrow Amount and the Special Escrow Amount.

        "Aggregate Exercise Price" means, with respect to any Company Options, the sum of the aggregate exercise price or "strike price" of all such Company Options.

        "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

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        "Available Escrow Fund" shall have the meaning set forth in Section 6.3(a).

        "Balance Sheet" shall have the meaning set forth in Section 3.7.

        "Balance Sheet Date" shall have the meaning set forth in Section 3.7.

        "Certificate of Merger" shall have the meaning set forth in Section 2.2.

        "Closing" shall have the meaning set forth in Section 2.3.

        "Closing Amount" means the Initial Stock Consideration and the Initial Cash Consideration.

        "Closing Balance Sheet" shall have the meaning set forth in Section 3.7.

        "Closing Date" shall have the meaning set forth in Section 2.3.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collaboration Agreement" means any license, development, research, collaboration, joint venture, or other agreement pursuant to which a third party pays value to Parent, Merger Sub, Surviving Corporation, or an Affiliate of any of the preceding, in consideration of the Company's [+] technology or Intellectual Property Rights related thereto, or products made, used, marketed or sold in connection therewith.

        "Collaboration Revenue" means any and all upfront, milestone or royalty consideration (in any form, other than services or other in-kind, non-cash or equity payments such as licenses of intellectual property) actually received by Parent, Merger Sub or Surviving Corporation in connection with any Collaboration Agreement executed no later than two (2) years after the Effective Time. Collaboration Revenue shall exclude any funding provided for research to occur after the effective date of such agreement or cost reimbursement payments made under such Collaboration Agreement, but shall include all other revenue regardless of when actually received by Parent, Merger Sub or Surviving Corporation.

        "Common Stock Consideration" means the Initial Per Share Cash Consideration, the Initial Per Share Stock Consideration and any Future Per Share Amounts that become payable in accordance with the terms of this Agreement.

        "Company" shall have the meaning set forth in the first paragraph of this Agreement.

        "Company Common Stock" means shares of common stock of the Company, par value $0.001 per share.

        "Company Customer Information" shall have the meaning set forth in Section 3.13(c).

        "Company Disclosure Schedule" shall have the meaning set forth in the introductory paragraph to Article III.

        "Company Employee Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

        "Company Employee Plans" shall have the meaning set forth in Section 3.16(k).

        "Company Expenses" means all fees and expenses incurred by the Company in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of

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third parties ("Third Party Expenses") incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

        "Company Expense Statement" shall have the meaning set forth in Section 2.3(b).

        "Company Indemnified Parties" shall have the meaning set forth in Section 6.2(b).

        "Company Indemnifying Parties" shall have the meaning set forth in Section 6.2(a).

        "Company IP Rights" shall have the meaning set forth in Section 3.17(b).

        "Company Option Plan" means the Company's 2001 Stock Incentive Plan, as amended.

        "Company Option Shares" means the number of shares of Common Stock issuable immediately prior to the Effective Time if all Company Options then outstanding were exercised immediately prior to the Effective Time.

        "Company Options" means options to purchase Common Stock.

        "Company Software" shall have the meaning set forth in Section 3.18(a).

        "Company Stockholders" means, collectively, the holders of Company Common Stock and the holders of Company Options.

        "Computer Programs" means (a) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result) and (b) all associated data and compilations of data, regardless of their form or embodiment. "Computer Programs" shall include all source code, object code and natural language code therefor, all versions thereof, all screen displays and designs thereof, all component modules, all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, including without limitation user manuals and training materials, relating to any of the foregoing.

        "Confidentiality Agreement" means that certain Confidentiality Agreement by and between Parent and Company dated June 23, 2006.

        "Conflict" shall have the meaning set forth in Section 3.3.

        "Contract" or "Contracts" shall have the meaning set forth in Section 3.3.

        "DGCL" shall have the meaning set forth in Section 2.1.

        "Dissenting Shares" shall have the meaning set forth in Section 2.14.

        "DOL" means the Department of Labor.

        "Effect" shall have the meaning set forth in the Section 1(a)(under "Material Adverse Effect").

        "Effective Time" shall have the meaning set forth in Section 2.2.

        "Employee" means any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate.

        "Employee Agreement" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or Parent and any Company Employee.

        "Environmental Law" means any Law designed to protect soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource, or public health and safety.

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        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m), or (o) of the Code and the regulations issued thereunder.

        "Escrow Agent" shall have the meaning set forth in Section 2.3(d).

        "Escrow Agreement" shall have the meaning set forth in Section 2.3(d).

        "Escrow Fund" shall have the meaning set forth in Section 2.3(d).

        "Escrow Period" shall have the meaning set forth in Section 6.3(b).

        "Escrow Trading Price" shall have the meaning set forth in Section 6.3(e)(ii).

        [+]

        "FDA" means the United States Food and Drug Administration, or any successor entity.

        "Financial Statements" shall have the meaning set forth in Section 3.7.

        "First Future Amount" means an amount equal to $5,000,000, payable in Parent Common Stock.

        "First Future Per Share Amount" means the quotient obtained by dividing (a) the First Future Amount by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "First Merger" shall have the meaning set forth in Section 2.1.

        "First-Step Corporation" shall have the meaning set forth in Section 2.1.

        "Future Amount" means the First Future Amount, the Second Future Amount, or the Third Future Amount, as applicable.

        "Future Per Share Amount" means the First Future Per Share Amount, the Second Future Per Share Amount, or the Third Future Per Share Amount, as applicable.

        "GAAP" means United States generally accepted accounting principles consistently applied.

        "Governmental Authority" means any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body.

        "Hazardous Substances" means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance which is regulated by any Environmental Law.

        "Indebtedness" means (a) all debt and similar monetary obligations, whether direct or indirect, current or non-current, (b) all liabilities associated with capital leases and all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (c) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose

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of enabling the debtor to make payment of the indebtedness held by such owner or otherwise or (d) obligations to reimburse issuers of any letters of credit.

        [+]

        "Indemnified Parties" shall mean the Parent Indemnified Parties and the Company Indemnified Parties.

        "Indemnifying Parties" shall mean the Parent Indemnifying Parties and the Company Indemnifying Parties.

        "Initial Cash Consideration" means $3,000,000 minus [+].

        "Initial Per Share Cash Consideration" means the quotient obtained by dividing (a) the sum of (i) the Initial Cash Consideration plus (ii) the Aggregate Exercise Price of all Company Options, by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "Initial Per Share Stock Consideration" means the quotient obtained by dividing (a) the sum of (i) the Initial Stock Consideration minus (ii) the Stock Escrow Amount and the Special Escrow Amount by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "Initial Stock Consideration" means 17,877,785 shares of Parent Common Stock.

        "Initiate" means, with respect to the Phase III Clinical Trial, the date on which the first human patient receives the first dose of a Subject Product.

        "Integrated Merger" shall have the meaning set forth in Section 2.1.

        "Intellectual Property Rights" means all of the following, whether U.S. or non-U.S.: (a) Patents, (b) trademarks, service marks, trade dress, logos, tradenames, service names, domain names, Internet websites and corporate names and registrations and applications for registration thereof; (c) copyrights, copyrightable works, and registrations and applications for registration thereof, including copyrights relating to Computer Programs; (d) mask works and registrations and applications for registration thereof; (e) Trade Secrets; (f) Computer Programs; (g) biological materials, bioassays, cell lines, clones, molecules, protocols, reagents, experiments, lab results, tests and all other tangible or intangible proprietary information and (h) other proprietary rights whether or not relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions).

        "International Employee Plan" means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

        "IRS" means the Internal Revenue Service.

        "Key Employees" means Linda Pestano and Jeffrey Millard.

        "Knowledge of the Company" means, with respect to the Company, the actual knowledge of the Principal Stockholders, [+].

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Parent and Merger Sub each agree and acknowledge that the Company shall not be deemed, by virtue of having conducted the inquiry required by the preceding definition, to have waived the attorney-client privilege with respect to such communication, or to be required to waive such privilege in the future for any reason.

        "Law" means any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Authority.

        "Lease Agreements" shall have the meaning set forth in Section 3.13(a).

        "Leased Real Property" shall have the meaning set forth in Section 3.13(a).

        "Letter of Transmittal" shall have the meaning set forth in Section 2.8(c).

        "Liens" shall have the meaning set forth in Section 3.15(b)(vii).

        "Loss" shall have the meaning set forth in Section 6.2.

        "Major Market" means France, Germany, Italy, Japan, Spain, the United Kingdom or the United States.

        "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") that, individually or when taken together with all other Effects, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, condition (financial or otherwise), earnings, other results of operations or prospects of the Company or Parent, as applicable.

        "Merger Consideration" shall have the meaning set forth in Section 2.7.

        "Merger Sub" shall have the meaning set forth in the first paragraph of this Agreement.

        "Multiemployer Plan" means any "Pension Plan" which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

        "New Shares" shall have the meaning set forth in Section 6.3(d)(ii).

        "Newco" shall have the meaning set forth in Section 2.1.

        [+]

        "Offer Letter" shall have the meaning set forth in Section 2.3(a)(v).

        "Officer's Certificate" shall have the meaning set forth in Section 6.3(b).

        "Option Closing Amount" shall have the meaning set forth in Section 2.9(b).

        "Option Consideration" means the Option Closing Amount plus any Future Per Share Amounts that become payable with respect to Company Options in accordance with the terms of this Agreement.

        "Option Surrender Agreement" shall have the meaning set forth in Section 2.9(a).

        "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including with respect to frequency and amount).

        "Parent" shall have the meaning set forth in the first paragraph of this Agreement.

        "Parent Common Stock" means shares of Common Stock, no par value per share, of Parent.

        "Parent Disclosure Schedule" shall have the meaning set forth in Article V.

        "Parent Indemnified Parties" shall have the meaning set forth in Section 6.2(a).

        "Parent Indemnifying Parties" shall have the meaning set forth in Section 6.2(b).

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        "Patents" means patents, patent applications (including provisional applications), patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

        "Pension Plan" means each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        "Permits" mean all permits, licenses, consents, clearances, registrations, approvals, waivers, franchises, notices and authorizations issued by any Governmental Authority.

        "Person" means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

        "Phase III Clinical Trial" means a human clinical trial of any Subject Product in any country that would satisfy the requirements of 21 CFR §312.21(c).

        "Premises" shall have the meaning set forth in Section 3.19.

        "Principal Stockholder" shall have the meaning set forth in the first paragraph of this Agreement.

        "Pro Rata Portion" means a fraction, the numerator of which is the value of Merger Consideration, in stock or cash as applicable, payable to such Company Stockholder at the Closing (without regard to any reduction relating to the Escrow Fund in his or her capacity as a Company Stockholder and the denominator of which is the value of the Merger Consideration, in stock or cash, as applicable. The Pro Rata Portion for each Company Stockholder shall be set forth on Schedule 2.3(d) hereto.

        "Proceeding" means any action, claim, proceeding, suit, opposition, challenge, charge, litigation, arbitration, or investigation.

        "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

        "Regulatory Approval" means an approval, if any, by the health regulatory authority in a given country or jurisdiction, required for the sale or marketing of a Subject Product for use in a given indication, including, without limitation, any pricing approvals.

        "Returns" shall have the meaning set forth in Section 3.15(b)(i).

        "Revenue Share" means [+] of any Collaboration Revenue.

        "Rule 144" shall have the meaning set forth in Section 2.13(a).

        "SBIR Amount" means an aggregate of [+] in funding under the Company's existing SBIR grant (the "SBIR Grant") dated August 1, 2006.

        "SEC" shall have the meaning set forth in Section 2.13(a).

        "Second Future Amount" means an amount equal to $10,000,000, payable in Parent Common Stock.

        "Second Future Per Share Amount" means the quotient obtained by dividing (a) the Second Future Amount by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "Second Merger" shall have the meaning set forth in Section 2.1.

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        "Second Merger Consents" means all consents, notices, waivers and approvals of any Governmental Entity required to effect the Second Merger and all consents, notices, waivers and approvals of any person as required under any Contract in connection with the Second Merger or for any such Contract to remain in full force and effect without limitation, modification or alteration after the effective time of the Second Merger.

        "Securities Act" shall have the meaning set forth in Section 2.13(a).

        "Special Escrow Amount" means 1,000,000 shares of Parent Common Stock.

        "Special Escrow Period" shall have the meaning set forth in Section 6.3(c).

        "Specified Representations" shall have the meaning set forth in Section 6.1.

        "Stock Escrow Amount" means a number of shares of Parent Common Stock equal to 15% of the Initial Stock Consideration, rounded to the nearest whole number of Parent Common Stock.

        "Certificate of Stockholder" shall have the meaning set forth in Section 2.3(c)(iv).

        "Stockholder Representative" shall have the meaning set forth in the first paragraph of this Agreement.

        "Stockholder Representative Expense" shall have the meaning set forth in Section 6.4(b).

        "Subject Product" means [+].

        "Subsidiary" means, with respect to any party, any corporation or other organization or person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

        "Survival Date" shall have the meaning set forth in Section 6.1.

        "Surviving Corporation" shall have the meaning set forth in Section 2.1.

        "Third Future Amount" means the Revenue Share.

        "Third Future Per Share Amount" means the quotient obtained by dividing (a) the Third Future Amount by (b) the sum of (i) the number of outstanding shares of Common Stock immediately prior to the Effective Time plus (ii) the Company Option Shares.

        "Third Party Expenses" shall have the meaning set forth in Section 7.2.

        "Trade Secrets" means trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

        [+]

        (b)    Interpretation.    The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this

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Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

2.

THE MERGER

        2.1    The Merger.    At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporations Law, as amended from time to time, (the "DGCL"), Merger Sub shall be merged with and into the Company (the "First Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the First Merger is hereinafter sometimes referred to as the "First-Step Corporation." As soon as practicable after all Second Merger Consents have been obtained, and as part of a single overall transaction with the First Merger and pursuant to an integrated plan, the First-Step Corporation shall be merged with and into a direct wholly owned United States corporate subsidiary of Parent (such wholly owned subsidiary of Parent, "Newco" and such merger, the "Second Merger"), with Newco continuing as the surviving entity (the First Merger and the Second Merger are referred to herein together as the "Integrated Merger"). Newco as the surviving entity after the Second Merger is hereinafter sometimes referred to as the "Surviving Corporation." A condition precedent to the Company's and the Principal Stockholders' obligations to proceed with the First Merger is that the Initial Stock Consideration (excluding the portion of the Initial Stock Consideration to be placed in the Escrow Fund) represent at least [+] percent ([+]%) of the value of the Initial Consideration (excluding the portion of the Initial Stock Consideration to be placed in the Escrow Fund).

        2.2    Effective Time.    On the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger reasonably acceptable to Parent and the Company (the "Certificate of Merger"), in accordance with the relevant provisions of the DGCL to be properly executed and filed and shall make all other filings or recordings required under the DGCL. The First Merger shall be effective at the time and on the date set forth in the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date (the "Effective Time").

        2.3    Closing of the Merger; Closing Deliverables.    The closing of the First Merger (the "Closing") will take place on the date hereof contemporaneously with the parties' execution of this Agreement (the "Closing Date") at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Suite 5100, Seattle, WA 98104. At the Closing:

          (a)    Deliverables of Parent and Merger Sub; Delivery of Merger Consideration.

            (i)    This Agreement.    Parent and Merger Sub shall have executed and delivered to the Company and the Stockholder Representative, this Agreement.

            (ii)    Certificates of Good Standing.    The Company shall have received a certificate of good standing for Merger Sub issued by the Secretary of State of the State of Delaware, dated within a reasonable period prior to Closing.

            (iii)    Offer Letters to Employees.    Parent shall have delivered to each of the employees of the Company an offer letter (including Parent's standard form of employee proprietary information and inventions agreement) (the "Offer Letter"), effective as of the Closing Date, in the form attached hereto as Exhibit A.

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            (iv)    Employment Agreement.    Parent shall have executed and delivered an Employment Agreement with D. Lynn Kirkpatrick, in the form attached hereto as Exhibit B (the "Employment Agreement").

            (v)    Consulting Agreement.    Parent shall have executed and delivered a Consulting Agreement with Garth Powis, in the form attached hereto as Exhibit C (the "Consulting Agreement").

          (b)    Deliverables of the Company.

            (i)    This Agreement.    The Company shall have executed and delivered to Parent this Agreement.

            (ii)    Officer's Certificate.    A certificate signed by a duly authorized officer of the Company certifying: (A) the authenticity and continuing validity of the certificate of incorporation and by-laws of the Company and (B) the authenticity and continuing validity of the resolutions, consents and other approvals of the Board of Directors and stockholders of the Company, with respect to this Agreement and the transactions contemplated hereby.

            (iii)    Inventions Agreement.    Parent shall have received an executed copy of the proprietary information and invention assignment agreement in the forms attached to Schedule 1.3(b)(ii) from each of D. Lynn Kirkpatrick and each of the Key Employees.

            (iv)    Modification of Agreements.    The Company shall have received an executed letter from the University of Arizona in the form set forth on Schedule 2.3(b)(iv) to this Agreement.

            (v)    Offer Letters.    Parent shall have received an executed Offer Letter, effective as of the Closing Date, from each of the Key Employees.

            (vi)    Certificate of Good Standing.    Parent shall have received a certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within a reasonable period prior to Closing.

            (vii)    Certificates of Status of Foreign Corporation.    Parent shall have received a Certificate of Status of Foreign Corporation of the Company issued by the Secretary of State of the State of Arizona and the State of Texas dated within a reasonable period prior to the Closing.

            (viii)    FIRPTA Certificate.    Parent shall have received a copy of an executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.

            (ix)    Resignations.    Parent shall have received written evidence that each officer and director of the Company has resigned, effective at the Effective Time, from all director or officer positions held by such person with respect to the Company.

          (c)    Deliverables of the Company Stockholders.

            (i)    This Agreement.    The Principal Stockholders and the Stockholder Representative shall have executed and delivered to Parent this Agreement.

            (ii)    Employment Agreement.    D. Lynn Kirkpatrick shall have executed and delivered to Parent the Employment Agreement.

            (iii)    Certificate of Stockholders.    The Company Stockholders shall have executed and delivered to Parent a Certificate of Stockholder, in the form attached hereto as Exhibit D (the "Certificate of Stockholder").

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            (iv)    Consulting Agreement.    Garth Powis shall have executed and delivered to Parent the Consulting Agreement.

          (d)    Escrow Fund.    Concurrently herewith, Parent, the Stockholder Representative and the Escrow Agent shall have executed and delivered an escrow agreement in form satisfactory to both Parent and Company (the "Escrow Agreement") under which Computershare Trust Company of Canada or another Person mutually satisfactory to Parent and the Company shall act as escrow agent (the "Escrow Agent") with respect to an escrow fund (the "Escrow Fund") for the purposes of securing the payment of the indemnification obligations of the Company Stockholders pursuant to Article VI. Parent shall deposit into such Escrow Fund promptly following the Closing the Aggregate Escrow Amount. The Merger Consideration payable to the Company Stockholders at the Closing but for this Section 2.3(d) shall be reduced by an amount equal to each Stockholder's Pro Rata Portion as set forth opposite each Stockholder's name on Schedule 2.3(d) hereto. Upon the termination of the Escrow Fund in accordance with the Escrow Agreement, each Company Stockholder shall receive such Stockholder's Pro Rata Portion previously withheld from the Merger Consideration otherwise payable to such Company Stockholder less a pro rata amount of any indemnification obligations, if any, pursuant to Article VI, paid from the Escrow Fund. The adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by the stockholders of Company shall constitute approval of the Escrow Agreement and all arrangements related thereto, including the depositing of the Aggregate Escrow Amount into the Escrow Fund.

          (e)    Post-Closing Covenant.    Within 30 days of the Closing Date, the Stockholder Representative shall deliver to Parent the unaudited balance sheets as of March 31, 2006, June 30, 2006 and September 30, 2006 of the Company (as such September 30, 2006 balance sheet is delivered on the Closing Date pursuant to Section 3.7) and the related statements of operations and cash flows for the three-month periods and year-to-date periods then ended (the "Quarterly Reports"). The Quarterly Reports will be prepared in conformity with GAAP applied on a consistent basis (subject to normal year-end adjustments and, in the case of any unaudited Financial Statements, the lack of footnotes) and on that basis present fairly, in all material respects, the financial condition and results of operations as of the date thereof and for the period indicated of the Company. After the Closing, the Principal Stockholders shall provide to Parent such cooperation and information, as and to the extent reasonably requested, in connection with Parent's audit of the Quarterly Reports after the Effective Date, including providing relevant documents and records.

        2.4    Effect of the First Merger.    At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL.

        2.5    Certificate of Incorporation and Bylaws.

          (a)   The certificate of incorporation and the bylaws of the First-Step Corporation shall be amended and restated as of the Effective Time in the manner set forth in the Certificate of Merger. Such amended and restated certificate of incorporation of the Surviving Corporation shall continue in full force and effect until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

          (b)    Bylaws.    The bylaws of the First-Step Corporation shall be amended and restated as of the Effective Time to read in their entirety as did the by-laws of the Merger Sub in effect immediately prior to the Effective Time. Such amended and restated bylaws of the Surviving Corporation shall continue in full force and effect until thereafter amended in accordance with the DGCL and as provided in such bylaws.

        2.6    Directors and Officers of First-Step Corporation.    Unless otherwise determined by Parent prior to the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time

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shall be the officers and directors of the First-Step Corporation immediately after the Effective Time, in accordance with the provisions of the DGCL, the certificate of incorporation and bylaws of the First-Step Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

        2.7    Merger Consideration.    In full satisfaction of Parent's obligations hereto, the aggregate consideration to be paid in accordance with the terms of this Section 2.7 to the Company Stockholders (the "Merger Consideration") shall be the sum of (a) the Closing Amount (as reduced by the applicable portion of the Aggregate Escrow Amount pursuant to Section 2.3 and Article V) plus (b) the First Future Amount, if any, plus (c) the Second Future Amount, if any, plus (d) the Third Future Amount, if any.

          (a)    Closing Date Payments.    Parent, or an entity designated by Parent, shall pay the Closing Amount as follows, provided, however, that such payments shall be made to a particular Company Stockholder only to the extent such Company Stockholder has complied with Section 2.8 and Section 2.9 below, as applicable:

            (i)    to the Company Stockholders promptly (but in no event later than [+] business days) following the Closing an amount in cash equal to the Initial Cash Consideration;

            (ii)   to the Company Stockholders promptly (but in no event later than [+] business days) following the Closing, the Initial Stock Consideration, less the Stock Escrow Amount and the Special Escrow Amount; and

            (iii)  to the Escrow Agent promptly (but in no event later than [+] business days) following the Closing, an amount in shares equal to the Aggregate Escrow Amount.

          (b)    Future Payments.

            (i)    Parent, or an entity designated by Parent, shall make a one-time payment in Parent Common Stock, subject to compliance with applicable regulatory requirements, to the Company Stockholders, in an amount equal to the First Future Amount within 10 Business Days after Parent, its Affiliates or Sublicensees Initiate a Phase III Clinical Trial;

            (ii)   Parent, or an entity designated by Parent, shall make a one-time payment in Parent Common Stock, subject to compliance with applicable regulatory requirements, to the Company Stockholders, in an amount equal to the Second Future Amount within 10 Business Days after Parent, its Affiliates or Sublicensees receive Regulatory Approval in a Major Market; and

            (iii)  Parent, or an entity designated by Parent, shall pay to the Company Stockholders, subject to compliance with applicable regulatory requirements, the Third Future Amount within 20 Business Days after receipt by Parent or its Affiliates of any Collaboration Revenue.

        Each share of Parent Common Stock issued in connection with Sections 2.7(b)(i)or 2.7(b)(ii) shall be registered in accordance with the provisions of Section 2.18. Each share of Parent Common Stock issued in connection with Sections 2.7(b)(i), 2.7(b)(ii)or 2.7(b)(iii) shall have a value equal to the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market (or such other market as the Parent Common Stock shall then be listed on, if it is not then listed on the Nasdaq Global Market) for the ten (10) consecutive trading days ending three trading days immediately preceding the date of payment for such Future Payment.

        The right of any Company Stockholder to receive any Future Amount or any portion of the Aggregate Escrow Amount (i) is an integral part of the consideration provided for in this Agreement, (ii) shall not be evidenced by a certificate or other instrument, (iii) shall not be assignable or otherwise transferable by such Company Stockholder, except by will, upon death or by operation of law, (iv) shall not accrue or pay interest on any portion thereof and (v) does not represent any right other than the

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right to receive the consideration set forth in Sections 2.7(a)(i) and 2.7(a)(ii) and Sections 2,7(b)(i), 2.7(b)(ii) and 2.7(b)(iii) and Section 2.3(d). The right of any Company Stockholder to receive any Future Amount does not give such Company Stockholder dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Company. The Parent Common Stock in the Escrow Fund shall be legally outstanding under applicable state law and appear as issued and outstanding on Parent's Financial Statements, all cash dividends paid on said Parent Common Stock shall be currently distributed to the Company Stockholders, and the Company Stockholders shall be entitled to exercise all voting rights with respect to said Parent Common Stock. Any attempted transfer of the right to any Future Amount or any portion of the Aggregate Escrow Amount by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

        2.8    Conversion of Common Stock; Surrender of Certificates; Payments to Stockholders.

          (a)   At the Effective Time, by virtue of the First Merger and without any action on the part of any party:

            (i)    Each share of Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (ii)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (A) shall be automatically converted into the right to receive the cash or stock payable to the holder thereof, without interest thereon, pursuant to this Section 2.8, and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist and each Certificate previously representing any such shares shall thereafter represent the right to receive the Common Stock Consideration; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.14.

          (b)   From and after the Effective Time and subject to compliance with applicable regulatory requirements, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificate(s) are presented to the Surviving Corporation, as the case may be, for any reason, they shall be cancelled and converted into the right to receive the Merger Consideration in accordance with this Section 2.8.

          (c)   Prior to the Effective Time and subject to compliance with applicable regulatory requirements, Parent, Company, or Parent's designee, shall deliver to each holder of Common Stock that has not previously received the same (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to Parent (the "Letter of Transmittal") and (ii) instructions for effecting the surrender of such Certificates in exchange for the consideration such holder of Common Stock has the right to receive in accordance with this Article II.

          (d)   Parent, or Parent's designee, shall transfer shares to each holder of a Certificate that was converted into the right to receive the consideration described in Section 2.8(a)(ii), (i) following receipt by Parent of a completed and duly executed Letter of Transmittal and the Certificate, (A) a cash amount equal to the product of (x) the number of outstanding shares of Company Common Stock previously represented by such Certificate, multiplied, by (y) the Initial Per Share Cash Consideration, and (B) that number of shares equal to the product of (x) the number of outstanding shares of Company Common Stock previously represented by such Certificate, multiplied by (y) the Initial Per Share Stock Consideration, and (ii) for each Future Amount that becomes payable in accordance with the terms of this Agreement, an amount equal to the product

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  of (A) the number of outstanding shares of Company Common Stock previously represented by such Certificate(s), multiplied by (B) the applicable Future Per Share Amount. The amounts paid by Parent, or its designee, in exchange for Certificates shall be deemed to be full payment and satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e)   If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a certificate to be lost, stolen or destroyed, the Parent, or its designee, will issue in exchange for this lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof except that the Person to whom this Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

          (f)    If payment is to be made to a Person other than the registered holder of the Certificate(s) surrendered, it shall be a condition of payment that the surrendered Certificate must be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate(s) surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Parent that this Tax has been paid or is not applicable.

        2.9    [+]

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        2.10    Withholding Taxes.    Parent, the Company, the First-Step Corporation, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any person such amounts as may be required to be deducted or withheld therefrom under any applicable provision of federal, state, local or foreign tax law or under any applicable legal requirement. Any amounts required to be withheld shall be satisfied first from the cash consideration payable to such person and then, if such cash consideration is not sufficient, from the stock consideration payable to such person. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        2.11    Capital Stock of Merger Sub.    At the Effective Time, by virtue of the First Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the First-Step Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the First-Step Corporation.

        2.12    No Fractional Shares.    No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such Company Stockholder in respect of all shares of Company Common Stock held by such Company Stockholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), equal to the product of such fraction multiplied by the closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market on the Closing Date.

        2.13    Payment in Stock.

          (a)   The shares of Parent Common Stock issued as part of the Initial Stock Consideration or as part of the Third Future Payment, if any, will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). The sale or transfer of such shares of Parent Common Stock may only be made in conformity, and in accordance with the principles and restrictions of, the applicable securities laws, including, without limitation, the provisions of the Securities Act and the rules of the Securities and Exchange Commission ("SEC") promulgated thereunder and, unless registered under the Securities Act, (A) pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") or (B) upon the receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such transfer may be made without registration under applicable securities laws, including, without limitation, the Securities Act and is in compliance with the Merger Agreement and the Certificate of Stockholder. Parent may instruct its transfer agent to stop the transfer of any shares of Parent Common Stock issued as part of the Initial Stock Consideration or as part of the Third Future Payment, if any, to provide for compliance with the provisions of this paragraph. Shares of Parent Common Stock issued as part of the First Future Amount and the Second Future Amount, if any, will be registered under the Securities Act in accordance with Section 2.18.

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          (b)   Each certificate representing shares of Parent Common Stock (unless and until such shares are registered pursuant to this Agreement) shall bear legends substantially in the form set forth below:

    "THE SHARES SUBJECT TO THIS CERTIFICATE WERE ISSUED PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG PROLX PHARMACEUTICALS CORPORATION ("PROLX"), BIOMIRA INC., AND CERTAIN OTHER NAMED STOCKHOLDERS OF PROLX (THE "MERGER AGREEMENT") AND ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE MERGER AGREEMENT AND ANCILLARY AGREEMENTS RELATED THERETO, INCLUDING THE CERTIFICATE OF STOCKHOLDER. THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION, (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (3) THERE IS AN OPINION REASONABLY SATISFACTORY TO THE CORPORATION FROM COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION FROM THE ACT IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE PROVISIONS OF THE MERGER AGREEMENT AND THE ANCILLARY AGREEMENTS RELATED THERETO, INCLUDING THE CERTIFICATE OF STOCKHOLDER."

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE ("TSX"); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON TSX."

        2.14    Dissenter's Rights.    Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Company Common Stock in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.8 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such stockholder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Company Common Stock Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by Company for appraisal of Company Common Stock.

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        2.15    Taking of Necessary Action; Further Action.    If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First-Step Corporation and/or the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action. Subject to the terms and conditions provided in this Agreement, each of the Principal Stockholders shall take promptly, or cause to be taken, all reasonable actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to provide requisite notices and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

        2.16    Public Announcements.    All press releases relating to this Agreement and the transactions contemplated hereby shall be a press release issued by Parent and reasonably acceptable to the Company, except as provided by applicable laws. The Company shall issue no press releases or otherwise make any public announcements with respect to this Agreement and the transactions contemplated hereby without the express written consent of Parent. Subject to regulatory or legal requirements, Parent shall consult with the Company prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated hereby.

        2.17    Reorganization Status.    The Integrated Merger is intended to qualify as a reorganization within the meaning of the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The parties hereto shall treat the First Merger and the Second Merger as integrated steps in a single transaction as contemplated by this Agreement, and hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. [+] In this regard, Parent agrees and covenants (i) to consummate the Second Merger as soon as practicable after the Closing, and (ii) to pay any Third Future Amounts in Parent Common Stock to the extent (and only to the extent) necessary to cause the aggregate Common Stock Consideration paid in Parent Common Stock, as of each date that payment of a Third Future Amount is paid, to not be less than [+] percent ([+]%) of the aggregate Merger Consideration as of each such date within the meaning of, and determined in accordance with, the continuity of interest requirements under Section 368 of the Code and the treasury regulations thereunder, excluding for this purpose any Parent Common Stock remaining in the Escrow Fund or any Parent Common Stock that may be issued in any subsequent Future Amount. [+]

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        2.18    Registration Statement.

        (a)    Registration.    Parent agrees that it shall use its commercially reasonable efforts to cause to be filed not later than thirty (30) business days following the date on which the First and Second Future Payments are due, a registration statement on Form F-3 (the "Registration Statement") under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering all of the shares of Parent Common Stock issued to the Company Stockholders pursuant to Section 2.7(b)(i) and Section 2.7(b)(ii) of this Agreement, and any other securities issued by Parent as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares ("Registrable Shares"). Parent shall use commercially reasonable efforts thereafter to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent may postpone the filing or the effectiveness of the Registration Statement for a period of up to sixty (60) days if Parent determines in good faith that the filing or effectiveness of the Registration Statement would require the disclosure of information that could be materially detrimental to Parent or its stockholders; provided, however, that Parent shall not be required to disclose such information (or the nature thereof) to the holders of Registrable Shares ("Holders") or the Stockholder Representative. Subject to Section 2.18(b), Parent shall use commercially reasonable efforts to keep the Registration Statement continuously effective until the earlier to occur of (A) the one-year anniversary of the date on which the Registration Statement is declared effective by the SEC (the "Termination Date") and (B) the first date on which no Registrable Shares originally covered by the Registration Statement shall constitute Registrable Shares.

        (b)    Stop Order; Amendment of Prospectus.

        (i)    Parent will notify the Holders promptly of (i) the issuance of any stop order suspending the effectiveness of the Registration Statement or (ii) the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction. Immediately upon receipt of any such notice, the Holders shall cease to offer and sell any Registrable Shares pursuant to the Registration Statement in the jurisdiction to which such stop order or suspension relates. Parent shall use commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if any such stop order is issued or any such qualification is suspended, to obtain as soon as possible the withdrawal or revocation thereof, and will notify the Holders at the earliest practicable date of the date on which the Holders may offer and sell Registrable Shares pursuant to the Registration Statement.

        (ii)   Parent will notify the Holders promptly if Parent is in possession of material non-public information that an executive officer of Parent determines in good faith should not be disclosed because it would be materially detrimental to Parent or its stockholders but would otherwise be

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required to be set forth in the prospectus used in connection with the Registration Statement (a "Prospectus"); provided, however, that Parent shall not be required to disclose such event or facts, or the nature thereof, to the Holders or the Stockholder Representative. Immediately upon receipt of such notice, and provided that an equivalent trading suspension has been imposed on, and is then applicable to, all of Parent's executive officers, directors and other holders of Parent Common Stock which are registered for resale under the Securities Act, the Holders shall cease to offer or sell any Registrable Shares pursuant to the Prospectus, cease to deliver or use such Prospectus and, if so requested by Parent, return to Parent, at Parent's expense, all copies (other than permanent file copies) of such Prospectus. Promptly after Parent determines that the information may be included in an amendment or supplement to any Prospectus, Parent will use commercially reasonable efforts to amend or supplement the Prospectus as promptly as practicable in order to set forth or reflect such event or state of facts. Notwithstanding the foregoing, in the event that an executive officer of Parent determines in good faith that the disclosure of such information in an amendment or supplement would be materially detrimental to Parent or its stockholders, Parent shall be permitted to delay the filing of such an amendment or supplement to such Prospectus for a period of time to extend no longer than sixty (60) days. Parent will promptly furnish copies of such amendment or supplement to such Prospectus to the Holders and notify Holders when trading may once again commence.

        (c)    Information Concerning the Holders.    The obligations of Parent to take the actions contemplated by Section 2.18(a) with respect to an offering of Registrable Shares of each Holder shall be subject to the condition that such Holder shall (i) conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities and (ii) advise each underwriter, broker or dealer through which any of such Registrable Shares are offered that such Registrable Shares are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act. Each Holder whose Registrable Securities will be covered by the Registration Statement shall furnish to Parent in writing such information and furnish such documents as may be reasonably required by Parent in the preparation of (A) a Prospectus (or any amendment or supplement thereto) with respect to any offering of Registrable Shares and (B) any qualification of such Registrable Shares under state securities or "blue sky" laws, and shall promptly notify Parent of the occurrence, from the date on which such information or documents are furnished to the date of the closing for the sale of such Registrable Shares, of any event relating to such Holder that is required under the Securities Act to be set forth in such Prospectus (or any amendment or supplement thereto).

        2.19    Stockholder Approval.

        [+]

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3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and each of D. Lynn Kirkpatrick and Garth Powis, severally and not jointly, hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) delivered by the Company to Parent (the "Company Disclosure Schedule"), as follows:

        3.1    Corporate Existence.    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the character of properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

        3.2    Corporate Power.    The Company has all requisite corporate power and authority to enter into this Agreement and any related agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any related agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and any related agreement and the transactions contemplated hereby and thereby. The Company has delivered to Parent true and correct copies of all resolutions or actions by written consent of the board of directors of the Company and the Company Stockholders relating to this Agreement, any related agreement, the First Merger and the other transactions contemplated hereby and thereby. The Company has complied with or obtained waivers of all notice requirements to the Company Stockholders under the terms of the Company's certificate of incorporation or bylaws in connection with the completion of the First Merger. This Agreement and any related agreement to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors' rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

        3.3    No Conflicts.    The execution and delivery by the Company of this Agreement and the related agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the certificate of incorporation, bylaws or other charter documents of the Company, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral (each a "Contract" and collectively the "Contracts") to which the Company or any of its properties or assets (whether tangible or intangible) is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. Section 3.3 of the Disclosure Schedule lists all notices, consents, waivers and approvals as are required under any Contract in connection with the First Merger or the Second Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time and after the effective time of the Second

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Merger. Following the Effective Time, the First-Step Corporation, and following the effective time of the Second Merger, the Surviving Corporation will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

        3.4    Consents and Approvals.    Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or, in the event the Second Merger is to occur, the filing of a certificate of merger with respect to the Second Merger with the Secretary of State of the State of Delaware, no authorization, approval, or consent of, and no registration or filing with, any Governmental Authority is required to be made or obtained by the Company in connection with the execution, delivery, and performance of this Agreement by the Company. No consent of, payment to or notice to any party to any contract to which either the Company is a party or under which the Company or any of its assets is bound or affected is required in connection with the valid execution, delivery and performance of this Agreement or any related agreement or the consummation of any transaction contemplated hereby or thereby.

        3.5    Capitalization.

        (a)   The authorized capital stock of the Company consists of 3,000,000 shares of Common Stock. As of the date hereof, 2,038,813 shares of Common Stock are issued and outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or by-laws of the Company or any agreement to which the Company is a party or by which it is bound. As of the date hereof, there are 500,000 shares of Common Stock reserved for issuance under the Company Option Plan, of which 282,000 shares were subject to outstanding options and 218,000 shares were reserved for future option grants or other equity awards as of such date. The Company has delivered to Parent true and complete copies of each form of agreement and Company Option Plan evidencing each Company Option. Except for the rights disclosed in the preceding sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock issuable upon exercise of the Company Options described in this Section 3.5 will be, when issued pursuant to the respective terms of such Company Options, duly authorized, validly issued, fully paid and non-assessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale, rights of first refusal or transfer of the capital stock of the Company. All shares of outstanding Common Stock and rights to acquire the capital stock of the Company were issued in compliance with all applicable federal and state securities laws.

        (b)   Schedule 2.3(d) sets forth a spreadsheet in form acceptable to Parent, which spreadsheet lists, as of the Closing, all Company Stockholders and their respective addresses, their respective taxpayer identification numbers or social security numbers, as applicable, the number of shares of Company Common Stock held by each Company Stockholder, the Merger Consideration to be issued to each Company Stockholder (both as to the Initial Cash Consideration and the Initial Stock Consideration), the number of Parent Common Stock to be deposited into the Escrow Fund on behalf of each Company Stockholder, the cash in lieu of any fractional shares pursuant to Section 2.12 to be issued to each Company Stockholder, the portion of the Stock Consideration issuable to such Company Stockholder, if any, and the Pro Rata Portion for each of the Company Stockholders.

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        (c)   None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person. There is no contract to which the Company is a party (other than this Agreement) relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other equity based compensation or similar rights (other than the Company Options) with respect to the Company, and there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. There are no declared or accrued but unpaid dividends with respect to shares of Company Common Stock.

        3.6    No Subsidiaries.    The Company does not (a) own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (iii) any assets comprising the business or obligations of any other corporation, partnership, joint venture or other non-corporate business enterprise or (b) control, directly or indirectly, any other entity.

        3.7    Financial Information.    Section 3.7 of the Company Disclosure Schedule sets forth (a) the audited balance sheets as of December 31, 2003 and December 31, 2004 of the Company and the related statements of operations and cash flows for the twelve-month periods then ended, respectively, (b) the audited balance sheet (the "Balance Sheet") as of December 31, 2005 (the "Balance Sheet Date") of the Company and the related statements of operations and cash flows for the twelve-month period then ended and (c) the unaudited balance sheet of the Company as of September 30, 2006 (the "Closing Balance Sheet") and the related statements of operations and cash flows for the three-month and year-to-date period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (subject to normal year-end adjustments and, in the case of any unaudited Financial Statements, the lack of footnotes) and on that basis present fairly, in all material respects, the financial condition and results of operations as of the date thereof and for the period indicated of the Company. The Financial Statements were prepared from the books and records of the Company, which have been maintained in accordance with sound business practices and all applicable legal requirements and reflect all financial transactions of the Company which are required to be reflected in accordance with GAAP.

        3.8    Books and Records.    The books of account, ledgers, order books, minute books, records and documents of the Company accurately and completely reflect all material information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company. The Company has made available to Parent true and complete copies of the books of account, ledgers, order books, minute books, records and documents of the Company.

        3.9    Absence of Undisclosed Liabilities.    The Company has no liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) except (a) to the extent reflected in the Balance Sheet or (b) those liabilities or obligations incurred in the Ordinary Course of Business since the Balance Sheet Date which would not individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        3.10    Absence of Changes or Events.    Except as set forth on Section 3.10 of the Company Disclosure Schedule and as contemplated by this Agreement, since December 31, 2005, the Company

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has (i) conducted business only in the ordinary and usual course, consistent with past practices, and (ii) without limiting the generality of the foregoing, there has not been, occurred or arisen any:

        (a)   transaction by the Company except in the Ordinary Course of Business consistent with past practices;

        (b)   modifications, amendments or changes to the certificate of incorporation or bylaws of the Company;

        (c)   payment, discharge, waiver or satisfaction, in any amount in excess of $10,000 in any one case, or $20,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

        (d)   creation of any Lien (as defined in Section 3.15(b)(vii)) on any of the Company's assets or properties, tangible or intangible, except for liens for current Taxes (as defined in Section 2.10) which are not yet due and payable or in good faith dispute and purchase money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business, consistent with past practice;

        (e)   destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

        (f)    employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers' representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

        (g)   change in any material election in respect of Taxes, change in any material accounting method in respect of Taxes, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

        (h)   issuance or sale, or contract to issue or sell, by the Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

        (i)    declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

        (j)    loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the Ordinary Course of Business consistent with past practices;

        (k)   any termination or extension, or any amendment, waiver or modification of the terms, of any Contract;

        (l)    sale, lease, sublease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any creation of any Lien in such material assets or material properties;

        (m)  waiver or release of any material right or claim of the Company;

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        (n)   the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs;

        (o)   notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 3.17) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property Rights;

        (p)   sale or license of any Company Intellectual Property Rights or execution of any agreement with respect to the Company Intellectual Property with any person or with respect to any Intellectual Property Rights of any person, (ii) purchase or license of any Intellectual Property Rights or execution of any agreement with respect to any Intellectual Property of any person, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;

        (q)   payments (or distributions of any assets) to any Company Stockholder;

        (r)   change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any changes in policies in making or reversing accruals, or any change in capitalization of software development costs);

        (s)   circumstance, change, event or effect of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

        (t)    written agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (t) of this Section 3.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        3.11    Permits; Compliance with Laws.    The Company has complied in all material respects with, and is not in violation of, any Law and has not failed in any material respect to obtain or adhere to the requirements of any Permit of the Company. Section 3.11 of the Company Disclosure Schedule sets forth all Permits held by the Company. The Company holds all Permits necessary for the lawful conduct of their business as presently conducted or as currently proposed to be conducted under and pursuant to Law. All Permits of the Company have been legally obtained and maintained and are valid and in full force and effect. No Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any Permit of the Company.

        3.12    Litigation.    There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or affecting any of its respective properties or assets, or against any officer, employee or holder of more than 5% of the capital stock of the Company relating to such person's performance of duties for the Company or otherwise relating to the business of the Company, or in the case of the holders of 5% of the capital stock of the Company, relating to such person's stock ownership in the Company. To the Knowledge of the Company, there has not occurred any event and no condition exists on the basis of which any such Proceeding may be properly instituted. Neither the Company, nor any officer, or holder of more than 5% of the capital stock of the Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority. The foregoing sentences include, without limiting their generality, actions pending or, to the Knowledge of the Company, threatened involving the prior employment of any of the Company's officers or employees or their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers.

        3.13    Title to Properties; Absence of Liens and Encumbrances; Equipment; Customer Information.

        (a)   The Company does not own or lease any real property, nor has the Company ever owned or leased any real property and does not hold any right or option to purchase any real property. The

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Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the "Leased Real Property"), including all amendments, terminations and modifications thereof ("Lease Agreements"); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound, other than those identified in Section 3.13 of the Disclosure Schedule. There is not, under any of such Lease Agreements any existing default (or event which with notice or lapse of time, or both, would constitute a default) and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.

        (b)   The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the tangible properties and assets, real, personal and mixed, used, held for use in and/or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except (i) Liens for Taxes not yet due and payable, and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. Section 3.13 of the Company Disclosure Schedule sets forth the tangible properties and assets, real, personal and mixed, used, held for use in and/or necessary for the conduct of the business of the Company as currently conducted, with a purchase price greater than $5,000 for each individual asset.

        (c)   The Company has not sold or otherwise released for distribution any of its customer files and other customer information relating to the current and former customers of the Company (the "Company Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Company Customer Information.

        3.14    Contracts.

        (a)   Other than this Agreement and the agreements contemplated hereby, the Company is not a party to, nor is it bound by:

          (i)    any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

          (ii)   any lease of personal property having a value in excess of $10,000 individually or $20,000 in the aggregate;

          (iii)  any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

          (iv)  any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise;

          (v)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit or security interest;

          (vi)  any agreement containing any indemnification obligations;

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          (vii) any powers of attorney other than those to legal counsel or representatives relating to registering or representing the Company's Intellectual Property Rights;

          (viii) any agreement containing any price protection, "most favored nation" or similar provisions;

          (ix)  any partnership, joint venture, strategic alliance or similar agreement;

          (x)   any Contract to which an officer or director of the Company or Principal Stockholder (or any parent, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) is a party;

          (xi)  any agreement pursuant to which the Company has advanced or loaned any amount to any Company Stockholder or any director, officer, employee, or consultant of the Company other than business travel advances in the Ordinary Course of Business, consistent with past practice;

          (xii) any dealer, distribution, joint marketing, development agreement, sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for marketing, sales, provision or distribution of the Company's products, technology or services;

          (xiii) any contract, license and or other agreements to which the Company is a party with respect to any Intellectual Property Rights or services;

          (xiv) any contract, license or other agreements wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights or other rights of any person other than the Company; or

          (xv) any other agreement, contract or commitment that involves $10,000 individually or $20,000 in the aggregate or more and is not cancelable without penalty within 30 days.

        (b)   Following the Effective Time, and, if applicable, the effective time of the Second Merger (assuming the Second Merger is consummated at the Effective Time), neither Parent nor Merger Sub shall have any additional liability, expense or future payment obligations related to the agreements, contracts or commitments listed on Section 3.14(a) of the Disclosure Schedule other than the obligations, expenses or payments expressly stated in such agreements, contracts or commitments.

        (c)   The Company is in compliance in all material respects with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any terms or conditions of any Contract, nor has there occurred any event or condition that could reasonably constitute such a material breach, violation or default with the lapse of time, giving of notice or both, in each case other than material breaches, violations or defaults that individually or in the aggregate would not reasonably be expected to result in liability to the Company. Each Contract is valid, binding, fully enforceable and in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any default thereunder.

        (d)   The Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Contract, or cured any failure to fulfill any such material obligation.

        (e)   The Company has delivered to Parent true, correct and complete copies of all Contracts listed in Section 3.14(a) of the Company Disclosure Schedule, including all amendments, supplements, exhibits and ancillary agreements.

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        3.15    Tax Matters.

          (a)    Definition of Taxes.    For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.15(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.15(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)    Tax Returns and Audits.

            (i)    The Company has prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations. All Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid.

            (ii)   The Company has paid all Taxes required to be paid and has withheld or paid with respect to its Employees and other third parties (and paid over any withheld amounts to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

            (iii)  No Tax deficiency is outstanding, assessed or, to the Knowledge of the Company, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax with continuing effect.

            (iv)  No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed in writing by any tax authority to the Company or any representative thereof.

            (v)   The Company had no material liabilities for unpaid Taxes as of the date of the Closing Balance Sheet which have not been accrued or reserved on the Closing Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Closing Balance Sheet other than in the Ordinary Course of Business.

            (vi)  The Company has made available to Parent or its legal counsel copies of all Tax Returns for the Company filed for all periods since December 31, 2002.

            (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

            (viii) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a

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    group the common parent of which was Company), (b) never been a party to any tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, or (c) no liability for the Taxes of any person (other than Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

            (ix)  The Company is not and has not been, at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

            (x)   The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

            (xi)  The Company has not engaged in a "reportable transaction," as set forth in Treas. Reg. § 1.6011-4(b) or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a "listed transaction", as set forth in Treas. Reg. § 1.6011-4(b)(2).

            (xii) The Company will not be required to include any material income or material gain or exclude any material deduction or material loss from Taxable income as a result of any closing agreement under Section 7121 of the Code.

            (xiii) No holder of Company Common Stock holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

        3.16    Employee Matters and Benefit Plans.

          (a)   Schedule.    Section 3.16(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

          (b)   Documents.    The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and any related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (iv) all correspondence to or from any governmental agency relating to any Company Employee Plan; and (v) any COBRA forms and related notices (or such forms and notices as required under comparable law).

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          (c)   Employee Plan Compliance.    The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, the Company and its ERISA affiliates do not now and never have sponsored, participated in, or had any obligations to any Employee Plan intended to be qualified under Section 401(a) of the Code. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. No compensation is or will be includable in the gross income of any Employee prior to such Employee's receipt of such compensation, as a result of the operation of Code Section 409A with respect to any arrangement or agreement in effect prior to the Effective Time.

          (d)   No Pension or Welfare Plans.    Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii)"multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

          (e)   No Post-Employment Obligations.    Except as set forth in Section 3.16(e) of the Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

          (f)    Past Acquisitions.    Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

          (g)   Effect of Transaction.

            (i)    Except as set forth on Section 3.16(g)(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (ii)   Except as set forth on Section 3.16(g)(ii) of the Disclosure Schedule, no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to

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    any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

          (h)   Employment Matters.    The Company: (i) is in compliance in all respects with all applicable federal, state and local laws, rules and regulations, and, to the Knowledge of the Company, is in compliance in all respects with all foreign laws, rules and regulations, respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Knowledge of the Company, there are no pending or threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

          (i)    Labor.    No work stoppage or labor strike against the Company or any ERISA Affiliate is pending, or has been threatened or, to the Knowledge of the Company, is, reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 3.16(i) of the Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 3.16(i) of the Disclosure Schedule, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

          (j)    International Employee Plan.    Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

          (k)   Termination of Certain Benefit Plans.    The Company and its Affiliates, as applicable, have terminated any and all group severance, separation or salary continuation plans, programs or arrangements (collectively, "Company Employee Plans"). The Company has provided Parent with evidence that such Company Employee Plan(s) have been terminated pursuant to resolutions of the Company's Board of Directors, in form and substance approved by Parent.

          (l)    Employees; Compensation.    Section 3.16(1) of the Disclosure Schedule constitutes a full and complete list of all current directors, officers, employees and consultants of the Company, specifying their names and job designations, the total amount paid or payable to such director, officer, employee or consultant in the prior fiscal year and from the beginning of the current fiscal

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

  year through September 30, 2006, the basis of such compensation, whether fixed or commission or a combination thereof and their principal place of work.

          (m)  Certain Payments.    No payment or benefit which has been, will or may be made by the Company or any of its Subsidiaries with respect to any current or former employee could result in nondeductibility under Section 162(m) of the Code.

          (n)   Section 280G.    There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

        3.17    Intellectual Property Rights.

        [+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

        3.18    Computer Programs.

          (a)   Section 3.18(a) of the Company Disclosure Schedule contains a true and complete list and brief description of the Computer Programs (other than off-the-shelf Computer Programs) owned, licensed or otherwise used by the Company in connection with the operation of its business as currently conducted (such Computer Programs being referred to herein as the "Company Software"), identifying with respect to each such Computer Program whether it is owned, licensed or otherwise used by the Company. Except as listed in Section 3.18(a) of the Disclosure Schedule, there are no material agreements providing for the sale or license of the Company Software directly or indirectly by the Company to any Person.

          (b)   The Company Software is (i) owned by the Company, (ii) currently in the public domain or otherwise available to the Company without the further approval or consent of any third party, or (iii) licensed or otherwise used by the Company pursuant to terms of valid, binding written agreements.

          (c)   There is no Company Software owned, designed or developed by the Company or any of its employees, consultants or agents.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

          (d)   The Company has not experienced within the past twelve months any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Company Software. The Company has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business.

        3.19    Environmental Protection.    The Company has not caused, or contracted with any Person for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business except in material compliance with Environmental Law. The Company, the operation of its business, and any real property that the Company owns, leases or otherwise occupies or uses (the "Premises") are in material compliance with all applicable Environmental Laws and orders or directives of any Governmental Authorities having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any citation, directive, letter or other written communication, or any notice of any Proceeding from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and the violation of Environmental Laws. The Company has obtained and is maintaining in full force and effect all Permits required by all Environmental Laws applicable to the Premises and the business operations conducted thereon, and is in compliance with all such Permits, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance, at the Premises except in compliance with Environmental Laws, and, to the Knowledge of the Company, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance except in compliance with Environmental Laws.

        3.20    FDA and Global Regulation Compliance.

          (a)   The Company has obtained each federal, state, county, local or non-U.S. Company Permit (including all those that may be required by the Federal Food and Drug Administration (the "FDA") or any other Governmental Authority engaged in the regulation of the Company's products, the Company or the Company's manufacturing and other quality systems) that is required for or has been applied for in operating the Company in any location in which it is currently operated and all of such Permits are in full force and effect. Section 3.20 of the Company Disclosure Schedule lists all regulatory filing requirements that are required to be filed within six months after the Closing Date in order to maintain the Permits. The Company has not received any notice or written communication from any Governmental Authority regarding, and, to the Knowledge of the Company, there are no facts or circumstances that are likely to give rise to, (i) any violation of applicable Law or material adverse change in any Permit, or any failure to materially comply with any applicable Law or any term or requirement of any Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Permit. No such Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

          (b)   The operation of the Company, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all products, is and at all times has been in material compliance with all applicable Laws, Permits, Governmental Authorities and orders including those administered by the FDA for products sold in the United States. There is no actual or, to the Knowledge of the Company, threatened material action or investigation in respect of the Company by the FDA or any other Governmental Authority which

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

  has jurisdiction over the manufacturing, operations, properties, products or processes of the Company or by any third parties acting on the Company's behalf. Company has no Knowledge that any Governmental Authority is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.

          (c)   Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither Company, nor to the Knowledge of the Company, any third party acting on Company's behalf with respect to services conducted for Company, has had any product or manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, "warning letters," "untitled letters" or, to the Knowledge of the Company, requests or requirements to make changes to the operations of the Company or products that if not complied with would reasonably be expected to result in a Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the Company, or to the Knowledge of the Company, any third party acting on Company's behalf with respect to services conducted for Company, and alleging or asserting noncompliance with any applicable Laws, Permits or such requests or requirements of a Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any Governmental Authority is considering such action. Except as set forth in Section 3.20(c)of the Company Disclosure Schedule, no vigilance report or adverse event report with respect to the products has been reported to the Company, or, to the Knowledge of the Company, any third party acting on Company's behalf with respect to services conducted for Company, and to the Knowledge of the Company, no vigilance report or adverse event report is under investigation by any Governmental Authority with respect to the products or the Company.

          (d)   All studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Authority, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign Laws, rules and regulations, including the applicable requirements of Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices and the U.S. Food, Drug and Cosmetic Act of 1938 and its implementing regulations, including 21 CFR Parts 50, 54, 56, 58, 210, and 211. The Company has not received any notices, correspondence or other communication in respect of the Company from the FDA or any other Governmental Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Company or in which Company has participated, and to the Knowledge of the Company neither the FDA nor any other Governmental Authority is considering such action. The Company has not received specific written notification from a Governmental Authority of the rejection of data obtained from any clinical trials conducted by, or on behalf of, Company or in which Company has participated with respect to the Company or its products, which data was submitted to the Governmental Authority and which was necessary to obtain regulatory approval of a particular product.

          (e)   The manufacture of products by, or on behalf of, the Company is being conducted in compliance in all material respects with all applicable Laws including the FDA's Good Manufacturing Practices at 21 CFR §§210-211 and applicable guidelines for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

          (f)    Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. The Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of the Company and that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" and any amendments thereto. Neither Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of the Company are pending or threatened against the Company or any of its officers, employees or agents.

        3.21    Insurance.    Schedule 3.21 contains (i) a true and complete list of all policies of fire, liability, production, completion bond, errors and omissions, workmen's compensation and other forms of insurance currently in effect covering any of the assets, business, officers, directors or employees of the Company and (ii) a true and complete list of all submitted and outstanding claims of any sort and all unresolved disputes of any sort between the Company and any insurance company. All current insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid prior to the Closing, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for (i) covering the type and scope of its properties and business, and (ii) compliance with all requirements of Law and of all Contracts to which the Company is a party.

        3.22    No Broker.    No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of their respective agents.

        3.23    No Insolvency.    No insolvency Proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the Knowledge of the Company, threatened. The Company has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

        3.24    Transactions with Affiliates.    There are no existing and, since January 1, 2006, there have been no loans, leases, royalty agreements or other continuing transactions between the Company and (a) any officer, employee or director of the Company, (b) any Person owning 5% or more of any class of capital stock of the Company, (c) any member of the immediate family of such officer, employee, director or stockholder or (d) any corporation or other entity controlled by such officer, employee, director or stockholder or a member of the immediate family of such officer, employee, director or stockholder.

        3.25    Assumptions or Guaranties of Indebtedness of Other Persons.    The Company has not assumed, guaranteed, endorsed or otherwise-become directly or contingently liable on (including, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any other Person.

        3.26    Investments in Other Persons.    The Company has not made any loan or advance to any Person, other than in the Ordinary Course of Business and on an arm's length basis on commercially reasonable terms in each case as reflected in the Balance Sheet, which is outstanding on the date of this Agreement, nor is it committed or obligated to make any such loan or advance.

        3.27    Absence of Certain Business Practices.    Since January 1, 2006, neither the Company, nor any Affiliate, director, officer, employee of the Company, nor any other Person acting on behalf of the

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

Company, directly or indirectly, has given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person (a) which could reasonably be expected to subject the business of the Company, Parent or the Surviving Corporation to any damage or penalty in any civil, criminal or governmental Proceeding, or (b) the absence of which, in the past or in the future, might have been, or might be, reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect or which might subject the Company, Parent or the First-Step Corporation or the Surviving Corporation to suit or penalty in any private or governmental Proceeding.

        3.28    Bank Accounts.    Section 3.27 of the Company Disclosure Schedule sets forth information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

        3.29    Complete Copies of Materials.    The Company has delivered true and complete copies of each document that has been requested by Parent or its counsel.

        3.30    Restrictions on Business Activities.    There is no agreement (non-competition or otherwise), Contract, commitment, judgment, injunction, order or decree to which the Company is a party or, to the Knowledge of the Company, otherwise binding upon the Company, which has, or may reasonably be expected to have, the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with or hire or solicit any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of any market.

        3.31    Board Approval; Vote Required.    The Board of Directors of the Company has unanimously (a) approved this Agreement and the transactions contemplated hereby, including the Integrated Merger, (b) determined that the Integrated Merger is advisable and is fair to and in the best interests of the stockholders of the Company and (c) recommended the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Integrated Merger, by the stockholders of the Company. The affirmative vote or written consent of the holders of two-thirds (2/3) of the voting power of the outstanding shares of capital stock of the Company is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the First Merger (the "Requisite Stockholder Approval"). No state anti-takeover statute, similar statute or regulation or anti-takeover provision in the certificate of incorporation or by-laws of the Company are applicable to the Integrated Merger, this Agreement and the transactions contemplated hereby. The Company is not a party to any "stockholder rights plan" or similar anti-takeover plan or device.

4.

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

        Each of the Principal Stockholders, severally and not jointly, hereby represents and warrants to Parent and Merger Sub and dated as of the date hereof as follows:

        4.1    Ownership of Company Capital Stock.    Such Principal Stockholder is the sole record and beneficial owner of the Company Common Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder's name in Schedule 2.3(d) of the Disclosure Schedule. Other than transfer restrictions under applicable federal and state securities laws, such Company Common Stock is not subject to any transfer restrictions Lien or to any right of first refusal of any kind, and such Principal Stockholder has not granted any right to purchase such Company Common Stock to any other person or entity. Such Principal Stockholder has the sole right to transfer such

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

Company Common Stock to Parent. Such Company Common Stock constitutes all of the Company Common Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Common Stock.

        4.2    Absence of Claims by the Principal Stockholders.    Except as set forth on the Disclosure Schedule, such Principal Stockholder does not have any claim known against the Company whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

        4.3    No Conflict.    The execution and delivery by such Principal Stockholder of this Agreement and any related agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby will not conflict with (a) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Stockholder or any of its properties or assets is subject or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Stockholder or its properties or assets.

        4.4    Authority.    Each Principal Stockholder has the capacity to enter into this Agreement and any other agreements or certificates delivered pursuant to this Agreement to which such Principal Stockholder is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other agreements or certificates delivered pursuant to this Agreement to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action on the part of such Principal Stockholder and no further action is required on the part of such Principal Stockholder to authorize the Agreement and any other agreements or certificates delivered pursuant to this Agreement to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the other agreements or certificates delivered pursuant to this Agreement to which such Principal Stockholder is a party has been duly executed and delivered by such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their respective terms.

5.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby represent and warrant to the Company, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) delivered by the Parent to the Company and the Principal Stockholders (the "Parent Disclosure Schedule") and dated as of the date hereof as follows:

        5.1    Corporate Existence.    Each of Parent and Merger Sub is a corporation, duly organized, validly existing, and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its respective state of incorporation. Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all Permits necessary to enable it to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted and as currently proposed to be conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

        5.2    Corporate Power.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the related agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any related agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate corporation action on the part of Parent and Merger

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

Sub, and no further action is required on the part of Parent or Merger Sub to authorize this Agreement and any related agreement and the transactions contemplated hereby and thereby. This Agreement and any related agreement to which Parent and Merger Sub is a party have been duly executed, and delivered by each of Parent and Merger Sub, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid, and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors' rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

        5.3    No Conflicts.    The execution and delivery by Parent and Merger Sub of this Agreement and the related agreements does not, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a Conflict any violation of or default under (with or without notice or lapse of time, or both) or give rise to a Conflict with (i) any provision of the certificate of incorporation, bylaws or other charter documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) are subject, (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets.

        5.4    Ownership of Merger Sub; No Prior Activities.    Merger Sub is a wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement.

        5.5    Financing.    Parent has sufficient and immediately available funds or financing in place as of the date of this Agreement to fund the cash portion of the Merger Consideration to be paid to the Company Stockholders at the Closing.

        5.6    Parent Common Stock.    The Parent Common Stock to be issued pursuant to the Merger has been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and non-assessable. Such Parent Common Stock will be, when issued in accordance with this Agreement, free of any liens or encumbrances (except as contemplated by this Agreement or any related Agreements), and not subject to preemptive rights or other claims of any other party. Subject to the accuracy of the Company Stockholders' representations and warranties in the Certificate of Stockholders, the issuance of the Stock Consideration to be issued in conformity with the terms of this Agreement shall be exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws.

        5.7    [+]

        5.8    [+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

        5.9    [+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

6.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

        6.1    Survival of Representations and Warranties.    The representations and warranties of Parent, Merger Sub, the Company and the Principal Stockholders contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until [+] following the Closing Date (the "Survival Date"); [+] Representations"). Covenants and agreements that by their terms are to be performed after the Closing shall survive indefinitely, except as otherwise set forth herein.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

        6.2    Indemnification.

          (a)    Indemnification by the Company Stockholders.    [+]

          (b)    Indemnification By Parent.    [+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

          (c)   The indemnification obligations under Section 6.2(a) and 6.2(b) shall survive the Closing and shall terminate on the expiration date of the representation or warranty to which such obligation relates as set forth in Section 6.1.

        6.3    Escrow Arrangement.

          (a)    Escrow Fund.    By virtue of this Agreement and as security for the indemnity obligations provided for in Section 6.2 hereof, at the Effective Time, Parent shall deposit the Aggregate Escrow Amount into the Escrow Fund as set forth in Section 2.3(d). The Escrow Fund shall be governed by the terms set forth herein and as set forth in the Escrow Agreement. [+]

          (b)    Escrow Period; Distribution upon Termination of Escrow Periods.    Subject to the following requirements and the Escrow Agreement, the Available Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time on the fifth (5th) business day after the Survival Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims, if any, specified in any Officer's Certificate delivered to the Stockholder Representative and the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing on or prior to the Survival Date. Parent shall give the Escrow Agent notice of any amounts of still pending claims, or any unsatisfied claims in any Officer's Certificate. Following the termination of the Escrow Period, each of the Indemnifying Parties shall be entitled to receive such person's Pro Rata Portion (if any) of the remaining portion of the Available Escrow Fund, if any, not required to satisfy such claims and each of the Indemnifying Parties shall be entitled to receive such person's Pro Rata Portion (if any) of the remaining portion of the Available Escrow Fund, if any, following resolution of all such claims, if any, by Parent. For the purposes hereof, "Officer's Certificate" shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

          (c)    Special Escrow Amount; Distribution upon Termination of Special Escrow Period.    Subject to the following requirements, the Special Escrow Amount shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time on the fifth (5th) business day after the date on which Parent receives notice that it is eligible to accrue expenses against, and receive reimbursement for, the entire SBIR Amount (the "Special Escrow Period"). Following the termination of the Special Escrow Period, Parent shall direct the Escrow Agent to deliver to each of the Indemnifying Parties such person's Pro Rata Portion of the Special Escrow Amount. If Parent receives notice that it is not eligible to accrue expenses against, and receive reimbursement for, the entire SBIR Amount the Special Escrow Period shall terminate and Parent shall be entitled to retain the entire Special Escrow Amount.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

          (d)    Protection of Escrow Fund.

            (i)    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and the Special Escrow Period and shall treat such fund as a trust fund in accordance with the terms of this Agreement and the Escrow Agreement and not as the property of Parent and shall hold and dispose of the Aggregate Escrow Fund only in accordance with the terms of this Article VI.

            (ii)   Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock in the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Parent shall notify the Escrow Agrent of any changes that will affect the Escrow Fund pursuant to this Section 2(b)(ii).

            (iii)  Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

          (e)    Claims Upon the Available Escrow Fund.

            (i)    Upon receipt by the Escrow Agent at any time on or before the Survival Date of an Officer's Certificate, the Escrow Agent shall, subject to the provisions of Section 6.4 hereof and the Escrow Agreement, deliver to Parent out of the Available Escrow Fund, as promptly as practicable, an amount in Parent Common Stock held in the Available Escrow Fund in an amount equal to such Losses.

            (ii)   For the purpose of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Available Escrow Fund pursuant to this Article VI, each share of Parent Common Stock shall have a value equal to the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment for such Loss (the "Escrow Trading Price").

            (iii)  If the Stockholder Representative does not object in writing within the 30-day period after delivery by the Parent of the Officer's Certificate to the Stockholder Representative, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Company Indemnifying Parties of the claim for Losses, and the Parent Indemnified Parties shall be entitled to the full amount of the claim for Losses set forth in such Officer's Certificate.

          (f)    Objections to Claims against the Available Escrow Fund.    For a period of 30 days after the delivery of the Officer's Certificate to the Stockholder Representative, the Escrow Agent will make no delivery to Parent of any escrow amount pursuant to Section 6.3(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such 30 day period, the Escrow Agent will be authorized to deliver such escrow amount pursuant to Section 6.3(e)(i), provided that no such payment may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 30-day period.

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          (g)    Resolution of Conflicts; Arbitration.

            (i)    In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses from the Available Escrow Fund within 30 days after delivery of such Officer's Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by both parties. Parent and the Stockholder Representative shall each be entitled to rely on any such memorandum and take any actions as may otherwise be contemplated in such memorandum.

            (ii)   If no such agreement can be reached after good faith negotiation and prior to 60 days after delivery of an Officer's Certificate, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during this 15 day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent. If Parent fails to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Stockholder Representative.

            (iii)  Any such arbitration shall be held in San Francisco, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and Parent shall be entitled to rely on, and make permanent retentions from the Available Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

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            (iv)  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction, subject to Section 7.8. The forgoing arbitration provision shall apply to any dispute between the Company Stockholders, on the one hand, and any Indemnified Party, on the other hand, under this Article VI hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VI.

          (h)    Third Party Claims.

          (i)    In the event Parent becomes aware of a third party claim which Parent reasonably believes may result in a demand against the Available Escrow Fund or for other indemnification pursuant to this Article VI, Parent shall notify the Stockholder Representative of such claim.

            (ii)   The Stockholder Representative shall be entitled on behalf of the Company Indemnifying Parties, at its expense, to assume control of the defense of the Parent Indemnified Party against the third party claim, with counsel reasonably satisfactory to such Parent Indemnified Party. Parent shall cooperate fully with Stockholder Representative in conducting the defense of such claim, and shall be entitled, at its own expense, to be represented by legal counsel of its own choosing. The expenses of any such additional counsel shall not be deemed Losses hereunder unless Parent reasonably determines, based on the advice of legal counsel, that the Company Indemnifying Parties and the Parent Indemnified Parties cannot be adequately represented by a single legal counsel. The Stockholder Representative shall not without the prior written consent of the Parent Indemnified Parties consent to the entry of any judgment or enter into any settlement that (i) does not provide for the payment of money as the sole and exclusive remedy and (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Parent Indemnified Party of a release from all liability in respect of such claim.

            (iii)  If the Stockholder Representative shall decline to conduct such defense, then Parent shall have the right to conduct such defense and settle such claim, but amounts incurred or accrued by the Parent Indemnified Parties in defense of such third party claim, or paid in settlement thereof, shall not be deemed Losses hereunder unless the Stockholder Representative shall have provided his advance written consent to the terms of such settlement. In the event that the Stockholder Representative has consented to any such settlement, the Company Indemnifying Parties shall have no power or authority to object under any provision of this Article VI to the amount of any claim by Parent against the Escrow Fund for the amount of such settlement.

        6.4    [+]

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        6.5    Stockholder Representative.

          (a)   Each of the Indemnifying Parties hereby appoint Garth Powis as its agent and attorney in fact as the Stockholder Representative for and on their behalf to give and receive notices and communications, to authorize payment to the Parent from the Available Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of either of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

          (b)   The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. Any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative, shall be referred to herein as "Stockholder Representative Expenses". The Indemnifying Parties on whose behalf the Aggregate Escrow Amount was contributed to the Escrow Fund agree that the Stockholder Representative shall have the right to be reimbursed solely from the Escrow Fund for the Stockholder Representative Expenses. Following the termination of the Escrow Period and the resolution of all pending claims made by the Parent Indemnified Parties for Losses, the Stockholder Representative shall have the right to recover the Stockholder Representative Expenses from any remaining portion of the Available Escrow Fund prior to any distribution to the Indemnifying Parties, and prior to any such distribution, the Stockholder Representative shall deliver to Parent a certificate setting forth the Stockholder Representative Expenses to the Stockholder Representative. For the purposes of determining how many shares of Parent Common Stock the Stockholder Representative shall be entitled to recover for any Stockholder Representative Expenses hereunder, each share of Parent Common Stock shall have a value equal

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to the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Market for the ten consecutive trading days ending three trading days immediately preceding the date of payment for such Stockholder Representative Expenses. Notwithstanding the foregoing, the Stockholder Representative's right to recover Stockholder Representative Expenses shall not prejudice Parent's right to recover the full amount of indemnifiable Losses that Parent is entitled to recover from the Escrow Fund.

          (c)   A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 8.1 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

        6.6    [+]

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        6.8    Tax Treatment.    Any payments under this Article VI shall be treated as an adjustment to the Merger Consideration for all Tax purposes.

        6.9    Net of Insurance Proceeds and Tax Benefits.    In calculating the amount of any Loss, such Loss shall be reduced by any net Tax benefit actually recognized or to be recognized by the Indemnified Parties (or any Affiliates thereof) relating to such Loss and any insurance recovery with respect to such Loss.

7.

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8.

GENERAL PROVISIONS

        8.1    Amendment.    This Agreement may be amended (and any right hereunder extended or waived) by the parties hereto at any time by execution of an instrument in writing signed on behalf of the Parent and the Stockholder Representative; provided, further, that if any amendment operates in a manner that treats any Company Stockholder different from other Company Stockholders, the consent of such Company Stockholder shall also be required for such amendment. For purposes of this Section 8.1, the Indemnifying Parties agree that any amendment, extension or waiver of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

        8.2    Expenses.    All fees and expenses incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

        8.3    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) (or in the case of the Stockholder Representative, by e-mail) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

    if to Parent, to:
    2011-94 Street
    Edmonton, Alberta, Canada
    T6N 1H1
    Attention: Chief Executive Officer
    Telephone: (780) 450-3761
    Fax: (780) 450-4772

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    with a copy to:
    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    701 Fifth Avenue, Suite 5100
    Seattle, Washington 98104
    Attention: Mr. Patrick Schultheis
    Telephone No.:206-883-2554
    Facsimile No.:206-883-2699

    if to the Company, Principal Stockholders or the Stockholder Representative, to:
    ProlX Pharmaceuticals Corporation
    221 East 6th Street
    Tucson, Arizona 85705
    Attention: Ms. D. Lynn Kirkpatrick
    Telephone No.: 713-864-7512
    Facsimile No.: 520-622-5553

    with a copy to:
    Benesch Friedlander Coplan & Aronoff LLP
    200 Public Square
    Cleveland, OH 44114
    Attention: Mr. Jeffrey P. Jones
    Telephone No.: 216-363-4500
    Facsimile No.: 216-363-4588

        8.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart for it to be effective among the parties.

        8.5    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.6    Other Remedies.    Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        8.7    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8    Governing Law; Exclusive Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that

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Delaware Law shall require that Delaware Law be applied to the First Merger and/or Second Merger and to the extent that the DGCL shall require that Delaware Law be applied to the Second Merger. Subject to Section 6.3(g) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within King County, State of Washington in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 6.3(g) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

        8.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

        8.11    Entire Agreement; No Third-Party Beneficiaries; Assignment.    This Agreement, the Exhibits and Schedules hereto, the Escrow Agreement, the Confidentiality Agreement, the Disclosure Schedule, the Parent Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder after the Effective Time.

*****

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        IN WITNESS WHEREOF, Parent, Merger Sub, the Company, each of the Principal Stockholders and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

BIOMIRA INC.
By:	/s/ Robert L. Kirkman
Name:	Robert L. Kirkman
Title:	President & CEO
BIOMIRA ACQUISITION CORPORATION
By:	/s/ Robert L. Kirkman
Name:	Robert L. Kirkman
Title:	President & CEO
PROLX PHARMACEUTICALS CORPORATION
By:	/s/ Lynn Kirkpatrick
Name:	Lynn Kirkpatrick
Title:	CEO
PRINCIPAL STOCKHOLDERS
By:	/s/ Lynn Kirkpatrick
Name:	Lynn Kirkpatrick
By:	/s/ Garth Powis
Name:	Garth Powis
STOCKHOLDER REPRESENTATIVE
By:	/s/ Garth Powis
Name:	Garth Powis

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Employee Offer Letter
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Consulting Agreement
Exhibit D	Form of Certificate of Stockholder

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

ANNEX E

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BIOMIRA CORPORATION

Biomira Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certifies that:

        A.    The name of the Corporation is Biomira Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 2007.

        B.    This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 241 of the Delaware General Corporation Law.

        C.    As of the date of this Amended and Restated Certificate of Incorporation, the Corporation has issued no shares of stock and has received no payment for shares of its stock.

        D.    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its sole incorporator, this 10th day of September, 2007.

BIOMIRA CORPORATION a Delaware corporation
By:	/s/ EFFIE TOSHAV Effie Toshav Sole Incorporator

EXHIBIT A

ARTICLE I

        1.1   The name of the corporation is Biomira Corporation.

ARTICLE II

        2.1   The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

ARTICLE III

        3.1   The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time (the "DGCL").

ARTICLE IV

        4.1   The corporation shall have authority to issue a total of 110,012,500 shares of capital stock divided into 3 classes as follows:

          (a)   One Hundred Million (100,000,000) shares of Common Stock, $0.0001 par value per share (the "Common Stock").

          (b)   Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

          (c)   Twelve Thousand Five Hundred (12,500) shares of Class UA Preferred Stock, no par value (the "Class UA Preferred Stock"). The powers Class UA Preferred Stock shall be as set for in Article VI below.

        4.2   The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

        The preferences, rights, qualifications, limitations and restrictions of the Common Stock and Class UA Preferred Stock are as follows:

        5.1    Dividends.

          (a)   The holders of the shares of Class UA Preferred Stock shall not be entitled to receive, and the corporation shall not pay, any dividends on the Class UA Preferred Stock.

          (b)   Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors.

        5.2    Liquidation, Dissolution or Winding-Up.

          (a)   In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of assets of the corporation among stockholders for the purpose of winding-up its affairs, the holders of the Class UA Preferred Stock, as a class, shall be entitled to receive from the assets of the corporation a sum equivalent to the lesser of:

              (i)  Twenty percent (20%) of the Net Profits of the Corporation (as defined in Section 5.3(c) hereof) for the period commencing at the end of the last completed financial year of the corporation and ending on the date of the distribution of assets of the corporation to its stockholders together with twenty percent (20%) of the Net Profits of the Corporation for the last completed financial year less any amounts of said net profits received by the holders of the shares of Class UA Preferred Stock pursuant to Section 5.3(c) hereof; and

             (ii)  The aggregate Redemption Amount (as defined in Section 5.3(a) hereof) of all the shares of Class UA Preferred Stock then outstanding, before any amount shall be paid or any property or assets of the corporation distributed to the holders of the Common Stock of the corporation or the shares of any other series or class of capital stock ranking junior to the Class UA Preferred Stock. After payment to the holders of the Class UA Preferred Stock of the amount so payable to them as above provided, such holders shall not be entitled to share in any further distribution of the assets or property of the corporation by virtue of their ownership of shares of Class UA Preferred Stock.

          (b)   After the payment or setting aside for payment to the holders of Class UA Preferred Stock of the full amounts specified in Section 5.2(a) above, the entire remaining assets of the corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the corporation in proportion to the number of shares of Common Stock held by them, subject to the rights and preferences of any then outstanding shares of Preferred Stock.

        5.3    Redemption.

          (a)   The corporation may, subject to the requirements of the DGCL, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time all or any lesser number of the then outstanding shares of Class UA Preferred Stock on payment for each share to be redeemed of One Hundred Canadian Dollars (Cdn. $100.00) (the "Redemption Amount").

          (b)   In the case of redemption of Class UA Preferred Stock under the provisions of Section 5.3(a) hereof, the corporation shall, unless waived in writing by the holders of all of the shares of Class UA Preferred Stock, at least ten days before the date specified for redemption deliver or mail to each person who at the date of mailing is a registered holder of shares of Class UA Preferred Stock to be redeemed a notice in writing of the intention of the corporation to redeem such shares of Class UA Preferred Stock. Such notice shall be delivered or mailed by letter, postage prepaid, addressed to each such stockholder at his, her or its address as it appears on the records of the corporation or in the event of the address of any such stockholder not so appearing then to the last known address of such stockholder or if delivered, delivered to each such stockholder at such address; provided, however, that accidental failure to give any such notice to one or more of such stockholders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof to be so redeemed; provided, however, that if a part only of the shares of Class UA Preferred Stock for the time being outstanding is to be redeemed, the shares so to be redeemed shall be redeemed pro rata (disregarding fractions) unless otherwise agreed in writing by the holders of all of the shares of Class UA Preferred Stock. On or after the date so specified for redemption, the corporation shall pay or cause to be paid to or to the order of the record holders of the shares of Class UA Preferred Stock to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the corporation or any other place designated in such notice of the certificates representing the shares of Class UA Preferred Stock called for redemption. Such payment shall be made by check payable at par at any branch of the corporation's bankers in Canada. If less than all of the shares of Class UA Preferred Stock represented by any certificate are redeemed, the holder shall be entitled to receive a new certificate for that number of shares of Class UA Preferred Stock represented by the original certificate that are not redeemed. From and after the date specified for redemption in any such notice, the holders of the shares of Class UA Preferred Stock called for redemption shall not be entitled to exercise any of the rights of stockholders in respect thereof unless payment of the Redemption Amount shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of stockholders shall remain unaffected. The corporation shall have the right, at any time after the mailing of notice of its intention to redeem any shares of Class UA Preferred Stock, to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such shares of Class UA Preferred Stock called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the shares of UA Preferred Stock in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest on the amount so deposited shall be for the account of the corporation. If any part of the total Redemption Amount so deposited has not been paid to or to the order of the respective holders of the shares of Class UA Preferred Stock which were called for redemption within two years after the date upon which such deposit was made or the date specified for redemption in the said notice, whichever is the later, such balance remaining in the said special account shall be returned to the corporation without prejudice to the rights of the holders of the shares being redeemed to claim the Redemption Amount without interest from the corporation.

          (c)   Notwithstanding the foregoing provisions, the corporation shall, each year, within 30 days following receipt by the corporation of the audited financial statements of the corporation for the corporation's preceding financial year, redeem, subject to the requirements of the DGCL and in accordance with Section 5.3(b) hereof, that number of shares of Class UA Preferred Stock (disregarding fractions) as is determined by dividing twenty percent (20%) of the Net Profits of the Corporation (as hereinafter defined) for such preceding financial year by One Hundred Canadian Dollars (Cdn. $100.00). If such number of shares of Class UA Preferred Stock so determined to be redeemed is more than the total number of shares of Class UA Preferred Stock then outstanding, the corporation shall redeem all such shares of Class UA Preferred Stock then outstanding within such thirty (30) day period. "Net Profits of the Corporation" means the after tax profits determined in accordance with generally accepted accounting principles, where relevant, consistently applied.

          (d)   The shares of Common Stock shall have no right of redemption.

        5.4    Voting Rights.

          (a)    Class UA Preferred Stock.    The holders of the shares of Class UA Preferred Stock as such shall not be entitled to receive notice of, or to attend and vote at, any meeting of the stockholders of the corporation, unless the meeting is called to consider any matter in respect of which the holders of the shares of Class UA Preferred Stock would be entitled to vote separately as a class, in which case the holders of the shares of Class UA Preferred Stock shall be entitled to receive notice of and to attend and vote at such meeting.

          (b)    Common Stock.    Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders.

          (c)    Adjustment in Authorized Stock.    The number of authorized shares of any class or series of the corporation's stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an affirmative vote of the holders of a majority of the stock of the corporation.

ARTICLE VI

        6.1   The number of directors that constitutes the entire Board of Directors of the corporation shall be fixed by, or in the manner provided in, the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL.

        6.2   Effective at such time as the corporation becomes a reporting issuer under the Securities and Exchange Act of 1934 (the "Effective Date"), the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date of this Certificate of Incorporation, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

        6.3   Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        6.4   Any director may be removed from office by the stockholders of the corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors and may not be filled by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

        6.5   No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

        7.1   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VIII

        8.1   Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE IX

        9.1   No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE X

        10.1 To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        10.2 The corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

        10.3 The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

        10.4 Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

        11.1 Except as provided in Article X above, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4.1(b) of Article IV, Sections 6.2, 6.3, 6.4 and 6.5 of Article VI, Article IX or Article XI of this Certificate of Incorporation.

ARTICLE XII

        12.1 The name and mailing address of the incorporator are as follows:

    Effie Toshav
    Wilson Sonsini Goodrich & Rosati, Professional Corporation
    701 Fifth Avenue, Suite 5100
    Seattle, Washington 98104

ANNEX F

BYLAWS OF

BIOMIRA CORPORATION

(Initially adopted on August 10, 2007)

F-i

ARTICLE V—OFFICERS		9
5.1	OFFICERS	9
5.2	APPOINTMENT OF OFFICERS	9
5.3	SUBORDINATE OFFICERS	9
5.4	REMOVAL AND RESIGNATION OF OFFICERS	9
5.5	VACANCIES IN OFFICES	10
5.6	REPRESENTATION OF SHARES OF OTHER CORPORATIONS	10
5.7	AUTHORITY AND DUTIES OF OFFICERS	10
ARTICLE VI—STOCK		10
6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	10
6.2	SPECIAL DESIGNATION ON CERTIFICATES	10
6.3	LOST CERTIFICATES	11
6.4	DIVIDENDS	11
6.5	TRANSFER OF STOCK	11
6.6	STOCK TRANSFER AGREEMENTS	11
6.7	RECORD STOCKHOLDERS	11
ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER		12
7.1	NOTICE OF STOCKHOLDERS' MEETINGS	12
7.2	NOTICE BY ELECTRONIC TRANSMISSION	12
7.3	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	12
7.4	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	13
7.5	WAIVER OF NOTICE	13
ARTICLE VIII—INDEMNIFICATION		13
8.1	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS	13
8.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION	14
8.3	SUCCESSFUL DEFENSE	14
8.4	INDEMNIFICATION OF OTHERS	14
8.5	ADVANCED PAYMENT OF EXPENSES	15
8.6	LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES	15
8.7	DETERMINATION; CLAIM	15
8.8	NON-EXCLUSIVITY OF RIGHTS	15
8.9	INSURANCE	15
8.10	SURVIVAL	15
8.11	EFFECT OF REPEAL OR MODIFICATION	16
8.12	CERTAIN DEFINITIONS	16
ARTICLE IX—GENERAL MATTERS		16
9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	16
9.2	FISCAL YEAR	16
9.3	SEAL	16
9.4	CONSTRUCTION; DEFINITIONS	16
ARTICLE X—AMENDMENTS		17

F-ii

BYLAWS OF BIOMIRA CORPORATION

ARTICLE I—CORPORATE OFFICES

        1.1    REGISTERED OFFICE

        The registered office of Biomira Corporation shall be fixed in the corporation's certificate of incorporation, as the same may be amended from time to time.

        1.2    OTHER OFFICES

        The corporation's board of directors (the "Board") may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II—MEETINGS OF STOCKHOLDERS

        2.1    PLACE OF MEETINGS

        Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the "DGCL"). In the absence of any such designation or determination, stockholders' meetings shall be held at the corporation's principal executive office.

        2.2    ANNUAL MEETING

        The annual meeting of stockholders shall be held each year. The Board shall designate the date and time of the annual meeting. In the absence of such designation the annual meeting of stockholders shall be held on the second Tuesday of May of each year at 10:00 a.m. However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding business day. At the annual meeting, directors shall be elected and any other proper business may be transacted.

        2.3    SPECIAL MEETING

        A special meeting of the stockholders may be called at any time by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons.

        No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board may be held.

        2.4    ADVANCE NOTICE PROCEDURES; NOTICE OF STOCKHOLDERS' MEETINGS

            (i)  At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (B) otherwise properly brought before the meeting by or at the direction of the Board or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which the corporation first mailed its proxy statement to stockholders in connection with the previous year's annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year's meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of the meeting is first made. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the corporation that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in the stockholder's capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (i). The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (i), and, if the chairperson should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

           (ii)  Only persons who are nominated in accordance with the procedures set forth in this paragraph (ii) shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders by or at the direction of the Board or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (ii). Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the secretary of the corporation in accordance with the provisions of paragraph (i) of this Section 2.4. Such stockholder's notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (b) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (i) of this Section 2.4. At the request of the Board, any person nominated by a stockholder for election as a director shall furnish to the secretary of the corporation that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (ii). The chairperson of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

        These provisions shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board, but in connection therewith no new business shall be acted upon at any such meeting unless stated, filed and received as herein provided. Notwithstanding anything in these bylaws to the contrary, no business brought before a meeting by a stockholder shall be conducted at an annual meeting except in accordance with procedures set forth in this Section 2.4.

        Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

        2.5    QUORUM

        The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

        2.6    ADJOURNED MEETING; NOTICE

        When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place if any thereof, and the means of remote communications if any by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        2.7    CONDUCT OF BUSINESS

        The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

        2.8    VOTING

        The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.10 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

        Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

        Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of one-third of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

        2.9    NO STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

        Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as dividend or upon liquidation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

        2.10    RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS

        In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action.

        If the Board does not so fix a record date:

            (i)  The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

           (ii)  The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

        A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

        2.11    PROXIES

        Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

        2.12    LIST OF STOCKHOLDERS ENTITLED TO VOTE

        The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours, at the corporation's principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

        2.13    INSPECTORS OF ELECTION

        A written proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the person.

        Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder's proxy shall, appoint a person to fill that vacancy.

        Such inspectors shall:

            (i)  determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

           (ii)  receive votes, ballots or consents;

          (iii)  hear and determine all challenges and questions in any way arising in connection with the right to vote;

          (iv)  count and tabulate all votes or consents;

           (v)  determine when the polls shall close;

          (vi)  determine the result; and

         (vii)  do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

        The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III—DIRECTORS

        3.1    POWERS

        The business and affairs of the corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.

        3.2    NUMBER OF DIRECTORS

        The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

        3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

        Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

        If so provided in the certificate of incorporation, the directors of the corporation shall be divided into three (3) classes.

        3.4    RESIGNATION AND VACANCIES

        Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

        Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

        If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

        If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

        3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE

        The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

        Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

        3.6    REGULAR MEETINGS

        Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

        3.7    SPECIAL MEETINGS; NOTICE

        Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.

        Notice of the time and place of special meetings shall be:

            (i)  delivered personally by hand, by courier or by telephone;

           (ii)  sent by United States first-class mail, postage prepaid;

          (iii)  sent by facsimile; or

          (iv)  sent by electronic mail,

directed to each director at that director's address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation's records.

        If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation's principal executive office) nor the purpose of the meeting.

        3.8    QUORUM; VOTING

        At all meetings of the Board, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present there at may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

        The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

        If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

        3.9    BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

        Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        3.10    FEES AND COMPENSATION OF DIRECTORS

        Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

        3.11    REMOVAL OF DIRECTORS

        Any director may be removed from office by the stockholders of the corporation only for cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office.

ARTICLE IV—COMMITTEES

        4.1    COMMITTEES OF DIRECTORS

        The Board may, by resolution passed by a majority of the authorized number of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopt, amend or repeal any bylaw of the corporation.

        4.2    COMMITTEE MINUTES

        Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

        4.3    MEETINGS AND ACTION OF COMMITTEES

        Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

            (i)  Section 3.5 (place of meetings and meetings by telephone);

           (ii)  Section 3.6 (regular meetings);

          (iii)  Section 3.7 (special meetings; notice);

          (iv)  Section 3.8 (quorum; voting);

           (v)  Section 3.9 (board action by written consent without a meeting); and

          (vi)  Section 7.5 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

            (i)  the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

           (ii)  special meetings of committees may also be called by resolution of the Board; and

          (iii)  notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

        4.4    SUBCOMMITTEES

        Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V—OFFICERS

        5.1    OFFICERS

        The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

        5.2    APPOINTMENT OF OFFICERS

        The Board shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 and 5.5 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

        5.3    SUBORDINATE OFFICERS

        The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

        5.4    REMOVAL AND RESIGNATION OF OFFICERS

        Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

        Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

        5.5    VACANCIES IN OFFICES

        Any vacancy occurring in any office of the corporation shall be filled by the Board or as provided in Section 5.3.

        5.6    REPRESENTATION OF SHARES OF OTHER CORPORATIONS

        The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of the corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent, and exercise on behalf of the corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

        5.7    AUTHORITY AND DUTIES OF OFFICERS

        All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI—STOCK

        6.1    STOCK CERTIFICATES; PARTLY PAID SHARES

        The shares of the corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by the chairperson of the Board or vice-chairperson of the Board, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have power to issue a certificate in bearer form.

        The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

        6.2    SPECIAL DESIGNATION ON CERTIFICATES

        The powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

        6.3    LOST CERTIFICATES

        Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

        6.4    DIVIDENDS

        The Board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the corporation's capital stock. Dividends may be paid in cash, in property or in shares of the corporation's capital stock, subject to the provisions of the certificate of incorporation.

        The Board may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

        6.5    TRANSFER OF STOCK

        Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

        6.6    STOCK TRANSFER AGREEMENTS

        The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

        6.7    RECORD STOCKHOLDERS

        The corporation:

            (i)  shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

           (ii)  shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

          (iii)  shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER

        7.1    NOTICE OF STOCKHOLDERS' MEETINGS

        Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the corporation's records. An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        7.2    NOTICE BY ELECTRONIC TRANSMISSION

        Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if:

            (i)  the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and

           (ii)  such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

        Any notice given pursuant to the preceding paragraph shall be deemed given:

            (i)  if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

           (ii)  if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

          (iii)  if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

          (iv)  if by any other form of electronic transmission, when directed to the stockholder.

        An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        An "electronic transmission" means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

        Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

        7.3    NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

        Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

        7.4    NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

        Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

        7.5    WAIVER OF NOTICE

        Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII—INDEMNIFICATION

        8.1    INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

        Subject to the other provisions of this Article VIII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        8.2    INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

        Subject to the other provisions of this Article VIII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        8.3    SUCCESSFUL DEFENSE

        To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        8.4    INDEMNIFICATION OF OTHERS

        Subject to the other provisions of this Article VIII, the corporation shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to such person or persons the determination of whether employees or agents shall be indemnified.

        8.5    ADVANCED PAYMENT OF EXPENSES

        Expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.7, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

        8.6    LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

        Subject to the requirements in Section 8.3 and the DGCL, the corporation shall not be required to provide indemnification or, with respect to clauses (i), (iii) and (iv) below, advance expenses to any person pursuant to this Article VIII:

            (i)  in connection with any Proceeding (or part thereof) initiated by such person except (i) as otherwise required by law, (ii) in specific cases if the Proceeding was authorized by the Board or (iii) as is required to be made under Section 8.7;

           (ii)  on account of any Proceeding (or part thereof) against such person providing for an accounting or disgorgement of profits pursuant to the provisions of Section 16(b) of the 1934 Act or similar provisions of any federal, state or local statutory law or common law;

          (iii)  for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid; or

          (iv)  if prohibited by applicable law.

        8.7    DETERMINATION; CLAIM

        If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 60 days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such suit, the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law.

        8.8    NON-EXCLUSIVITY OF RIGHTS

        The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

        8.9    INSURANCE

        The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

        8.10    SURVIVAL

        The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        8.11    EFFECT OF REPEAL OR MODIFICATION

        Any repeal or modification of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

        8.12    CERTAIN DEFINITIONS

        For purposes of this Article VIII, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article VIII.

ARTICLE IX—GENERAL MATTERS

        9.1    EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

        Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

        9.2    FISCAL YEAR

        The fiscal year of the corporation shall be fixed by resolution of the Board and may be changed by the Board.

        9.3    SEAL

        The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

        9.4    CONSTRUCTION; DEFINITIONS

        Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

ARTICLE X—AMENDMENTS

        These bylaws may be adopted, amended or repealed by the stockholders entitled to vote. However, the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws. Notwithstanding the foregoing and any provision of law that might otherwise permit a lesser vote or no vote, the Board acting pursuant to a resolution adopted by a majority of the Board and the affirmative vote of the holders at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote shall be required to amend or repeal Section 2.3, Section 2.4, the last paragraph of Section 2.8 (relating to no cumulative voting), Section 2.9, Section 3.2, Section 3.3, Section 3.4, Section 3.11 and Section 8.11 of these bylaws, or this sentence of this Article X.

        A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.

Exhibit 10.2

                                    December 16, 1985

Dr. R. Rao Koganty

Edmonton, Alberta
T6L 4E9

Dear Dr. Koganty:

        Further to our discussion on December 13, 1985 with regard to possible employment in Biomira I am pleased to inform you that I am now prepared to offer you a position of a Senior Scientist in our Chemistry Group effective February 1, 1986. Annual remuneration will be $40,000.00 in addition to a fringe benefits package already negotiated by the company with Sun Life Insurance. This package includes such benefits as denticare, long term disability insurance, term life Insurance, drug coverage, etc. Annual vacations will be for 4 weeks in addition to official public holidays.

        Your prompt reply to the above offer will be greatly appreciated. Needless to say, my colleagues in Biomira and myself are looking forward to you joining our dynamic team next February.

        With best personal regards.

Cordially,

/s/ A.A. Noujaim, Ph.D. A.A. Noujaim, Ph.D. Vice President, Research
AAN/mc
cc.	Mr. R. Mee President

Exhibit 10.3

August 10th, 1989

Marilyn Olson

Edmonton, Alberta
T6H 4J1

Dear Marilyn:

        We are pleased to offer you the position of Manager, Regulatory Affairs in the In Vivo Diagnostics and Radiotherapy Group of Biomira Inc., commencing October 2nd, 1989. As a member of this group, you will be reporting directly to me.

        We are prepared to offer you a starting salary of $47,000.00 per annum, with a six (6) month review. Sun Life benefits are paid by Biomira, with the exception of Long Term Disability which will be approximately a $10.00 deduction off your monthly paycheque. The Sun Life benefits are explained in the attached booklet. In addition, subject to Board and Stock-exchange approval, we will provide you with an option to purchase up to 10,000 common shares of the company exercisable over 3 years at a price equal to the closing price on the Toronto Stock Exchange at the day of acceptance of your offer of employment.

        Also, Biomira's vacation policy states that you are eligible for three weeks of paid vacation per year.

        Finally, I think we have put together an extremely competent and industrious team at Biomira and I am excited about the prospects for our future success. To protect the interests of this group and the company's proprietary interests, all of Biomira's employees are required to sign a confidentiality agreement as a condition of employment.

Hoping to hear from you soon, I remain

Sincerely,

BIOMIRA INC.

/s/ A.A. Noujaim, Ph.D. A.A. Noujaim, Ph.D. Vice President

:bb
Encl.
cc:	Gordon Politeski, President

Exhibit 10.4

August 7th, 1990

Mr. Robert D. Aubrey

Spokane, Washington 99203

Dear Bob:

        We are pleased to offer you the position of Vice President, Marketing at Biomira Inc. As discussed with you, we believe that your excellent background makes you a natural candidate for the position.

        I would like to confirm the details of our offer as follows:

  1.
  Salary will be Cdn. $7,584 per month with an annual review on your anniversary date.

  2.
  We will provide an annual vacation of three (3) weeks plus one (1) week at Christmas.

  3.
  You will become immediately eligible for our employee benefit plan which includes prescription drugs, dental and eye care insurance. Medical care insurance is covered under the Alberta Government Health Insurance Plan.

  4.
  Biomira will pay normal M.L.S. realty costs on the sale of your current home in Washington (6%).

  5.
  Biomira will cover normal relocation costs of your packing, and the transportation of regular household goods to Edmonton. Any storage expense upon arrival is your responsibility.

  6.
  Biomira will provide up to four (4) weeks of temporary living accommodation while you secure your local residence.

  7.
  We will mutually establish objectives and based on performance, you will be eligible for up to a 30% bonus.

  8.
  We will issue a stock option plan of 50,000 shares as approved by the Board of Directors, based on the closing price on the T.S.E. on August 31st, 1990. Amounts will be exercisable at 25%, 25% and 50% on your 1st, 2nd and 3rd year anniversary date.

  9.
  The commencement date for this position is September 1, 1990 or sooner if available.

  10.
  Biomira will cover the application fees necessary for immigration to Canada and assist in providing the necessary documentation.

        In anticipation of your acceptance of our offer, we are in the process of developing the documents necessary for your immigration. Please call me to discuss the requirements for your immigration to Canada.

        We look forward to you joining our rapidly growing and dynamic team at Biomira. Please sign and return this agreement as soon as possible so we can move ahead with our plans.

        I look forward to hearing from you.

Sincerely,

/s/ Gordon J. Politeski Gordon J. Politeski President
GJP:cm
Enclosures
Accepted this 7th day of August 1990.
/s/ Robert D. Aubrey Robert D. Aubrey

Exhibit 10.5

May 3, 1995
Edward A. Taylor

Dear Ed:

Further to our most recent conversation, I wish to provide you with the following offer of employment for the position of Vice-President, Finance & Administration and Chief Financial Officer of Biomira Inc. The responsibilities of this position also include the responsibility of Secretary for the Board of Directors. You will also be provided with an opportunity to become an officer of the corporation.

As discussed, this offer includes the following:

  1.
  Salary: Your salary will be $100,000 per annum with a review on January 1, 1996 and annually thereafter;

  2.
  Stock Options: You will receive a stock option package of 100,000 shares, based on the closing price on the T.S.E. on the date you sign this agreement. The options will be exercisable at 25% on each anniversary, beginning on the first anniversary of acceptance of this offer of employment;

  3.
  Employee Benefit Plan: You will become immediately eligible for our employee benefit plan. The plan includes prescription drugs, dental and eye care insurance. All premiums, except for Long Term Disability premiums, are paid by Biomira. The Long Term Disability premium will be a $29.80 deduction off your monthly paycheque. Medical care insurance is covered under the Alberta Government Health Insurance Plan and these premiums are also paid by Biomira. A summary of the employee benefit plan has been forwarded to you. Should you decide not to take advantage of these benefits, you may receive the value of these benefits in cash. The total monthly value of these benefits is $206.50. Details of this will be discussed with you at your orientation session;

  4.
  Retirement Savings Plan: Biomira has a group RRSP set up with Manulife Financial. Employees can contribute to this plan through payroll deductions. Biomira will match up to a maximum of 3% of an employee's monthly gross salary after one year of service (subject to RRSP maximums as deemed by the Government of Canada);

  5.
  Vacation: We will provide an annual vacation of four (4) weeks;

  6.
  Social Club: Employees of Biomira also participate in a company Social Club. The Social Club was formed to enhance social interaction throughout the company through various recreational activities. Social Club dues are a $3.00 per month deduction off your monthly paycheque;

  7.
  Confidentiality Agreement: To protect the interests of this group and the company's proprietary interests, all of Biomira's employees are required to sign a Confidentiality Agreement as a condition of employment;

  8.
  Other Terms & Conditions: This offer letter fully conveys the details of our offer. All other terms and conditions of employment not mentioned herein are consistent with Biomira Inc.'s corporate policies;

  9.
  Commencement Date: The commencement date for this position is to be May 8, 1995.

BIOMIRA INC., Edmonton Research Park, 2011 - 94 Street, Edmonton, Alberta, Canada T6N 1H1
Tel:(403) 450-3761 Fax:(403) 463-0871

We look forward to you joining our growing and dynamic team at Biomira. Please sign and return a copy of this agreement as soon as possible so we can move ahead with our plans.

Please call me at (403) 490-2800 as to your decision.

Sincerely,
/s/ Alex McPherson
Alex McPherson, M.D., Ph.D. President and C.E.O.
Accepted this 4th day of May, 1995
/s/ Edward A. Taylor Edward A Taylor

2

Exhibit 10.6

LICENSE AGREEMENT

        Agreement ("AGREEMENT"), effective as of November 22, 1996 ("Effective Date") by and between Biomira, Inc., a corporation incorporated pursuant to the Canadian Business Corporations Act, with its principal place of business at Edmonton Research Park, 2011 - 94 Street, Edmonton, Alberta, T6N 1H1, Canada, (hereinafter referred to as "Biomira") and the DANA-FARBER CANCER INSTITUTE, INC., a Massachusetts non-profit corporation, with its principal place of business at 44 Binney Street, Boston, Massachusetts, 02115 (hereinafter referred to as "DFCI").

WITNESSETH:

        WHEREAS, DFCI is the legal and beneficial owner of certain rights in technology as later defined herein, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government; and

        WHEREAS, DFCI desires to have such rights utilized to promote the public interest by granting a license hereunder;

        WHEREAS, Biomira has represented to DFCI that Biomira is experienced in the development of therapeutic products, based on technologies similar to the technology which is the subject of this AGREEMENT, and has the financial capacity and the strategic commitment to facilitate the transfer of such technology for the public interest; and

        WHEREAS, Biomira desires to obtain from DFCI and DFCI has agreed to grant to Biomira a license to said rights upon the terms and conditions hereinafter set forth;

        NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I—Definitions

1.1
"Patent Rights" shall mean US Patents [+] as set forth in Appendix A.

1.2
"Invention" shall mean the inventions claimed or described in Patent Rights.

1.3
"Peptide" shall mean any peptide, polypeptide or protein or glycosylated forms thereof, or any chemically modified or conjugated derivative thereof, which may be made by solid phase or solution phase synthesis techniques, by in vitro recombinant expression techniques, or through the use of gene expression systems.

1.4
"Licensed Product" shall mean any product which incorporates or consists of a Peptide that includes a portion of an amino acid sequence described in Patent Rights, wherein said Peptide is formulated with or without adjuvant for direct administration to a patient or for ex vivo exposure to cells obtained from a patient where such cells will be re-administered to the patient following such exposure. Such Peptide may, for example, be formulated in solution or conjugated to a carrier molecule, or incorporated into or in an inert delivery vehicle such as liposomes. Licensed Products do not include Invention(s) described in Patent Rights, or products based on or incorporating such Invention(s), which comprise nucleic acids prepared or otherwise formulated for gene therapy or administration as vaccines, in vivo or ex vivo.

1.5
"Field of Use" shall mean in vivo, ex vivo, or in vitro prophylactic or therapeutic uses of Licensed Product in the treatment or prevention of cancer in humans.

1.6
"Territory" shall mean the United States of America and its territories and possessions.

1.7
"Milestone Payments" shall mean one-time payments made or payable by Biomira to DFCI pursuant to Section 4.4 herein.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

1.8
"End User" shall mean any organization or individual that provides or administers a Licensed Product to a patient, including but not limited to hospitals, pharmacies and physicians.

1.9
"Net Sales Revenue" shall mean the gross revenue derived by Biomira, its Affiliates or its Sublicensee(s) from the sale, use or disposition of Licensed Products to End Users in the Territory, less the following items but only insofar as they actually pertain to the sale, use or disposition of such Licensed Products by Biomira, its Affiliates or its Sublicensee(s) and are included in such gross revenue:

(a)
transportation charges or allowances;

(b)
trade, quantity, cash or other discounts allowed;

(c)
credits or allowances made or given on account of rejects, returns or retroactive price reductions;

(d)
Any tax or governmental charge including without limitation sales and excise taxes;

        All as determined in accordance with Canadian generally accepted accounting principles applied on a consistent basis.

1.10
"Sublicensee" shall mean any corporation, partnership or business organization, other than an End User or an Affiliate, to whom Biomira transfers any rights or privileges granted hereunder to enable said party to make and/or sell Licensed Products.

1.11
"Affiliate" shall mean any corporation or other business entity which assumes the rights and obligations of Biomira hereunder and which is controlled by, controlling, or under common control with Biomira. For this purpose "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the income or stock of such corporation or other business.

1.12
"ICRT" shall mean Imperial Cancer Research Technology, Ltd.

1.13
"ICRT Patent Rights" shall mean patent application U.S.S.N. 08/456,919.

ARTICLE II—Grant

2.1
DFCI hereby grants to Biomira, subject to all the terms and conditions of this AGREEMENT, including a nonexclusive license heretofore granted to the United States Government as described in section 2.2 herein, the exclusive right and license, with the right to sublicense as provided for in section 2.6 herein, to make, have made, use, lease and sell the Licensed Products in the Territory for the Field of Use for the term of this AGREEMENT unless this grant is sooner terminated according to the terms hereof.

2.2
Biomira hereby acknowledges that DFCI has heretofore granted the United States government a non-exclusive, non-transferable, irrevocable, paid-up license pursuant to 37 CFR 401 (Part 401 of Chapter IV of Title 37, Code of Federal Regulations), to practice Patent Rights, or have Patent Rights practiced, for or on behalf of the United States throughout the world.

2.3
Notwithstanding the provisions of Section 2.1., DFCI shall retain the right within the Field of Use, to make, use and practice the Invention for its own non-commercial research purposes, and to convey to other organizations at no charge other than shipping fees the Invention for use in non-commercial research. DFCI agrees that any such transfer by DFCI to another organization of materials embodying the Invention for use in non-commercial research shall be made under the terms of a written agreement, specifying, inter alia, that the materials shall be used solely by the named investigator and those conducting their research activities under his or her direct supervision, and will not be used for testing in human subjects. Upon becoming aware of any material breach of such written agreement by another organization, DFCI shall cooperate with

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

2

Biomira and take reasonable measures to enforce the provisions of said agreement on said organization. This Section does not affect DFCI's rights to use and/or convey the Invention outside the licensed Field of Use.

2.4
To comply with United States Government regulations for the licensing of federally funded inventions, Biomira agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States. Notwithstanding the foregoing, in the event that Biomira provides compelling evidence to DFCI that such manufacture in the United States would impose an extraordinary and/or commercially unreasonable burden on Biomira, DFCI shall agree to seek a waiver from the United States Government with respect to the requirement that Licensed Products for lease or sale in the United States be manufactured substantially in the United States. Biomira hereby acknowledges that DFCI cannot guarantee that such a waiver can be obtained. Biomira shall bear all reasonable costs associated with the seeking of such a waiver by DFCI. If a waiver is sought, Biomira shall also provide DFCI with evidence required to seek such a waiver. Biomira shall bear primary responsibility for preparing the paperwork necessary to obtain such waiver.

2.5
Biomira agrees to comply with any and all applicable local, state, national, federal and/or international laws and regulations pertaining to the development, testing, manufacture, promotion and sale of Licensed Products.

2.6
(a)    Biomira shall have the right, subject to the terms of this Section, to enter into sublicensing agreements with any entity, whether or not an Affiliate, for the rights, privileges and licenses granted hereunder at royalty rates not less than those delineated in Section 4.5 hereof. DFCI shall be informed by written notice of the identity of any prospective Sublicensee and shall have the right to approve of said Sublicensee, which approval shall not be unreasonably withheld. If DFCI does not object in writing within thirty (30) days of said written notice, approval shall be presumed conclusively to have been given.

(b)
Biomira agrees that any sublicenses granted by it shall provide that the obligations to DFCI contained in Sections 2.1 through 2.5, 3.1, 5.1, 5.2, 10.1, 10.2, 13 and 14 of this AGREEMENT shall be binding upon the Sublicensee. Biomira further agrees to include in each sublicense agreement a provision requiring the Sublicensee to assume Biomira's obligations under Article VIII of this AGREEMENT in the event that the Sublicensee becomes a direct licensee of DFCI pursuant to Section 7.7 hereunder, and to attach to each sublicense agreement copies of those Sections of this AGREEMENT which DFCI, acting reasonably, deems should be so attached, including as a minimum those Sections expressly identified in this Section 2.6(b).

(c)
With respect to sublicenses granted under this Section, Biomira shall pay to DFCI [+] of all fees and lump sum payments, including but not limited to technology access fees and license issue fees, but excluding research support, received by Biomira. Said payments by Biomira to DFCI shall be in addition to Milestone Payments made pursuant to Section 4.4. Biomira's obligation to make payments under this section 2.6(c) shall cease if there is an Adverse Expedited Review Judgment (as hereinafter defined, in Section 4.3).

(d)
Biomira, on behalf of itself and/or its Affiliates and/or any other sublicensee(s), shall be responsible for making all payments to DFCI of royalties on Net Sales due to DFCI pursuant to Article IV.

(e)
Biomira agrees to forward promptly to DFCI a copy of any and all fully executed sublicense agreements, and further agrees to forward to DFCI annually a copy of such reports received by Biomira from its Sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

3

  (f)
  Biomira hereby agrees that every sublicensing agreement to which it shall be a part and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which Biomira's exclusive rights, privileges and license hereunder shall terminate.

ARTICLE III—Due Diligence

3.1
Biomira agrees to use its reasonable efforts to bring one or more Licensed Products to the marketplace in a timely manner. Biomira shall use its reasonable efforts to achieve the following milestones by the dates indicated:

[+]

  The dates set forth above for the achievement of the specified milestones shall be adjusted appropriately at the reasonable request of Biomira, subject to the prior written consent of DFCI, which consent DFCI shall not unreasonably withhold.

3.2
Any disagreement between DFCI and Biomira concerning Biomira's compliance with its diligence obligations under Section 3.1 which cannot be resolved by good-faith negotiations between the parties shall be referred to arbitration pursuant to Article XII.

ARTICLE IV—Payments

4.1
In partial consideration for the license granted hereunder, Biomira agrees to pay DFCI within thirty (30) days of the Effective Date a license issuance royalty of [+] such issuance royalty being in part to offset DFCI's legal and administrative expenses arising from establishing a proprietary position in the Invention and facilitating the transfer of the Invention to the commercial marketplace.

4.2
Commencing on the second anniversary of the Effective Date, Biomira shall pay DFCI a license maintenance fee of [+] on each anniversary of the Effective Date. Biomira's obligation to pay such license maintenance fee shall cease on the date of first commercial sale of Licensed Products. The cumulative total of such fees paid prior to such date may be credited against royalties due pursuant to Section 4.5, provided that the amount credited in any one year shall not exceed [+] of the total royalties otherwise due in said year.

4.3
In partial consideration for the license granted hereunder, Biomira also agrees to make Milestone Payments and pay royalties to DFCI as set forth in Sections 4.4 and 4.5. In stipulating the amounts of such Milestone Payments and royalties, the parties recognize that a priority contest (an "Interference") could arise between Patent Rights and ICRT Patent Rights, and agree that in such event the amounts of such Milestone Payments and royalties should be determined in part by the process by which such Interference is resolved and by the outcome of such resolution. The parties agree that it may be desirable to try to resolve such Interference in an expeditious manner and that there are numerous means for accomplishing that goal. In order to encourage such expedition, the parties agree that in the event that an agreement is reached to use an expedited review process, and that after such process, a judgment is entered against all claims of the Patent Rights that cover the manufacture, use and/or sale of any Licensed Product (such a judgment under such circumstances hereinafter being referred to as an "Adverse Expedited Review Judgment", and any other outcome of an expedited review process being referred to as "Favorable Expedited Review Outcome"), that DFCI shall still be entitled to receive Milestone Payments and royalties, but in reduced amounts, as set forth in Sections 4.4 and 4.5.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

4

4.4
(a)    Biomira agrees to make the following one-time Milestone Payments to DFCI, on the dates indicated hereafter, in connection with the first occurrence of the milestone events specified hereafter with respect to, and only with respect to, whichever Licensed Product being developed by Biomira or a Sublicensee is the first to reach such milestones: [+] subject however to the provisions of Section 4.4 (b), (c), and (d).

(b)
If by the time Approval is granted an Interference has arisen, been resolved, and resulted in an Adverse Expedited Review Judgment, then the amount which Biomira shall pay to DFCI upon Approval shall be reduced to [+] said amount being hereinafter referred to as the "Minimum Approval Milestone Payment".

(c)
If at the time Approval is granted, proceedings are in progress to resolve an Interference, then the amount which Biomira shall pay to DFCI shall be the Minimum Approval Milestone Payment. If subsequent resolution of the Interference results in an Adverse Expedited Review Judgment, no further Milestone Payments shall be due from Biomira to DFCI. If said resolution results in a Favorable Expedited Review Outcome, then Biomira shall pay DFCI an additional [+] subject however to the provisions of Section 4.4 (d).

(d)
If the grant of Approval requires Biomira to make a milestone payment to any third party, including but not limited to ICRT and the total amount which would be due from Biomira to DFCI in connection with said Approval, after giving consideration to the provisions of Sections 4.4(c) and 4.4(d), is larger than the Minimum Approval Milestone Payment, then said total amount which Biomira shall pay to DFCI shall be reduced by [+] of the amount owed and actually paid to such third party, provided, however, that in no event shall the amount payable by Biomira to DFCI after such reduction be less than [+].

4.5
(a)    In partial consideration of the license to the Patent Rights granted hereunder by DFCI to Biomira, and subject to the provisions of Sections 4.5(b) and 4.5(c), Biomira shall pay to DFCI during the term of this AGREEMENT royalties amounting to [+] of Net Sales. Such obligation shall commence on the date of first commercial sale of a Licensed Product by Biomira, an Affiliate, or a Sublicensee.

(b)
With respect to Licensed Products upon which Biomira is required to pay royalties to a third party, including but not limited to ICRT, and subject to the provisions of Section 4.5(c), the royalties payable by Biomira to DFCI on Net Sales of such Licensed Products shall be reduced by [+] of the royalties owed and actually paid to such third party, provided, however, that in no event shall the royalties payable by Biomira to DFCI with respect to such Licensed Products be less than [+] of Net Sales of such Licensed Products.

(c)
In the event that an Interference arises and its resolution results in an Adverse Expedited Review Judgment, DFCI shall still be paid a royalty of [+] of Net Sales. This royalty shall be paid for the same length of time the royalty would be due and payable under the last to expire patent of the Patent Rights, as if judgment had not been entered against that patent. If under these circumstances Biomira is required to pay royalties to any third party other than ICRT in order to make, use or sell Licensed Products, the royalties payable by Biomira to DFCI on Net Sales of such Licensed Products shall be reducible by [+] of the royalties owed and actually paid to such third party, but in no event shall the

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

5

  royalties payable by Biomira to DFCI be less than [+] of Net Sales of such Licensed Products after such off-set.

4.6
Payment of royalties specified in Section 4 5 shall be made by Biomira to DFCI within forty-five (45) days after March 31, June 30, September 30 and December 31 each year during the term of this AGREEMENT covering the quantity of Licensed Products sold by Biomira during the preceding calendar quarter. The last such payment shall be made within forty-five (45) days after termination of this AGREEMENT.

4.7
All payments to be made under this ARTICLE shall be paid in United States dollars in Boston, Massachusetts, or at such other place and in such other way reasonably acceptable to Biomira as DFCI may reasonably designate, without deduction of exchange, collection or other charges.

4.8
Only a single royalty shall be paid with respect to any Licensed Product under Section 4.5(a), 4.5(b) or 4.5(c), irrespective of the number of claims of Patent Rights utilized.

4.9
In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the annual rate of the sum of [+] plus (b), the prime interest rate quoted by the Bank of Boston on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum legal interest rate in Massachusetts. The payment of such interest shall not foreclose DFCI from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE V—Reports and Records

5.1
Biomira shall keep true and complete books of account containing a record of all data necessary for the determination of the amounts payable under ARTICLE IV hereof. Said records shall be kept at Biomira's principal place of business or the principal place of business of the appropriate division of Biomira to which this AGREEMENT relates. Said records shall be available for inspection by a certified public accountant selected by DFCI and reasonably acceptable to Biomira during regular business hours for three (3) years following the end of the calendar year to which they pertain in order for DFCI to ascertain the correctness of any report and/or payment made under this AGREEMENT. The costs and expenses associated with such inspection shall be borne by DFCI unless such inspection indicates an underpayment by Biomira amounting to [+] or more of the royalties properly due to DFCI, in which case such cost and expenses shall be borne by Biomira. Only one such inspection may be conducted by DFCI in any one calendar year. The provisions of this Section 5.1 shall survive termination of this AGREEMENT.

5.2
Within forty-five (45) days after December 31 of each year in which this AGREEMENT is in effect, commencing with the year in which the first commercial sale of a Licensed Product made by Biomira, an Affiliate, or a Sublicensee, Biomira shall deliver to DFCI full, true and accurate report of its activities and those of its Affiliates and/or Sublicensee(s), if any, relating to this AGREEMENT during the preceding twelve-month period. These reports shall include at least the following:

(a)
Number of Licensed Products manufactured and sold;

(b)
Total billings for Licensed Products sold;

(c)
Deductions applicable to a determination of Net Sales; and

(d)
Total royalties due.

5.3
With each such report, Biomira shall pay to DFCI the royalties due and payable as provided for in Section 4.5. If no royalties are due, Biomira shall so report.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

6

ARTICLE VI—Patents, Patent Maintenance and Infringement

6.1
DFCI represents and warrants that it is the legal and beneficial owner of the Patent Rights and has all necessary rights with respect to the Patent Rights and otherwise to enter into and fulfill its obligations under this AGREEMENT including, without limitation, its Field of Use licensing obligations to Biomira as provided in this AGREEMENT, free and clear of the rights of others (except for certain rights granted to the US government, as set forth in Section 2.2), that no approvals or consents are required to perfect such license of rights which have not been obtained, and that all filings necessary to preserve the rights of DFCI in relation to the Patent Rights have been made and are in good standing, except that as of the Effective Date, DFCI is in the process of obtaining a Certificate of Correction for each patent within Patent Rights, amending the text thereof to include a statement that the US government has certain rights to the invention claimed therein by virtue of the use of its funds in making the invention.

6.2
DFCI shall maintain Patent Rights in the United States during the term of this AGREEMENT. The maintenance of all patents shall be the primary responsibility of DFCI, provided, however, that Biomira shall have reasonable opportunity to advise DFCI on such matters.

6.3
Subject to provisions as hereinafter set forth in this Section 6.3, Biomira shall be responsible for payment of [+] of all fees and costs relating to the maintenance of patents within Patent Rights. Such percentage reflects the existence of another licensee for Patent Rights in a field of use outside the Field of Use licensed to Biomira hereunder. In the event that DFCI subsequently licenses either or both of the patents within Patent Rights to additional third parties for additional field(s) of use, DFCI shall further reduce the percentage of such fees and costs to be paid by Biomira, such that Biomira shall be responsible only for its proportionate share of said fees and costs. Payments made by Biomira pursuant to this Section 6.3 may be credited in full against royalties due from Biomira to DFCI in accordance with Section 4.5, provided that, taking into account any other credits to which Biomira may be entitled pursuant to the terms of this AGREEMENT, the amount credited in any one year shall not exceed [+] of the total royalties otherwise due in said year.

6.4
(a)    If at any time during the term of this AGREEMENT, Biomira furnishes to DFCI written evidence of an infringement in the Field of Use of a patent included in the Patent Rights covering the Invention, where such infringement results in sales by the alleged infringing party(ies) within a [+] period having a gross dollar value amounting to [+] of the gross dollar value of Biomira's sales of Licensed Product(s) during the corresponding period, or to [+] whichever is the greater, and DFCI shall within [+] after receipt of such evidence from Biomira fail to cause such infringement to terminate, then payment of [+] of the royalties and minimum amounts which are due under ARTICLE IV hereof shall be waived thereafter for so long as such infringement continues. In the event that DFCI is subsequently successful in causing such infringement to terminate, then Biomira shall reimburse DFCI for any royalties and minimum amounts waived under this Section 6.4(a) which are not recovered by DFCI from the infringing third party, and shall also pay interest on such unrecovered waived royalties and minimum amounts, such interest to be compounded on a quarterly basis using the prime interest rate quoted by the Bank of Boston on the last day of each quarter in which such royalties and minimum amounts are waived.

(b)
If after said three (3) months, DFCI fails to cause such infringement to terminate or to bring a suit or action to compel termination, Biomira shall have the right, but not the obligation, to bring such suit or action to compel termination and shall have the right for such purpose to join DFCI as a party plaintiff at Biomira's expense. DFCI independently shall have the right to join any such suit or action brought by Biomira and, in such event, shall pay one-half of the cost of such suit or action from the date of joining. No settlement, consent judgment or other

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

7

  voluntary final disposition of the suit may be entered into without the consent of DFCI, which consent shall not unreasonably be withheld. Any damages recovered by such suit or action shall be first used to reimburse each party hereto for the cost of such suit or action (including attorneys' fees) actually paid by each party hereto as the case may be, then to reimburse DFCI for any royalties and minimum royalties waived under this Section 6.4 and the residue, if any, shall be divided equally between the parties hereto.

6.5
In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought by a third party, DFCI, at its sole option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

6.6
In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this AGREEMENT, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

ARTICLE VII—Term and Termination

7.1
Unless earlier terminated as hereinafter provided, this AGREEMENT shall remain in full force and effect for the life of the last to expire patent issued under the Patent Rights.

7.2
If Biomira shall cease to carry on its business with respect to Licensed Products for a period of three (3) months for reasons that are not beyond its control, this AGREEMENT shall terminate upon notice by DFCI.

7.3
Should Biomira fail to pay DFCI such royalties as are due and payable hereunder, DFCI shall have the right to terminate this AGREEMENT on forty-five (45) days written notice, unless Biomira shall pay DFCI within the forty-five day (45) notice period all such royalties and interest that are due and payable. Upon the expiration of the forty-five (45) day period, if Biomira shall not have paid all such royalties and interest due and payable, DFCI, at its sole option, may immediately terminate this AGREEMENT and all rights, privileges and license hereunder granted.

7.4
Biomira shall have the right to terminate this AGREEMENT at any time upon six (6) months' written notice to DFCI, and upon payment of all amounts due DFCI through the effective date of termination.

7.5
Upon any material breach or default of this AGREEMENT by either party, other than a breach by Biomira of the type delineated in Sections 7.2 and 7.3 which shall always take precedence in that order over any material breach or default referred to in this Section 7.5, the non-breaching party shall have the right to terminate this AGREEMENT and its attendant license, rights, privileges and obligations upon ninety (90) days written notice to the breaching party. Such termination shall become effective immediately at the conclusion of such notice period unless the breaching party shall have cured any such breach or default prior to the expiration of the ninety (90) day period, provided however that such notice period shall be suspended for so long as the breaching party can demonstrate that it is taking all reasonable steps to remedy such breach or default.

  For purposes of this AGREEMENT, an unintentional or minor failure by either party to comply with any law, regulation or other obligation, including but not limited to those referred to generically in Section 2.5, shall not be considered a material breach of this AGREEMENT if such failure is unlikely to have a material adverse effect on the development, testing, manufacture, promotion and/or sale of Licensed Products, provided that upon learning of its non-compliance with such law, regulation or obligation, the non-complying party initiates reasonable efforts to

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  bring its activities into compliance within the ninety-day period specified in this Section 7.5 or within any mutually agreed extension thereof.

7.6
Upon termination of this AGREEMENT for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Biomira and any Affliate(s) and/or Sublicensee(s) may, for a period of six months or such longer period as may be required after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which Biomira can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Biomira shall pay to DFCI the royalties thereon as required by ARTICLE IV of this AGREEMENT and shall submit the reports required by ARTICLE V hereof on the sales of licensed Products, and further provided that Biomira is not in default with respect to its insurance obligations as set forth in Article VIII.

7.7
Upon termination of this AGREEMENT for any reason, any sublicense not then in default shall continue in full force and effect except that DFCI shall be substituted in the place of Biomira.

ARTICLE VIII—Indemnification and Insurance

8.1
Biomira shall indemnify, defend and hold harmless DFCI, Dana-Farber, Inc., and their trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by Biomira or by a licensee, affiliate or agent of Biomira, of any product, process or service relating to, or developed pursuant to this AGREEMENT or (b) arising out of any other activities to be carried out pursuant to this AGREEMENT.

8.2
Biomira's indemnification obligations under Section 8.1 shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, intentional wrongdoing or intentional misconduct of the Indemnitees.

8.3
Subject to the provisions of Section 8.4, Biomira agrees, at its own expense, to provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

8.4
(a)    In the event any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Biomira is obligated to indemnify it (them) or hold it (them) harmless. DFCI or the other Indemnitees shall promptly notify Biomira in writing of such event. Biomira shall assume the defense of, and/or may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to Biomira's indemnification, provided however that Biomira shall use counsel acceptable to DFCI (or other Indemnitees, if applicable), acting reasonably, and that no settlement involving DFCI or any of the Indemnitees shall be made without its (their) consent, which shall not be unreasonably withheld. Biomira shall not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation effected without Biomira's written consent. The right of Biomira to assume the defense of, or to settle, any claim or action shall be limited to that part of the claim or action commenced against DFCI and/or Indemnitees which relates to Biomira's obligation of indemnification and holding harmless.

(b)
DFCI and, if appropriate, Dace's counsel and/or other Indemnitees and/or other Indemnitees' counsel shall cooperate with Biomira and its counsel in the course of the defense of any claim

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  or action subject to Biomira's indemnification obligations hereunder, such cooperation to include using reasonable efforts to provide or make available to Biomira and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. If DFCI and/or other Indemnitees retain(s) additional counsel to act on its (their) behalf, all fees and disbursements of such additional counsel shall be borne by DFCI and/or other Indemnitees.

  (c)
  Biomira shall also have the right, at its expense, to initiate negotiations, claims, disputes or actions in its own name or in the name of DFCI and/or other Indemnitees for the purpose of mitigating any potential losses, claims, debts or liabilities for which Biomira may be liable under Section 8.1, but no such claims, disputes or actions involving DFCI or any of the Indemnitees shall be settled or otherwise disposed of without its (their) consent, which shall not be unreasonably withheld.

8.5
At such time as any product, process or service relating to, or developed pursuant to, this AGREEMENT is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Biomira or by a licensee, affiliate or agent of Biomira, Biomira shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (a) product liability coverage and (b) contractual liability coverage for Biomira's indemnification under Sections 8.1 through 8.3 of this AGREEMENT. If Biomira elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to DFCI and to DFCI's associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions shall not be construed to create a limit of Biomira's liability with respect to its indemnification obligation under Sections 8.1 through 83 of this AGREEMENT.

8.6
Biomira shall provide DFCI with written evidence of such insurance upon request of DFCI. Biomira shall provide DFCI with written notice at least forty-five (45) days prior to the cancellation, non-renewal or material change in such insurance. If Biomira does not obtain replacement insurance providing comparable coverage within such forty-five (45)-day period, DFCI shall have the right to terminate this AGREEMENT effective at the end of such forty-five (45)-day period without any notice or additional waiting periods.

8.7
Biomira shall maintain such comprehensive general liability insurance beyond the expiration or termination of this AGREEMENT during (a) the period that any product, process, or service, relating to, or developed pursuant to, this AGREEMENT is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Biomira or by a Sublicensee, Affiliate or agent of Biomira and (b) a period of not less than five (5) years after the period referred to in 8.6(a) above.

8.8
This ARTICLE VIII shall survive expiration or termination of this AGREEMENT.

ARTICLE IX—Confidentiality

9.1
The parties recognize that it may be necessary from time to time for one party to disclose to the other information which the disclosing party considers to be proprietary and confidential ("Confidential Information"), such as, but not limited to, data concerning sales of Licensed Products reported by Biomira to DFCI pursuant to Section 5.2. Each party agrees to maintain the confidentiality of Confidential Information it receives from the other party for a period of five (5) years from the date of such receipt. Information shall only be considered Confidential Information if it is disclosed in writing, marked

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"Confidential", or if disclosed orally is identified as confidential at the time of disclosure and is subsequently confirmed in writing, marked "Confidential", within thirty (30) days of such disclosure, or is clearly of a confidential nature. The receiving party's obligations of confidentiality shall not apply to information which:

(i)
Is known to the receiving party at the time of disclosure, as evidenced by competent proof;

(ii)
Is in the public domain at the time of disclosure, or enters such domain after the time of disclosure, other than by breach of its obligations of confidentiality hereunder by the receiving party;

(iii)
Is disclosed to the receiving party by a third party, not in breach of any obligations of confidentiality to the disclosing party;

(iv)
Is developed independently by the receiving party without use of information from the disclosing party;

(v)
Is required to be disclosed by law or by a court of competent jurisdiction; provided, however, that in such case the parties shall consult and cooperate in order to minimize the extent of any such disclosure.

ARTICLE X—Disclaimer of Warranties

10.1
EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1, DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO BIOMIRA HEREUNDER AND HEREBY DISCLAIMS THE SAME.

10.2
EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1., DFCI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, DFCI MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

ARTICLE XI—Notices

11.1
Any communication required or authorized to be given hereunder by one party to the other shall be deemed sufficiently given if sent to the party in question by certified mail, return receipt requested, or by a recognized delivery service which provides evidence of delivery, or by facsimile

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11

confirmed by either such method, and addressed to the respective addressee set forth below, or such other addressee as shall be designated by written notice hereunder.

DFCI:	Bernard W. Janicki, PhD. Director for Research Dana-Farber Cancer Institute 44 Binney Street Boston, MA 02115 USA Fax number: (617) 632 4452

Biomira:	President Biomira, Inc. Edmonton Research Park 2011 - 94 Street Edmonton, Alberta T6N 1H1 Canada Fax number: (403) 450 4772

  Notice shall be effective upon delivery in accordance with the terms of this Section.

ARTICLE XII—Arbitration

12.1
Any controversy or claim arising out of, or relating to, any provisions of this AGREEMENT or the breach thereof which has not been resolved after a minimum of three months' good faith negotiations between the parties, or which cannot be resolved by some form of Alternate Dispute Resolution other than arbitration, shall be resolved by final and binding arbitration in Chicago, Illinois, under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining.

  The arbitration shall be subject to the following terms:

  (a)
  The number of arbitrators shall be one (1).

  (b)
  The arbitrator shall be an independent, impartial third party having no direct or indirect personal or financial relationship to any of the parties to the dispute, who has agreed to accept the appointment as arbitrator on the terms set out in this Section 12.1.

  (c)
  The arbitrator shall be an active or retired attorney, law professor, or judicial officer with at least five (5) years experience in general commercial matters and a familiarity with the laws governing proprietary rights in intellectual property.

  (d)
  The arbitrator shall be selected as follows:

  (i)
  Each party shall submit a description of the matter to be arbitrated to the American Arbitration Association at its Regional Office in Chicago, Illinois. Said Association shall submit to the parties a list of the arbitrators available to arbitrate any dispute between them. Thereafter, each party shall select, in numerical order, those persons on said list acceptable as arbitrators and return the same to the Association. The first arbitrator acceptable to both parties shall be deemed the selected arbitrator with respect to the dispute then at issue under this AGREEMENT. In the event of a failure to select a mutually agreeable arbitrator, the Association shall be requested to submit as many subsequent lists of arbitrators as shall be necessary to effect a mutual selection.

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12

    (ii)
    If the method of selection set out in paragraph (d)(i) fails for any reason, then either party may petition any state or federal court in Illinois having jurisdiction for appointment of the arbitrator in accordance with applicable law, provided that the arbitrator must satisfy the requirements of b) and c) above.

  (e)
  The arbitrator shall announce the award in writing accompanied by written findings explaining the facts determined in support of the award, and any relevant conclusions of law.

  (f)
  Unless otherwise provided in this Section 12.1 or extended by agreement of the parties, each party shall submit an initial request for designation of an arbitrator within thirty (30) days after any request for arbitration, the dispute shall be submitted to the arbitrator within ninety (90) days after the arbitrator is selected, and a decision shall be rendered within thirty (30) days after the dispute is submitted.

  (g)
  The fees of the arbitrator and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator.

  (h)
  The arbitrator shall have no power to add to, subtract from, or modify any of the terms or conditions of this AGREEMENT. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Illinois or in the United States District Court for the District of Illinois, to whose jurisdiction for such purposes DFCI and Biomira each hereby irrevocably consents and submits.

12.2
Notwithstanding the foregoing, nothing in this ARTICLE shall be construed to waive any rights or timely performance of any obligations existing under this AGREEMENT which are not the subject of arbitration proceedings.

ARTICLE XIII—Restrictions on Use of Names

13.
Except as required by law or by any applicable regulatory agency, securities exchange or similar body, neither party shall use the name of the other, its related entities and its employees, or any adaptations thereof, in any advertising, promotional or sales literature, without the prior written consent of the other in each case; provided however, that Biomira (a) may refer to publications by employees of DFCI in the scientific literature or (b) may state that a license from DFCI has been granted as herein provided.

ARTICLE XIV—Patent Markings

14.
Biomira agrees to mark Licensed Products sold in the United States with all applicable United States patent numbers.

ARTICLE XV—Independent Contractor

15.
For the purpose of this AGREEMENT and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

ARTICLE XVI—Severability

16.
If any one or more of the provisions of this AGREEMENT shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this AGREEMENT shall not in any way be affected or impaired thereby.

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13

ARTICLE XVII—Non-assignability

17.
Except to the extent permitted by Biomira's sublicensing rights under this AGREEMENT, neither this AGREEMENT nor any part hereof shall be assignable by either party without the express written consent of the other. Any attempted assignment without such consent shall be void.

ARTICLE XVIII—Entire AGREEMENT

18.
This instrument contains the entire AGREEMENT between the parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this AGREEMENT shall affect or modify any of the terms or obligations herein contained.

ARTICLE XIX—Modifications in Writing

19.
No change, modification, extension, termination or waiver of this AGREEMENT, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

ARTICLE XX—Governing Law

20.
The validity and interpretation of this AGREEMENT and the legal relations of the parties to it shall be governed by the laws of the State of Illinois.

ARTICLE XXI—Captions

21.
The captions are provided for convenience and are not to be used in construing this AGREEMENT.

ARTICLE XXII—Force Majeure

22.
Neither party shall be deemed to be in breach of this AGREEMENT by reason of any failure to perform any obligation hereunder due to circumstances beyond its control, such as labor disputes, civil unrest, riots, war, storms, floods and other acts of God or nature.

        IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed in quadruplicate by their duly authorized representatives as of the date first above written.

DANA-FARBER CANCER INSTITUTE, INC. (DFCI)		BIOMIRA INC.

By:	/s/ Bernard W. Janicki, Ph.D. Bernard W. Janicki Ph.D.	By:	/s/ Edward A. Taylor Edward A. Taylor
Title:	Director for Research	Title:	Vice-President, Finance and Administration

		By:	/s/ Robert D. Aubrey Robert D. Aubrey
		Title:	Vice President, Marketing and Sales

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Appendix A: Patents Included in Patent Rights

        [+]

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Exhibit 10.7

BIOMIRA SEVERANCE AGREEMENT

        SEVERANCE AGREEMENT made as of the 06 day of July 1998.

        BETWEEN:

BIOMIRA INC., a corporation, incorporated under the laws of Canada
OF THE FIRST PART
-and-
Edward Taylor an employee of the Company or one of its Subsidiaries or an entity controlled by the Company
OF THE SECOND PART

        WHEREAS the Company has implemented an Executive Severance Plan in relation to the termination of employment of Employee-Officers of the Company in the following situations:

  A)
  In the regular course of events (i.e. other than in the event of a "Change of Control"), and

  B)
  In the event of a "Change of Control".

        The following terms of severance will apply. These are based on an agreement that you will not accept employment or contract work with a direct competitor of the Company for a period of two (2) years from the date of severance. For purposes of this Agreement, direct competitors include companies or divisions of companies that have, as their primary technology platform, the development of therapeutic cancer vaccines or technologies involving KLH conjugation or liposomal IL2 immune modulators involving cytokines in liposomal formulations.

  Termination of Services

A.
If in the regular course of events Biomira Inc. should deliver to you written notice that your services hereunder will no longer be required, Biomira Inc. will pay or cause you to be paid (a) one and one-half (1.5) times the amount of your annual salary in effect at the time such notice is given, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this letter agreement, except to the extent these would already have accrued or been earned by you under Biomira Inc.'s retirement or option plans (all benefits cease as of the date of severance). The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over 18 months.

  If such notice is given, you agree to resign forthwith from any and all offices and directorships held by you with Biomira Inc. and release Biomira Inc. and its officers from any additional severance or other employment related obligations. The "date of severance" will be the date of the written notice or such date as specified therein.

  In addition, should Biomira Inc. purport to alter the scope of your duties hereunder, in such manner that in result you suffer what would constitute a demotion (in the context of an employer-employee relationship), you shall be entitled to treat this as notice of constructive termination of your services hereunder. In such event, the provisions hereinabove specified in respect of compensation in lieu of notice shall apply mutatis mutandis, with the date of the change of duties being the date of severance, unless otherwise mutually agreed.

  It is further understood and agreed that if services are terminated as provided above, share options continue to become vested until the first anniversary of the date of severance. In accordance with your Stock Option Agreements 04-May-95 (as amended 29-Jul-96), 18-Jan-96 (as amended 29-Jul-96), and 10-Dec-97, the expiry date for all vested share options will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

  Biomira Inc. shall, notwithstanding the foregoing, not be deemed to have terminated your services if you have reached normal retirement age and Biomira Inc. has indicated it no longer wishes to retain your services. For the purposes hereof the expression "normal retirement age" shall mean, in the absence of an agreement to the contrary by the parties, the day when you shall have reached the full age of 65 years.

  It is further understood and agreed that if the termination of service occurs within one and one-half (1.5) years of your normal retirement age, the total amount payable under the preceding paragraphs shall be calculated as provided therein and then multiplied by a fraction, the numerator of which is the number of whole months remaining until the normal retirement age date and the denominator of which is 18 months.

  In the event of termination of your employment by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Biomira Inc.'s benefit and compensation plans applicable in the case of death or disability which were in effect at the time of death or disability. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of Biomira Inc. to make such payments.

  Notwithstanding the foregoing provisions hereof, should your employment be terminated for "cause", as that term is interpreted according to the laws of the State or Province where you were based immediately prior to your termination, you shall only be entitled to be compensation as determined by a court of competent jurisdiction in such State or Province.

  If you should be entitled to receive payments from Biomira Inc. on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

B.
If during the term of your employment there should be a "Change of Control", as defined in Exhibit A attached hereto, and thereafter:

  (i)
  you do not serve as Vice President, Finance & Administration/CFO (or in a position of similar or more senior authority) for at least two calendar years or during such period of two years your service with Biomira Inc. should terminate for any reason in either case other than voluntary resignation, death, disability, or retirement at or after your normal retirement date under Biomira Inc.'s retirement plans, or

  (ii)
  you voluntarily resign your position at Biomira Inc. within one year of a Change of Control as a result of a good faith determination that, as a result of the Change of Control, you are unable to effectively discharge the duties of the position you occupied immediately prior to such Change of Control.

  Biomira Inc. will pay to you in lieu of any rights, other than those accrued as of the date of termination under Biomira Inc.'s retirement or option plans, an amount equal to (a) two (2) times amount of your annual salary amount in effect at the time of Change of Control, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits

2

  under this letter agreement, except to the extent these would already have accrued or been earned by you under Biomira Inc.'s retirement or option plans (all benefits cease as of the date of severance). The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over 24 months.

  In the event of a bona fide threat of a takeover bid for voting control of the Corporation, the Secretary shall be required to estimate, prior to the occurrence of a Change of Control, the extent to which you might receive a "parachute payment" should your employment be terminated as a result thereof. Such estimate by the Secretary and the method of its calculation shall be certified by the Company's auditors as being consistent with the terms of this agreement and shall, in the absence of compelling evidence to the contrary, be deemed to be conclusive and binding upon the parties hereto. Subject to the direction and approval of the Board of Directors, the Secretary may set up a reserve and set aside sufficient funds to permit payment of the aforesaid amount to you.

  It is further understood and agreed that if services are terminated as provided above, the expiry date for share options vested in accordance with your Stock Option Agreements will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

  In the event of termination of your employment after a Change of Control by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Biomira Inc.'s benefit and compensation plans applicable in the case of death or disability which were in effect immediately prior to the Change of Control or, if greater, in effect at the time of death or disability. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of Biomira Inc. to make such payments.

  If you should be entitled to receive payments from Biomira Inc. on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

        IN WITNESS WHEREOF this Severance Agreement has been executed by the parties hereto.

BIOMIRA INC.
		By:	/s/ T. Alexander McPherson

Name
		By:	/s/

Name
SIGNED, SEALED AND DELIVERED in the presence of	) ) )
	)		/s/ Edward Taylor
	)		Edward Taylor
)
/s/	)
Witness

3

Exhibit A

        "Change of Control" shall be deemed to have taken place if (1) a third person, including a group working in concert, becomes the beneficial owner of shares of Biomira Inc. (the "Company" having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (2) there occurs any cash tender or exchange offer, amalgamation or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with either (1) or (2), persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

4

Exhibit 10.8

BIOMIRA SEVERANCE AGREEMENT

        SEVERANCE AGREEMENT made as of the 06 day of July 1998.

        BETWEEN:

BIOMIRA INC., a corporation, incorporated under the laws of Canada
OF THE FIRST PART
-and-
Robert Aubrey an employee of the Company or one of its Subsidiaries or an entity controlled by the Company
OF THE SECOND PART

        WHEREAS the Company has implemented an Executive Severance Plan in relation to the termination of employment of Employee-Officers of the Company in the following situations:

  A)
  In the regular course of events (i.e. other than in the event of a "Change of Control"), and

  B)
  In the event of a "Change of Control".

        The following terms of severance will apply. These are based on an agreement that you will not accept employment or contract work with a direct competitor of the Company for a period of two (2) years from the date of severance. For purposes of this Agreement, direct competitors include companies or divisions of companies that have, as their primary technology platform, the development of therapeutic cancer vaccines or technologies involving KLH conjugation or liposomal IL2 immune modulators involving cytokines in liposomal formulations.

  Termination of Services

A.
If in the regular course of events Biomira Inc. should deliver to you written notice that your services hereunder will no longer be required, Biomira Inc. will pay or cause you to be paid (a) one and one-half (1.5) times the amount of your annual salary in effect at the time such notice is given, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this letter agreement, except to the extent these would already have accrued or been earned by you under Biomira Inc.'s retirement or option plans (all benefits cease as of the date of severance). The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over 18 months.

  If such notice is given, you agree to resign forthwith from any and all offices and directorships held by you with Biomira Inc. and release Biomira Inc. and its officers from any additional severance or other employment related obligations. The "date of severance" will be the date of the written notice or such date as specified therein.

  In addition, should Biomira Inc. purport to alter the scope of your duties hereunder, in such manner that in result you suffer what would constitute a demotion (in the context of an employer-employee relationship), you shall be entitled to treat this as notice of constructive termination of your services hereunder. In such event, the provisions hereinabove specified in respect of compensation in lieu of notice shall apply mutatis mutandis, with the date of the change of duties being the date of severance, unless otherwise mutually agreed.

  It is further understood and agreed that if services are terminated as provided above, share options continue to become vested until the first anniversary of the date of severance. In accordance with your Stock Option Agreements 09-Dec-92 (as amended 06-Feb-96 and 29-Jul-96), 09-Mar-94 (as amended 06-Feb-96 and 29-Jul-96), 18-Jan-96 (as amended 29-Jul-96), and 10-Dec-97, the expiry date for all vested share options will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

  Biomira Inc. shall, notwithstanding the foregoing, not be deemed to have terminated your services if you have reached normal retirement age and Biomira Inc. has indicated it no longer wishes to retain your services. For the purposes hereof the expression "normal retirement age" shall mean, in the absence of an agreement to the contrary by the parties, the day when you shall have reached the full age of 65 years.

  It is further understood and agreed that if the termination of service occurs within one and one-half (1.5) years of your normal retirement age, the total amount payable under the preceding paragraphs shall be calculated as provided therein and then multiplied by a fraction, the numerator of which is the number of whole months remaining until the normal retirement age date and the denominator of which is 18 months.

  In the event of termination of your employment by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Biomira Inc.'s benefit and compensation plans applicable in the case of death or disability which were in effect at the time of death or disability. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of Biomira Inc. to make such payments.

  Notwithstanding the foregoing provisions hereof, should your employment be terminated for "cause", as that term is interpreted according to the laws of the State or Province where you were based immediately prior to your termination, you shall only be entitled to be compensation as determined by a court of competent jurisdiction in such State or Province.

  If you should be entitled to receive payments from Biomira Inc. on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

B.
If during the term of your employment there should be a "Change of Control", as defined in Exhibit A attached hereto, and thereafter:

  (i)
  you do not serve as Vice President, Marketing & Sales (or in a position of similar or more senior authority) for at least two calendar years or during such period of two years your service with Biomira Inc. should terminate for any reason in either case other than voluntary resignation, death, disability, or retirement at or after your normal retirement date under Biomira Inc.'s retirement plans, or

  (ii)
  you voluntarily resign your position at Biomira Inc. within one year of a Change of Control as a result of a good faith determination that, as a result of the Change of Control, you are unable to effectively discharge the duties of the position you occupied immediately prior to such Change of Control.

  Biomira Inc. will pay to you in lieu of any rights, other than those accrued as of the date of termination under Biomira Inc.'s retirement or option plans, an amount equal to (a) one and one-half (1.5) times amount of your annual salary amount in effect at the time of Change of Control, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding

2

  fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this letter agreement, except to the extent these would already have accrued or been earned by you under Biomira Inc.'s retirement or option plans (all benefits cease as of the date of severance). The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over 18 months.

  In the event of a bona fide threat of a takeover bid for voting control of the Corporation, the Secretary shall be required to estimate, prior to the occurrence of a Change of Control, the extent to which you might receive a "parachute payment" should your employment be terminated as a result thereof. Such estimate by the Secretary and the method of its calculation shall be certified by the Company's auditors as being consistent with the terms of this agreement and shall, in the absence of compelling evidence to the contrary, be deemed to be conclusive and binding upon the parties hereto. Subject to the direction and approval of the Board of Directors, the Secretary may set up a reserve and set aside sufficient funds to permit payment of the aforesaid amount to you.

  It is further understood and agreed that if services are terminated as provided above, the expiry date for share options vested in accordance with your Stock Option Agreements will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

  In the event of termination of your employment after a Change of Control by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Biomira Inc.'s benefit and compensation plans applicable in the case of death or disability which were in effect immediately prior to the Change of Control or, if greater, in effect at the time of death or disability. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of Biomira Inc. to make such payments.

  If you should be entitled to receive payments from Biomira Inc. on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

3

        IN WITNESS WHEREOF this Severance Agreement has been executed by the parties hereto.

BIOMIRA INC.
		By:	/s/ Edward Taylor

Name
		By:	/s/ T. Alexander McPherson

Name
SIGNED, SEALED AND DELIVERED in the presence of	) ) )
	)		/s/ Robert Aubrey
)
	)		Robert Aubrey
)
/s/	)
Witness

4

Exhibit A

        "Change of Control" shall be deemed to have taken place if (1) a third person, including a group working in concert, becomes the beneficial owner of shares of Biomira Inc. (the "Company" having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (2) there occurs any cash tender or exchange offer, amalgamation or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with either (1) or (2), persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

5

Exhibit 10.12

EXCLUSIVE LICENSE AGREEMENT
AMONG
GEORGETOWN UNIVERSITY
AND
THE UNIVERSITY OF ARIZONA
AND
PROLX PHARMACEUTICALS CORPORATION

        Effective as of 5th day of July, 2001, GEORGETOWN UNIVERSITY ("GEORGETOWN"), a not-for-profit academic institution organized under the laws of the District of Columbia, having a principal address at 37th & O Streets, N.W., Washington, D. C. 20057, and The Arizona Board of Regents on behalf of THE UNIVERSITY OF ARIZONA ("ARIZONA"), with its principal offices in Tucson, Arizona 85721 (hereinafter collectively referred to as "LICENSOR"), and PROLX PHARMACEUTICALS CORPORATION, having a principal place of business at 1401 Forbes Avenue, Suite 231, Pittsburgh, Pennsylvania, 15219-5125 ("LICENSEE"), agree as follows:

1. BACKGROUND

         1.1  GEORGETOWN and ARIZONA through collaboration invented and discovered certain Technology as further defined herein.

         1.2  GEORGETOWN and ARIZONA are the owners by assignment or obligation of assignment to said Technology as further defined herein.

         1.3  GEORGETOWN and ARIZONA wish to have the Technology developed and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit. As a result, GEORGETOWN and ARIZONA have entered into an Interinstitutional Agreement (the "Interinstitutional Agreement") that sets forth the rights and obligations of each to the other.

         1.4  LICENSEE wishes to acquire an Exclusive license from LICENSOR under said Technology for the purpose of undertaking development, to manufacture, use, import and sell products incorporating said Technology.

2. DEFINITIONS

         2.1  "Exclusive" means LICENSOR has not granted and shall not grant further licenses under the Technology so long as this Agreement is in effect, and shall not make, have made, use, sell, or offer to sell Licensed Products.

         2.2  "Field of Use" means any and all fields of use, including the fields of drug design, drug discovery, pharmaceuticals, therapeutics, and diagnostics.

         2.3  "First Commercial Sale" means the first sale of a Licensed Product at an arms length transaction with a third party unaffiliated with any party to this Agreement.

         2.4  "Licensed Application(s)" means the applications identified in Appendix A, and all U.S. or foreign patent applications and equivalents thereto claiming Technology, and all divisionals, continuations, reissues, and reexaminations thereof, and continuations-in-part, and applications claiming priority therefrom.

         2.5  "Licensed Patent(s)" means the patents identified in Appendix A and any U.S. or foreign patents issued or granted from the Licensed Applications and any and all existing or future foreign counterparts of the patents listed in Appendix A or of patents issued or granted from the Licensed Applications, along with any continuations, divisions, continuations-in-part, confirmations, substitutions, registrations, revalidations, additions, extensions, re-examination certificates, supplementary protection certificates and reissues thereof.

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         2.6  "Licensed Product(s)" means any compound, product or part thereof, device, kit, method or service, the manufacture, use, import or sale of which is covered by a valid claim of an issued, unexpired Licensed Patent(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

         2.7  "LICENSEE" is understood to include ProlX Pharmaceuticals Corporation and any and all of its Affiliates. An Affiliate of LICENSEE shall mean any corporation or other business entity controlled by, controlling, or under common control with LICENSEE during the term of this Agreement. For this purpose, "control" means direct or indirect beneficial ownership:

    (a)
    of at least fifty percent (50%) of the voting stock; or

    (b)
    of at least fifty percent (50%) interest in the income of such corporation or other business.

         2.8  "Net Sales" means the gross revenue generated by sale or use of the Licensed Product(s) in the form in which it is sold or used, less the following items:

    (a)
    Import, export, excise, value added and sales taxes, plus custom duties;

    (b)
    Costs of insurance, packing and transportation from the place of manufacture to the customer's premises or point of installation;

    (c)
    Normal and customary quantity and cash discounts; and

    (d)
    Credit for returns, allowances, or trades actually given.

        For Licensed Products sold or otherwise provided in combination with other products or services, or provided in other than a sale transaction, Net Sales shall be based on the quantity of products or services provided times the price for a similar product or service when sold or otherwise provided separately by LICENSEE in an arms-length transaction in similar quantities.

         2.9  "Regulatory Approval" means any approval or clearance by any governmental agency or agencies having authority to regulate the use or sale of any Licensed Product(s) in the pertinent jurisdiction or territory.

       2.10  "Technology" means the Licensed Application(s) and Licensed Patents as well as any technical data, know-how, material, research results and other information provided to LICENSEE by LICENSOR or its employees or contractors including, without limitation, any biochemical, preclinical, clinical, manufacturing, formulation, and scientific research information of a confidential nature whether patentable or unpatentable, relating to, but limited to the subject matter described or claimed in, the Licensed Application(s) and/or Licensed Patent(s) as listed in APPENDIX A.

3. GRANT

         3.1  LICENSOR hereby grants and LICENSEE hereby accepts an exclusive, even as to LICENSOR, worldwide license to make, have made, use, sell, have sold, offer for sale, import, and otherwise obtain or provide Licensed Product(s) and to use Technology in the Field of Use. Notwithstanding the preceding sentence, LICENSORS shall retain the right to use the Technology for internal educational and research purposes within each LICENSOR's respective institution.

         3.2  Said license is transferable and includes the right to sublicense. The terms and conditions of any transfer or sublicense shall be consistent with the terms and conditions of this Agreement and LICENSOR shall have the right to approve such transfer or sublicense, which approval shall not be withheld absent a clear potential to adversely affect the financial consideration anticipated under the

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2

license. The approval of LICENSOR shall also be required in connection with any transfer or sublicense to any Affiliate of LICENSEE, which approval shall not be unreasonably withheld.

4. ROYALTIES, PAYMENTS AND MILESTONES

         4.1  LICENSEE agrees to reimburse GEORGETOWN a total of [+] for costs incurred to date in connection with the preparation, filing and prosecution of the Licensed Applications. After the effective date, and during the term of this Agreement, LICENSEE agrees to assume responsibility for future patent prosecution and maintenance costs as provided in the following Article 7.1.

         4.2  LICENSEE shall pay to LICENSOR benchmark royalties relating to each Licensed Product as follows:

    (1)
    [+]

    (2)
    [+]

    (3)
    [+]; and

    (4)
    [+].

        LICENSEE may investigate more than one Licensed Product through Phase II tests, without paying more than one set of benchmark royalties. If LICENSEE should choose to submit multiple NDAs or an NDA covering more than one Licensed Product, then the benchmark royalties relating to additional Licensed Products as set forth in 4.2 (3) and (4) above shall be reduced by [+]. If, after obtaining approval of an NDA, LICENSEE attempts to develop additional Licensed Products, benchmark royalties relating to such products will be reduced by [+].

         4.3  In addition, LICENSEE shall pay LICENSOR earned royalties on Net Sales of Licensed Product sold directly by LICENSEE in the country in which the Licensed Product is made, used or sold. The royalty shall be [+] for all Fields of Use. If the Licensed Product is sublicensed, LICENSEE shall pay to LICENSOR a sublicensing fee as a percentage of revenues received by LICENSEE. For pharmaceuticals and therapeutics, LICENSOR's share of sublicense revenues shall be [+] until [+] and [+] thereafter. For diagnostics, LICENSOR's share of sublicense revenues shall be [+] until [+], and [+] thereafter.

         4.4  The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Wall Street Journal, on the close of business on the last banking day of each calendar quarter. Royalty payments to LICENSOR shall be in U.S. Dollars.

5. REPORTS, PAYMENTS AND ACCOUNTING

        5.1    Quarterly Royalty Payment and Report.    LICENSEE shall make written reports and royalty payments to ARIZONA within [+] days after the end of each calendar quarter following the First Commercial Sale. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation of earned royalty payment due the LICENSORS for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due LICENSORS of royalties for the calendar quarter covered by such report.

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        All Payments pursuant to the License shall be made and sent to the following address:

Frank Hartdegen, Ph.D., Director
Office of Technology Transfer The University of Arizona P. O. Box 210151 Tucson, AZ 85721-0151	if express mail: Babcock Bldg., Rm. 3205 1717 Speedway Blvd. Tucson, AZ 85721-0151

        5.2    Annual Progress Reports.    LICENSEE shall provide to ARIZONA annual written progress reports with the first Quarterly Report for each calendar year after the effective date of this agreement. The reports shall include sufficient detail to allow LICENSOR to determine progress on research and development, manufacturing, sublicensing, marketing and sales during the previous twelve (12) months as well as plans for the coming year.

        5.3    Accounting.    LICENSEE agrees to keep records for a period of two (2) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined, and further agrees to permit its books and records to be examined from time to time by a certified public accountant of a nationally recognized accounting firm, who is selected and paid for by ARIZONA, but no more than once per calendar year to the extent necessary to verify reports provided for in Paragraph 5.1 and no later than two years after a particular Quarterly Report is made. Such examination is to be made by ARIZONA, at its expense and all such information obtained shall be treated as confidential information pursuant to Article 9. If ARIZONA determines that LICENSEE has, for any reason, failed to pay adequate royalties, LICENSEE shall immediately upon notice thereof pay to ARIZONA any owed royalties plus interest at the rate of [+] per annum, compounded daily, calculated from the date upon which such royalties should have been paid to the date of actual payment of ARIZONA.

6. REPRESENTATIONS

         6.1  Each LICENSOR represents and affirms that it has the right to grant LICENSEE the license granted herein and that it has not granted any license to the Licensed Patents or Licensed Applications or any rights in any Licensed Product(s) to any third party, except for United States government rights which may have been required by law.

         6.2  Each LICENSOR represents and affirms that, to such LICENSOR's knowledge, information and belief:

    (a)
    there are no patents, applications, or invention disclosures owned or assigned to a LICENSOR relating to the Technology other than those listed on Appendix A;

    (b)
    there is no material prior art of which LICENSOR and its employees and contractors are aware that has not been provided to patent counsel; and

    (c)
    other than the Licensors, there are no co-owners of the Licensed Applications and Licensed Patents, except as set forth herein.

         6.3  Each LICENSOR represents to LICENSEE that such LICENSOR shall be liable for all claims, damages, or suits arising from the acts, omissions, or negligence of its respective officers, agents, and employees.

         6.4  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY

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4

OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

         6.5  EXCEPT FOR ITS OBLIGATIONS OF COOPERATION AS SET FORTH IN SECTION 8 HEREOF, NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES LICENSOR EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN LICENSOR'S LICENSED PATENTS OR LICENSED APPLICATIONS.

         6.6  IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

         6.7  NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS.

         6.8  THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER PATENT OF LICENSOR OTHER THAN PATENT RIGHTS AS EXPRESSLY STATED HEREIN, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

7. PROSECUTION OF LICENSED PATENTS

         7.1  LICENSEE agrees to accept liaison and financial responsibilities, as hereinafter set forth, for the prosecution, by a patent lawyer in independent practice, who shall be nominated by LICENSEE and approved by LICENSOR, of the Licensed Applications listed on Appendix A, and additional applications as the parties may subsequently agree. Said financial responsibilities shall not only include the costs of prosecution but also the payment of maintenance fees, where required, to maintain said patent applications and patents, if issued, in force and effect for as long as possible. It is further agreed that the patent lawyer selected and paid by LICENSEE and approved by LICENSOR shall be required, if so desired by LICENSOR, to keep a patent lawyer selected by LICENSOR informed of all steps in the prosecution and maintenance of said Patent Rights. Notice of prosecution and maintenance of said Patent Rights shall be sent to:

Kelli N. Watson, Esq. Research & Technology Development Services Georgetown University Medical Center Suite 177, Building D 4000 Reservoir Road, N.W. Washington, D.C. 20007
And
Frank Hartdegen, Ph.D., Director
Office of Technology Transfer The University of Arizona P. O. Box 210151 Tucson, AZ 85721-0151	if express mail: Babcock Bldg., Rm. 3205 1717 Speedway Blvd. Tucson, AZ 85721-0151

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If, for any reason, prosecution or maintenance of a particular patent application or patent in a particular country is to be abandoned by LICENSEE, LICENSOR will be notified in sufficient time to assume prosecution. LICENSEE shall bear all cost to maintain the patent prosecution until such time that LICENSOR can assume patent prosecution.

         7.2  Within two (2) weeks of notification to LICENSOR by LICENSEE of the identity of the patent lawyer, LICENSOR or its current counsel will furnish complete file histories of all of the patent applications constituting said Licensed Applications to the patent lawyer nominated in accordance with Paragraph 7.1 above.

         7.3  Each LICENSOR shall have the right at any time, by notice in writing and sent to LICENSEE by registered mail, to assume and continue at its own expense, direction of the prosecution of any of said Licensed Applications. Upon receipt by LICENSEE of any such notice from a LICENSOR, and upon consent of the other LICENSOR, LICENSEE and the patent lawyer nominated in accordance herewith shall provide in two weeks from the time of notice an executed power of attorney and all the file histories of the patent applications constituting said Licensed Applications. Upon receipt of this documentation, LICENSEE and the patent attorney nominated by LICENSEE shall be relieved of all future responsibilities to prosecute the Licensed Applications to which the notice is directed. In which event, LICENSOR agrees to use its good faith efforts to apply for, seek prompt issuance of, and maintain during the term of this Agreement, Patent Rights to the extent necessary to cover both broadly and specifically Licensed Products. LICENSEE shall have reasonable opportunity to advise LICENSOR and shall cooperate with LICENSOR in such filing, prosecution and maintenance. LICENSOR shall use its good faith efforts to furnish LICENSEE with copies of any patent application sufficiently in advance of its anticipated filing date to give LICENSEE a reasonable opportunity to review and comment thereon. In this event, LICENSOR also agrees to furnish LICENSEE with copies of all substantive communications to and from U.S. and foreign patent offices regarding Licensed Applications and in good faith shall consider the reasonable comments of LICENSEE regarding all communications and filings to and from the respective patent office.

8. INFRINGEMENT

         8.1  LICENSOR and LICENSEE shall promptly give notice to the other in writing of any alleged infringement of Patent Rights. The parties shall thereupon confer as to what steps are to be taken to stop or prevent such infringement.

         8.2  LICENSEE shall have the first right to defend Patent Rights against any infringer at LICENSEE's cost and expense including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement, which LICENSEE, in its sole discretion, decides is reasonable and necessary for it to undertake. LICENSEE shall bring or defend or may settle any such actions solely at its own expense and through counsel of its selection and will be entitled to retain any settlement or damage award received except as provided for in Article 8.5; provided, however, that each LICENSOR shall be entitled in each instance to participate through counsel of its own selection and its own expense. LICENSEE and each LICENSOR acknowledge and agree that, although each LICENSOR shall have the right at such LICENSOR's option to prosecute infringers as provided in the following Article 8.3, LICENSOR is not desirous of being a party to any such infringement suit. LICENSEE shall not join LICENSOR as a party-plaintiff in any suit which LICENSEE may institute unless necessary for the maintenance of said suit, and then only with the prior knowledge and written consent of LICENSOR, which consent shall not be unreasonably withheld. In such event, LICENSOR shall not be chargeable for any costs or expenses. LICENSOR shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSEE and provide other such support as LICENSEE may require including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSEE.

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         8.3  LICENSOR shall have the right to defend the Patent Rights against infringement in the event that LICENSEE declines to exercise its rights to defend Patent Rights under Article 8.2 and shall have sole discretion to file and prosecute, defend or settle such infringement and declaratory judgment action at its own expense through counsel of its own selection and will be entitled to retain any settlement or damage award received; provided, however, that LICENSEE shall be entitled in each instance to participate through counsel of its own selection and at its own expense. LICENSEE shall have no responsibility or financial obligation with respect to any such infringement action except to provide reasonable assistance to LICENSOR as requested and LICENSOR shall reimburse LICENSEE for LICENSEE's out-of-pocket expenses in connection with any such assistance. LICENSEE shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSOR and provide other such support as LICENSOR may require, including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSOR.

         8.4  In the event that LICENSOR decides to institute suit, LICENSOR shall be entitled to retain the entire amount of any recovery or settlement, less all reasonable costs, including attorneys fees, incurred by LICENSEE as a consequence. Furthermore, at its option, LICENSOR may join LICENSEE as plaintiff.

         8.5  LICENSOR shall be entitled to the percentage of any recovery obtained in any infringement suit brought by LICENSEE equal to the amount to which LICENSOR would be entitled under the sublicensee royalty provision of this Agreement had said recovery been paid to LICENSEE as sublicense royalties by the defendant in said infringement suit. LICENSEE may deduct its reasonable costs and attorneys' fees incurred in prosecuting such suit, to the extent such costs and fees are not otherwise recovered, prior to calculating the share owing to LICENSOR pursuant to this provision.

         8.6  Should either LICENSOR or LICENSEE commence a suit under the provisions of Paragraphs 8.2 or 8.3 and thereafter elect to abandon the same, it shall give timely notice to the other party which may, if it so desires, continue prosecution of such suit; provided, however, that the sharing of expenses and any recovery in such suit shall be agreed upon between LICENSOR and LICENSEE.

         8.7  LICENSEE during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer, and LICENSOR shall be entitled to royalties therefrom as specified in Paragraph 4.3.

9. PUBLICITY AND CONFIDENTIALITY

         9.1  Neither party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other, except to announce this Agreement.

         9.2  Confidential Items.    Confidential Items shall mean any proprietary information or materials belonging to the disclosing party clearly marked CONFIDENTIAL (whether or not patentable) including, but not limited to, patent filings, formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, patent positioning, consultants and business plans, including any negative developments, which are communicated to, learned by, or otherwise acquired by the party receiving such information or materials during or in the course of this Agreement, further including information concerning the existence, scope or activities of any research and development project of the disclosing party.

         9.3  Each party shall hold in confidence for a period of five (5) years, and shall not disclose to any person outside its respective organization, any Confidential Items disclosed to it by the other party to this Agreement. The party receiving such Confidential Items shall use such Confidential Items only for the limited purpose for which it was disclosed and shall not exploit such Confidential Items for its own benefit or the benefit of another without the prior written consent of the disclosing party. Each party shall disclose Confidential Items of the other party under this Agreement only to persons within its organization and to consultants who have a need to know such Confidential Items in the course of the

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performance of their duties and who are bound to protect the confidentiality of such Confidential Items.

         9.4  The confidentiality and non-use obligations of the receiving party shall not apply to any Confidential Item(s) which is received by one party from the other party and which:

    (i)
    is disclosed in a printed publication available to the public, is described in an issued patent anywhere in the world, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no breach of this Agreement by the receiving party;

    (ii)
    becomes known to the receiving party through disclosure by sources other than the disclosing party having the right to disclose such Confidential Items;

    (iii)
    is disclosed pursuant to the requirements of a governmental agency or any law requiring disclosure thereof, provided that the disclosing party is provided with prior written notice of any such disclosure;

    (iv)
    is generally disclosed to third parties by the disclosing party without similar restrictions on such third parties;

    (v)
    is approved for release by written authorization of an officer of the disclosing party;

    (vi)
    is already known by the receiving party as evidenced by its prior written records; or

    (vii)
    is developed by receiving party independently of and without reference to Confidential Items received from disclosing party as evidenced by written record.

provided, however, that a breach of the foregoing obligations shall not be absolved by the subsequent occurrence of any of the above exceptions.

10. PUBLICATION

       10.1  Subject to all other terms of this Agreement, including those concerning confidentiality, LICENSORS' investigators have the right to publish or otherwise publicly disclose information. However, LICENSOR will provide LICENSEE with copies of articles reporting on research involving the Technology as soon as practicable but in no event later than simultaneously with their submission for publication to a peer-reviewed publication and will timely provide an outline of any other public disclosure in order to provide LICENSEE an opportunity to determine if patentable inventions or Confidential Items will be disclosed.

11. DUE DILIGENCE

       11.1  LICENSEE shall use good faith efforts to develop, obtain clinical approval for, manufacture, market and promote Licensed Products.

       11.2  LICENSEE shall use good faith efforts to:

    (a)
    market Licensed Products for sale within [+] of receiving regulatory approval by the appropriate governmental agency in each country in the world, including the U.S. Food and Drug Administration; and

    (b)
    develop and construct manufacturing facilities suitable for producing commercial quantities of Licensed Products.

       11.3  After an initial period of [+] from the effective date of this Agreement, LICENSOR may exclude a Field of Use or a portion thereof from the license granted herein pursuant to the provisions set forth in this section 11.3. In the event both LICENSORS agree that LICENSEE is not making reasonable efforts to commercialize a Field of Use of the Licensed Applications) and/or

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Licensed Patent(s), the LICENSORS shall, by written notice to LICENSEE, signed by both LICENSORS, particularly identify that Field of Use. After such time notice is given, LICENSEE shall have a [+] period to file for Investigatory New Drug ("IND") approval if required for the identified Field of Use and/or to pursue commercialization of identified Field of Use. In the event LICENSEE elects not to pursue IND approval as provided in writing to LICENSOR, the identified Field of Use or portion thereof shall be excluded from the license granted to LICENSEE, (hereinafter referred to as "Excluded Field of Use"). Thereafter, the LICENSOR shall have the right to grant licenses to third parties for the Excluded Field of Use, subject to LICENSEE's right to match the third party offer to license the Excluded Field of Use within [+] written notice of the third party offer.

12. TERM AND TERMINATION

       12.1  Term of License.

    (a)
    The Term of this Agreement shall be for a period beginning with the Effective Date and extending until the last to expire valid claim of a Licensed Patent covering a Licensed Product, unless sooner terminated as herein provided. Surviving any termination are: (a) LICENSEE's obligation to pay royalties accrued or accruable for sell-off of inventory pursuant to Paragraph 12.1(d); and (b) any cause of action or claim of LICENSEE or LICENSOR, accrued or to accrue, because of any breach or default by the other party.

    (b)
    Subject to the provisions of Section 11.3 hereof, which describes the only method by which LICENSOR shall be entitled to terminate this Agreement on the basis of failure to use appropriate diligence, upon any material breach or default under this Agreement by LICENSEE, LICENSOR may give written notice thereof to LICENSEE, and LICENSEE shall have sixty (60) days thereafter to cure such breach or default. If such breach or default is not so cured, LICENSOR may then in its sole discretion and option (a) terminate this Agreement and the licenses granted herein or (b) seek such other relief as may be provided by law in such circumstances by giving written notice thereof to LICENSEE.

    (c)
    LICENSEE shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to LICENSOR and payment of all amounts due LICENSOR through the effective date of termination.

    (d)
    Upon termination of this Agreement under any provision, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, however, that the publicity and confidentiality obligations of the parties contained in Article 9 hereof, shall survive any such termination for the periods set forth therein. Termination shall not relieve any party of any obligation occurring prior to such termination, of any liability for a breach of, or for any misrepresentation under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation, provided, however, that neither party shall be liable for consequential, punitive or special damages including without limitation, lost profits. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture and fulfill all orders for Licensed Products at the time of such termination and sell the same, provided that LICENSEE shall pay to LICENSOR the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of such Licensed Products.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

9

    (e)
    In the event of termination of this Agreement for any reason, any and all rights granted LICENSEE hereunder, including any rights granted by LICENSEE to any sublicensee, shall cease and terminate, and all such rights shall revert to LICENSOR. LICENSEE shall diligently thereafter return to LICENSOR, or to LICENSOR's designated attorneys, any files or other documents in its possession or in the possession of its attorneys, agents or sublicensees, relating to pending or issued Licensed Patent(s), except that one copy of each such document may be retained by LICENSEE's attorney for the purpose of ensuring compliance hereunder. LICENSEE shall also execute any and all documents necessary to return control of said Licensed Patent(s) until such time as control has properly been transferred to LICENSOR. Further, LICENSEE shall immediately return to LICENSOR all research data, biological and other material (including but not limited to licensed cell lines), prototypes, process information, clinical data and the like of LICENSOR in its possession or in the possession of its sublicensees.

13. ASSIGNMENT

       13.1  This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding however, LICENSEE may assign this Agreement to an entity, which acquires all or substantially all of the assets to which this Agreement pertains without the prior written consent of LICENSOR.

14. INDEMNIFICATION

       14.1  LICENSEE agrees that during the term of this Agreement and thereafter, it will indemnify, defend and hold LICENSOR, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and attorneys' fees, arising out of the death of or injury to any person or persons, or out of any damage to property, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption, disposal or advertisement of Licensed Products by LICENSEE.

15. NOTICES

       15.1  All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered, certified or express, and addressed, or when actually received, as follows:

TO LICENSOR:	Frank Hartdegen, Ph.D., Director
	Office of Technology Transfer The University of Arizona P. O. Box 210151 Tucson, AZ 85721-0151	if express mail: Babcock Bldg., Rm. 3205 1717 Speedway Blvd. Tucson, AZ 85721-0151
TO LICENSEE:	Dr. Lynn Kirkpatrick ProlX Pharmaceuticals Corporation 1401 Forbes Avenue, Suite 231 Pittsburgh, Pennsylvania 15219-5125

Either party may change its address upon notice to the other party as provided herein.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

10

16. DISPUTE RESOLUTION

       16.1  Should the parties hereafter have any dispute as to their obligations pursuant to this Agreement, they shall first attempt to resolve such dispute among themselves. If such efforts are not successful, the parties shall select a neutral party to mediate the dispute.

       16.2  Either party may elect to submit the issue to arbitration by giving written notice to the other party and naming an arbitrator. The other party will then have thirty (30) days to select its own arbitrator. Once both arbitrators have been selected they shall meet within thirty (30) days of the appointment of the second arbitrator and select a third arbitrator mutually agreeable to them.

       16.3  Once the panel of arbitrators has been chosen, they shall conduct arbitration on the disputed issue or issues in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The third arbitrator shall serve as the presiding arbitrator, although, in the event of dispute among the arbitrators, the majority decision of the arbitration panel shall be binding. The decision of the arbitrators shall be final and either party may apply to a court of competent jurisdiction to enter judgment based on the arbitrator's decision. All costs of the arbitrators and arbitration, other than the respective parties' attorneys' fees and costs, shall be borne equally by the parties.

17. GENERAL PROVISIONS

        17.1    Equal Opportunity.    The parties agree to be bound by applicable state and federal rules governing equal employment opportunity and nondiscrimination.

        17.2    State Funding.    All parties recognize that ARIZONA's performance may be dependent upon the appropriation of funds by its state legislature. Should the Legislature of Arizona fail to appropriate the necessary funds, ARIZONA may cancel this Agreement without further duty or obligation. ARIZONA agrees to notify the other parties as soon as reasonably possible after the unavailability of said funds comes to ARIZONA's attention.

        17.3    Conflict of Interest.    This Agreement is subject to the provisions of A.R.S. § 38-511 and conflict of interest laws of the State of Arizona. ARIZONA may cancel this Agreement by written notice to the other parties if any person employed by the State of Arizona is substantially involved in obtaining, drafting, or procuring this Agreement for or on behalf of the parties becomes an employee or consultant in any capacity of the LICENSEE.

        17.4    Waiver.    None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

        17.5    Severability.    The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

        17.6    Headings.    The description headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        17.7    Execution in Counterpart.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        17.8    Entire Agreement.    This writing constitutes the entire agreement of the parties and there are no promises, understandings or agreements of any kind pertaining to this Agreement other than those written in this Agreement. This Agreement supercedes all previous Agreements in this matter.

(signature page follows)

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

11

        IN WITNESS WHEREOF, the parties thereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

For LICENSOR:		For LICENSEE:
GEORGETOWN UNIVERSITY		PROLX PHARMACEUTICALS
By:	/s/ William J. Hartman William J. Hartman Director, Research & Technology	/s/ Lynn Kirkpatrick Dr. Lynn Kirkpatrick
	6/29/01 Date	6/26/01 Date
By:	/s/ Pim Thukrall 07/2/01 Pim Thukrall CFO Georgetown University Medical Center
	/s/ Pete J. Lynn 7/2/01 Witness	/s/ Kristen Geary Witness
ARIZONA BOARD OF REGENTS On behalf of THE UNIVERSITY OF ARIZONA
By:	/s/ Richard C. Powell Signature
Richard C. Powell Print Name
7/9/01 Date
/s/ Mary W. Trimmell Witness

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

12

APPENDIX A

Licensed Applications

1.
[+]

2.
[+]

3.
[+]

4.
[+]

Licensed Patent

1.
[+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

13

Exhibit 10.13

CONSENT AND ACKNOWLEDGEMENT

AMONG:

BIOMIRA INC.
—and—
 BIOMIRA INTERNATIONAL INC.
—and—
 BIOMIRA EUROPE B.V.
(collectively, as applicable, "Biomira")
—and—
 IMPERIAL CANCER RESEARCH TECHNOLOGY LIMITED
—and—
 MERCK KGaA

WHEREAS:

A.    Biomira and Imperial Cancer Research Technology Limited, a company registered in England and Wales ("ICRT"), are parties to an amended and restated license agreement dated effective November 14, 2000 (the "License Agreement") pursuant to which ICRT granted, subject to the terms of the License Agreement, an exclusive, worldwide license under the Licensed Patents to develop, make, have made, possess, utilize, sell, have sold, and otherwise exploit the ICRT Licensed Products and ICRT/DF Licensed Products in the Territory in the Field (the "ICRT Licensed Technology"), as each of the capitalized terms are defined in the License Agreement;

B.    Biomira and Merck KGaA, a German corporation (the "Sublicensee"), have formed a collaboration (the "Collaboration") concerning, among other things, the development, promotion, manufacture and supply of Biomira's BLP-25 product;

C.    The Sublicensee and Biomira wish to confirm the consent (as required pursuant to the terms of the License Agreement) of ICRT with respect to the sublicense by Biomira to the Sublicensee of the ICRT Licensed Technology, the right of the Sublicensee to sublicense the ICRT Licensed Technology to affiliates of the Sublicensee, and the right of the Sublicensee (or a designated affiliate of the Sublicensee), under certain circumstances, to cure defaults under the License Agreement on behalf of Biomira in order to maintain the License Agreement.

        THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by Biomira, ICRT and the Sublicensee), the parties hereby covenant and agree as follows:

ARTICLE 1
Definitions

1.
In this Agreement, including the Preamble and Schedules hereto (this "Agreement"), unless otherwise defined, capitalized terms shall have the meanings set forth for those terms in the License Agreement.

ARTICLE 2
Provide Notices

2.
ICRT hereby agrees to provide prompt written notice (a "Default Notice") to the Sublicensee of:

(a)
any notice provided by ICRT to Biomira pursuant to Section 4.6 of the License Agreement; and

(b)
any default notice provided by ICRT to Biomira under the License Agreement under section 9.2.

  All such Default Notices shall be provided concurrently with any notices given by ICRT pursuant to the License Agreement.

ARTICLE 3
Default

3.
Upon the Sublicensee's receipt of a Default Notice, the following provisions shall apply:

(a)
Biomira shall continue to have the time periods (each such period, the "Time Period") described in section 4.6 and 9.2 of the License Agreement to cure the breach or default (the "Default") which gave rise to the Default Notice; and

(b)
if Biomira does not cure the Default within the applicable Time Period, prior to the exercise of any of ICRT's rights or remedies under the License Agreement, ICRT agrees to provide the Sublicensee with further written notice (the "Further Default Notice") specifying the nature of the Default and confirming that Biomira has failed to remedy the Default within the applicable Time Period, if any, and the Sublicensee shall then have an additional forty-five (45) day period after the delivery of the Further Default Notice to cure the Default. The parties hereto acknowledge that the Sublicensee has no obligation to cure a Default. If the Sublicensee cures such Default on behalf of Biomira, the Default shall for purposes of the License Agreement be deemed to have been cured during the applicable grace period and the License Agreement shall continue in full force and effect.

ARTICLE 4
Consent to Sublicense

4.
ICRT hereby consents to Biomira's sublicense of the ICRT Licensed Technology to the Sublicensee on the terms of the Collaboration as further described in the collaboration agreement dated May 3, 2001 between Biomira and the Sublicensee (the "Collaboration Agreement"), the applicable portions of which are summarized in Schedule "C" hereto and/or attached as Schedule "A" hereto, and in the supply agreement dated May 3, 2001 between Biomira and the Sublicensee, the applicable portions of which are summarized in Schedule "C" hereto and/or attached as Schedule "B" hereto (collectively, the "Sublicense"). A certificate of an officer of Biomira is attached as Schedule "D" hereto certifying that the summary and extracts attached as Schedules "A", "B" and "C" are, in all material respects, true and complete summaries and/or extracts of all portions of the Sublicense pertaining to the sublicense under the License Agreement. ICRT also hereby consents to the further sublicense of the ICRT Licensed Technology by the Sublicensee to affiliates of the Sublicensee on similar terms as the Collaboration. Such consents of ICRT to sublicense are not and shall not be deemed to be approval of or consent to the terms of the Sublicense for the purposes of clause 3.3(d) of the License Agreement. ICRT hereby acknowledges that the Collaboration Agreement incorporates by reference any provision specifically required by the License Agreement to be included in such Sublicense. ICRT hereby agrees to such incorporation by reference.

2

ARTICLE 5
Consent to Assignment

5.
ICRT covenants and agrees with the Sublicensee and Biomira that if Biomira and the Sublicensee agree in writing to assign Biomira's interest in the License Agreement to the Sublicensee (or an affiliate of the Sublicensee), and if Biomira and the Sublicensee provide written notice to ICRT of such assignment, ICRT will consent to the absolute assignment and transfer of Biomira's interest in the License Agreement to the Sublicensee (or the designated affiliate of the Sublicensee) provided that:

(a)
the Sublicensee (or the designated affiliate of the Sublicensee) agrees to comply with the covenants and agreements set out in the License Agreement from and after the date of such assignment and transfer; and

(b)
the Sublicensee (or the designated affiliate of the Sublicensee) is at such time compliant with the License Agreement, to the extent that the provisions of the License Agreement can be applied to the activities of the Sublicensee (or the designated affiliate of the Sublicensee).

ARTICLE 6
Notice

6.
Any notices (including, without limitation, a Default Notice) to be delivered under this agreement shall be delivered to the Sublicensee by courier or telecopy at the address or telecopy number described below or such other address or telecopy number as may be designated from time to time by the Sublicensee:

    Merck KGaA
    Frankfurter Strasse 250
    D-64293 Darmstadt
    Germany
    Attention: Legal Department
    Facsimile: 49-6151-72-2373

ARTICLE 7
Governing Law

7.
This Agreement shall be governed by the, and constituted in, accordance with the laws of the domicile of the defendant in any given proceeding and the parties hereby submit to the exclusive jurisdiction of the Courts of such domicile for such proceeding.

ARTICLE 8
Enurement

8.
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and assigns.

ARTICLE 9
Counterparts

9.
This Agreement may be executed in any number of counterparts, which when taken together, shall form one agreement.

3

ARTICLE 10
Execution by Facsimile

10.
A facsimile copy of an executed copy of this Agreement shall have the same force and effect as an originally executed copy of this Agreement.

        This Agreement has been executed by the parties on the dates set forth opposite their names.

BIOMIRA INC.
Executed on Nov. 30, 2001	Per:	/s/ Edward Taylor
BIOMIRA INTERNATIONAL INC.
Executed on Nov. 30, 2001	Per:	/s/ W. Vickery Stoughton
BIOMIRA EUROPE B.V.
Executed on Nov. 30, 2001	Per:	/s/ W. Vickery Stoughton
IMPERIAL CANCER RESEARCH TECHNOLOGY LIMITED
Executed on 2001	Per:
Per:
MERCK KGaA
Executed on February 5, 2002	Per:	/s/
	Per:	/s/

4

Exhibit 10.15

BIOMIRA SEVERANCE AGREEMENT

        SEVERANCE AGREEMENT made as of the 12 day of May, 2003.

        BETWEEN:

BIOMIRA INC., a corporation, incorporated under the laws of Canada
OF THE FIRST PART
-and-
Marilyn Olson an employee of the Company or one of its Subsidiaries or an entity controlled by the Company
OF THE SECOND PART

        WHEREAS the Company has implemented an Executive Severance Plan in relation to the termination of employment of Employee-Officers of the Company in the following situations:

  A)
  In the regular course of events (i.e. other than in the event of a "Change of Control"), and

  B)
  In the event of a "Change of Control".

        The following terms of severance will apply. These are based on an agreement that you will not accept employment or contract work with a direct competitor of the Company for a period of two (2) years from the date of severance. For purposes of this Agreement, direct competitors include companies or divisions of companies that have, as their primary technology platform, the development of therapeutic cancer vaccines or technologies involving KLH conjugation or liposomal IL2 immune modulators involving cytokines in liposomal formulations.

  Termination of Services

A.
If in the regular course of events Biomira Inc. should deliver to you written notice that your services hereunder will no longer be required, Biomira Inc. will pay or cause you to be paid (a) one and one-half (1.5) times the amount of your annual salary in effect at the time such notice is given, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this letter agreement, except to the extent these would already have accrued or been earned by you under Biomira Inc.'s retirement or option plans (all benefits cease as of the date of severance). The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over eighteen (18).

  If such notice is given, you agree to resign forthwith from any and all offices and directorships held by you with Biomira Inc. and release Biomira Inc. and its officers from any additional severance or other employment related obligations. The "date of severance" will be the date of the written notice or such date as specified therein.

  In addition, should Biomira Inc. purport to alter the scope of your duties hereunder, in such manner that in result you suffer what would constitute a demotion (in the context of an employer-employee relationship), you shall be entitled to treat this as notice of constructive termination of your services hereunder. In such event, the provisions hereinabove specified in respect of compensation in lieu of notice shall apply mutatis mutandis, with the date of the change of duties being the date of severance, unless otherwise mutually agreed.

  It is further understood and agreed that if services are terminated as provided above, share options continue to become vested until the first anniversary of the date of severance. In accordance with your Stock Option Agreements, all vested share options will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

  In the event of termination of your employment by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Biomira Inc.'s benefit and compensation plans applicable in the case of death or disability which were in effect at the time of death or disability. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of Biomira Inc. to make such payments.

  Notwithstanding the foregoing provisions hereof, should your employment be terminated for "cause", as that term is interpreted according to the laws of the State or Province where you were based immediately prior to your termination, you shall only be entitled to be compensation as determined by a court of competent jurisdiction in such State or Province.

  If you should be entitled to receive payments from Biomira Inc. on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

B.
If during the term of your employment there should be a "Change of Control", as defined in Exhibit A attached hereto, and thereafter:

  (i)
  you do not serve as Vice President, Regulatory Affairs (or in a position of similar or more senior authority) for at least two calendar years or during such period of two years your service with Biomira Inc. should terminate for any reason in either case other than voluntary resignation, death, disability, or retirement at or after your normal retirement date under Biomira Inc.'s retirement plans, or

  (ii)
  you voluntarily resign your position at Biomira Inc. within one year of a Change of Control as a result of a good faith determination that, as a result of the Change of Control, you are unable to effectively discharge the duties of the position you occupied immediately prior to such Change of Control.

  Biomira Inc. will pay to you in lieu of any rights, other than those accrued as of the date of termination under Biomira Inc.'s retirement or option plans, an amount equal to (a) one and one-half (1.5) times amount of your annual salary amount in effect at the time of Change of Control, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this letter agreement, except to the extent these would already have accrued or been earned by you under Biomira Inc.'s retirement or option plans (all benefits cease as of the date of severance). The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over eighteen (18).

  In the event of a bona fide threat of a takeover bid for voting control of the Corporation, the Secretary shall be required to estimate, prior to the occurrence of a Change of Control, the extent to which you might receive a "parachute payment" should your employment be terminated as a result thereof. Such estimate by the Secretary and the method of its calculation shall be certified by the Company's auditors as being consistent with the terms of this agreement and shall, in the absence of compelling evidence to the contrary, be deemed to be conclusive and binding upon the parties hereto. Subject to the direction and approval of the Board of Directors, the Secretary may set up a reserve and set aside sufficient funds to permit payment of the aforesaid amount to you.

2

  It is further understood and agreed that if services are terminated as provided above, the expiry date for share options vested in accordance with your Stock Option Agreements will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

  In the event of termination of your employment after a Change of Control by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under Biomira Inc.'s benefit and compensation plans applicable in the case of death or disability which were in effect immediately prior to the Change of Control or, if greater, in effect at the time of death or disability. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of Biomira Inc. to make such payments.

  If you should be entitled to receive payments from Biomira Inc. on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall discharge payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

        IN WITNESS WHEREOF this Severance Agreement has been executed by the parties hereto.

BIOMIRA INC.

        IN WITNESS WHEREOF this Option Agreement has been executed by the parties hereto.

BIOMIRA INC.
		By:	/s/ T. Alexander McPherson M.D., Ph.D. T. Alexander McPherson M.D., Ph.D. CEO
		By:	/s/ Edward Taylor Edward Taylor CFO
SIGNED, SEALED AND DELIVERED in the presence of	) ) )
	)		/s/ Marilyn Olson
	)		Marilyn Olson
)
/s/ Paul Bokenfohr Witness	)

3

Exhibit A

        "Change of Control" shall be deemed to have taken place if (1) a third person, including a group working in concert, becomes the beneficial owner of shares of Biomira Inc. (the "Company" having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (2) there occurs any cash tender or exchange offer, amalgamation or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with either (1) or (2), persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

4

Exhibit 10.17

David Nichols Realty, Inc.

49 N SCOTT AVE., Tucson, Arizona 85701	Phone: 520-624-0426
E-Mail: davidnicholsrealty@qwest.net	Fax: 520-624-0344
Full-Service Commercial and Investment Real Estate Brokerage Firm

COMMERCIAL LEASE AGREEMENT

Between 221 E. 6th St. L.L.C. Landlord

And

Prolx Pharmaceuticals, Corp. Tenant

Dated: March 26, 2004

COMMERCIAL LEASE AGREEMENT INDEX

i

48. KEEPING LEASED PREMISES CLEAN	9
49. NON-PAYMENT OF RENT	10
50. DEFAULT BY TENANT	10
51. LANDLORD'S DAMAGES	10
52. EQUIPMENT, ROOF, WALLS AND OTHER REPAIRS	10
53. FINANCIAL STATEMENT DISCLAIMERS	10
54. TIME OF ESSENCE	11
55. BINDING ON HEIRS, ETC	11
56. TENANT IMPROVEMENTS	11
57. LANDLORD'S LIEN	11
58. AMERICANS WITH DISABILITIES ACT	11
59. CONDITION OF LEASED PREMISES	12
60. Property owner's DEFAULT	12
61. HAZARDOUS WASTE	12
62. WARRANTY OF AUTHORITY	12
63. CONDEMNATION	12
64. TRIPLE NET LEASE	13
65. NOTICES	13
66. FORCE MAJUERE	13
67. PARKING	13
68. FIRST RIGHT OF REFUSAL TO LEASE	13
ADDENDUM A TO LEASE	15

ii

COMMERCIAL LEASE AGREEMENT

        THIS LEASE, made this 26th day of March, 2004 between PROLX PHARMACEUTICALS CORP., a Delaware Corporation (hereinafter called Tenant and 221 E. 6th ST. L.L.C. (hereinafter called Landlord).

1.
LEASED PREMISES. Landlord hereby leases to Tenant and Tenant leases from Landlord for the term, at the rental, and upon all the conditions set forth herein, that certain real property situated in the City of Tucson, County of Pima, State of Arizona, as follows:

Approximately 6500 square feet fronting 6th Street (Front Suite)

In addition, described on Exhibit A attached, Leased Premises outlined in yellow hereto and made a part hereof. Said real property including the land and all improvements thereon, is herein called the "Leased Premises."

2.
USE OF LEASED PREMISES. The Leased Premises shall be used only as:

Office and Laboratories for pharmaceutical research and development

3.
ZONING. It is agreed that Tenant has investigated the zoning and determined by the Tenant to be correct, in all respects, for the business use as stated herein.

4.
COMPLIANCE WITH LAWS. The Tenant agrees to conduct the business in a legal manner and in accordance with Municipal, County, State and Federal regulations and requirements, and to zoning ordinances.

The Tenant shall faithfully and promptly execute and comply with all present and future statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, City and County authorities and of any and all their departments and bureaus applicable to said Leased Premises and the use thereof. Should the Tenant, or the Health, building or City, County, State or Federal authorities require any changes or improvements in or to the Leased Premises, the Tenant shall first obtain the written consent from the Landlord for such changes, and all such changes or improvements shall be done at the sole expense and risk of the Tenant. The Tenant agrees to comply with all provisions, covenants, conditions and restrictions as recorded in the office of the County Recorder of Pima County, Arizona. Any interruption or stoppage in the use and occupancy of the Leased Premises shall not affect the rental terms, conditions and covenants contained in this Lease.

5.
CONDUCT OF BUSINESS. Tenant shall not leave the Leased Premises unoccupied or vacant but shall throughout the term of this Lease conduct and carry on the type of business for which the Leased Premises are leased at its usual business hours and manner.

6.
TERM. TO HAVE AND HOLD the same to the said Tenant from the 1st day of April, 2004, through the 31st day of March, 2011.

7.
RENT. And the said Tenant, in consideration of the leasing of the premises hereinabove set forth, covenants and agrees with the Landlord to pay the said Landlord as rent for the property the total sum of Four Hundred Forty Four Thousand Seven Hundred Forty Seven Dollars and Forty Two Cents ($444.747.72), lawful money of the United States of America, which amount is now due and payable; however, so long as the Tenant shall keep and perform each and all of the covenants and agreements herein mentioned, then the Tenant shall have the option of paying the above-referenced rental sum as set forth in Addendum A, attached hereto. In addition to the foregoing rent, Tenant covenants and agrees to pay all other payments and charges payable by Tenant hereunder which, however denominated, shall constitute rent.

1

8.
MONTHLY RENTAL PAYMENTS. Starting April 1st, 2004, the Tenant shall pay as rent monthly installments of $5000.00, plus rental tax on the first day of the lease period and a like sum on the first day of each and every successive calendar month thereafter, except that the monthly rent and rental tax shall be adjusted as herein provided. Tenant shall pay the rent in a timely manner. Tenant shall pay a late charge of 10% of monthly rent and tax for rent paid TEN (10) days or more past due date. *Payments to increase as per attached Addendum A.

In addition to the monthly rental payments hereinabove called for, the Tenant agrees to pay to the Landlord each and every month during the term of this Lease, or any extension thereof, an amount presently equal to TWO percent (2%) of the gross monthly rent (gross monthly rent shall include rent and Tenant's monthly payment of real property tax and insurance reimbursement as described below), which amount is for the TWO percent (2%) "Business Privilege License Tax" as imposed by the City of Tucson. In the event the City, or State, or both, should impose an increase or additional tax, the Tenant agrees to pay said increase and such additional tax. The Landlord, in turn, shall pay these amounts to the proper governmental body. Said tax, as of the date of this Lease, is One hundred Fourteen dollars and sixty four cents ($114.64) per month. The Tenant hereby agrees to pay any and all other taxes levied or assessed by State, County, and/or City or Federal authorities applying to or affecting the Leased Premises, including all taxes on all merchandise and stock and all taxes on all equipment as owned by Tenant or on Landlord's equipment used by Tenant, and to pay all license fees, sales taxes for conducting the business.

Tenant agrees to pay any real property taxes levied for the 2003 tax year, prorated as of April 1st, 2004 and each successive year thereafter. Tenant shall pay his share of the annual real property tax. It shall be computed on a pro rata share of square footage per unit, if there are multiple units. Tenants percentage of their space to total property is 46%, as designated by Tax Code ####-##-####. Taxes for the 2003 tax year are $15,395.34.

Tenant agrees not to deduct from the herein rental payments any cost or expense whatsoever involving repairs, maintenance or alterations to the Leased Premises or for anything else, unless written consent is first obtained by the Tenant from the Landlord or from the Agent.

9.
OPTION TO RENEW. The Tenant shall have an option to renew this Lease for one term of 3 year(s); provided, however, that the Tenant shall not be in default of any of the terms, conditions, and covenants of this Lease and further providing that written notice is given by the Tenant to the Landlord of its intention to renew at least ninety (90) days prior to the expiration of this Lease. All the terms and provision of this Lease shall apply to said one three-year extension, provided, however, that Landlord reserves the right to renegotiate and increase the monthly rent.

10.
SECURITY DEPOSIT. On or before the date of execution of the lease, Tenant will deposit with Landlord the total sum of Five thousand Dollars ($5000.00) (hereinafter referred to as "Security Deposit"). For the first three months the base rent will be free. The base rent, plus property taxes, fire insurance, and sales tax for the fourth month will be $5,846.62 due on the first day of the second month.

Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of said deposit is so used or applied Tenant shall, within five (5) days after written demand therefore deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and

2

  Tenant's failure to do so shall be a default under this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest hereunder) within TEN (10) days following expiration of the Lease Term. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer said deposit to Landlord's successor in interest and shall have no further obligation with respect thereto.

11.
WHERE PAYABLE. All rental payments shall be made payable to the order of 221 E. 6th Street L.L.C. in care of David Nichols Realty Inc. Tucson, Arizona 85701, ATTN: David Nichols, 49 N. Scott Ave. Tucson, AZ 85701 during the entire term of this Lease unless otherwise designated by Landlord.

12.
MAINTENANCE OF LEASED PREMISES.

A.
Landlord's Obligations: Prior to the tenants occupancy, Landlord agrees to clean the interior and exterior of said property, repair broken glass, roller-blinds, vertical blinds, all lighting fixtures, service heat-pumps and A/C. Within two months of occupancy, Landlord agrees to paint exterior building that is agreeable to ProlX and Landlord. Landlord to take care of all exterior landscaping and responsible for the removal of any graffiti on the said premises.

B.
Tenants Obligations: Tenant at all times during the term of this Lease, at its own cost and expense, shall keep and maintain or cause to be kept and maintained in good condition and repair, ordinary wear and tear excepted, all building improvements and fixtures at any time erected on the Leased Premises, and shall use all reasonable caution to prevent waste, damage or injury. Tenant agrees to maintain air conditioning and heating pumps in working order. Tenant shall provide and pay for janitorial services and pay for 46% of monthly dumpster fee. Tenant shall pay all special medical waste removal fees.

13.
UTILITIES AND GLASS. Tenant further agrees to connect to and pay for all water, fuel, light, power, gas, telephone and all other utilities used in or about the Leased Premises, and the Landlord shall in no way be responsible therefore. The Tenant hereby agrees to take full responsibility for all plate glass and other glass in and about the Leased Premises, and should Landlord require that plate glass insurance be carried, the Tenant shall pay the premium. Tenant shall not overload the electrical systems and shall install, after obtaining Landlord's prior written approval, any additional wiring required for Tenant's equipment.

14.
ADVANCE POSSESSION. All terms of this Lease shall be in force from the initial date of possession of key or by physical occupancy of Leased Premises by Tenant. Rent shall continue upon expiration of Lease and until key and possession of Leased Premises is returned to Landlord.

15.
ALTERATIONS AND ADDITIONS. Tenant shall not make or allow to be made any alterations, additions or improvements to or of the Leased Premises or any part thereof without the written consent of Landlord first had and obtained, and any alterations, additions or improvements to or of said Leased Premises, including, but not limited to wall covering, paneling and built-in cabinet work, but excepting movable furniture and trade fixtures installed by Tenant, shall at once become a part of the realty as further evidenced by the signing and filing of a UCC-1 designating the Landlord the Secured Party and shall be surrendered with the Leased Premises if there is a default in complying with the terms of the lease. In the event Landlord consents to the making of any alterations, additions or improvements to the Leased Premises by Tenant, the same shall be made by Tenant in a good, workmanlike and diligent manner at Tenant's sole cost and expense, in accordance with law, with Tenant to obtain all applicable permits.

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16.
LIENS CREATED BY TENANT. The Tenant shall have no power to do any act or to make any contract that may create or be the foundation for any lien upon the Leased Premises or other estate of the Landlord in the Leased Premises or upon any building or improvement thereon, and should any such lien be filed, the Tenant at his own cost and expense shall bond or otherwise discharge the same within ten (10) days after the filing thereof. If Tenant fails to do so, Landlord may (but shall not be obligated to) pay such claim and the amount so paid together with any costs.

Tenant agrees to provide all Tenant Improvements on the Premises. All Tenant Improvements will be performed by properly licensed contractors and will comply with all applicable codes. Notwithstanding anything to the contrary elsewhere in this Lease, Tenant shall not begin construction of Tenant Improvements until such time as Tenant has provided to Landlord and Landlord has approved: (1) architectural plans, drawings, designs and specifications for the work to be performed prepared by an architect licensed in the State of Arizona: (2) a copy of the construction contract or contracts for the work, identifying the contractor, the contractor's license number and license type, the work to be performed and the schedule of construction; (3) certificates of insurance from each contractor, vendor and supplier naming Landlord as an additional insured; (4) copies of all permits required to be obtained from all applicable governmental agencies prior to commencement of any work; and (5) lien waivers from all contractors, vendors and suppliers. Prior to commencement of any work, Tenant shall provide to Landlord any and all information requested by Landlord concerning Tenant's financing of, or method of paying for, Tenant Improvements, which shall be subject to Landlord's prior written approval. Tenant shall obtain interim and final lien waivers and lien releases from all contractors, vendors and suppliers for all labor and material lien rights created by the actions of Tenant, or on behalf of Tenant, and applicable to any property owned by Landlord. Tenant shall provide Landlord with "as built" drawings prepared by a licensed architect within two weeks of the completion of the tenant improvements. Tenant shall also provide Landlord with a copy of the Certificate of Occupancy upon completion of the Tenant Improvements.

17.
LEAKING ROOF. The Landlord shall not be responsible for any damage sustained by the Tenant by reason of water leaking through the roof of said building.

18.
DAMAGE OR INJURY TO PERSONS OR PERSONAL PROPERTY. The Tenant hereby agrees to indemnify, defend and save harmless the Landlord from any and all liability for any damage or injury to person or property caused by or resulting from the Tenant's failure to perform any maintenance or repair as required by the terms and provisions of this Commercial Lease. The Tenant further agrees to indemnify, defend and save harmless the Landlord from any and all loss, damage or liability by reason of any injury or injuries to any person, persons or personal property occurring by reason of Tenant's use or occupancy or through the fault or negligence of the Tenant, his employees or patrons. Landlord shall not be responsible for loss or damage to Tenant or his or anyone else's personal property on the leased premises, for any reason whatsoever, including, but not limited to, fire, flood, weather, maintenance and structural failure of said Leased Premises. Tenant to obtain insurance for his leasehold improvements and personal property and general liability. If Tenant fails to remove such personal property prior to expiration of the Term, it shall become the property of the Landlord.

19.
LANDLORD RULES. The Landlord reserves the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful and desirable for the safety, security, care and cleanliness of the Leased Premises and preservation of good order therein. Said rules must be presented to Tenant in writing prior to taking effect.

20.
LIABILITY INSURANCE. Tenant shall, at Tenant's expense, obtain, maintain and keep in force, by advance payment of premiums, during the term of this Lease a policy of comprehensive public liability and property damage insurance insuring Landlord and Tenant against any liability arising

4

  out of the ownership, use, occupancy or maintenance of the Leased Premises and all areas appurtenant thereto. Such insurance shall be in the amount of not less than $1,000,000.00 for injury or death of one person in any one accident or occurrence and in the amount of not less than $1,000,000.00 for bodily injury or death for more than one person in any one accident or occurrence. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least $250,000.00. Alternatively, limits shall be not less than $1,000,000.00 bodily injury and property damage liability insurance combined single limit. The limit of any such insurance shall not, however, limit the liability of the Tenant hereunder. If the Tenant shall fail to procure and maintain said insurance the Landlord may procure the same, and Tenant shall be obligated to reimburse Landlord for the cost thereof, within five days of receipt of the bill therefore. Insurance required hereunder shall be in companies rated A+ or better in "Best's Insurance Guide." Tenant shall deliver to Landlord, prior to right of entry, certificates evidencing the existence and amounts of such insurance. No policy shall be cancelable or subject to reduction of coverage or non-renewed without 30 days prior written notice being given to the Landlord. The insurance provided by Tenant shall specify that it is primary insurance and any insurance maintained by Landlord shall be in excess and not contributory with Tenant's insurance. Landlord and Tenant agree that they shall not be liable to the other and hereby release the other for damage to the Leased Premises and to Tenant's improvements and to loss through business interruption and to loss to personal property from risks insured against under any insurance policies carried by the parties and in force at the time of such damage. This release shall apply only to the extent that such loss is covered by insurance. Tenant shall also maintain worker's compensation insurance as required by state law.

21.
EXEMPTION OF LANDLORD FROM LIABILITY. Tenant agrees Landlord shall not be liable for injury to Tenant's business or for damage to the goods, merchandise or other property of and/or not liable for injury to the person of Tenant as well as Tenant's employees, agents, invitees, customers, contractors or any other person in or about the property, including but not limited to a vandal. Such exemption of Landlord from all liability shall apply whether such damage or injury is caused by or results from fire, utility related damage, weather related damage such as caused by roof leak, building or plumbing defect related damage or from any other cause, including but not limited to, the negligence, and/or any agent of Landlord including an employee or contractor of Landlord as well as whether any such damage or injury results from conditions arising upon the property, other portions of the building of which the property is a part or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to the Tenant.

Further, Tenant agrees to waive any statutory provision, case law or legal authority which is contrary to and/or nullifies/voids in any way such member/partner protective provisions in the event of any actual or alleged breach of the lease by the Landlord, the sole remedy shall be against the assets of the Landlord which the Tenant acknowledges is a Limited Liability Company and no individual member, partner or other associated entity of the company shall be liable for any damages arising from any act or omission or neglect including negligence, gross negligence and/or willful acts or omissions of Landlord/Owner or of any other Tenant as well as any other Tenant's employees, agents, invitees, customers, contractors or any other person in or about the property, including but limited to a vandal.

Further, Tenant expressly agrees to indemnify, hold harmless and defend Landlord, any owner of Landlord, such as any shareholder or L.L.C. member as well as any employee, contractor or other agent of Landlord from claims or losses, damages or the like, including costs attorney's fees, arising out of all enumerated causes including but not limited to Tenant's utilization of the leased premises. All such continuing agreements duties and promises of Tenant contained in this exemption of Landlord from liability as well as such continuing duties, obligations and promises of

5

  Tenant contained elsewhere in this agreement shall survive and continue following the end of the lease term and/or occupancy of Tenant with such indemnification, hold harmless and defend provisions to apply to any claim, loss, damage, liability or the like made by Tenant, invitee of Tenant, employee, contractor or other agent of Tenant or any other third party, including but not limited to another Tenant and including any and all claims even if caused by the negligence of the Landlord and any Owners of Landlord and/or agent of Landlord including an employee or contractor of Landlord.

22.
LANDLORD'S CASUALTY INSURANCE. Tenant agrees not to do anything, including, but not limited to, structural changes, which could jeopardize the Landlord's insurance coverage, create additional risk, fail to comply with a law, or regulation, or Landlord's insurance company's requirements or cause an increase in Landlord's insurance premium.

Tenant, each successive month, shall pay the Landlord, in addition to the rent, one-twelfth (1/12th) of the Landlord's cost of special form-all risk property damage, liability and casualty insurance ("Property Casualty Insurance"). It shall be compiled on a pro rata share of square footage per unit, if there are multiple units. Tenant's percentage of their space to total property is 46%. Fire insurance is currently $3700.00.

23.
INSPECTIONS. The Landlord or his Agent is hereby granted the right and privilege to inspect the property both inside and outside upon reasonable notice (48 hours) during the term of this Lease, between the hours of 10:00 A.M. and 4:00 P.M. In the event of an emergency, Landlord or his Agent may enter premises without notice.

24.
FIRE OR EARTHQUAKE. If at any time during the Lease, the Leased Premises shall be destroyed by fire, by the elements, by earthquake or any other casualty or be so damaged by fire, by the elements, by earthquake, or any other casualty that, in the reasonable judgment of Landlord's contractor, the Leased Premises cannot be repaired, rebuilt or restored within 90 working days from the date of such damage, this Lease may, at the option of either party, be terminated by delivering written notice of termination not later than ninety (90) days after the date of the casualty and rights hereunder shall cease and terminate and the Tenant shall be entitled to be reimbursed for all rents paid in advance. The Tenant agrees to give the Landlord access to the Leased Premises so that the necessary repairs, rebuilding or restoration may be resumed without delay, subject to availability of insurance proceeds and the ability to obtain necessary permits. It is further understood and agreed that during the time or times that the Tenant may be unable to occupy the Leased Premises for the reason above stated, rental shall abate proportional to the square footage of the Premises which is unavailable for occupancy, until said Leased Premises are again in condition to be available for use by the Tenant.

25.
LIGHTING AND OTHER FIXTURES. The Tenant agrees to furnish and install at his own sole cost and risk upon, obtaining Landlord's prior written approval, any additional lighting fixtures, cooling and heating system needed for Tenant's efficient operation(s). All said additions and/or alterations shall become the property of the Landlord, without charge, at the termination of this Lease.

26.
BANKRUPTCY. It is hereby mutually agreed, covenanted and understood that in the event the Tenant shall file a petition in bankruptcy or be adjudicated a bankrupt, or make an assignment for the benefit of creditor or take the benefit of any insolvent act or fail in business, then this Lease shall, at the option of the Landlord, immediately terminate and in no event shall this Lease be treated as an asset of the Tenant after the exercise of such option.

27.
WAIVER BY LANDLORD. The waiver by the Landlord of any breach or breaches by the Tenant of any one or more of the covenants, agreements, conditions, or obligations herein contained or the acceptance of any delinquent payments shall not bar the Landlord's right to declare a forfeiture or

6

  to employ any other rights or remedies of the Landlord in the event of any subsequent breach of any such or other covenants, agreements, conditions or obligations. Any entry and/or re-entry by the Landlord, whether had or taken by the terms of this Lease under what is generally known as summary proceedings, shall not be deemed to absolve or discharge the Tenant from liability hereunder.

28.
LEASE TRANSFER. The Tenant hereby agrees not to sell, transfer, sublease, sublet or assign this Lease, or to lease or sublease the whole or any portion of said Leased Premises without first obtaining the written consent of the said Landlord, and any attempted assignment of lease or sublease without such written consent shall be void. Even though the Landlord may give the written consent to an assignment, subletting or transferring hereof, it is agreed that the Tenant shall make no further assignment, subletting or transferring without the express consent in writing by the Landlord. Such consent cannot be unreasonably withheld. The Landlord reserves the right to assign this Lease to anyone, and at any time, without given notice to the Tenant and Landlord shall be released from all liability and obligation arising hereunder after the date of such assignment.

29.
REASONABLE CONSENT. As set forth in paragraph 28 above, Tenant shall not sublet or assign the Leased Premises without the Landlord's prior written consent, which consent shall not be unreasonably withheld. In determining whether to grant consent to the Tenant's sublet or assignment request, the Landlord may consider any reasonable factor. Landlord and Tenant agree that any one of the following factors, or any other reasonable factor, will be reasonable grounds for deciding the Tenant's request:

A.
Financial strength of the proposed subtenant/assignee must be at least equal to that of the existing Tenant;

B.
Business reputation of the proposed subtenant/assignee must be in accordance with generally acceptable commercial standards;

C.
Use of the Leased Premises by the proposed subtenant/assignee must be identical to the use permitted by this Lease;

D.
Percentage rents, if a condition of this Lease, of the proposed subtenant/assignee, or the prospect of percentage rents, must be at least equal to that of the existing Tenant;

E.
Managerial and operational skills of the proposed subtenant/assignee must be the same or exceed those of the existing Tenant;

F.
Use of the Leased Premises by the proposed subtenant/assignee will not violate or create any potential violation of any laws;

G.
Use of the Leased Premises will not violate any other agreements affecting the Leased Premises, the Landlord or other Tenants or require Landlord to make alterations or improvements to the Premises.

30.
TENANT CONTINUING RESPONSIBILITY. In the event the Landlord gives consent to the Assignment of this Lease, the Tenant shall still nevertheless continue fully liable and responsible for the full and faithful performance of each and all of the terms, covenants and conditions herein contained on the part of the Tenant herein to be performed and observed, and provided further, that the Assignee shall likewise be deemed to have assumed the full and faithful performance of said terms, covenants and conditions contained within the Lease on the part of the Tenant herein to be performed and shall deliver to the Landlord herein written assumption agreement assuming such performance as aforesaid.

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31.
ENFORCEMENT OF LEASE. The said Landlord may, at his option, in addition to any of the rights given by this indenture, enforce any provisions of the laws of the State of Arizona, or of the United States of America governing the relations of Landlord and Tenant, with the same effect as though the right to enforce such provisions were herein specifically set forth. In the event any court of competent jurisdiction holds any provision in this Lease invalid, the remaining provisions in this Lease shall be deemed severable and shall remain in full force and effect.

32.
CHANGE IN LEASE. The making, execution and delivery of this Lease have not been induced by any representation, statement, warranties or agreements other than those herein expressed. It is mutually agreed by and between the parties hereto that this agreement supersedes all other previous and/or other agreements bearing upon the above Leased Premises, and it is further agreed that no changes to or in this Lease shall be made without being in writing, signed by all of the parties hereto.

33.
CONTINUING LEASE AFTER EXPIRATION. In the event that Tenant should hold over and continue in the occupancy of the Leased Premises after the expiration of the initial term of this Lease, or any extension thereof, with the consent of the Landlord, express or implied, the Tenancy shall be deemed to a Tenancy only from month-to-month, upon the same terms and conditions as exist and prevail at the time of the termination of the Lease, and subject to increase in monthly rental at the option of the Landlord. Partial months shall be charged as a full-month rent.

34.
SUIT TO ENFORCE TERMS OF LEASE. In the event of legal action between any of the signatories to this Agreement to enforce the terms hereof the prevailing party shall be entitled to reasonable attorneys' fees and court costs from the party adjudged against.

35.
POSSESSION AT EXPIRATION OF THIS LEASE. The Tenant further covenants and agrees with the Landlord that at the expiration of the term mentioned in this Lease, peaceable possession of the Leased Premises shall be given to the Landlord, the Leased Premises to be in as good condition as they now are, or as when first occupied, the usual wear and tear, inevitable casualties and loss by fire excepted. Transfer of Possession of Leased Premises is defined as when Tenant returns all keys to Landlord or his agents after vacating Leased Premises.

36.
IF LANDLORD CANNOT DELIVER POSSESSION OF LEASED PREMISES. If Landlord, for any reason, cannot deliver possession of the Leased Premises to Tenant at the commencement of said term, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting there from; but there shall be proportionate deduction of rent covering the period between commencement of said term and the time when Landlord can deliver possession.

37.
INDEPENDENT COVENANT FOR PAYMENT OF RENT. The covenant of the Tenant to pay rent shall at all times be recognized as an independent covenant under the terms of this Lease and shall in no way be construed to be dependent upon any other clause, condition or covenant contained herein.

38.
IF LEASED PREMISES ARE DESERTED BY TENANT. In the event the Leased Premises shall be deserted or if the Tenant ceased to conduct business without paying punctually the rent herein called for, then in addition to all other rights and remedies of Landlord hereunder, at law and in equity, the Tenant grants to the Landlord or his agent the right to take over possession of the Leased Premises as agent for the Tenant and do whatever the Landlord deems best to protect his interest so that the Landlord may obtain the balance of money due under this Lease, and without the Landlord waiving or relinquishing any of his rights mentioned in this Lease.

39.
LANDLORD'S RIGHT TO PLACE "FOR SALE" OR "FOR LEASE" SIGN. The Tenant hereby grants upon the Landlord or his Agent the right to place a "For Lease" sign on or in the Leased Premises at any time the Tenant vacates the Leased Premises, at any time there is evidence that

8

  the Tenant has ceased to conduct business in or on the Leased Premises, or within 60 days of the termination of this lease. Tenant hereby grants the Landlord or his agents the right to place a "For Sale" sign at anytime.

40.
REPAIRS OR REPLACEMENT IN EVENT OF THEFT OR VANDALISM. Notwithstanding anything to the contrary herein contained, the Tenant agrees to repair or replace, without delay and at his own sole cost, expense and risk any and all portions of the Leased Premises that may be damaged by theft, burglary, and vandalism or by malicious mischief with the exception of the above said in section 12 A of this contract.

41.
RENT ESCALATION CLAUSE. Rent each year to increase, as per Addendum A, attached hereto and made a part hereof. Each preceding year to become the base year for the following year, and the rent shall increase 3% over the last base year. The rent to be computed at each yearly anniversary date of this Lease, and the increase payable upon the Tenant's receipt of statement. Base year's initial anniversary date is April 2004.

42.
RETROACTIVE RENT CLAUSE. Should Landlord fail to notify Tenant of his intent to revise the rental at such time or times as herein specified, such rental shall continue to be subject to revision upon notification by Landlord as provided herein and, when so revised, shall be retroactive to the date such rental should have become effective, regardless of the number of years involved.

43.
SUBMISSION OF LEASE. Submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises. This instrument becomes effective as a Lease upon execution and payment of Security Deposit.

44.
GENDER. It is further understood that if more than one join in the execution hereof, or may be of the feminine, masculine or neuter gender, the pronouns and relative words herein used shall be read and understood as if written in plural, feminine, masculine or neuter, respectively.

45.
SIDE HEADINGS. The herein side headings are for convenience only, and do not define, limit or construe the contents of the various articles in this Agreement.

46.
MORTGAGE. The Tenant's rights under this Lease are and shall always be subordinate to the lien of any existing mortgage or mortgages and to any mortgage or mortgages which the Landlord may and shall have the right to execute at any time during the term of the Lease or any renewal or extension thereof; and the Tenant upon request by the Landlord agrees to execute within fifteen (15) days of request such instrument or instruments permitting a mortgage or mortgages to be placed upon the Leased Premises so as to subordinate this Lease to any mortgage or mortgages.

47.
SIGNS. The Tenant agrees not to place any permanent sign(s) on the windows, doors or walls or in any other location on the Leased Premises without first obtaining the written consent of the Landlord. The Tenant agrees not to paint, inscribe or erect any outside signs on walls or roofs without first obtaining the written consent of the Landlord; and should the Landlord give such written consent, then all such signs and paint shall be removed by the Tenant at least thirty days prior to the expiration of this Lease, and the walls, roof, front and rear yards left in good condition, and free from any holes or damage. Tenant is aware that there is a sign permit fee that is at Tenant's cost. Landlord shall not withhold reasonable consent, except that Tenant must install any City approved sign within the space provided for signs and Tenant shall be solely responsible for obtaining all necessary approvals.

48.
KEEPING LEASED PREMISES CLEAN. The Tenant agrees to keep the Leased Premises inside and outside clean and neat at all times, including sidewalks, windows, parking area and front and rear yards; and to keep sidewalk free of any obstruction. Tenant shall be solely responsible for prompt removal and proper disposal of all trash and garbage.

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49.
NON-PAYMENT OF RENT. The Tenant further agrees with the Landlord that upon the non-payment of the whole or any part of the rent or other amounts payable hereunder at the time when same is above promised to be paid by the said Tenant and said non-payment of rent continues for a period of TEN (10) days, or in the event said Leased Premises or part thereof shall be deserted (which shall mean Tenant's failure to conduct business in the Premises thirty (30) consecutive days or more without prior notice to Landlord) during said term or of the breach of any of the other terms, covenants or agreements herein contained, for which a specific performance is not provided, the Landlord may at his election, without notice or demand, exercise any remedy available at law or in equity including without limitation any one or more of the following: declare this Lease to be at an end and recover said Leased Premises and recover such damages as he may have sustained; or he may without notice or demand and without declaring the Lease ended, reenter and occupy, remodel or relet the whole or any part of the Premises for the account of Tenant on such terms and conditions as Landlord deems reasonable, or to thereafter terminate the Lease even though the Premises have been relet.

50.
DEFAULT BY TENANT. In the event the Tenant shall default or violate any of the agreements or covenants herein mentioned, the Landlord hereby agrees to give unto said Tenant notice in writing of such default or violation and to give the Tenant the period of TEN (10) business days from the time such notice is received by Tenant to remedy the default or violation the Landlord shall at his election apply anyone or all of the remedies herein contained.

51.
LANDLORD'S DAMAGES. In the event of any default by Tenant, Tenant agrees to pay to Landlord all amounts necessary to compensate Landlord for all damage caused by Tenant's failure to perform its obligations under this Lease, including but not limited to the cost of recovering possession of the Premises (including attorney's fees), the cost of repairs, alterations, leasing commissions and all other expenses incurred in maintaining, preserving or releasing the Premises to a new tenant. Landlord shall be entitled to recover from Tenant the rent and other charges due and unpaid; (i) at termination of the Lease if the Lease is terminated; (ii) if the Lease is not terminated, as they become due by bringing one or more actions from time to time; or (iii) the difference between the rental, if any, received by Landlord under any releasing of the Premises, and the rental to the charges which would have been paid over the term but for Tenant's default, with present value based on a discount rate of 8%.

52.
EQUIPMENT, ROOF, WALLS AND OTHER REPAIRS. The Landlord, at his own expense, shall keep the roof and outside walls of the Leased Premises in good repair during the term of this Lease. Should the roof or walls be damaged by reasons of the cooling system, heating system, or in placing or erecting advertising signs, then the Tenant agrees to make the necessary repairs without delay and in good and workmanlike manner at his own cost, expense and risk. The Tenant shall be responsible for, and shall pay costs of repairs and maintenance or replacement of any nature whatsoever (including, but not limited to, doors, locks, ceilings, windows, heating, cooling, water and sewer lines, electrical, mechanical, plumbing, pipes and conduits, and plate glass) on said Leased Premises except for the roof and the structural elements of the outside walls, or except as may be stated herein specifically otherwise. Tenant shall perform repairs, maintenance and replacement on a regular basis to maintain the Leased Premises in good and attractive condition and repair. It is agreed that Tenant will have inspected the leased Premises and will have had an opportunity to determine that the heating, cooling, electrical, water and sewer systems are in operable working condition as of the date of occupation. Tenant agrees to service all heating, cooling, or exhaust units at least two (2) times each year, and having that work done only by a licensed specialized contractor.

53.
FINANCIAL STATEMENT DISCLAIMERS. The Landlord and Tenant herein agree that there were no promises, inducements, representations or agreements in connection with this Agreement except those specifically set forth in writing. In the event of legal action between any of the

10

  signatories to this Agreement to enforce the terms hereof the prevailing party shall be entitled to reasonable attorneys' fees and court costs from the party adjudged against.

54.
TIME OF ESSENCE. Time is of the essence of this Lease and every term, condition, covenant and provision.

55.
BINDING ON HEIRS, ETC. This Lease shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto; except that nothing in this paragraph contained shall authorize an assignment of the interest of Tenant herein without the prior written consent of the Landlord.

56.
TENANT IMPROVEMENTS

A.
Tenant intends to make improvements to Leased Premises after Lease execution. All such improvements shall be performed at Tenant's sole cost pursuant to plans and specifications approved in writing by Landlord prior to the commencement of any work. Landlord may grant or withhold its consent to structural alterations or improvements in Landlord's sole discretion. Tenant shall prepare and approve a plan setting forth all Tenant improvements. This plan shall be approved and signed by the Landlord and Tenant and shall be incorporated herein as an addendum to this Lease, and the reference herein becomes a part and parcel of this Lease.

B.
Tenant agrees to build out a fully functioning Pharmaceutical Lab and Offices and agrees to pay for all installations in a timely manner, to preclude any possibility of Workman's Liens, in accordance with Paragraph 15 and using contractors reasonably acceptable to Landlord. Lien waivers properly executed or their copies shall be provided to Landlord.

C.
Tenant agrees that he shall post a sign in a conspicuous place on the Leased Premises stating that Landlord has not given any permission for the establishment of a lien of any type against the property or the property's owner.

57.
LANDLORD'S LIEN. Tenant hereby agrees that Landlord shall have a first and superior lien on all fixtures (including trade fixtures) and personal property belonging to Tenant that is used by Tenant in and about the Leased Premises as additional security for the performance of this Lease and further agrees to sign a UCC-1 form designating the Landlord as the Secured Party same to be filed in the Office of the Pima County Recorder's Office.

58.
AMERICANS WITH DISABILITIES ACT. Tenant shall, at their expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders and requirements in effect during the term or part of any term hereof regulating the Leased Premises or the use thereof by Tenant. Tenant hereby covenants that it shall, at its expense, comply promptly with all applicable provisions of Title 111 of the Americans with Disabilities Act, 42 USC# 12181 et.seq., and all regulations promulgated thereafter (the "ADA"). Notwithstanding the foregoing sentence, Tenant shall be and remain responsible for the removal of any architectural barriers from the Leased Premises existing as of the date of the signing of this lease if require under the ADA. Tenant covenants that it shall, at its own expense, comply with all Federal, State or local environmental or health or safety laws, regulations, rules, including, without limitation, any judicial or administrative statement of general or specific applicability (all such laws, regulations and rules constituting an "Environmental Law"). Tenant shall give Landlord, immediately, notice of any pending or threatened private, judicial, or administrative action respecting the environmental condition of the Leased Premises or the discovery of any Environmental Law. Tenant shall not use or permit the use of the Leased Premises in any manner that will tend to create waste or a nuisance, which will tend to disturb other Tenants in the Building. Neither Tenant nor its employees, customers or any person for whom the Tenant is responsible shall in any way obstruct or interfere with the use of any street, sidewalk or passageway in or adjacent to the Building.

11

59.
CONDITION OF LEASED PREMISES. Tenant has had an opportunity to thoroughly inspect the Leased premises prior to the date of the occupancy, therefore, except as specifically provided herein. Tenant hereby accepts the Lease Premises "AS IS" in its condition as existing as of the date of the occupancy, without any representation or warranty, express or implied, oral or written, concerning the condition, usability, or habitability of the Leased Premises subject to all applicable Zoning, municipal, county, state and Federal Laws, ordinances and regulations governing the regulating of the use of the Leased Premises, and Tenant hereby accepts this Lease subject thereto and all matters disclosed thereby and by any exhibits attached thereto, except that (i) heating, cooling and plumbing systems shall be in operable working condition and (ii) the exterior roof shall be water tight, as of the date of occupancy, and the Landlord shall provide Tenant with written confirmation that same has been inspected by duly qualified professional. Tenant acknowledges that neither Landlord nor Landlord's Agent has made any representations or warranty as to the suitability of the Leased Premises for the conduct of Tenant's business. Tenant's occupancy indicates his approval and it will be presumed that the Leased Premises are satisfactory and the Lease shall remain in full force and effect as if the Tenant had given Landlord notification that the Leased Premises are suitable for Tenant's business needs.

Tenant hereby agrees to indemnify, defend, and hold harmless Landlord for its failure by reason of any breach of this covenant, including any and all costs, fees, penalties and any other liabilities incurred by Landlord resulting from such violation of this covenant. In addition to any other rights and remedies, Landlord may require Tenant to, immediately upon demand, abate any release of hazardous materials using licensed contractors approved by Landlord, or Landlord may without notice cause the work to be performed on behalf of Tenant. Tenant shall pay all costs associated with abatement, remediation or government enforcement actions arising from Tenant's breach of the foregoing covenant. Tenant shall give Landlord immediate notice of the release of any hazardous materials in or about the Premises, and of Tenant's receipt of any notice or communication from any government authority or other person concerning compliance of the Premises with any law or regulation pertaining to health, safety or the environment ("Environmental Law"), or of the discovery of any condition which violates or may violate Environmental Law other shall be by certified or registered mail, return receipt requested.

60.
Property owner's DEFAULT. Except as otherwise provided in this Lease, landlord shall be in default under this Lease if landlord fails to perform its obligations hereunder and said failure continues for thirty (30) days after written notice from Tenant to Landlord, or if such failure cannot reasonable be cured within thirty (30) days, if Landlord fails to commence cure within thirty (30) days and continues diligently to pursue the curing of the same. Landlord's liability shall in no event exceed the value of Landlord's interest in the Premises as the same may be encumbered.

61.
HAZARDOUS WASTE. Tenant will comply with all federal, state, and local regulations regarding use, handling, storage, and disposal of any and all hazardous wastes necessary for operations of business.

62.
WARRANTY OF AUTHORITY. The person signing this lease represents and warrants that he has authority to do so and that tenant is a duly qualified corporation.

63.
CONDEMNATION. In the event of any condemnation or taking under the exercise of the power of eminent domain ("Taking") of all or a portion of the Leased Premises, Landlord shall be entitled to receive the entire award in any such proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, except for any separate award payable to Tenant for loss or damage to Tenant's trade fixtures, removable personal property, and relocation costs. If the entire Leased Premises shall be taken, then this Lease shall automatically terminate as of the date Tenant is required by the

12

  condemning agency to vacate the Leased Premises, and all rent and other charges shall be paid through such date. If a portion of the Leased Premises shall be Taken and the use thereof is materially impaired thereby, then either Landlord or Tenant shall have the right to terminate this Lease as of the date Tenant is required to vacate such portion of the Leased Premises ("Taking Date") upon giving the other notice of such election not later than thirty (30) days from the Taking Date. All rent and other charges shall be paid through the Taking Date. If the use of the Leased Premises is not materially impaired by the Taking, or if materially impaired but neither Landlord nor Tenant terminates this Lease, then in either such event this Lease shall continue in full force and effect with respect to the remainder of the Premises except that, as of the Taking Date, base rent shall be reduced by an amount which is equal to the proportion thereof that the area taken bears to the entire area of the Leased Premises before the Taking, and Landlord shall, at its cost and expense, to the extent practicable restore the Leased Premises on the land remaining to a complete unit of like quality and character as existed prior to such Taking.

64.
TRIPLE NET LEASE. This lease shall be construed as a triple net lease and all expenses and obligations in connections with the Leased Premises, which are not expressly the obligation of Landlord, shall be the obligation of the Tenant.

65.
NOTICES. All notices or other documents which either party hereto is required or may desire to give to the other shall be in writing and may be given by delivering the same personally or by sending the same by certified or registered mail, postage prepaid, to the addresses which are written below the signatures of the parties or to such other place as may from time to time be designated by a written notice. Any notice or other document mailed as aforesaid shall be deemed sufficiently served or given at the time of mailing thereof. Notices to Landlord shall be sent in care of David Nichols Realty Inc. 49 N. Scott Ave. Tucson AZ 85701. Notices to Tenant shall be sent to 221 E. 6th Street Front Suite, Tucson AZ 85705.

66.
FORCE MAJUERE. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefore, governmental restrictions, governmental regulations, governmental controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the control of the party obligated to perform shall excuse the performance by such party of a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to rental and other monies to be paid by tenant pursuant to this Lease.

67.
PARKING. Tenant is granted 13 parking spaces, which will be part of the lease premises. Landlord will maintain in good condition and order, the parking areas, including maintenance of ground services and any required artificial lighting. It is understood that the Rear or North Suite currently has two parking spaces closest to the rear Tenants door, and will continue so throughout the lease.

68.
FIRST RIGHT OF REFUSAL TO LEASE. Tenant will be provided First Right of Refusal to lease the 7500 square foot North Suite. Tenant has one week to match any offer to lease the North Suite. The First Right of Refusal shall be in writing sent registered mail to Landlord.

(The rest of this page is left blank intentionally.)

13

        IN WITNESS WHEREOF, the said parties to those presents have hereunto set their hands the day and year first above written.

TENANT: Prolx Pharmaceuticals Corp.		LANDLORD: 221 E. 6th Street L.L.C.
By:	/s/ Lynn Kirkpatrick Lynn Kirkpatrick	By:	/s/ David Nichols, Manager
By:		By:
Date: 3-26-2004

DAVID NICHOLS THE MANAGER OF 221 E. 6th STREET L.L.C IS A
LICENSED REAL ESTATE BROKER IN THE STATE OF ARIZONA

14

ADDENDUM A TO LEASE

Dated March 26, 2004, between Prolx Pharmaceuticals (Tenant) and 221 E. 6th Street L.L.C. (Landlord), regarding Clause No. 7.

RENT SUMMARY FOR INITIAL 7-YEAR TERM

1	$5000.00	x 9 mos.	=	$45,000.00
2	$5150.00	x 12 mos.	=	$61,800.00
3	$5,304.50	x 12 mos.	=	$63,654.00
4	$5,463.64	x 12 mos.	=	$65,653.42
5	$5,627.54	x 12 mos.	=	$67,530.53
6	$5,796.37	x 12 mos.	=	$69,556.44
7	$5,970.26	x 12 mos.	=	$71,643.13
Break Down of 1st year monthly rent:	Base rent:	$5000.00
	Property Taxes:	$590.15 ($15,395.34 × 46%÷12)
	Fire Insurance:	$141.83 ($3700.00 × 46% ÷ 12)
		$5,731.98
	2% sales tax	$114.64
		$5,846.62 Total Rent
TOTAL RENT PAYMENTS FOR INITIAL 7-YEAR TERM:		$444,747.72

        DATED this 26 day of March 2004.

TENANT: Prolx Pharmaceuticals		LANDLORD: 221 E. 6th Street L.L.C.
By:	/s/ Lynn Kirkpatrick D. Lynn Kirkpatrick, CEO	By:	/s/ David Nichols David Nichols, Manager
By:
Personal Guarantee
D. Lynn Kirkpatrick

15

Exhibit 10.18

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE UNIVERSITY OF ARIZONA

AND

PROLX PHARMACEUTICALS CORPORATION

        Effective as of 29 day of July, 2004 ("Effective Date"), the Arizona Board of Regents on behalf of the University of Arizona, having its principal offices in Tucson, Arizona 85721 (the "LICENSOR"), and PROLX PHARMACEUTICALS CORPORATION, having a principal place of business at 221 E. Sixth Street, Tucson, Arizona 85705 ("LICENSEE"), agree as follows:

1. BACKGROUND

        1.1   An Interinstitutional Agreement, effective September 28, 2002, between and among the Arizona Board of Regents on behalf of the University of Arizona, the University of Pittsburgh of the Commonwealth System of Higher Education, and The Burnham Institute grants to the LICENSOR the right to administer and commercialize through licensing the Technical Information and Licensed Patents, as described in section 1.2 below.

        1.2   The LICENSOR wishes to exercise its right to administer and license valuable intangible property rights in the technologies described in:

    1.2.1
    U.S. Patent No. 5,378,725, issued January 3, 1995 as described in UA Case # 94-030 and entitled "Inhibition of phosphatidylinositol 3-kinase with wortmannin and analogs thereof, assigned to the Arizona Board of Regents and Eli Lilly and Company;

    1.2.2
    U.S. Provisional Patent Application Serial Number 60/322,143, filed September 14, 2001, as described in UA Case # 02-049 and entitled "Device and method for treating restenosis;"

    1.2.3
    U.S. Provisional Patent Application Serial Number 60/322,139, filed September 14, 2001, as described in UA Case # 02-050 and entitled "Inhibition of Phosphatidylinositol 3-kinase with wortmannin analogs;"

    1.2.4
    U.S. Patent No. 6,703,414, issued March 9, 2004 as described in UA Case # 02-049 entitled "Device and Method for Treating Restenosis;"

    1.2.5
    PCT Application No. US03/28920 filed September 15, 2003 as described in UA Case # 02-049 entitled "Device and Method for Treating Restenosis;"

    1.2.6
    U.S. Application Serial No. 10/245,779 filed September 16, 2002 as described in UA Case # 02-050 and entitled "Wortmannin Analogs and Methods of Using Same;"

    1.2.7
    PCT Application No. US02/29635 filed September 16, 2002 as described in UA Case # 02-050 and entitled "Wortmannin Analogs and Methods of Using Same;"

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

    1.2.8
    EP Application No. 02766286.5 filed September 16, 2002 as described in UA Case # 02-050 and entitled "Wortmannin Analogs and Methods of Using Same;"

    1.2.9
    Japan Application No. 504100813 filed March 15, 2004 as described in UA Case # 02-050 and entitled "Wortmannin Analogs and Methods of Using Same;"

    1.2.10
    Mexico Application No.                        filed March 15, 2004 as described in UA Case # 02-050 and entitled "Wortmannin Analogs and Methods of Using Same;"

    1.2.11
    Australia Application No. 2002330029 filed September 16, 2002 as described in UA Case # 02-050 and entitled "Wortmannin Analogs and Methods of Using Same;" and

    1.2.12
    Canada Application No.                        filed March 12, 2004 as described in UA Case # 02-050 and entitled "Wortmannin Analogs and Methods of Using Same;"

        1.3   The LICENSEE wishes to acquire an Exclusive license from LICENSOR for the purpose of undertaking development, to manufacture, use, import and sell products incorporating said Technology and the LICENSOR is willing to grant such an exclusive license in order to have the Technology developed into products and marketed at the earliest possible time for use and benefit to the public and the LICENSOR.

2. DEFINITIONS

        2.1   "Exclusive" means that, subject to certain rights to the United States Government, LICENSOR has not granted and shall not grant further licenses under the Licensed Patents so long as this Agreement is in effect, and shall not make or have made Licensed Products for use by third parties for commercial use nor sell or offer to sell Licensed Products to third parties for commercial use.

        2.2   "First Commercial Sale" means the first sale of a Licensed Product at an arms length transaction with a third party unaffiliated with any party to this Agreement.

        2.3   "Licensed Application(s)" means the applications identified in Section 1.2 and any U.S. or foreign patent applications and equivalents thereto that claim priority therefrom and claim Technology, including any continuations, divisions, confirmations, substitutions, registrations, revalidations, additions, extensions, re-examination certificates, supplementary protection certificates and reissues thereof, but excluding continuations-in-part, unless priority to such applications or patents is perfected.

        2.4   "Licensed Patent(s)" means the patents identified in Section 1.2 and any U.S. or foreign patents issued or granted from the Licensed Applications and any and all existing or future foreign counterparts of the patents listed in Section 1.2 or of patents issued or granted from the Licensed Applications that claim priority therefrom and claim Technology, including any continuations, divisions, confirmations, substitutions, registrations, revalidations, additions, extensions, re-examination certificates, supplementary protection certificates and reissues thereof, but excluding continuations-in-part, unless priority to such applications or patents is perfected.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

2

        2.5   "Licensed Product(s)" means any compound, product or part thereof, device, kit, method or service for which the manufacture, use, import or sale is covered by a valid claim of an issued, unexpired Licensed Patent(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

        2.6   "LICENSEE" is understood to include ProlX Pharmaceuticals Corporation and any and all of its Affiliates. An Affiliate of LICENSEE shall mean any corporation or other business entity controlled by, controlling, or under common control with LICENSEE during the term of this Agreement. For this purpose, "control" means direct or indirect beneficial ownership:

    (a)
    of at least fifty percent (50%) of the voting stock; or

    (b)
    of at least fifty percent (50%) interest in the income of such corporation or other business.

        2.7   "Net Sales" means the gross invoice price generated by sale or use, including provision of service involving the use, of the Licensed Product(s) in the form in which it is sold or used, less the following items:

    (a)
    Import, export, excise, value added and sales taxes, plus custom duties;

    (b)
    Costs of insurance, packing and transportation from the place of manufacture to the customer's premises or point of installation;

    (c)
    Normal and customary quantity and cash discounts; and

    (d)
    Credit for returns, allowances, or trades actually given.

        For Licensed Products sold or otherwise provided in combination with other products or services, or provided in other than a sale transaction, Net Sales shall be based on the quantity of products or services provided times the price for a similar product or service when sold or otherwise provided separately by LICENSEE in an arms-length transaction in similar quantities.

        2.8   "Regulatory Approval" means any approval or clearance by any governmental agency or agencies having authority to regulate the use or sale of any Licensed Product(s) in the pertinent jurisdiction or territory.

        2.9   "Technical Information" means the information in Licensed Application(s) and Licensed Patents as well as any technical data and material necessary to enable LICENSOR to make, have made, use, sell, have sold, offer for sale, import, and otherwise obtain or provide Licensed Product or technical data or material provided to LICENSEE by LICENSOR or its employees or contractors including, without limitation, any biochemical, preclinical, clinical, manufacturing, formulation, and scientific research information of a confidential nature whether patentable or unpatentable, relating to, but limited to the general subject matter described or claimed in, the Licensed Application(s) and/or Licensed Patent(s).

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

3

        2.10 "Technology" means the technology described in the patents and applications identified in Section 1.2.

        2.11 "Verifiable Research Costs" means any costs of research and development of Licensed Product, but excluding costs that are paid for or reimbursed by research grants, contracts with third parties, or other non-contractual agreements.

        2.12 "LICENSOR(S)" means the Arizona Board of Regents on behalf of the University of Arizona, which represents the University of Pittsburgh of the Commonwealth System of Higher Education and The Burnham Institute as set forth in Sec. 1.1 above.

3. GRANT

        3.1   LICENSOR hereby grants under LICENSOR's valuable intangible property rights and subject to the terms of this Agreement, and LICENSEE hereby accepts, an Exclusive worldwide license to make, have made, use, sell, have sold, offer for sale, import, and otherwise obtain or provide Licensed Product(s) and a non-exclusive worldwide license to use Technical Information. For the avoidance of doubt, nothing in the preceding grant shall be interpreted as limiting retained rights of the University of Arizona, the University of Pittsburgh of the Commonwealth System of Higher Education or The Burnham Institute to use Licensed Patents for educational and research purposes.

        3.2   LICENSOR grants LICENSEE the right to grant sublicenses to third parties, so long as the grant to any sublicensee is within the scope of the grant of Article 3.1 to LICENSEE and as long as LICENSEE possesses an Exclusive License under this Agreement. Any and all sublicense agreements granted by LICENSEE shall also include all of the rights and obligations due under this Agreement by LICENSEE to LICENSOR and, if applicable, the United States government. These rights due LICENSOR in all sublicenses include, but are not limited to, the right of LICENSOR to receive all royalties and fees under Articles 4 and 5.

        LICENSEE shall notify the LICENSOR of each sublicense granted hereunder and provide LICENSOR with a copy of each sublicense. LICENSEE shall collect and pay all fees and royalties due LICENSOR and guarantee all such payments due from sublicensees. LICENSEE shall require sublicensees to provide payments with royalty reports, and LICENSEE shall collect and summarize for LICENSOR all such reports due from sublicensees. LICENSEE shall monitor sublicensees and assure license terms are met and product quality is equal to or greater than that required by this Agreement. Upon termination of this Agreement for any reason, LICENSOR, at its sole discretion, shall determine whether any or all sublicenses shall be canceled or assigned to LICENSOR.

4. FEES, ROYALTIES, PAYMENTS AND MILESTONES

        4.1   LICENSEE agrees to pay an upfront License Fee of [+] One half of the payment is due within fourteen (14) days of the Effective Date; the balance is due six (6) months after the Effective Date.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

4

        4.2   LICENSEE agrees to cover the costs incurred in connection with the preparation, filing and prosecution of the Licensed Applications and the maintenance of Licensed Patents. After the effective date, and during the term of this Agreement, LICENSEE agrees to assume responsibility for future patent prosecution and maintenance costs as provided in the following Article 7.1.

        4.3   LICENSEE shall pay to LICENSOR milestone royalties relating to Regulatory Approval for Licensed Product as follows:

    (1)
    [+]

    (2)
    [+]

    (3)
    [+]

    (4)
    [+]

        LICENSEE may investigate more than one Licensed Product through Phase II tests without paying more than one set of milestone royalties. If LICENSEE should choose to submit multiple NDAs covering the same Licensed Product or an NDA covering more than one Licensed Product, then the milestone royalties relating to additional Licensed Products are as set forth in 4.2 (3) and (4) above being reduced by [+] of the first amount due. If, after obtaining Regulatory Approval for an NDA or its equivalent, LICENSEE attempts to develop additional Licensed Products, milestone royalties relating to such products will be reduced by [+].

        4.4   In addition, LICENSEE shall pay LICENSOR earned royalties on Net Sales of Licensed Product sold directly by LICENSEE in the country in which the Licensed Product is made, used or sold. [+]

        4.5   LICENSEE shall pay to LICENSOR [+].

        4.6   The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Wall Street Journal, on the close of business on the last banking day of each calendar quarter. Royalty payments to LICENSOR shall be in U.S. Dollars.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

5

5. REPORTS, PAYMENTS AND ACCOUNTING

        5.1    Quarterly Royalty Payment and Report.    LICENSEE shall make written reports and royalty payments to LICENSOR within ninety (90) days after the end of each calendar quarter following the First Commercial Sale ("Quarterly Report"). This Quarterly Report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation of earned royalty payment due the LICENSOR for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due LICENSOR of royalties for the calendar quarter covered by such report.

        All Payments pursuant to the License shall be made and sent to the following address:

    Director
    Office of Technology Transfer
    The University of Arizona
    P.O. Box 210158
    Tucson, AZ 85721-0158

        5.2    Annual Progress Reports.    LICENSEE shall provide to LICENSOR annual written progress reports with the first Quarterly Report for each calendar year after the Effective Date of this agreement. The reports shall include sufficient detail to allow LICENSOR to determine progress on research and development, manufacturing, sublicensing, marketing and sales during the previous twelve (12) months as well as plans for the coming year.

        5.3    Accounting.    LICENSEE agrees to keep records for a period of seven (7) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined, and further agrees to permit its books and records to be examined from time to time by a certified public accountant of a nationally recognized accounting firm (the "Auditor"), who is selected and paid for by LICENSOR, but no more than once per calendar year to the extent necessary to verify reports provided for in Paragraph 5.1. The information obtained shall be treated as a Confidential Item pursuant to Article 9.

        5.4   If the Auditor determines that LICENSEE has, for any reason, failed to pay the full royalties as due under this Agreement, the Auditor shall inform LICENSOR and LICENSEE. LICENSEE shall immediately upon notice thereof pay to LICENSOR any owed royalties plus interest at the rate of [+] per annum above the average prime rate for that calendar year, compounded daily, calculated from the date upon which such royalties should have been paid to the date of actual payment of LICENSOR. If the Auditor determines that LICENSEE has overpaid royalties due under this Agreement, such overpayments shall be credited against future royalties due LICENSOR. In the event that underpayments of royalties due exceed [+] then the cost of the next two examinations of LICENSEE's books and records shall be borne by LICENSEE.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

6

6. REPRESENTATIONS

        6.1   LICENSOR represents that it has the right to grant LICENSEE the license granted herein and that it has not granted any license to the Licensed Patents or Licensed Applications or any rights in any Licensed Product(s) to any third party, except for United States government rights which may have been required by law.

        6.2   LICENSOR represents that, to LICENSOR's knowledge, information and belief at the time of execution of this Agreement:

    (a)
    there are no other patents, applications, or invention disclosures naming one or more of the inventors of Licensed Applications or Licensed Patents owned or assigned to LICENSOR which dominate or are dominated by the claimed subject matter of Licensed Patents; and

    (b)
    other than the LICENSOR, there are no co-owners of the Licensed Applications and Licensed Patents, except as set forth herein.

        6.3   LICENSEE represents to LICENSOR that LICENSEE shall diligently perform all of its obligations under the Agreement.

        6.4   EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

        6.5   EXCEPT FOR ITS OBLIGATIONS OF COOPERATION AS SET FORTH IN SECTION 8 HEREOF, NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES LICENSOR EITHER TO BRING OR PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN LICENSOR'S PATENT RIGHTS.

        6.6   IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE TECHNICAL INFORMATION OR LICENSED PRODUCTS.

        6.7   NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS.

        6.8   THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER PATENT OF LICENSOR OTHER THAN PATENT RIGHTS AS EXPRESSLY STATED HEREIN, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

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7. PROSECUTION OF LICENSED PATENTS

          7.1.1 LICENSEE agrees to accept liaison and financial responsibilities, as hereinafter set forth, for the prosecution, by a patent lawyer in independent practice, who shall be nominated by LICENSEE and approved by LICENSOR, of the Licensed Applications listed in Section 1.2, and additional applications as the parties may subsequently agree. Said financial responsibilities shall not only include the costs of prosecution but also the payment of maintenance fees, where required, to maintain said patent applications and patents, if issued, in force and effect for as long as possible. It is further agreed that the patent lawyer selected and paid by LICENSEE and approved by LICENSOR shall be required, if so desired by LICENSOR, to keep LICENSOR informed of all steps in the prosecution and maintenance of said Licensed Applications and Licensed Patents. Notice of prosecution and maintenance of said Licensed Applications and Licensed Patents shall be sent by express courier delivery to:

    Internal IP Counsel
    Office of Technology Transfer
    The University of Arizona
    888 N. Euclid Avenue, Room 204
    Tucson, AZ 85721-0158

        If, for any reason, prosecution or maintenance of a particular patent application or patent in a particular country is to be abandoned by LICENSEE, LICENSOR will be notified in sufficient time to assume prosecution should LICENSOR desire to do so. LICENSEE shall bear all cost to maintain the patent prosecution until such time that LICENSOR can assume patent prosecution. LICENSEE, by abandonment of any particular patent application or patent, terminates its rights under Article 3 in said patent application or patent and said patent application or patent shall no longer be considered part of Licensed Applications or Licensed Patents for purposes of this Agreement or any sublicense derived herefrom.

        Within two (2) weeks of notification to LICENSOR by LICENSEE, LICENSEE or its current patent counsel will furnish complete file histories and a summary of current actions required of all of the patent applications constituting said Licensed Applications to the patent lawyer nominated by LICENSOR to continue prosecution of patents abandoned by LICENSEE.

        7.2   LICENSOR shall have the right at any time, by notice in writing and sent to LICENSEE by registered mail, to assume and continue at its own expense, direction of the prosecution of any of said Licensed Applications. Upon receipt by LICENSEE of any such notice from LICENSOR, LICENSEE and the patent lawyer nominated in accordance herewith shall provide in two (2) weeks from the time of notice an executed power of attorney and the file history of the patent application constituting said Licensed Applications to which notice is directed. Upon receipt of this documentation, LICENSEE and the patent attorney nominated by LICENSEE shall be

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relieved of all future responsibilities to prosecute the Licensed Applications to which the notice is directed. In which event, LICENSOR agrees to use its good faith efforts to apply for, seek prompt issuance of, and maintain during the term of this Agreement, Licensed Patents to the extent necessary to cover both broadly and specifically Licensed Products. LICENSEE shall have reasonable opportunity to advise LICENSOR and shall cooperate with LICENSOR in such filing, prosecution and maintenance. LICENSOR shall use its good faith efforts to furnish LICENSEE with copies of any patent application sufficiently in advance of its anticipated filing date to give LICENSEE a reasonable opportunity to review and comment thereon. In this event, LICENSOR also agrees to furnish LICENSEE with copies of all substantive communications to and from U.S. and foreign patent offices regarding Licensed Applications and in good faith shall consider the reasonable comments of LICENSEE regarding all communications and filings to and from the respective patent office.

    7.3
    [+]

8. INFRINGEMENT

        8.1   LICENSOR and LICENSEE shall promptly give notice to the other in writing of any alleged infringement of Licensed Patents and of any other legal action undertaken by either party with respect to the defense or enforcement of Licensed Patents. The parties shall thereupon confer as to what steps are to be taken to stop or prevent such infringement.

        8.2   LICENSEE shall have the first right to defend or enforce Licensed Patents against any infringer at LICENSEE's cost and expense including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement, which LICENSEE, in its sole discretion, decides is reasonable and necessary for it to undertake. LICENSEE shall bring or defend or may settle any such actions solely at its own discretion and expense and through counsel of its selection. LICENSEE will be entitled to retain any settlement or damage award received except as provided for in Article 8.4; provided, however, that each LICENSOR shall be entitled in each instance to participate through counsel of its own selection and its own expense and share in any damage award or settlement as mutually agreed upon in writing by the parties prior to such participation. LICENSEE shall not join LICENSOR as a party-plaintiff in any suit which LICENSEE may institute unless necessary for the maintenance of said suit, and then only with the prior knowledge and written consent of LICENSOR, which consent shall not be unreasonably withheld. In such event that LICENSOR is an unwilling participant in any suit which LICENSEE may institute, LICENSOR shall not be chargeable for any costs or expenses and those costs and expenses shall be borne by LICENSEE. LICENSOR shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSEE and provide other such support as LICENSEE may require including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSEE.

        8.3   LICENSOR shall have the right to defend or enforce the Licensed Patents against infringement in the event that LICENSEE declines to exercise its rights to defend or enforce Licensed Patents under Article 8.2 and shall have sole discretion to file and prosecute, defend or

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settle such infringement and declaratory judgment action at its own expense through counsel of its own selection and will be entitled to retain any settlement or damage award received; provided, however, that LICENSEE shall be entitled in each instance to participate through counsel of its own selection and at its own expense. LICENSEE shall have no responsibility or financial obligation with respect to any such infringement action except to provide reasonable assistance to LICENSOR as requested and LICENSOR shall reimburse LICENSEE for LICENSEE's out-of-pocket expenses in connection with any such assistance. LICENSEE shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSOR and provide other such support as LICENSOR may require, including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSOR.

        8.4   LICENSOR shall be entitled to the percentage of any recovery obtained in any infringement suit brought by LICENSEE equal to the amount to which LICENSOR would be entitled under the sublicensee royalty provision of this Agreement had said recovery been paid to LICENSEE as sublicense royalties by the defendant in said infringement suit. LICENSEE may deduct its reasonable direct costs and attorneys' fees paid to third parties incurred in prosecuting such suit; to the extent such costs and fees are not otherwise recovered, prior to calculating the share owing to LICENSOR pursuant to this provision.

        8.5   Should LICENSEE commence a suit under the provisions of Paragraphs 8.2 and thereafter elect to abandon the same, it shall give timely notice to LICENSOR, which may, if it so desires, continue prosecution of such suit under Article 8.3.

        8.6   During the period of this Agreement, if LICENSOR's actions under Article 8.3 require a sublicense to an infringer, LICENSEE shall grant such a sublicense to said infringer in accordance with the terms and conditions herein and the terms and conditions of any settlement or other judgment effected by LICENSOR. LICENSEE shall receive such royalties under any such sublicense and LICENSOR shall be entitled to royalties therefrom as specified in Paragraph 4.3.

9. PUBLICITY AND CONFIDENTIALITY

        9.1   Neither party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other, except to announce this Agreement.

        9.2    Confidential Items.    Confidential Items shall mean any proprietary information or materials belonging to the disclosing party, in writing, clearly marked CONFIDENTIAL (whether or not patentable) including, but not limited to, patent filings; descriptions of formulations, techniques, know-how, methodology; data, reports, information regarding sources of supply or patent positioning; consultant(s)'s reports and business plans, including any negative developments, which are communicated to, learned by, or otherwise acquired by the party receiving such information or materials during or in the course of this Agreement; and further including information concerning the existence, scope or activities of any research and development project of the disclosing party.

        9.3   Each party shall hold in confidence for a period of five (5) years, and shall not disclose to any person outside its respective organization, any Confidential Items disclosed to it by

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the other party to this Agreement. The party receiving such Confidential Items shall use such Confidential Items only for the limited purpose for which it was disclosed and shall not exploit such Confidential Items for its own benefit or the benefit of another without the prior written consent of the disclosing party. Each party shall disclose Confidential Items of the other party under this Agreement only to persons within its organization and to consultants who have a need to know such Confidential Items in the course of the performance of their duties and who are bound to protect the confidentiality of such Confidential Items.

        9.4   The confidentiality and non-use obligations of the receiving party shall not apply to any Confidential Item(s) which is received by one party from the other party and which:

            (i)  is disclosed in a printed publication available to the public, is described in an issued patent anywhere in the world, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no breach of this Agreement by the receiving party;

           (ii)  becomes known to the receiving party through disclosure by sources other than the disclosing party having the right to disclose such Confidential Items;

          (iii)  is disclosed pursuant to the requirements of a governmental agency or any law requiring disclosure thereof, provided that the disclosing party is provided with prior written notice of any such disclosure;

          (iv)  is generally disclosed to third parties by the disclosing party without similar restrictions on such third parties;

           (v)  is approved for release by written authorization of an officer of the disclosing party;

          (vi)  is already known by the receiving party as evidenced by its prior written records; or

         (vii)  is developed by receiving party independently of and without reference to Confidential Items received from disclosing party as evidenced by written record.

provided, however, that a breach of the foregoing obligations shall not be absolved by the subsequent occurrence of any of the above exceptions.

10. PUBLICATION

        10.1 Subject to all other terms of this Agreement, including those concerning confidentiality, investigators at the University of Arizona, the University of Pittsburgh of the Commonwealth System of Higher Education and The Burnham Institute have the right to publish or otherwise publicly disclose information. However, the aforementioned investigators will provide LICENSEE with copies of articles reporting on research involving the Licensed Patents as soon as practicable but in no event later than simultaneously with their submission for publication to a peer-reviewed publication and will timely provide an outline of any other public disclosure in order to provide LICENSEE an opportunity to determine if LICENSEE Confidential Items will be disclosed.

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11. DUE DILIGENCE

        11.1 LICENSEE shall use good faith efforts to develop, obtain clinical approval for, manufacture, market and promote Licensed Products.

        [+]

12. TERM AND TERMINATION

        12.1    Term of License.

          (a)   The Term of this Agreement shall be for a period beginning with the Effective Date and extending until the last to expire valid claim of a Licensed Patent, unless sooner terminated as herein provided. Surviving any termination are: (a) LICENSEE's obligation to pay royalties accrued or accruable for sell-off of inventory pursuant to Paragraph 12.1(d); and (b) any cause of action or claim of LICENSEE or LICENSOR, accrued or to accrue, because of any breach or default by the other party.

          (b)   Subject to the provisions of Section 11.3 hereof, which describes the only method by which LICENSOR shall be entitled to terminate this Agreement on the basis of failure to use appropriate diligence, upon any material breach or default under this Agreement by LICENSEE, LICENSOR may give written notice thereof to LICENSEE, and LICENSEE shall have sixty (60) days thereafter to cure such breach or default. If such breach or default is not so cured, LICENSOR may then in its sole discretion and option (a) terminate this Agreement and the licenses granted herein or (b) seek such other relief as may be provided by law in such circumstances by giving written notice thereof to LICENSEE. Repetitive breaching of this Agreement by LICENSEE also shall be considered a material breach of this Agreement for which LICENSOR may declare, at its sole discretion, that either no cure possible and terminate this Agreement and the licenses granted herein or seek an amendment to this Agreement as a requirement for any cure of the repetitive breaching.

          (c)   LICENSEE shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to LICENSOR and payment of all amounts due LICENSOR through the effective date of termination.

          (d)   Upon termination of this Agreement under any provision, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, however, that the publicity and confidentiality obligations of the parties contained in Article 9 hereof, shall survive any such termination for the periods set forth therein. Termination shall not relieve any party of any obligation occurring prior to such termination, of any liability for a breach of, or for any misrepresentation under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation, provided, however, that neither party shall be liable for consequential, punitive or special damages including without limitation, lost profits. Except for legal actions that may prohibit such activity, LICENSEE and any sublicensee thereof may, for six months after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture and fulfill all orders for Licensed Products at the time of such termination and sell the same, provided that LICENSEE shall pay to LICENSOR the

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  royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of such Licensed Products.

          (e)   In the event of termination of this Agreement for any reason, any and all rights granted LICENSEE hereunder, including any rights granted by LICENSEE to any sublicensee, shall cease and terminate, and all such rights shall revert to LICENSOR. LICENSEE shall diligently thereafter return to LICENSOR, or to LICENSOR's designated attorneys, any files or other documents in its possession or in the possession of its attorneys, agents or sublicensees, relating to pending or issued Licensed Patent(s), except that one copy of each such document may be retained by LICENSEE's attorney for the purpose of ensuring compliance hereunder. LICENSEE shall also execute any and all documents necessary to return control of said Licensed Patent(s) until such time as control has properly been transferred to LICENSOR. Further, LICENSEE shall immediately return to LICENSOR all research data, biological and other material (including but not limited to licensed cell lines), prototypes, process information, clinical data and the like of LICENSOR in its possession or in the possession of its sublicensees.

13. ASSIGNMENT

        13.1 This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding however, LICENSEE may assign this Agreement to an entity, which acquires all or substantially all of the assets to which this Agreement pertains without the prior consent of LICENSOR. [+]

14. INDEMNIFICATION

        14.1 LICENSEE agrees that during the term of this Agreement and thereafter, it will indemnify, defend and hold the University of Arizona, the University of Pittsburgh of the Commonwealth System of Higher Education, and the Burnham Institute, and their trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and attorneys' fees, arising out of the death of or injury to any person or persons, or out of any damage to property, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption, disposal or advertisement of Licensed Products by LICENSEE.

        14.2 LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows, or an equivalent program of self insurance:

          (a)   Comprehensive or commercial general liability insurance (contractual liability included) with its minimum limits as follows:

      Each Occurrence $1,000,000
      Products/Completed Operations Aggregate $5,000,000
      Personal and Advertising Injury $1,000,000
      General Aggregate (commercial form only) $5,000,000

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          (b)   The coverage and limits specified above do not in any way limit the liability of the LICENSEE under this Agreement. The LICENSEE shall furnish LICENSOR with certificates of insurance showing compliance with all requirements. Such certificates must:

    Provide for thirty (30) day advance written notice to LICENSOR of any modification.

    Indicate that LICENSOR has been endorsed as an additional Insured under the coverage specified above.

    Include a provision that the coverage will be primary and will not relate to nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by LICENSOR.

        14.3 LICENSOR shall notify LICENSEE in writing of any claim or suit brought against LICENSOR in respect of which LICENSOR intends to invoke the provisions of this Article. LICENSEE shall keep LICENSOR informed on a current basis of its defense of any claims under this Article.

15. NOTICES

        15.1 All notices under this Agreement not otherwise set forth for specific delivery shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered, certified or express, and addressed, or when actually received, as follows:

TO LICENSOR:	Director Office of Technology Transfer The University of Arizona 888 N. Euclid Ave., Suite 204 Tucson, AZ 85721-0158
TO LICENSEE:	Dr. Lynn Kirkpatrick CEO ProlX Pharmaceuticals Corporation 221 E. 6th Street Tucson, AZ 85705

        Either party may change its address upon notice to the other party as provided herein.

16. GENERAL PROVISIONS

        16.1    Equal Opportunity.    The parties agree to be bound by applicable state and federal rules governing equal employment opportunity and nondiscrimination.

        16.2    State Funding.    The parties recognize that the performance of the LICENSOR may be dependent upon the appropriation of funds by the Arizona State Legislature. Should the Legislature

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of Arizona fail to appropriate the necessary funds, LICENSOR may cancel this Agreement without further duty or obligation. The LICENSOR agrees to notify the LICENSEE as soon as reasonably possible after the unavailability of said funds comes to the LICENSOR's attention.

        16.3    Arbitration.    The parties agree that should a dispute arise between them, in any manner, concerning this Agreement, and said dispute involves the sum of Thirty Thousand Dollars ($30,000) or less in money damages only, exclusive of interest or cost of attorney's fees, the parties will submit the matter to binding arbitration pursuant to the Arizona Supreme Court Rules for Compulsory Arbitration and the decision of the arbitrator(s) shall be final and binding upon the parties.

        16.4    Conflict of Interest.    This Agreement is subject to the provisions of A.R.S. § 38-511(E) and conflict of interest laws of the State of Arizona. Either party may cancel this Agreement by written notice to other party if any person substantially involved in obtaining, drafting, or procuring this Agreement for or on behalf of a party becomes an employee or consultant in any capacity of the other party.

        16.5    Waiver.    None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

        16.6    Severability.    The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

        16.7    Headings.    The description headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        16.8    Execution in Counterpart.    This Agreement may be executed in any number of counterparts, each of whom shall be deemed an original.

        16.9    Entire Agreement.    This writing constitutes the entire agreement of the parties and there are no promises, understandings or agreements of any kind pertaining to this Agreement other than those written in this Agreement. This Agreement supercedes all previous Agreements in this matter.

        16.10    Governing Law.    This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Arizona exclusive of choice of law rules.

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        IN WITNESS WHEREOF, the parties thereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

ARIZONA BOARD OF REGENTS On behalf of THE UNIVERSITY OF ARIZONA		PROLX PHARMACEUTICALS

By:	/s/ Patrick L. Jones	By:	/s/ D. Lynn Kirkpatrick
Name:	Patrick L. Jones, Ph.D., M.B.A.	Name:	D. Lynn Kirkpatrick, Ph.D.
Title:	Director, Office of Technology Transfer	Title:	CEO
Date:	7/23/04	Date:	7/29/04

University of Arizona Inventor Acknowledgement of Terms and Conditions

/s/ Garth Powis Garth Powis, Ph.D.	Date:	05/21/05

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Exhibit 10.21

EXCLUSIVE PATENT LICENSE AGREEMENT
BETWEEN
THE UNIVERSITY OF ARIZONA
AND
PROLX PHARMACEUTICALS CORPORATION

        Effective as of the date of the last signature to this Agreement, the Arizona Board of Regents on behalf of the University of Arizona, having its principal offices in Tucson, Arizona 85721 (the "LICENSOR"), and PROLX PHARMACEUTICALS CORPORATION, having a principal place of business at 221 E. 6th St. Tucson, AZ 85705 ("LICENSEE"), agree as follows:

1. BACKGROUND

        1.1   The LICENSOR wishes to exercise its right to administer and license valuable intangible property rights in Technology described in patents and patent applications identified in the attached Schedule A associated with University of Arizona inventors, Garth Powis, D.Phil. and Sarah J. Welsh, Ph.D.

        1.2   The LICENSEE wishes to acquire an Exclusive license from LICENSOR for the purpose of undertaking development, to manufacture, use, import and sell products incorporating said Technology and the LICENSOR is willing to grant such an Exclusive license in order to have the Technology developed into products and marketed at the earliest possible time for use and benefit to the public and the LICENSOR.

2. DEFINITIONS

        2.1   "Exclusive" means that, subject to certain rights to the United States Government, LICENSOR has not granted and shall not grant further licenses under the Licensed Patents so long as this Agreement is in effect, and shall not make or have made Licensed Products for use by third parties for commercial use nor sell or offer to sell Licensed Products to third parties for commercial use.

        2.2   "First Commercial Sale" means the first sale after regulatory approval of a Licensed Product in an arms length transaction with a third party unaffiliated with any party to this Agreement.

        2.3   "Licensed Patent(s)" means the patents and patent applications identified in Schedule A including all divisionals, continuations, reissues, and reexaminations thereof, and applications claiming priority therefrom, but excluding continuations-in-part, and any and all existing or future foreign counterparts as well as any U.S. or foreign patents actually issued or granted from the same.

        2.4   "Licensed Product(s)" means any compound, product or part thereof, device, kit, method or service for which the creation, manufacture, use, import or sale is covered by a valid claim of an issued, unexpired Licensed Patent(s). A claim of an issued, unexpired Licensed Patent(s) shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

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        2.5   "LICENSEE" is understood to include ProlX Pharmaceuticals Corporation and any and all of its Affiliates. An Affiliate of LICENSEE shall mean any corporation or other business entity controlled by, controlling, or under common control with LICENSEE during the term of this Agreement. For this purpose, "control" means direct or indirect beneficial ownership:

          (a)   of at least fifty percent (50%) of the voting stock; or

          (b)   of at least fifty percent (50%) interest in the income of such corporation or other business.

        2.6   "Net Sales" means the gross invoice price generated by sale or use, including provision of service involving the use, of the Licensed Product(s) after regulatory approval in the form in which it is sold or used, less the following items:

          (a)   Import, export, excise, value added and sales taxes, plus custom duties;

          (b)   Costs of insurance, packing and transportation from the place of manufacture to the customer's premises or point of installation;

          (c)   Normal and customary quantity and cash discounts; and

          (d)   Credit for returns, allowances, or trades actually given.

        For Licensed Products sold or otherwise provided in combination with other products or services, or provided in other than a sale transaction, Net Sales shall be based on the quantity of products or services provided times the price for a similar product or service when sold or otherwise provided separately by LICENSEE in an arms-length transaction in similar quantities.

        2.7   "Regulatory Approval" means any approval, allowance or clearance by any governmental agency or agencies having authority to regulate the use or sale of any Licensed Product(s) in the pertinent jurisdiction or territory.

        2.8   "Royalty Payment" means obligation arising as a result of sale of marketed Licensed Product by Licensee or Sublicensee.

        2.9   "Technical Information" means the information in Licensed Application(s) and Licensed Patents as well as any technical data and material provided to LICENSEE by LICENSOR or its employees or contractors including, without limitation, any biochemical, preclinical, clinical, manufacturing, formulation, and scientific research information of a confidential nature whether patentable or unpatentable, relating to, but limited to the general subject matter described or claimed in Licensed Patent(s).

        2.10 "Verifiable Research Costs" means any costs of research and development of Licensed Product, but excluding costs that are paid for or reimbursed by research grants, contracts with third parties, or other non-contractual agreements.

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        2.11 "LICENSOR" means the Arizona Board of Regents on behalf of the University of Arizona.

3. GRANT

        3.1   LICENSOR hereby grants under LICENSOR'S valuable intangible property rights and subject to the terms of this Agreement, and LICENSEE hereby accepts, an Exclusive worldwide license to make, have made, use, sell, have sold, offer for sale, import, and otherwise obtain or provide Licensed Product(s) and a non-exclusive worldwide license to use Technical Information. For the avoidance of doubt, nothing in the preceding grant shall be interpreted as limiting LICENSOR'S retained right to use Licensed Patents for educational and research purposes. LICENSEE shall have a first option to license future patents by Inventors solely owned by LICENSOR which are dominated by claims in any patents derived from the above referenced patent applications and not otherwise obligated by third party funding agreements with LICENSOR.

        3.2   LICENSOR grants LICENSEE the right to grant sublicenses to third parties so long as the grant to any sublicense is within the scope of the grant of Article 3.1 to LICENSEE and as long as LICENSEE possesses an Exclusive License under this Agreement. Any and all sublicense agreements granted by LICENSEE shall also include all of the rights and obligations due under this Agreement by LICENSEE to LICENSOR and, if applicable, the United States government. These rights due LICENSOR in all sublicenses include, but are not limited to, the right of LICENSOR to receive all royalties and fees under Articles 4 and 5.

        LICENSEE shall notify the LICENSOR of each sublicense granted hereunder and provide LICENSOR with a copy of each sublicense, redacted to remove confidential information of sublicensee. LICENSEE shall collect and pay all fees and royalties due LICENSOR and guarantee all such payments due from sublicensees. LICENSEE shall require sublicensees to provide payments with royalty reports, and LICENSEE shall collect and summarize for LICENSOR all such reports due from sublicensees. LICENSEE shall monitor sublicensees and assure license terms are met and product quality is equal to or greater than that required by this Agreement. Upon termination of this Agreement for any reason, LICENSOR shall acknowledge in writing, not later than thirty days following such termination, the continued effectiveness of each sublicense agreement (with the caveat that LICENSOR shall take the place of LICENSEE in any such sublicense), unless LICENSOR has a reasonable, good faith belief that the sublicensee under such sublicense has not satisfactorily performed its obligations thereunder.

4. FEES, MILESTONES AND ROYALTIES PAYMENTS

        4.1   LICENSEE agrees to pay [+].

        4.2   LICENSEE agrees to cover the costs incurred in connection with the preparation, filing, prosecution and the maintenance of Licensed Patents. After the effective date, and during the term of this Agreement, LICENSEE agrees to assume responsibility for future patent prosecution and maintenance costs as provided in the following Article 7.1.

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        4.3   LICENSEE shall pay to LICENSOR, within thirty (30) days after achieving milestone, payments relating to Regulatory Approval for Licensed Product as follows:

        [+]

        LICENSEE may investigate more than one Licensed Product through Phase II tests without paying more than one set of milestone royalties.

        4.4   [+]

        4.5   [+]

        4.6   The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Wall Street Journal, on the close of business on the last banking day of each calendar quarter. Royalty payments to LICENSOR shall be in U.S. Dollars.

5. REPORTS, PAYMENTS AND ACCOUNTING

        5.1    Quarterly Royalty Payment and Report.    LICENSEE shall make written reports and royalty payments to LICENSOR within ninety (90) days after the end of each calendar quarter following the First Commercial Sale. This report shall state the number, description, and aggregate Net Sales of Licensed Product(s) during such completed calendar quarter, and resulting calculation of earned royalty payment due the LICENSOR for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due LICENSOR of royalties for the calendar quarter covered by such report.

        All Payments pursuant to the License shall be made and sent to the following address:

    Director
    Attention: UA #04-034; UA # 06-011
    Office of Technology Transfer
    The University of Arizona
    P.O. Box 210158
    Tucson, AZ 85721-0158

        5.2    Annual Progress Reports.    LICENSEE, within thirty (30) days of the end of a calendar year, shall provide to LICENSOR annual written progress reports prior to the first Quarterly Report for each calendar year after the effective date of this agreement. The reports shall include sufficient detail to allow LICENSOR to determine progress on research and development, manufacturing, sublicensing, marketing and sales during the previous twelve (12) months as well as plans for the coming year.

        5.3    Accounting.    LICENSEE agrees to keep records for a period of seven (7) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the license herein granted in sufficient detail to enable the royalties payable hereunder by

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

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LICENSEE to be determined, and further agrees to permit its books and records to be examined from time to time by a certified public accountant of a nationally recognized accounting firm (the "Auditor"), who is selected and paid for by LICENSOR, but no more than once per calendar year to the extent necessary to verify reports provided for in Paragraph 5.1. The information obtained shall be treated as confidential information pursuant to Article 9.

        5.4   If the Auditor determines that LICENSEE has, for any reason, failed to pay the full royalties as due under this Agreement, the Auditor shall inform LICENSOR and LICENSEE. LICENSEE shall immediately upon notice thereof pay to LICENSOR any owed royalties plus interest at the rate of [+] per annum above the average prime rate for that calendar year, compounded daily, calculated from the date upon which such royalties should have been paid to the date of actual payment of LICENSOR. If the Auditor determines that LICENSEE has overpaid royalties due under this Agreement, such overpayments shall be credited against future royalties due LICENSOR. In the event that underpayments of royalties due exceed [+], then the cost of the next two examinations of LICENSEE'S books and records shall be borne by LICENSEE.

6. REPRESENTATIONS

        6.1   LICENSOR represents that it has the right to grant LICENSEE the License granted herein and that it has not granted any license to the Licensed Patents or any rights in any Licensed Product(s) to any third party, except for United States government rights which may have been required by law.

        6.2   LICENSOR represents that, to LICENSOR'S knowledge, information and belief at the time of execution of this Agreement:

          (a)   there are no other patents, applications, or invention disclosures naming one or more of the inventors of Licensed Patents owned or assigned to LICENSOR which dominate or are dominated by the claimed subject matter of Licensed Patents; and

          (b)   other than the LICENSEE and LICENSOR, there are no other co-owners of the Licensed Patents, except as set forth herein.

        6.3   LICENSEE represents to LICENSOR that LICENSEE shall diligently perform all of its obligations under the Agreement.

        6.4   EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTED RIGHTS CLAIMS, ISSUED OR PENDING.

        6.5   EXCEPT FOR ITS OBLIGATIONS OF COOPERATION AS SET FORTH IN SECTION 8 HEREOF, NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES LICENSOR EITHER TO BRING OR PROSECUTE ACTIONS OR SUITS

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AGAINST THIRD PARTIES FOR PATENT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN LICENSOR'S PATENT RIGHTS.

        6.6   IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE TECHNICAL INFORMATION OR LICENSED PRODUCTS.

        6.7   NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, OR SOLD UNDER THE TERMS OF THIS AGREEMENT WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS.

        6.8   THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER PATENT OF LICENSOR OTHER THAN PATENT RIGHTS AS EXPRESSLY STATED HEREIN, REGARDLESS OF WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO PATENT RIGHTS.

7. PROSECUTION OF LICENSED PATENTS

        7.1   LICENSEE agrees to accept liaison and financial responsibilities, as hereinafter set forth, for the prosecution, by a patent lawyer in independent practice, who shall be nominated by LICENSEE and approved by LICENSOR, of the Licensed Patents listed in Schedule A, and additional applications as the parties may subsequently agree. Said financial responsibilities shall not only include the costs of prosecution but also the payment of maintenance fees, where required, to maintain said patent applications and patents, if issued, in force and effect for as long as possible. It is further agreed that the patent lawyer selected and paid by LICENSEE and approved by LICENSOR shall be required, if so desired by LICENSOR, to keep LICENSOR informed of all steps in the prosecution and maintenance of said Licensed Patents. Notice of prosecution and maintenance of said Licensed Patents shall be sent by express courier delivery to:

    Internal IP Counsel
    Attn: UA #04-034; UA # 06-011
    Office of Technology Transfer
    The University of Arizona
    888 N. Euclid Avenue, Room 204
    Tucson, AZ 85721
    Tel: 520-621-5000

        If, for any reason, prosecution or maintenance of a particular patent application or patent in a particular country is to be abandoned by LICENSEE, LICENSOR will be notified in sufficient time to assume prosecution should LICENSOR desire to do so. LICENSEE shall bear all cost to maintain the patent prosecution until such time that LICENSOR can assume patent prosecution. LICENSEE, by abandonment of any particular patent application or patent, terminates its rights under Article 3 in said patent application or patent and said patent application or patent shall no longer be considered part of Licensed Patents for purposes of this Agreement or any sublicense derived herefrom.

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        Within two (2) weeks of notification to LICENSOR by LICENSEE, LICENSEE or its current patent counsel will furnish complete file histories and a summary of current actions required of all of the patent applications constituting said Licensed Patents to the patent lawyer nominated by LICENSOR to continue prosecution of patents abandoned by LICENSEE.

        7.2   If Licensee has not used reasonable efforts to prosecute patents, LICENSOR shall have the right at any time, by notice in writing and sent to LICENSEE by registered mail, to assume and continue at its own expense, direction of the prosecution of any of said Licensed Patents. Upon receipt by LICENSEE of any such notice from LICENSOR, LICENSEE and the patent lawyer nominated in accordance herewith shall provide in two weeks from the time of notice an executed power of attorney and all the file histories of the patent applications constituting said Licensed Patents. Upon receipt of this documentation, LICENSEE and the patent attorney nominated by LICENSEE shall be relieved of all future responsibilities to prosecute the Licensed Patents to which the notice is directed. In which event, LICENSOR agrees to use its good faith efforts to apply for, seek prompt issuance of, and maintain during the term of this Agreement, Licensed Patents to the extent necessary to cover both broadly and specifically Licensed Products. LICENSEE shall have reasonable opportunity to advise LICENSOR and shall cooperate with LICENSOR in such filing, prosecution and maintenance. LICENSOR shall use its good faith efforts to furnish LICENSEE with copies of any patent application sufficiently in advance of its anticipated filing date to give LICENSEE a reasonable opportunity to review and comment thereon. In this event, LICENSOR also agrees to furnish LICENSEE with copies of all substantive communications to and from U. S. and foreign patent offices regarding Licensed Patents and in good faith shall consider the reasonable comments of LICENSEE regarding all communications and filings to and from the respective patent office.

        7.3   [+]

8. INFRINGEMENT

        8.1   LICENSOR and LICENSEE shall promptly give notice to the other in writing of any alleged infringement of Licensed Patents and of any other legal action undertaken by either party with respect to the defense or enforcement of Licensed Patents. The parties shall thereupon confer as to what steps are to be taken to stop or prevent such infringement.

        8.2   LICENSEE shall have the first right to defend or enforce Licensed Patents against any infringer at LICENSEE's cost and expense including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement, which LICENSEE, in its sole discretion, decides is reasonable and necessary for it to undertake. LICENSEE shall bring or defend or may settle any such actions solely

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at its own discretion and expense and through counsel of its selection. LICENSEE will be entitled to retain any settlement or damage award received except as provided for in Article 8.4; provided, however, that the LICENSOR shall be entitled in each instance to participate through counsel of its own selection and its own expense and share in any damage award or settlement as mutually agreed upon in writing by the parties prior to such participation. LICENSEE shall not join LICENSOR as a party-plaintiff in any suit which LICENSEE may institute unless necessary for the maintenance of said suit, and then only with the prior knowledge and written consent of LICENSOR, which consent shall not be unreasonably withheld. In such event that LICENSOR is an unwilling participant in any suit which LICENSEE may institute, LICENSOR shall not be chargeable for any costs or expenses and those costs and expenses shall be borne by LICENSEE. LICENSOR shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSEE and provide other such support as LICENSEE may require including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSEE.

        8.3   LICENSOR shall have the right to defend or enforce the Licensed Patents against infringement in the event that LICENSEE declines to exercise its rights to defend or enforce Licensed Patents under Article 8.2 and shall have sole discretion to file and prosecute, defend or settle such infringement and declaratory judgment action at its own expense through counsel of its own selection and will be entitled to retain any settlement or damage award received; provided, however, that LICENSEE shall be entitled in each instance to participate through counsel of its own selection and at its own expense. LICENSEE shall have no responsibility or financial obligation with respect to any such infringement action except to provide reasonable assistance to LICENSOR as requested and LICENSOR shall reimburse LICENSEE for LICENSEE's out-of-pocket expenses in connection with any such assistance. LICENSEE shall execute all documents necessary for the prosecution of any infringement suit brought by LICENSOR and provide other such support as LICENSOR may require, including having its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like, all however at the expense, with respect to travel and the like, of LICENSOR.

        8.4   LICENSOR shall be entitled to the percentage of any recovery obtained in any infringement suit brought by LICENSEE equal to the amount to which LICENSOR would be entitled under the sublicensee royalty provision of this Agreement had said recovery been paid to LICENSEE as sublicense royalties by the defendant in said infringement suit. LICENSEE may deduct its reasonable direct costs and attorneys' fees paid to third parties incurred in prosecuting such suit, to the extent such costs and fees are not otherwise recovered, prior to calculating the share owing to LICENSOR pursuant to this provision.

        8.5   Should LICENSEE commence a suit under the provisions of Paragraphs 8.2 and thereafter elect to abandon the same, it shall give timely notice to LICENSOR, which may, if it so desires, continue prosecution of such suit under Article 8.3.

        8.6   During the period of this Agreement, if LICENSOR's actions under Article 8.3 require a sublicense to an infringer, LICENSEE shall grant such a sublicense to said infringer in accordance with the terms and conditions herein and the terms and conditions of any settlement or

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other judgment effected by LICENSOR. LICENSEE shall receive such royalties under any such sublicense and LICENSOR shall be entitled to royalties therefrom as specified in Paragraph 4.3.

9. PUBLICITY AND CONFIDENTIALITY

        9.1   Neither party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other, except to announce this Agreement.

        9.2    Confidential Items.    Confidential Items shall mean any proprietary information or materials belonging to the disclosing party, in writing, clearly marked CONFIDENTIAL (whether or not patentable) including, but not limited to, patent filings; descriptions of formulations, techniques, know-how, methodology; data, reports, information regarding sources of supply or patent positioning; consultant(s)'s reports and business plans, including any negative developments, which are communicated to, learned by, or otherwise acquired by the party receiving such information or materials during or in the course of this Agreement; and further including information concerning the existence, scope or activities of any research and development project of the disclosing party.

        9.3   Each party shall hold in confidence for a period of five (5) years, and shall not disclose to any person outside its respective organization, any Confidential Items disclosed to it by the other party to this Agreement. The party receiving such Confidential Items shall use such Confidential Items only for the limited purpose for which it was disclosed and shall not exploit such Confidential Items for its own benefit or the benefit of another without the prior written consent of the disclosing party. Each party shall disclose Confidential Items of the other party under this Agreement only to persons within its organization and to consultants who have a need to know such Confidential Items in the course of the performance of their duties and who are bound to protect the confidentiality of such Confidential Items.

        9.4   The confidentiality and non-use obligations of the receiving party shall not apply to any Confidential Item(s) which is received by one party from the other party and which:

          (i)    is disclosed in a printed publication available to the public, is described in an issued patent anywhere in the world, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no breach of this Agreement by the receiving party;

          (ii)   becomes known to the receiving party through disclosure by sources other than the disclosing party having the right to disclose such Confidential Items;

          (iii)  is disclosed pursuant to the requirements of a governmental agency or any law requiring disclosure thereof, provided that the disclosing party is provided with prior written notice of any such disclosure;

          (iv)  is generally disclosed to third parties by the disclosing party without similar restrictions on such third parties;

          (v)   is approved for release by written authorization of an officer of the disclosing party;

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

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          (vi)  is already known by the receiving party as evidenced by its prior written records; or

          (vii) is developed by receiving party independently of and without reference to Confidential Items received from disclosing party as evidenced by written record.

        provided, however, that a breach of the foregoing obligations shall not be absolved by the subsequent occurrence of any of the above exceptions.

10. PUBLICATION

        10.1 Subject to all other terms of this Agreement, including those concerning confidentiality, LICENSOR's investigators have the right to publish or otherwise publicly disclose information. LICENSOR agrees that publication may be delayed at the request of LICENSEE for a period not to exceed ninety (90) days from the date of submission of the publication to LICENSEE, in order to enable LICENSEE to undertake the filing of a patent application.

11. DUE DILIGENCE

        11.1 LICENSEE shall use good faith efforts to develop, obtain clinical approval for, manufacture, market and promote Licensed Products.

        11.2 [+]

12. TERM AND TERMINATION

        12.1    Term of License.

          (a)   The Term of this Agreement shall be for a period beginning with the Effective Date and extending until the last to expire valid claim of a Licensed Patent, unless sooner terminated as herein provided. Surviving any termination are: (a) LICENSEE's obligation to pay royalties accrued or accruable for sell-off of inventory pursuant to Paragraph 12.1(d); and (b) any cause of action or claim of LICENSEE or LICENSOR, accrued or to accrue, because of any breach or default by the other party.

          (b)   Subject to the provisions of Section 11.3 hereof, which describes the only method by which LICENSOR shall be entitled to terminate this Agreement on the basis of failure to use appropriate diligence, upon any material breach or default under this Agreement by LICENSEE, LICENSOR may give written notice thereof to LICENSEE, and LICENSEE shall have sixty (60) days thereafter to cure such breach or default. If such breach or default is not so cured, LICENSOR may then in its sole discretion and option (a) terminate this Agreement and the licenses granted herein or (b) seek such other relief as may be provided by law in such circumstances by giving written notice thereof to LICENSEE. Repetitive breaching of this Agreement by LICENSEE also shall be considered a material breach of this Agreement for which LICENSOR may declare, at its sole discretion, that either no cure possible and terminate this Agreement and the licenses granted

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

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  herein or seek an amendment to this Agreement as a requirement for any cure of the repetitive breaching.

          (c)   LICENSEE shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to LICENSOR and payment of all amounts due LICENSOR through the effective date of termination.

          (d)   Upon termination of this Agreement under any provision, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, however, that the publicity and confidentiality obligations of the parties contained in Article 9 hereof, shall survive any such termination for the periods set forth therein. Termination shall not relieve any party of any obligation occurring prior to such termination, of any liability for a breach of, or for any misrepresentation under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation, provided, however, that neither party shall be liable for consequential, punitive or special damages including without limitation, lost profits. Except for legal actions that may prohibit such activity, LICENSEE and any sublicensee thereof may, for six months after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture and fulfill all orders for Licensed Products at the time of such termination and sell the same, provided that LICENSEE shall pay to LICENSOR the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof on the sales of such Licensed Products.

          (e)   In the event of termination of this Agreement for any reason, any and all rights granted LICENSEE hereunder, including any rights granted by LICENSEE to any sublicensee, shall cease and terminate, and all such rights shall revert to LICENSOR. LICENSEE shall diligently thereafter return to LICENSOR, or to LICENSOR's designated attorneys, any files or other documents in its possession or in the possession of its attorneys, agents or sublicensees, relating to pending or issued Licensed Patent(s), except that one copy of each such document may be retained by LICENSEE's attorney for the purpose of ensuring compliance hereunder. LICENSEE shall also execute any and all documents necessary to return control of said Licensed Patent(s) until such time as control has properly been transferred to LICENSOR. Further, LICENSEE shall immediately return to LICENSOR all research data, biological and other material (including but not limited to licensed cell lines), prototypes, process information, clinical data and the like of LICENSOR in its possession or in the possession of its sublicensees.

13. ASSIGNMENT

        13.1 This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. Notwithstanding however, LICENSEE may assign this Agreement to an entity, which acquires all or substantially all of the assets to which this Agreement pertains without the prior written consent of LICENSOR. [+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

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14. INDEMNIFICATION

        14.1 LICENSEE agrees that during the term of this Agreement and thereafter, it will indemnify, defend and hold LICENSOR, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and attorneys' fees, arising out of the death of or injury to any person or persons, or out of any damage to property, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, consumption, disposal or advertisement of Licensed Products by LICENSEE.

        14.2 LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows, or an equivalent program of self insurance:

          (a)   Comprehensive or commercial general liability insurance (contractual liability included) with its minimum limits as follows:

      Each Occurrence $1,000,000
      Products/Completed Operations Aggregate $5,000,000
      Personal and Advertising Injury $1,000,000
      General Aggregate (commercial form only) $5,000,000

          (b)   The coverage and limits specified above do not in any way limit the liability of the LICENSEE under this Agreement. The LICENSEE shall furnish LICENSOR with certificates of insurance showing compliance with all requirements. Such certificates must:

    •
    Provide for thirty (30) day advance written notice to LICENSOR of any modification.

    •
    Indicate that LICENSOR has been endorsed as an additional Insured under the coverage specified above..

    •
    Include a provision that the coverage will be primary and will not relate to nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by LICENSOR.

        14.3 LICENSOR shall notify LICENSEE in writing of any claim or suit brought against LICENSOR in respect of which LICENSOR intends to invoke the provisions of this Article. LICENSEE shall keep LICENSOR informed on a current basis of its defense of any claims under this Article.

15. NOTICES

        15.1 All notices under this Agreement not otherwise set forth for specific delivery shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered, certified or express, and addressed, or when actually received, as follows:

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

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TO LICENSOR:	Director Office of Technology Transfer The University of Arizona 888 N. Euclid Ave., Suite 204 Tucson, AZ 85728-0158
TO LICENSEE:	Dr. Lynn Kirkpatrick ProlX Pharmaceuticals Corporation 221 E 6th St. Tucson, AZ 85705

        Either party may change its address upon notice to the other party as provided herein.

16. GENERAL PROVISIONS

        16.1    Equal Opportunity.    The parties agree to be bound by applicable state and federal rules governing equal employment opportunity and nondiscrimination.

        16.2    State Funding.    The parties recognize that the performance of the LICENSOR may be dependent upon the appropriation of funds by the Arizona State Legislature. Should the Legislature of Arizona fail to appropriate the necessary funds, LICENSOR may cancel this Agreement without further duty or obligation. The LICENSOR agrees to notify the LICENSEE as soon as reasonably possible after the unavailability of said funds comes to the LICENSOR'S attention.

        16.3    Arbitration.    The parties agree that should a dispute arise between them, in any manner, concerning this Agreement, and said dispute involves the sum of Thirty Thousand Dollars ($30,000) or less in money damages only, exclusive of interest or cost of attorney's fees, the parties will submit the matter to binding arbitration pursuant to the Arizona Supreme Court Rules for Compulsory Arbitration and the decision of the arbitrator(s) shall be final and binding upon the parties.

        16.4    Conflict of Interest.    This Agreement is subject to the provisions of A.R.S. § 38-511(E) and conflict of interest laws of the State of Arizona. Either party may cancel this Agreement by written notice to other party if any person substantially involved in obtaining, drafting, or procuring this Agreement for or on behalf of a party becomes an employee or consultant in any capacity of the other party.

        16.5    Waiver.    None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

        16.6    Severability.    The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof.

        16.7    Headings.    The description headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

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        16.8    Execution in Counterpart.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        16.9    Entire Agreement.    This writing constitutes the entire agreement of the parties and there are no promises, understandings or agreements of any kind pertaining to this Agreement other than those written in this Agreement. This Agreement supercedes all previous Agreements in this matter.

14

        IN WITNESS WHEREOF, the parties thereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

ARIZONA BOARD OF REGENTS		PROLX PHARMACEUTICALS CORPORATION
On behalf of
THE UNIVERSITY OF ARIZONA
By:	/s/ Patrick L. Jones	By:	/s/ D. Lynn Kirkpatrick
Name:	Patrick L. Jones, Ph.D., M.B.A.	Name:	D. Lynn Kirkpatrick, Ph.D.
Title:	Director, Officer of Technology Transfers	Title:	CEO
Date:	September 13, 2005	Date:	Sept. 15, 2005

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

Schedule A

10/288,888	U.S.	N-Oxides and Derivatives of Melphalan for Treating Diseased States Associated with Hypoxia Inducible Factor	11/6/2002	Abandoned
10/929,156	U.S.	N-Oxides and Derivatives of Melphalan for Treating Diseased States Associated with Hypoxia Inducible Factor	8/20/2004	Pending
2003291282	AU	N-Oxides and Derivatives of Melphalan for Treating Diseased States Associated with Hypoxia Inducible Factor	11/3/2003	Pending
2504496	CA	N-Oxides and Derivatives of Melphalan for Treating Diseased States Associated with Hypoxia Inducible Factor	11/3/2003	Pending
03768672.2	EP	N-Oxides and Derivatives of Melphalan for Treating Diseased States Associated with Hypoxia Inducible Factor	11/3/2003	Pending
2004-551738	JP	N-Oxides and Derivatives of Melphalan for Treating Diseased States Associated with Hypoxia Inducible Factor	11/3/2003	Pending
2005-004845	MX	N-Oxides and Derivatives of Melphalan for Treating Diseased States Associated with Hypoxia Inducible Factor	11/3/2003	Pending
PCT/US03/35266	PCT	N-Oxides and Derivatives of Melphalan for Treating Diseased States Associated with Hypoxia Inducible Factor	11/3/2003	regional/ national phases entered
60/487,562	U.S.	Regulation of HIF Protein Levels via Deubiquination Pathway	7/14/2003	Expired
10/890,756	U.S.	Regulation of HIF Protein Levels via Deubiquination Pathway	7/14/2004	Pending
PCT/US04/22656	PCT	Regulation of HIF Protein Levels via Deubiquination Pathway	7/14/2004	Pending

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

Exhibit 10.22

        January 10, 2006

Edward Taylor
Vice President of Finance, Chief Financial Officer
Biomira Inc.
2011-94th Street
Edmonton, AB T6N 1H1, Canada

Dear Mr. Taylor:

        The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Rodman & Renshaw, LLC ("R&R") shall introduce Biomira Inc. (the "Company") to one or more investors in connection with the currently proposed offering (the "Offering") of securities (the "Securities") of the Company. The terms of such Offering and the Securities shall be mutually agreed upon by the Company and the investor(s). The identities of the investors to which R&R introduces the Company (the "Investors") shall be proprietary information of R&R and shall not be divulged to third parties by the Company, nor used by the Company outside the scope of R&R's engagement as described herein.

        The parties hereto hereby agree that the Company shall pay to R&R the fees and compensation set forth below if there is any financing of equity or debt (including without limitation the Offering) or other capital raising activity of the Company within 18 months of the date of this Agreement with any Investors (a "Financing").

        In consideration of the services rendered by R&R under this Agreement, the Company agrees to pay R&R the following fees and other compensation:

  (a)
  A cash fee payable immediately upon the closing of any portion of any Financing (including without limitation the Offering) and equal to 4% of the aggregate capital raised pursuant to such Financing.

  (b)
  1% Warrant Coverage.

  (c)
  $10,000 expense allowance.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. The Company shall indemnify R&R against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement. The Company acknowledges and agrees that R&R is not and shall not be construed as a fiduciary of the Company.

        This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

        If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,
RODMAN & RENSHAW, LLC
Agreed to and accepted as of the date first written above:		By: Name: Title:	/s/ THOMAS G. PINOU Thomas G. Pinou Chief Financial Officer
BIOMIRA INC.
By:	/s/ EDWARD TAYLOR
Name: Title:

        1270 Avenue of the Americas, 16th Floor
New York, NY 10020

EXHIBIT 10.23

AMENDED AND RESTATED COLLABORATION AGREEMENT (2006)

        This amended and restated agreement is between Biomira B.V. (formerly Biomira Europe B.V.), a Netherlands corporation with offices located at Amsterdam, The Netherlands ("BIOMIRA"), and Merck KGaA, a German corporation with offices located at Darmstadt, Germany ("MERCK") and is effective as of March 1, 2006.

        WHEREAS BIOMIRA and MERCK entered into an amended and restated collaboration agreement effective as of May 7, 2001 (the "2001 COLLABORATION AGREEMENT") in relation to, inter alia, the development of BLP25;

        AND WHEREAS BIOMIRA, Biomira International Inc. and MERCK entered into a letter of intent effective as of January 26, 2006 to amend, inter alia, certain provisions of the 2001 COLLABORATION AGREEMENT;

        AND WHEREAS BIOMIRA and MERCK now wish to amend and restate the 2001 COLLABORATION AGREEMENT in accordance with, inter alia, such letter of intent, all upon the terms and subject to the conditions set forth in this AGREEMENT;

        NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby agreed to by the parties, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Meaning

        Whenever a term is written in this AGREEMENT with all capital letters it shall have the following meaning:

  1.1.1
  "ADVERSE EVENT" means, with respect to PRODUCT in a particular country in the TERRITORY, the occurrence of an adverse event with respect to PRODUCT as defined by applicable law or regulation in such country;

  1.1.2
  "AFFILIATES" means any business entity that directly or indirectly controls, is controlled by, or is under common control with either party to this AGREEMENT. A business entity shall be deemed to "control" another business entity if it owns, directly or indirectly, more than fifty (50%) percent of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity. If the laws of the jurisdiction in which such business entity operates prohibit ownership by a party of more than fifty percent (50%), control shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction;

  1.1.3
  "AGREEMENT" means this amended and restated collaboration agreement, together with all schedules and appendices hereto and any amendments to or restatements of this amended and restated collaboration agreement;

  1.1.4
  "BIOMIRA COST OF GOODS" includes, but is not limited to, with respect to PRODUCT in relation to a particular country in the TERRITORY, [+]

[+]
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  1.1.5
  "BIOMIRA IMPROVEMENTS" has the meaning attributed to that term in section 9.2 of this AGREEMENT;

  1.1.6
  "BIOMIRA KNOW-HOW" means all proprietary information and data in the FIELD including but not limited to compounds, formulae, protocols, methods, techniques and results of experimentation and testing, which, except for published patent applications which are also included within this definition, is generally not known to the public, and which are owned by BIOMIRA or licensed in by BIOMIRA with the right to sublicense in the manner contemplated by this AGREEMENT, and which directly relate to research, CLINICAL DEVELOPMENT, use and/or sale of PRODUCT. For greater certainty, BIOMIRA KNOW-HOW shall include BIOMIRA IMPROVEMENTS and IMPROVEMENTS licensed in by BIOMIRA with the right to sublicense in the manner contemplated by this AGREEMENT, which arise or occur after the ORIGINAL EFFECTIVE DATE and which fall within the ambit of the preceding sentence. Notwithstanding the foregoing, BIOMIRA KNOW-HOW shall not include any subsequently developed or acquired BIOMIRA KNOW-HOW to the extent covering any active compound that is separate and clearly distinct from PRODUCT, notwithstanding the fact that such active compound may be useful as part of a combination therapy with PRODUCT;

  1.1.7
  "BIOMIRA PATENT RIGHTS" means all rights in the FIELD owned by BIOMIRA or licensed in by BIOMIRA with the right to sublicense in the manner contemplated by this AGREEMENT in any of the following patents: any patent issuing on any patent application identified in appendix 1, as well as any patent issuing from any continuing applications of the patents listed in appendix 2, such applications including any divisions, continuations, and continuation-in-part applications, as well as any patents issuing on any reissue and/or reexamination application, and including any patent term restoration of any such patents. BIOMIRA PATENT RIGHTS also includes all rights in the FIELD owned by BIOMIRA or licensed in by BIOMIRA with the right to sublicense in the manner contemplated by this AGREEMENT in any foreign patents which correspond to those described in the preceding sentence and in any patents that claim BIOMIRA IMPROVEMENTS, JOINT IMPROVEMENTS and/or IMPROVEMENTS. Notwithstanding the foregoing, BIOMIRA PATENT RIGHTS shall not include any subsequently developed or acquired BIOMIRA PATENT RIGHTS to the extent covering any active compound that is separate and clearly distinct from PRODUCT, notwithstanding the fact that such active compound may be useful as part of a combination therapy with PRODUCT;

  1.1.8
  "BIOMIRA TECHNOLOGY" means all BIOMIRA PATENT RIGHTS and/or BIOMIRA KNOW-HOW in the FIELD;

  1.1.9
  "BLP25" means BIOMIRA's immunotherapeutic vaccine composed of a 25-amino acid sequence of the MUC1 cancer mucin, which vaccine is combined with the adjuvant Lipid A and is encapsulated in a liposomal delivery system, together with (i) any IMPROVEMENTS thereto (such as liposomal IL-2 in a kit, synthetic Lipid A, or new delivery formats such as unit dose liquid formulations and unit dose syringes) owned by BIOMIRA or licensed in by BIOMIRA with the right to sublicense in the manner contemplated by this AGREEMENT and which BIOMIRA and MERCK agree in writing to implement and (ii) any PRODRUG thereof;

  1.1.10
  "CLINICAL DEVELOPMENT" means all activities required for MARKET APPROVAL of PRODUCT in the TERRITORY (including without limitation non-clinical and clinical trials, including but not limited to, toxicology and absorption, distribution, metabolism and elimination studies), as well as all clinical activities desirable for optimized marketing of PRODUCT in the TERRITORY (including without limitation Phase IIIb and Phase IV

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    studies). This term does not include any activities necessary for manufacture and/or supply of PRODUCT;

  1.1.11
  "COMMERCIAL MANUFACTURING PLAN" shall mean the manufacturing plans reviewed by the STEERING COMMITTEE pursuant to section 3.2.2 of this AGREEMENT;

  1.1.12
  "COMPETITIVE PRODUCT" [+]

  1.1.13
  "CONFIDENTIAL INFORMATION" has the meaning attributed to that term in section 8.1 of this AGREEMENT;

  1.1.14
  "CORIXA LICENSE" means that certain adjuvant license agreement dated as of October 20, 2004 with Corixa Corporation, together with all schedules thereto and any amendments to or restatements of such adjuvant license agreement;

  1.1.15
  "DANA-FARBER LICENSE" means that certain license agreement dated November 22, 1996 with the Dana-Farber Cancer Institute, Inc., together with all schedules thereto and any amendments to or restatements of such license agreement;

  1.1.16
  "DEVELOPMENT PLAN" shall mean the development plans reviewed by the STEERING COMMITTEE pursuant to section 3.2.1 of this AGREEMENT;

  1.1.17
  "DISTRIBUTOR" means, with respect to PRODUCT in a particular country in the TERRITORY, a third party retained to market, promote and/or sell PRODUCT in such country, but excluding for greater certainty wholesalers and any such third party in circumstances where the laws of such country require the use of such third party to market, promote and/or sell PRODUCT in such country;

  1.1.18
  "DOMAIN NAMES" has the meaning attributed to that term in section 5.12.6 of this AGREEMENT;

  1.1.19
  "DOSE" means, with respect to PRODUCT and for purposes of section 6.3 of this AGREEMENT, the amount of PRODUCT currently (i.e., as at the date of this AGREEMENT) specified to be taken at one time (being four vials each containing 250 micrograms of lipopeptide);

  1.1.20
  "EFFECTIVE DATE" shall mean March 1, 2006, or such other date as BIOMIRA and MERCK may agree upon in writing;

  1.1.21
  "END USER" shall mean, with respect to PRODUCT, any person at arm's length with MERCK and its AFFILIATES that acquires PRODUCT in final form for end use, including physicians and hospitals but excluding DISTRIBUTORS and other agents;

  1.1.22
  "EXECUTION DATE" shall mean the first day on which the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in relation to the notification and report of the parties with respect to this AGREEMENT has expired or been terminated, or such other date as BIOMIRA and MERCK may agree upon in writing;

  1.1.23
  "FIELD" shall mean the use of BLP25 for the prevention and/or treatment of cancers in humans;

  1.1.24
  "ICRT LICENSE" means that certain amended and restated license agreement dated November 14, 2000 with Imperial Cancer Research Technology Limited (now Cancer Research

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    Technology Limited), together with all schedules thereto and any amendments to or restatements of such license agreement;

  1.1.25
  "IFRS" means international financial reporting standards, consistently applied;

  1.1.26
  "IMPROVEMENTS" has the meaning attributed to that term in section 9.1 of this AGREEMENT;

  1.1.27
  "INDICATION" means a specific health care indication (e.g., non-small cell lung cancer) for which PRODUCT is, as indicated on the label for the PRODUCT, specified for the treatment and/or prevention thereof;

  1.1.28
  "JOINT IMPROVEMENT PATENT RIGHTS" has the meaning attributed to that term in section 10.1.1 of this AGREEMENT;

  1.1.29
  "JOINT IMPROVEMENTS" has the meaning attributed to that term in section 9.1 of this AGREEMENT;

  1.1.30
  "LAUNCH" shall mean, with respect to PRODUCT in a particular country in the TERRITORY, the date of the first arms' length sale of PRODUCT in such country after receipt of MARKET APPROVAL for PRODUCT in such country;

  1.1.31
  "MAJOR MARKET" shall mean any one of Germany, France, United Kingdom, Italy, Spain or Japan, and "MAJOR MARKETS" shall mean all of such countries;

  1.1.32
  "MANUFACTURING/CMC PROJECT TEAM" has the meaning attributed to that term in section 3.2.4 of this AGREEMENT;

  1.1.33
  "MARKET APPROVAL" shall mean, with respect to PRODUCT in a particular country in the TERRITORY, the date upon which the last of all governmental or regulatory approvals required for the sale of PRODUCT in that country has been granted, including price approval for the PRODUCT (if required);

  1.1.34
  "MARKETING PLAN" shall mean the marketing plans reviewed by the STEERING COMMITTEE pursuant to section 3.2.3 of this AGREEMENT;

  1.1.35
  "MERCK IMPROVEMENTS" has the meaning attributed to that term in section 9.3 of this AGREEMENT;

  1.1.36
  "MUC1" means cancer associated mucin-1;

  1.1.37
  "NA TERRITORY" shall mean, collectively, Canada (including Quebec) and its territories and the United States of America and its territories;

  1.1.38
  "NET SALES" shall mean, with respect to PRODUCT in a particular country, the sum of the gross amounts invoiced for all SALES (directly or indirectly) by MERCK, its AFFILIATES and their respective sublicensees, DISTRIBUTORS, assignees and transferees of PRODUCT to END USERS, less the following deductions from such invoiced amounts which are actually incurred in accordance with IFRS:

  1.1.38.1
  credits or allowances actually granted for spoiled or damaged PRODUCT or with respect to returned or rejected PRODUCT, and for retroactive price adjustments;

  1.1.38.2
  normal and customary trade, cash and quantity discounts, allowances, rebates and credits actually allowed, including allowances, adjustments, reimbursements, discounts, chargebacks and rebates given to healthcare organizations and any governmental or quasi-governmental body or agency, whether during the actual SALES/royalty period or not;

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    1.1.38.3
    sales, value added or similar taxes measured by the billing amount, when included in billing;

    1.1.38.4
    freight, postage, shipping, and insurance charges related to delivery of PRODUCT from the applicable MERCK/distributor warehouse measured by the billing amount, when included in billing; and

    1.1.38.5
    import and export duties actually paid.

    Any refund or reimbursement of any of the foregoing amounts previously deducted from NET SALES shall be appropriately credited upon receipt thereof.

    If PRODUCT is SOLD in combination with another product or products (for greater certainty the use of adjuvant or other such PRODUCT enhancer stipulated to be mixed with PRODUCT shall not be considered to be "another product" for purposes of this section 1.1.38), "NET SALES" under such circumstances shall be calculated by multiplying the "NET SALES" of the combination by the fraction A/(A + B), in which A is the amount invoiced for PRODUCT when SOLD separately, and B is the total amount invoiced for any other product or products in combination when SOLD separately;

  1.1.39
  "ORIGINAL EFFECTIVE DATE" means May 7, 2001;

  1.1.40
  "PRODRUG" means a chemical precursor of PRODUCT which is to be cleaved in a human being directly into PRODUCT and/or a metabolic intermediate thereof, but excluding for greater certainty, antigen processing;

  1.1.41
  "PRODUCT" shall mean BLP25;

  1.1.42
  "ROW TERRITORY" shall mean all countries in the world except the NA TERRITORY;

  1.1.43
  "SALE" includes, with respect to PRODUCT, the sale thereof to an END USER, and "SOLD" and "SELL" have a corresponding meaning;

  1.1.44
  "SALES REPORT" has the meaning attributed to that term in section 7.2 of this AGREEMENT;

  1.1.45
  "STEERING COMMITTEE" has the meaning attributed to that term in section 3.1.1 of this AGREEMENT;

  1.1.46
  "STOCK PURCHASE AGREEMENT" means that certain agreement dated May 2, 2001 between Biomira Inc., Biomira International Inc. and MERCK relating to the purchase of Biomira Inc. common shares, together with all schedules thereto and any amendments to or restatements of such agreement;

  1.1.47
  "SUPPLY AGREEMENT" means that certain amended and restated supply agreement of even date herewith between MERCK and Biomira International Inc. relating to the supply of PRODUCT by Biomira International Inc. to MERCK, together with all schedules thereto and any amendments to or restatements of such amended and restated supply agreement;

  1.1.48
  "TERRITORY" shall mean, collectively, the NA TERRITORY and the ROW TERRITORY;

  1.1.49
  "THIRD PARTY LICENSES" means, collectively, the ICRT LICENSE, the DANA-FARBER LICENSE, the U of A LICENSE and any other third party license or sublicense of any technology included as part of the BIOMIRA TECHNOLOGY and/or the BIOMIRA MANUFACTURING KNOW-HOW (as such term is defined in the SUPPLY AGREEMENT);

  1.1.50
  "TRADEMARK" means the trademarks and logos selected for BLP25 pursuant to section 5.12 of this AGREEMENT, being the trademarks [+]

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    [+] as well as any alternate trademarks for BLP25 agreed to in writing by BIOMIRA and MERCK, acting reasonably;

  1.1.51
  "U of A LICENSE" means that certain license dated December 1, 2001 with the University of Alberta in relation to the Samuels MUC1 liposomal formulation patents, together with all schedules thereto and any amendments to or restatements of such license agreement; and

  1.1.52
  "VALID CLAIM" means, with respect to PRODUCT in a particular country in the TERRITORY, a claim of an issued and unexpired patent included within the BIOMIRA PATENT RIGHTS which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2
LICENSE GRANT

Section 2.1    BIOMIRA License Grant

        Subject to the terms and conditions of this AGREEMENT and only for the purpose of MERCK fulfilling its obligations and exercising its rights under this AGREEMENT, BIOMIRA hereby grants to MERCK a license (or in the case of BIOMIRA TECHNOLOGY that BIOMIRA has licensed from a third party, a sublicense) under the BIOMIRA TECHNOLOGY to use, import, develop, market and SELL and have used, imported, developed, marketed and SOLD PRODUCT in the FIELD in the NA TERRITORY and the ROW TERRITORY. Such license shall, except to the extent otherwise provided in this AGREEMENT or otherwise required by applicable law or regulation (as, for example, in the European Union under applicable competition law), be exclusive for the FIELD in the NA TERRITORY and in the ROW TERRITORY, subject to the rights of BIOMIRA under this AGREEMENT.

        MERCK shall have no right to grant sublicenses under such licenses without the prior written consent of BIOMIRA (such consent not to be unreasonably withheld) and, to the extent applicable, complying with the provisions of the THIRD PARTY LICENSES, except only for purposes of exercising its right to appoint DISTRIBUTORS of PRODUCT in the TERRITORY including AFFILIATES of MERCK (but again always subject to and in compliance with the provisions of the THIRD PARTY LICENSES). MERCK shall be responsible for the acts and omissions of its DISTRIBUTORS, AFFILIATES and permitted sublicensees and such acts and omissions shall be regarded for purposes of this AGREEMENT as the acts and omissions of MERCK. BIOMIRA agrees not to, and shall cause its wholly owned AFFILIATES not to assert against MERCK or its permitted sublicensees any patent not included in the BIOMIRA PATENT RIGHTS that is or might be infringed by reason of MERCK or its permitted sublicensees exercise of the licenses granted to MERCK under this section 2.1. Further, BIOMIRA covenants and agrees that for so long as MERCK has exclusive rights to all of the BIOMIRA TECHNOLOGY under this AGREEMENT, BIOMIRA shall not grant to any third party rights to the BIOMIRA TECHNOLOGY which would permit such third party to make, use, import, develop, market or SELL or have made, have used, imported, developed, marketed or SOLD PRODUCT for the treatment of disease in humans.

Section 2.2    Term of Grant

        The licenses granted in section 2.1 of this AGREEMENT shall remain in force and effect on a country-by-country basis until the later of (a) [+] (b) [+]. Upon the expiration of any such license grant as aforesaid, MERCK shall thereafter, subject to complying

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  with any applicable provisions of the THIRD PARTY LICENSES (including the payment of any and all royalties and other amounts required to be paid thereunder), have a paid up, royalty free, non-exclusive license under the BIOMIRA TECHNOLOGY to use, import, develop, market and SELL, and have used, imported, developed, marketed and SOLD PRODUCT in such country in the FIELD.

Section 2.3    Third Party Licenses and Corixa License

        With respect to the THIRD PARTY LICENSES to the extent not waived in writing by the licensor under such THIRD PARTY LICENSES, BIOMIRA and MERCK hereby incorporate by reference in this AGREEMENT any provisions specified in such THIRD PARTY LICENSES to be included in sublicenses of the subject matter of such THIRD PARTY LICENSES and to make such other amendments to this AGREEMENT as may be required in connection with the sublicensing of such THIRD PARTY LICENSES by BIOMIRA to MERCK. MERCK also agrees to cooperate with BIOMIRA and its AFFILIATES in fully complying in a timely manner with the terms of such THIRD PARTY LICENSES and the CORIXA LICENSE and, without limiting the generality of the foregoing, MERCK shall provide to BIOMIRA or its designated AFFILIATE in a timely manner or assist BIOMIRA or its designated AFFILIATE in preparing in a timely manner any and all reports, data, confirmations, approvals and other information that may be required by BIOMIRA or its designated AFFILIATE in connection therewith. BIOMIRA shall provide MERCK with examples of applicable reports previously utilized by BIOMIRA and/or its AFFILIATES for such purposes in order to assist MERCK in preparing the necessary reports.

Section 2.4    Bankruptcy or Insolvency

        All rights and licenses granted to MERCK under this article 2 are, and shall be deemed to be, for purposes of applicable bankruptcy law (including section 365(n) of the United States Bankruptcy Code), licenses of rights to "intellectual property" (including as such term is defined under section 101(35A) of the United States Bankruptcy Code). The parties agree that MERCK, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under such applicable bankruptcy law, including but not limited to MERCK's rights to continue to exercise all rights licensed hereunder.

Section 2.5    BIOMIRA and MERCK Rights

        Notwithstanding any provision to the contrary in this AGREEMENT, each of BIOMIRA and its AFFILIATES and MERCK shall have the right at their own cost to carry out research and clinical trials (up to but not including Phase III) in the FIELD with respect to IMPROVEMENTS to PRODUCT.

Section 2.6    Combination Products

        BIOMIRA shall not prohibit MERCK from combining for use in the FIELD PRODUCT licensed under this AGREEMENT with any other product.

Section 2.7    Covenant Not to Sue or Challenge

        MERCK (on behalf of itself and its AFFILIATES and their respective sublicensees) agrees not to in any way challenge or contest (including by way of an allegation of misuse or non-infringement), nor assist any other person to challenge or contest, the validity or enforceability of any of the BIOMIRA TECHNOLOGY including, without limitation, the BIOMIRA PATENT RIGHTS.

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ARTICLE 3
DEVELOPMENT OVERSIGHT

Section 3.1    Steering Committee

  3.1.1
  Formation.    Within thirty (30) days after the EXECUTION DATE, the parties shall re-constitute a steering committee (the "STEERING COMMITTEE") for the purpose of overseeing and exchanging information with respect to the development, (including CLINICAL DEVELOPMENT), manufacturing, marketing and SALE of PRODUCT in the TERRITORY, all as hereinafter specified in this article 3.

  3.1.2
  Membership.    The STEERING COMMITTEE shall be composed of three (3) representatives of BIOMIRA and its AFFILIATES and three (3) representatives of MERCK and its AFFILIATES, unless otherwise agreed to in writing by BIOMIRA and MERCK (but the number of representatives of BIOMIRA and its AFFILIATES and the number of representatives of MERCK and its AFFILIATES shall always be equal). The initial chair of the STEERING COMMITTEE shall be a representative of BIOMIRA, and thereafter the chair of the STEERING COMMITTEE shall alternate on the anniversary of the EXECUTION DATE between a representative of BIOMIRA and a representative of MERCK (i.e., the second chair shall be a representative of MERCK, the third a representative of BIOMIRA, and so on). The initial members of the re-constituted STEERING COMMITTEE shall be:

    for BIOMIRA:

      member: [+]
      member: [+]
      member: [+]

    for MERCK:

      member: [+]
      member: [+]
      member: [+]

  3.1.3
  Member Changes.    Each party shall notify the other party in writing of any changes in its representatives to the STEERING COMMITTEE.

  3.1.4
  Meetings.    The STEERING COMMITTEE shall meet not less than once per calendar quarter during the period of CLINICAL DEVELOPMENT of PRODUCT and during the period of SALE of PRODUCT, on such dates and at such times and places as are agreed to by the members of the STEERING COMMITTEE, acting reasonably. Responsibility for arranging such meetings, including, at a minimum, providing notice and an agenda and providing minutes of the meeting, shall alternate between the parties. The first meeting will take place as soon as practicable after the EXECUTION DATE, but in no event later than forty-five (45) days after the EXECUTION DATE, and will be organized by MERCK. Meetings may be conducted in person or by telephone or video conference, and the STEERING COMMITTEE may act without a meeting if, prior to such action, a written consent thereto is signed by each member of the STEERING COMMITTEE. The STEERING COMMITTEE may amend or expand upon the foregoing procedures for its internal operation by written agreement of BIOMIRA and MERCK.

  3.1.5
  Expenses.    Each party shall be responsible for the costs and expenses (including travel, lodging and other such costs and expenses) associated with the participation of its representatives on the STEERING COMMITTEE.

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  3.1.6
  Minutes.    The party responsible for arranging a meeting of the STEERING COMMITTEE as provided for in section 3.1.4 of this AGREEMENT shall promptly prepare and deliver to the other party within thirty (30) days after the date of each meeting, minutes of such meeting setting forth a summary of all matters addressed at such meeting of the STEERING COMMITTEE in form and content reasonably acceptable to both parties. Such minutes shall become official only upon written approval by the STEERING COMMITTEE.

Section 3.2    Functions and Authority

  3.2.1
  Development Plans.    The parties acknowledge that MERCK will be responsible for the development (including CLINICAL DEVELOPMENT) of PRODUCT to be SOLD in the NA TERRITORY and the ROW TERRITORY. Notwithstanding the foregoing, MERCK shall present to the STEERING COMMITTEE semi-annually for its review and consultation a DEVELOPMENT PLAN, and will not make any material revisions to a previously reviewed DEVELOPMENT PLAN without prior consultation with the STEERING COMMITTEE. MERCK will consider seriously and in good faith any comments that BIOMIRA representatives to the STEERING COMMITTEE may have with respect to any such DEVELOPMENT PLAN or material revision thereto, provided, however, that the final decision on any such matter shall be made by MERCK.

  3.2.2
  Manufacturing.    The parties acknowledge that, except in the circumstances specified in section 2.12 of the SUPPLY AGREEMENT, Biomira International Inc. or its designated AFFILIATE will be responsible for the manufacture and supply of PRODUCT for sale in the NA TERRITORY and the ROW TERRITORY, all as specified in the SUPPLY AGREEMENT. Notwithstanding the foregoing, Biomira International Inc. or its designated AFFILIATE shall within six (6) months of the EXECUTION DATE provide a succinct (i.e., one or two pages) status report in relation to manufacturing to MERCK and meet with the appropriate manufacturing personnel of MERCK to discuss the timing and content of a COMMERCIAL MANUFACTURING PLAN. Commencing on the date agreed to in writing by Biomira International Inc. or its designated AFFILIATE and MERCK during or following such discussions, Biomira International Inc. or its designated AFFILIATE shall thereafter present to the STEERING COMMITTEE semi-annually for its review and consultation a COMMERCIAL MANUFACTURING PLAN, and will not make any material revisions to a previously reviewed COMMERCIAL MANUFACTURING PLAN without prior consultation with the STEERING COMMITTEE. Biomira International Inc. or its designated AFFILIATE will consider seriously and in good faith any comments that MERCK representatives to the STEERING COMMITTEE may have with respect to any such COMMERCIAL MANUFACTURING PLAN or material revision thereto, provided, however, that the final decision on any such matter shall be made by Biomira International Inc. or its designated AFFILIATE.

  3.2.3
  Marketing.    The parties acknowledge that, with respect to the NA TERRITORY and the ROW TERRITORY, MERCK will be responsible for the SALES and marketing of PRODUCT. Notwithstanding the foregoing, MERCK shall present to the STEERING COMMITTEE semi-annually for its review and consultation, beginning a reasonable period of time prior to LAUNCH of PRODUCT in the NA TERRITORY and/or the ROW TERRITORY, a MARKETING PLAN, and will not make any material revisions to a previously reviewed MARKETING PLAN without providing prior written notification (including particulars) to the STEERING COMMITTEE. MERCK will consider seriously and in good faith any comments that BIOMIRA representatives to the STEERING COMMITTEE may have with respect to any such MARKETING PLAN or material revision thereto, provided, however, that the final decision on any such matter shall be made by MERCK.

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  3.2.4
  Manufacturing/CMC Project Team:    The STEERING COMMITTEE will establish a MANUFACTURING/CMC PROJECT TEAM. The STEERING COMMITTEE will approve the members of the MANUFACTURING/CMC PROJECT TEAM comprising an equal number of individuals from BIOMIRA and its AFFILIATES and from MERCK and its AFFILIATES. The chairperson of the MANUFACTURING/CMC COMMITTEE shall be a member from BIOMIRA and its AFFILIATES designated by BIOMIRA. The MANUFACTURING/CMC PROJECT TEAM shall, subject to the final decision with respect to any manufacturing matter residing with Biomira International Inc. or its designated AFFILIATE as provided for in section 3.2.2, be responsible for (i) assuring the security of supply of PRODUCT, (ii) reviewing specifications, (iii) identifying and resolving quality issues, (iv) reviewing potential changes to the production processes for PRODUCT, and (v) overseeing the implementation of the COMMERCIAL MANUFACTURING PLAN.

ARTICLE 4
DEVELOPMENT AND MARKET APPROVAL
—NA TERRITORY AND ROW TERRITORY

Section 4.1    CLINICAL DEVELOPMENT Studies and Costs

        Unless otherwise agreed to in writing by BIOMIRA and MERCK, MERCK will be responsible for conducting, or having conducted, all development (including CLINICAL DEVELOPMENT) and MARKET APPROVAL (including the preparation, submission and prosecution of all regulatory authority filings and applications required to obtain all necessary MARKET APPROVALS to SELL PRODUCT in, among others, the NA TERRITORY and the MAJOR MARKETS in the ROW TERRITORY) tasks (including all studies) necessary and/or desirable for CLINICAL DEVELOPMENT of PRODUCT in the NA TERRITORY and the ROW TERRITORY. Without limiting the generality of the foregoing, MERCK agrees to undertake the Phase III clinical trial of BLP25 in Stage III a/b non-small cell lung cancer described in the protocol set forth in appendix 3. MERCK will bear all costs in relation to all of the foregoing.

Section 4.2    Regulatory Filings

        MERCK will, at MERCK's expense, use commercially reasonable efforts to diligently pursue the preparation, submission and prosecution and maintenance of all regulatory authority filings and applications required to obtain and maintain all necessary and/or desirable MARKET APPROVALS to sell PRODUCT in each of the NA TERRITORY, the MAJOR MARKETS in the ROW TERRITORY and in such other countries in the ROW TERRITORY in which MERCK, using reasonable business judgment, determines to sell such PRODUCTS, all in a prudent and skilful manner in accordance with all applicable laws and regulations. BIOMIRA shall provide reasonable assistance to MERCK in connection with preparing and supporting the Chemistry, Manufacturing and Control sections of applicable PRODUCT market applications and in regard to post-MARKET APPROVAL requirements in respect of Chemistry, Manufacturing and Control. MERCK shall keep BIOMIRA informed in respect of the matters which are the subject of this section 4.2 and shall give due consideration to any concerns and suggestions of BIOMIRA with respect thereto, provided, however, that the final decision on the specifics of the preparation, submission and prosecution and maintenance of such regulatory filings and applications shall be made by MERCK. Subject to the terms and conditions of this AGREEMENT, BIOMIRA or its applicable AFFILIATE shall take such actions as are required to be taken by it to transfer to MERCK the then current United States IND held by BIOMIRA or such AFFILIATE in relation to BLP25 within ten (10) business days of MERCK's reasonable written request to do so.

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Section 4.3    Assistance

        BIOMIRA agrees to use reasonable commercial efforts to provide such assistance as is reasonably requested by MERCK and as is reasonably necessary to be performed by BIOMIRA in connection with the preparation and prosecution of such filings and applications as described in section 4.1. BIOMIRA shall be compensated by MERCK for such assistance on the basis set forth in appendix 4 to this AGREEMENT (as such amounts shall be adjusted annually to account for normal wage increases), except to the extent that BIOMIRA is specifically obligated under the SUPPLY AGREEMENT to provide manufacturing assistance to MERCK without remuneration.

Section 4.4    Reporting

        At least quarterly during the term of this AGREEMENT until all PRODUCT approvals hereunder are obtained with respect to the NA TERRITORY and the ROW TERRITORY, MERCK shall, with respect to the NA TERRITORY and the ROW TERRITORY, provide BIOMIRA with a succinct written summary report (i.e., one to two pages) which shall describe the progress of the following: the clinical development and testing of PRODUCT in clinical trials, all regulatory filings and submissions made and the status thereof, all approvals obtained and such other information as BIOMIRA may from time to time reasonably request with respect to the subject matter of article 4. Such reports and information shall be received by BIOMIRA subject to the obligations of article 8. Further, to the extent that any such report is provided by MERCK to BIOMIRA at a meeting of the STEERING COMMITTEE, MERCK shall not be required to again provide such report to BIOMIRA under this section 4.4.

Section 4.5    MARKET APPROVAL Owner

        MERCK shall be the record owner of all MARKET APPROVALS required for SALE of PRODUCT in the NA TERRITORY and the ROW TERRITORY. Forthwith upon the expiration or termination of this AGREEMENT with respect to PRODUCT in a particular country in the ROW TERRITORY or the NA TERRITORY, or if any of the licenses granted by BIOMIRA to MERCK in this AGREEMENT become non-exclusive, MERCK shall in a timely manner comply with section 11.6 of this AGREEMENT in relation to PRODUCT in such country.

ARTICLE 5
PRODUCT MARKETING—NA TERRITORY AND ROW TERRITORY

Section 5.1    Costs and Expenses

        MERCK shall bear all costs and expenses associated with the promoting, marketing, distributing and SALE of PRODUCT in the TERRITORY.

Section 5.2    Sales Force Training

        MERCK shall be responsible for developing or having developed (in accordance with all applicable legal and regulatory requirements) training programs and materials concerning promotion of PRODUCT in the TERRITORY. MERCK shall also be responsible for developing or having developed (in accordance with all applicable legal and regulatory requirements) training programs and materials concerning technical aspects of PRODUCT.

Section 5.3    Costs of Sales Representatives and Specialty Personnel

        MERCK shall be responsible for all costs and expenses related to its sales representatives (whether employees or contracted) in the TERRITORY. MERCK shall be responsible for all costs and expenses

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related to "specialty" personnel (including managed care representatives, professional relations, patient advocacy, reimbursement, specialty sales, and the like) in the TERRITORY.

Section 5.4    Distribution

        MERCK shall have the sole responsibility for distribution of PRODUCT in the TERRITORY. In fulfilling its obligations with respect to the distribution of PRODUCT in the TERRITORY, MERCK shall use commercially reasonable efforts consistent with accepted pharmaceutical practices. All costs incurred in relation to such distribution shall be borne by MERCK.

Section 5.5    Label Content

        MERCK shall be responsible for ensuring that the label and product insert for any PRODUCT SOLD in the TERRITORY shall comply with all legal, governmental and regulatory requirements. Insofar as it is not contrary to law or regulation in any particular country in the TERRITORY, the box and package insert, and the label to the extent that space permits, shall include prominent reference to MERCK (or, if applicable, any AFFILIATE of MERCK designated by MERCK) as marketer and to Biomira International Inc. as manufacturer of the PRODUCT. Any trademark or other content as may be from time to time required pursuant to the CORIXA LICENSE shall be marked on every PRODUCT label and/or insert in the manner required under the CORIXA LICENSE.

Section 5.6    Product Price

        MERCK shall determine the SALES price for PRODUCT SOLD in the TERRITORY.

Section 5.7    Booking Sales

        MERCK shall book all SALES of PRODUCT in the TERRITORY.

Section 5.8    Advertising and Promotion

        MERCK shall be responsible for determining the sales strategy for SALE of PRODUCT in the TERRITORY, and shall create, or have created all materials for advertising and promotion of PRODUCT in the TERRITORY. All costs and expenses incurred in relation to such advertising and promotion shall be borne by MERCK.

Section 5.9    Customer Complaints and Medical Inquiries

        MERCK (or its designated AFFILIATE) shall be responsible for handling all customer complaints and inquiries regarding PRODUCT in the TERRITORY. All complaints and inquiries received by BIOMIRA or its agents shall be promptly referred to MERCK for response according to applicable law. MERCK shall use commercially reasonable efforts to handle such matters in a timely, prudent and skilful manner, in compliance with applicable laws, regulations, rules, policies and regulatory requirements and in accord with MERCK's standard operating procedures. MERCK shall keep BIOMIRA informed in a timely manner with respect to MERCK's activities in regard to customer complaints and inquiries for PRODUCT. All customer complaints specifically relating to the manufacture of PRODUCT shall be referred to BIOMIRA and handled in accordance with the terms of the SUPPLY AGREEMENT. All costs incurred in responding to customer complaints and inquiries (other than those specifically relating to the manufacture of PRODUCT by BIOMIRA and handled in accordance with the terms of the SUPPLY AGREEMENT) shall be borne by MERCK.

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Section 5.10    Adverse Event Reporting

        MERCK (or its designated AFFILIATE) shall be responsible for reporting all ADVERSE EVENTS regarding PRODUCT to the appropriate regulatory authorities in the TERRITORY. All information received by BIOMIRA or its agents shall be promptly transferred according to applicable law to MERCK for handling. MERCK shall handle such matter in a timely, prudent and skilful manner, in compliance with all applicable laws, rules, policies, regulations and regulatory requirements, and in accord with MERCK's standard operating procedures. MERCK shall keep BIOMIRA informed in a timely manner with respect to MERCK's activities with respect to ADVERSE EVENT reporting for PRODUCT. All costs incurred in responding to and reporting ADVERSE EVENTS regarding PRODUCT in the TERRITORY shall be borne by MERCK. In the event that the parties determine its necessity, then further details shall be set forth in a pharmacovigilance data exchange agreement to be entered into by the parties in due course.

Section 5.11    PRODUCT Recall

        MERCK (or its designated AFFILIATE) shall be responsible for initiating and implementing all PRODUCT recalls required by controlling regulatory agencies and for all voluntary PRODUCT market withdrawals in the TERRITORY. MERCK shall handle such matters in a timely, prudent and skilful manner, in compliance with all applicable laws, rules, policies, regulations and regulatory requirements, and in accord with MERCK's standard operating procedures. MERCK shall keep BIOMIRA informed in a timely manner with respect to MERCK's activities in regard to recalls and market withdrawals. All costs incurred in responding to recalls and market withdrawals shall be borne by MERCK, except for a recall or voluntary withdrawal which is attributable to the actions or omissions of BIOMIRA or its AFFILIATES, in which case BIOMIRA shall be solely responsible for the costs of such recall or market withdrawal.

Section 5.12    Trademarks and Branding

  5.12.1
  Ownership and Filing.    PRODUCT shall be marketed and sold in the TERRITORY under the applicable TRADEMARK. BIOMIRA acknowledges that MERCK shall be the owner of the TRADEMARKS in the TERRITORY. BIOMIRA shall not knowingly do or cause to be done any act or thing contesting, challenging or, in any way, impairing or intending to impair any part of MERCK's right, title or interest in the TRADEMARKS for the duration of this AGREEMENT. Further, BIOMIRA shall not use or register in the TERRITORY any trademark which is similar or identical to any of the TRADEMARKS on similar or identical goods or services to those which are the subject of this AGREEMENT for the duration of this AGREEMENT. MERCK shall diligently pursue the filing, maintenance and defence of the TRADEMARKS in the TERRITORY. All trademark-related costs (including, without limitation, legal, third party, branding, filing, maintenance and other such costs) of developing, prosecuting, registering, maintaining and defending the TRADEMARKS shall be borne by MERCK as of the EFFECTIVE DATE.

  5.12.2
  Trademark License.    MERCK hereby grants to BIOMIRA and its designated AFFILIATES a royalty free, non-exclusive license to use, display, reproduce and publish the TRADEMARKS in connection with the (i) manufacture, and (ii) in the circumstances expressly described in this AGREEMENT, use, marketing, promotion, distribution and SALE of PRODUCT in any countries in the TERRITORY where BIOMIRA or an AFFILIATE of BIOMIRA has the right to SELL PRODUCT under this AGREEMENT for so long as such right to SELL exists under this AGREEMENT. BIOMIRA and its designated AFFILIATES shall have no right to grant sublicenses under such license without the prior written consent of MERCK (such consent not to be unreasonably withheld). Any goodwill arising from the use of the TRADEMARKS by BIOMIRA or its designated AFFILIATES shall inure to the benefit of

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    MERCK. Further, such use shall be in accordance with the applicable laws in the relevant jurisdiction, as well as with any reasonable requirements of any brand guide that may be provided by MERCK from time to time. When using any of the TRADEMARKS under license, BIOMIRA and its designated AFFILIATES shall use the identifiers ™ or ®, as appropriate.

  5.12.3
  Alternative Trademarks.    In the event that STIMUVAX, [+] cannot be used for the PRODUCT in any country of the TERRITORY due to legal or regulatory or other valid reasons, MERCK shall at its discretion and cost develop and file one or several alternative trademarks in the relevant country, which will (once agreed to in writing by BIOMIRA, in a timely manner acting reasonably, as specified in section 1.1.50 of this AGREEMENT) be considered TRADEMARKS under this AGREEMENT.

  5.12.4
  [+] such third party. Further, BIOMIRA represents and warrants that, to the knowledge of BIOMIRA, there is no action, suit, proceeding, alternative dispute resolution, mediation or investigation pending or threatened against BIOMIRA relating to the trademarks [+]. Within forty-five (45) days of the EXECUTION DATE, MERCK shall pay to and reimburse BIOMIRA or its designated AFFILIATE for all reasonable costs and expenses (other than internal costs and expenses) incurred from the EFFECTIVE DATE up to and including the EXECUTION DATE by BIOMIRA and its AFFILIATES in connection with the TRADEMARKS, including, without limitation, [+] paid by BIOMIRA or its AFFILIATE to MERCK in respect of STIMUVAX (MERCK also confirms that BIOMIRA and its AFFILIATES are released from all other obligations under the STIMUVAX letter agreement dated December 21, 2004 including, without limitation, [+]).

  5.12.5
  Trademark Infringement.    For countries in which the TRADEMARKS are used under license by BIOMIRA and/or its AFFILIATES, BIOMIRA shall promptly report to MERCK particulars of any use by any other party of a trademark, trade name or mode of advertising which comes to BIOMIRA's or its designated AFFILIATES' attention and which might qualify

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    as an infringement of the TRADEMARKS or as unfair competition. In the event that it comes to the attention of BIOMIRA or its designated AFFILIATES that any party alleges that the TRADEMARKS are invalid or that they infringe any rights of a third party, or that the TRADEMARKS are open to any other form of attack, BIOMIRA or its designated AFFILIATES shall promptly report the matter to MERCK. In any event described in this section BIOMIRA shall not take any action, either amicably or legally, and shall let MERCK or a nominee of MERCK take any action which MERCK, acting reasonably, deems necessary, provided, however, that nothing herein shall prevent BIOMIRA from defending and/or protecting its own reasonable interests. BIOMIRA or its designated AFFILIATES, upon MERCK's reasonable request and at MERCK's expense, shall cooperate in any action so taken to the extent that such cooperation is not materially adverse in interest to BIOMIRA and/or its AFFILIATES.

  5.12.6
  Domain Names.    Any domain names (the "DOMAIN NAMES") related to the TRADEMARKS in the TERRITORY shall be owned by MERCK. BIOMIRA acknowledges that MERCK shall be the owner of the DOMAIN NAMES in the TERRITORY. BIOMIRA shall not knowingly do or cause to be done any act or thing contesting, challenging or, in any way, impairing or intending to impair any part of MERCK's right, title or interest in the DOMAIN NAMES in the TERRITORY for the duration of this AGREEMENT. Further, BIOMIRA shall not use or register in the TERRITORY any domain name which is similar or identical to any of the DOMAIN NAMES on similar or identical goods or services which are the subject of this AGREEMENT for the duration of this AGREEMENT. MERCK shall diligently pursue the filing, maintenance and defence of the DOMAIN NAMES in the TERRITORY. All domain name-related costs (including, without limitation, legal, third party, filing, maintenance and other such costs) of prosecuting, registering, maintaining and defending the DOMAIN NAMES or any alternate or additional domain names shall be borne by MERCK.

  5.12.7
  Domain License.    To the extent required, MERCK hereby grants to BIOMIRA and its designated AFFILIATES a royalty free, non-exclusive license to use, display, reproduce and publish the DOMAIN NAMES or any alternate or additional domain names in connection with the (i) manufacturing, and (ii) in the circumstances expressly specified in this AGREEMENT, use, marketing, promotion, distribution and SALE of PRODUCT in any countries in the TERRITORY where BIOMIRA or an AFFILIATE of BIOMIRA has the right to SELL PRODUCT under this AGREEMENT for so long as such right to SELL exists under this AGREEMENT.

Section 5.13    General Diligence

        Subject to section 14.1 and without being limited by section 5.14, MERCK shall, at MERCK's expense, [+]. MERCK will bear all costs with respect thereto.

Section 5.14    Excused Performance

        In addition to the terms of Section 14.1, each party's performance under this AGREEMENT with respect to PRODUCT in a particular country is expressly conditioned upon the continuing absence of any safety or efficacy or regulatory event with respect to such PRODUCT in such

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country which materially limits, reverses or restricts the development and/or marketing of such PRODUCT in such country. Each party's obligations to develop, promote and/or SELL such PRODUCT in such country under this AGREEMENT shall be delayed or suspended so long as any such condition exists.

Section 5.15    Japanese Market

        Without derogating from section 5.13, in relation to Japan, MERCK shall, as soon as reasonable considering the Japanese market and in any event no later than [+], commence discussions with the applicable Japanese regulatory authorities with respect to initiating any required clinical trials in Japan and finalize a comprehensive CLINICAL DEVELOPMENT plan for Japan for PRODUCT (which shall include a reasonable timeframe for obtaining regulatory approval in Japan) and thereafter use commercially reasonable efforts to pursue such CLINICAL DEVELOPMENT plan within the timeframes stipulated therein. Notwithstanding any provision to the contrary in this AGREEMENT, if MERCK fails to meet the requirements of this section 5.15 with respect to Japan, then this AGREEMENT shall cease to apply to PRODUCT in relation to Japan and all rights related to PRODUCT in Japan shall revert to BIOMIRA.

Section 5.16    Cooperation Between the Parties

        The parties agree to cooperate and cause their respective sales representatives to cooperate with one another with respect to the activities related to the promotion of PRODUCT, including but not limited to changes in promotional programs, recalls and communications with targeted customers.

ARTICLE 6
CONSIDERATION—NA TERRITORY AND ROW TERRITORY

Section 6.1 Consideration for Licenses Granted

        In consideration for the licenses granted by BIOMIRA to MERCK under article 2, MERCK shall, [+]

Section 6.2 Royalty Payments

  6.2.1
  In consideration for the licenses granted by BIOMIRA to MERCK under article 2 and other benefits afforded MERCK under this AGREEMENT, MERCK shall make the payments specified in this section 6.2 to BIOMIRA.

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  6.2.2
  With respect to BLP25 in a particular country in the NA TERRITORY, MERCK shall, until the later of (a) [+] (b) [+] pay to BIOMIRA on a quarterly basis as specified in article 7 of this AGREEMENT a royalty on NET SALES of PRODUCT in such country calculated as follows:

  6.2.2.1
  [+]; and

  6.2.2.2
  [+]

    [+]

  6.2.3
  With respect to BLP25 in a particular country in the ROW TERRITORY, MERCK shall, until the later of (a) [+] (b) [+] pay to BIOMIRA on a quarterly basis as specified in article 7 of this AGREEMENT a royalty on NET SALES of such PRODUCT in such country calculated as follows:

  6.2.3.1
  [+]

  6.2.3.2
  [+]

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  [+]

  6.2.3.3
  [+]

  6.2.4
  [+]

  6.2.5
  [+]

  6.2.6
  No royalties under this section 6.2 shall be payable on PRODUCT used solely by or on behalf of the parties for tests or development purposes or on transfers between MERCK and its sublicensees who are not END USERS. Unless BIOMIRA and MERCK otherwise agree in writing, no samples of any PRODUCT shall be made available by MERCK to END USERS.

  6.2.7
  In establishing the royalty structure of this section 6.2, BIOMIRA and MERCK recognize, and MERCK acknowledges, the substantial value of the various actions and investments undertaken by BIOMIRA prior to the EFFECTIVE DATE. Such value is significant and in addition to the value of BIOMIRA's grant to MERCK of the license pursuant to section 2.1 of this AGREEMENT, as it enables the rapid and effective development and commercialization of PRODUCT in the TERRITORY. Therefore, BIOMIRA and MERCK agree that the royalty payments calculated as a percentage of NET SALES (plus any other payments provided for elsewhere in this AGREEMENT) provide fair compensation to BIOMIRA for these additional benefits.

Section 6.3 Deductions

        MERCK shall, when the PRODUCT in question has been SOLD to an END USER in the NA TERRITORY and/or the ROW TERRITORY in accordance with this AGREEMENT, be entitled to deduct from the royalties otherwise payable by MERCK to BIOMIRA under section 6.2, the applicable amount invoiced by Biomira International Inc. to MERCK pursuant to section 2.6.4 of the SUPPLY AGREEMENT (but excluding, for greater clarity, the royalties payable by MERCK in relation to the

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CORIXA LICENSE) with respect to such PRODUCT SOLD to an END USER in the NA TERRITORY and/or the ROW TERRITORY or, in circumstances where section 2.12 of the SUPPLY AGREEMENT is applicable and only when the PRODUCT in question has been SOLD to an END USER in the NA TERRITORY and/or the ROW TERRITORY in accordance with this AGREEMENT, the lesser of (on a per DOSE basis): (i) MERCK's actual costs of manufacture (which shall be subject to audit by BIOMIRA in the manner provided for in section 7.3 of this AGREEMENT), and (ii) the amount that BIOMIRA was paying to a third party contract manufacturing organization (CMO) at the time that MERCK became entitled to practice the manufacturing license under section 2.12 of the SUPPLY AGREEMENT. For greater certainty, nothing in this AGREEMENT (including this section 6.3) shall entitle MERCK to deduct from the royalties otherwise payable by MERCK to BIOMIRA under section 6.2 the royalties payable under the CORIXA LICENSE for which MERCK is responsible under section 6.2.5 of this AGREEMENT and section 2.6.1.3 of the SUPPLY AGREEMENT.

ARTICLE 7
ACCOUNTING RECORDS AND PROCEDURES — NA TERRITORY AND ROW TERRITORY

Section 7.1 Royalty Payments

        MERCK shall make royalty payments due BIOMIRA under article 6 of this AGREEMENT on a quarterly basis, within forty-five (45) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a SALES REPORT.

Section 7.2 SALES REPORTS

        Within forty-five (45) days after the end of each calendar quarter following the first sale of PRODUCT in the TERRITORY, MERCK shall provide BIOMIRA with a detailed report (a "SALES REPORT") which will set forth in reasonable detail and with reasonable supporting documentation on a country-by-country basis (for each country in the TERRITORY):

  7.2.1
  the number of units of PRODUCT sold during such calendar quarter in such country;

  7.2.2
  the total billings for PRODUCT during such calendar quarter in such country and in the TERRITORY;

  7.2.3
  the deductions applicable to the determination of NET SALES with respect to PRODUCT during such calendar quarter in such country;

  7.2.4
  the NET SALES with respect to PRODUCT during such calendar quarter in such country;

  7.2.5
  the average sales price of PRODUCT during such calendar quarter in such country;

  7.2.6
  the total royalties due and the basis of the calculation thereof; and

  7.2.7
  such other information as BIOMIRA may reasonably request.

Section 7.3 Records and Audits

        MERCK will keep and maintain (and, to the extent applicable, will cause its AFFILIATES and their respective sublicensees, distributors, assignees and transferees to keep and maintain) proper and complete records and books of account in such form and detail as is necessary for the determination of the amounts payable by MERCK (on behalf of itself and its AFFILIATES and their respective sublicensees, distributors, assignees and transferees) to BIOMIRA under this AGREEMENT and for purposes of section 6.3 of this AGREEMENT. MERCK shall at least once in each calendar year during normal business hours upon thirty (30) days prior written notice from BIOMIRA make those records (and, to the extent applicable, those of its AFFILIATES and their respective sublicensees, distributors, assignees and transferees) available for audit by an internationally recognized accounting firm

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  designated by BIOMIRA (except one to which MERCK shall have objection, acting reasonably and provided such accounting firm agrees to enter into a confidentiality agreement with the audited party which provides protection for confidential information which is similar to that provided under article 8 of this AGREEMENT) for the sole purpose of, and MERCK will only be required to disclose information related to, verifying such payments, revenues, NET SALES, costs, expenses and deductions and the correctness of calculations and classifications in respect thereof. MERCK shall preserve (and, to the extent applicable, will cause its AFFILIATES and their respective sublicensees, distributors, assignees and transferees to preserve) such records made in any calendar year for a period of seven (7) years following the close of that calendar year. Results of any such examination shall be made available to each of BIOMIRA and MERCK, but all backup documentation and data shall be made available only to such accounting firm for use only on the premises of the audited party. In the event that such audit discloses that the actual royalties or other amounts payable by MERCK to BIOMIRA are greater than the royalties or other amounts paid by MERCK, then MERCK shall pay to BIOMIRA any additional royalties and other amounts based on the results disclosed by such audit. In the event that such audit discloses that the actual royalties or other amounts payable by MERCK to BIOMIRA are less than the royalties or other amounts paid by MERCK, then BIOMIRA shall reimburse MERCK for any such overpayment based on the results disclosed by such audit. Similarly, the applicable adjustments shall be made if such audit discloses that MERCK's actual costs of manufacture for purposes of section 6.3 of this AGREEMENT are less or greater than the costs of manufacture utilized for purposes of section 6.3. The cost of such audit shall be borne by BIOMIRA unless such audit discloses that the actual royalties and other amounts payable by MERCK to BIOMIRA are greater by five percent (5%) or more than the royalties and other amounts paid by MERCK or discloses that MERCK's actual costs of manufacture for purposes of section 6.3 are less by five percent (5%) or more than the amount deducted by MERCK pursuant to section 6.3, in which case MERCK shall be responsible for payment of all reasonable costs of such audit.

Section 7.4 Payments from Germany

        Unless otherwise agreed to in writing by BIOMIRA and MERCK, MERCK will make all payments and reimbursements to BIOMIRA under this AGREEMENT from Germany.

Section 7.5 Confidentiality of Financial Reports

        Except as otherwise required for purposes of or permitted under this AGREEMENT and except to the extent disclosure by BIOMIRA is required by law or any applicable regulatory authority, BIOMIRA agrees to hold in confidence according to article 8 all information concerning royalty payments and financial reports, and all information learned in the course of any audit. If BIOMIRA believes, acting reasonably, disclosure is required by law or any applicable regulatory authority, BIOMIRA shall immediately so notify MERCK and shall provide reasonable assistance to MERCK in maintaining MERCK's rights at MERCK's expense.

ARTICLE 8
CONFIDENTIALITY

Section 8.1 Definition

        CONFIDENTIAL INFORMATION is any and all information of a confidential nature including without limitation DEVELOPMENT PLANS, COMMERCIAL MANUFACTURING PLANS, MARKETING PLANS, any data and/or information generated under this AGREEMENT, any and all data and/or other information of a confidential nature which is proprietary to the disclosing party and not generally known (including without limitation relating to the BIOMIRA TECHNOLOGY), and technological information not limited to compound(s), composition(s), formulation(s) and/or,

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  manufacturing information, and including business information not limited to commercial forecasts, sales, plans, programs, customers, assets, financial projections, and costs.

Section 8.2 Obligations

        Each party agrees to hold all of the other party's CONFIDENTIAL INFORMATION received or generated in connection with this AGREEMENT (either prior to, on, or after the EFFECTIVE DATE) in confidence and neither disclose it to any third party nor allow any third party access to it nor use it for any purpose other than as specified by this AGREEMENT. Disclosure by a receiving party of CONFIDENTIAL INFORMATION of the other party shall only be made to such of its directors, officers, employees, agents and consultants whose duties require such disclosure and then only if the persons to whom such CONFIDENTIAL INFORMATION is disclosed are bound by appropriate confidentiality undertakings. The above notwithstanding, each of MERCK and BIOMIRA may disclose CONFIDENTIAL INFORMATION of the other party to their respective AFFILIATES or distributors on a "need-to-know" basis provided such persons are bound by like terms of confidentiality as those stated herein.

Section 8.3 Exceptions

        These obligations of non-disclosure and non-use shall not apply to CONFIDENTIAL INFORMATION which:

  8.3.1
  was, at the time of disclosure, in the possession of the receiving party (as evidenced by its written records) and was not previously acquired from or on behalf of the disclosing party on a confidential basis,

  8.3.2
  was in the public domain prior to disclosure, or became, after disclosure, publicly known through no fault of the receiving party or any person to whom the receiving party directly or indirectly provided such CONFIDENTIAL INFORMATION,

  8.3.3
  was received from a third party who rightfully made such disclosure,

  8.3.4
  was approved for use or release by written authorization from the disclosing party prior to such use or release by the receiving party,

  8.3.5
  is required to be disclosed by operation of law, governmental regulation or court order provided the receiving party gives the disclosing party written notice of such required disclosure prior to making such disclosure, and the receiving party uses all reasonable effort to cooperate in securing confidential protection for such information; or

  8.3.6
  is required to be disclosed to any governmental authority or regulatory authority to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct a clinical trial with and to market commercially PRODUCTS, provided the disclosing party is otherwise entitled to engage in such activities under this AGREEMENT.

        Any specific CONFIDENTIAL INFORMATION shall not be deemed to fall within 8.3.1, 8.3.2, 8.3.3, 8.3.4, 8.3.5 or 8.3.6 above merely because it falls within the scope of more general information within one of these exceptions.

Section 8.4 Term of Confidentiality

        These obligations of confidentiality and non-use are binding throughout the duration of this AGREEMENT and shall remain in force for a period of ten (10) years from the date of the expiration or termination of this AGREEMENT.

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Section 8.5 Return of Information

        Upon termination and upon request from the disclosing party, the receiving party agrees to promptly return all originals and copies of CONFIDENTIAL INFORMATION received, as well as permanently delete all electronically or otherwise stored CONFIDENTIAL INFORMATION from all systems containing such CONFIDENTIAL INFORMATION, except as otherwise required by applicable law and/or regulation and except that one copy may be retained by legal counsel solely as a measure of the receiving party's obligations under this AGREEMENT.

Section 8.6 Publicity

        8.6.1    Confidentiality.    Neither party may disclose any non-public information regarding the nature and/or occurrence of this transaction, or the nature and/or occurrence of any event or information occurring as a result of this transaction without the prior written consent of the other party (such consent not to be unreasonably withheld), except that each of MERCK and BIOMIRA may disclose such information to their respective AFFILIATES that are under like terms of confidentiality as those stated herein without such consent and any such information that is required by law or any applicable regulatory authority to be disclosed (to the extent required to be disclosed). Where practicable, prior to any required submission of the terms of this transaction to any governmental agency or authority, the disclosing party shall provide the other party with a copy of such submission including, without limitation, identification of any portions of this AGREEMENT which the disclosing party intends to redact or intends to request the governmental agency or authority to redact, so that the other party may review and comment on any such proposed submission. The disclosing party shall initially redact financial terms (and such other material terms as are appropriate in the circumstances) and will use commercially reasonable efforts to obtain the concurrence of the governmental agency or authority to such redaction of financial and other material terms.

  8.6.2
  Press Release.    The parties shall agree on a press release to announce the execution of this Agreement, and on a Question and Answer ("Q&A") outline for use in responding to inquiries about this AGREEMENT. With respect to future press releases or other public statements relating to the subject matter of this AGREEMENT, including, but not limited to, webcast materials, press kits and Q&A's, except to the extent dealing with subject matter already in the public domain or as required by law or any applicable regulatory authority (and even then to the extent practicable) and except with respect to information already in the public domain or previously approved by the other party, BIOMIRA and MERCK shall each provide to the other party a copy of any proposed press release and the other party shall provide any comments with respect thereto within the same period of time (which shall be specified, but shall not be less than twenty-four (24) hours) as the party proposing to issue such press release has permitted for its own internal review. If no comments are received by the issuing party within the permitted review period, the press release in question shall be deemed to have been approved by the other party. If comments are received by the issuing party within the permitted review period, then the issuing party shall seriously and in good faith consider such comments and, to the extent such comments are not incorporated in such press release, only the minimum legally or regulatorily required disclosure shall be made with respect to such matters.

  8.6.3
  Scientific Publications.

    Each of BIOMIRA and MERCK shall have the right to present at symposia, professional meetings, and to publish in academic journals or other similar publications, accounts of its research relating to the BIOMIRA TECHNOLOGY, the PRODUCT, BIOMIRA IMPROVEMENTS, MERCK IMPROVEMENTS and JOINT IMPROVEMENTS which are the subject of this AGREEMENT, provided that the party proposing to present or disclose as aforesaid shall have furnished a copy of the proposed disclosure at least sixty (60) days in

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    advance of the presentation or publication date to the other party. Subject to article 9 of this AGREEMENT, the applicable party(ies) shall use the sixty (60) day period to evaluate the disclosure for patentable content and to, if it so determines, pursue patent protection with respect thereto. The party proposing to present or disclose as aforesaid shall cooperate in all respects in relation to pursuing such patent protection on a worldwide basis. BIOMIRA or MERCK, as the case may be, may request an additional thirty (30) day extension for obtaining patent protection.

ARTICLE 9
INVENTIONS AND PATENTS

Section 9.1 JOINT IMPROVEMENTS

        All inventions, discoveries, improvements or other technology in the FIELD and all processes or uses relating thereto, whether or not patentable, that arise after the EFFECTIVE DATE as a result of conduct under this AGREEMENT and which BIOMIRA and MERCK agree in writing to implement (collectively, the "IMPROVEMENTS") made jointly by employees or others (including, without limitation, AFFILIATES of MERCK) acting on behalf of BIOMIRA and MERCK (the "JOINT IMPROVEMENTS") shall be jointly owned by BIOMIRA and MERCK (each party shall have an undivided, one-half interest). JOINT IMPROVEMENTS shall be managed pursuant to section 9.7.

Section 9.2 BIOMIRA IMPROVEMENTS

        IMPROVEMENTS made solely by employees or others acting on behalf of BIOMIRA (the "BIOMIRA IMPROVEMENTS") shall be owned solely by BIOMIRA, and, in the circumstances specified in the definition of BLP25, shall be subject to the licenses granted to MERCK in article 2. BIOMIRA shall have the right to file, prosecute and maintain patent protection for BIOMIRA IMPROVEMENTS to be licensed hereunder and, with respect to such BIOMIRA IMPROVEMENTS licensed hereunder which MERCK utilizes, MERCK shall pay one hundred percent (100%) of the development (including clinical development), scale-up and other costs associated therewith throughout the TERRITORY.

Section 9.3 MERCK IMPROVEMENTS

        IMPROVEMENTS made solely by employees or others (including, without limitation, AFFILIATES of MERCK) acting on behalf (including, without limitation, pursuant to any general services or other similar agreement) of MERCK (the "MERCK IMPROVEMENTS") shall be owned solely by MERCK. BIOMIRA and its AFFILIATES shall have and are hereby granted a non-exclusive, royalty-free license to practice any such MERCK IMPROVEMENTS that are useful in the development, manufacture or SALE of PRODUCTS, but only in the TERRITORY, during the term of this AGREEMENT and solely for the purpose of exercising rights and performing obligations under this AGREEMENT and the SUPPLY AGREEMENT. MERCK shall have the right to file, prosecute and maintain at its cost patent protection for MERCK IMPROVEMENTS.

Section 9.4 Determination of Inventorship

        Inventorship shall be determined in accordance with U.S. patent law.

Section 9.5 Invention Disclosure

        BIOMIRA shall promptly disclose to MERCK and MERCK shall promptly disclose to BIOMIRA any IMPROVEMENTS arising under this AGREEMENT. Each party agrees to hold such disclosure from the other party on a confidential basis under the same terms regarding confidentiality as

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  described in article 8. Each party agrees to keep the other party informed of the filing and status of any patent application or patent pertaining to this AGREEMENT and shall consider any comments or suggestions from the other party with respect thereto.

Section 9.6 Independent Use of JOINT IMPROVEMENTS

        Within the FIELD the use of JOINT IMPROVEMENTS shall only be for purposes of and pursuant to the terms and conditions of this AGREEMENT and the SUPPLY AGREEMENT. Outside of the FIELD the parties shall each be entitled to use JOINT IMPROVEMENTS as such party determines, provided that prior to a party licensing any such JOINT IMPROVEMENT to a third party such party shall consult with the other party with the aim of jointly licensing such JOINT IMPROVEMENT to such third party. In the absence of a joint license, neither party may license a JOINT IMPROVEMENT to a third party without the prior written consent of the other party.

Section 9.7 Prosecution and Maintenance of Joint Patents

  9.7.1
  Filing, Prosecution and Maintenance.    BIOMIRA and MERCK shall determine, with respect to each JOINT IMPROVEMENT, the procedure and responsibility for filing, prosecuting and maintaining patent applications with respect to such JOINT IMPROVEMENTS. Unless otherwise agreed in writing, all reasonable costs incurred with respect to the filing, prosecution and maintenance of patent applications and patents covering JOINT IMPROVEMENTS, including fees and expenses of patent counsel, shall be borne equally by the parties. Notwithstanding that one party may be delegated responsibility for filing, prosecuting and maintaining patent applications with respect to a particular JOINT IMPROVEMENT, the other party must approve in writing the taking of any material action with respect thereto including without limitation approving any patent application prior to filing. Both BIOMIRA and MERCK shall have the right to participate fully in the formation and implementation of patent strategy.

  9.7.2
  Cooperation.    Each party shall reasonably make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants (including, without limitation, AFFILIATES of MERCK) necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to all JOINT IMPROVEMENTS, for a period of time sufficient for such party to obtain the assistance it needs from such personnel. All reasonable costs incurred by either party in providing such cooperation shall be shared equally by the parties.

  9.7.3
  Failure to Agree.    In the case of a failure of BIOMIRA and MERCK to agree upon whether or in which countries patent applications should be filed and prosecuted for JOINT IMPROVEMENTS, the party which desires to proceed may file and prosecute the patent applications in its own name and at its own expense, and shall maintain such patents at its own expense. If either BIOMIRA or MERCK wishes to discontinue its portion of payment for maintenance of any patent on the JOINT IMPROVEMENTS, such party may do so with prior written notice to the other party, and the other party may maintain such patent on the JOINT IMPROVEMENTS at its own expense. Notwithstanding the foregoing, either party may reacquire its rights in any patents or patent applications in any country relating to the JOINT IMPROVEMENTS by paying its portion of any costs incurred by the other party to such other party.

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Section 9.8    No Waiver

        By entering into this AGREEMENT, subject to the licenses granted in this AGREEMENT, neither party waives or forfeits any of its rights to any patent that it owns and that exists at the EFFECTIVE DATE, or to any IMPROVEMENT that it owns either jointly or solely.

Section 9.9    Cooperation with respect to Patents

        The parties acknowledge and agree that it is in their mutual interest to cooperate with respect to the filing, prosecution and maintenance of the BIOMIRA PATENT RIGHTS in the FIELD. Therefore, with respect to the BIOMIRA PATENT RIGHTS in the FIELD, BIOMIRA agrees to keep MERCK informed on a regular basis of its patent strategy, proposed new patent applications and the filing and status of any patent application or patent and to consider in good faith any comments or suggestions of MERCK with respect thereto, subject to MERCK agreeing to appropriate safeguards with respect to the ownership of such proprietary rights. MERCK agrees to hold such disclosure from BIOMIRA on a confidential basis under the same terms regarding confidentiality as described in article 8.

ARTICLE 10
PATENT INFRINGEMENT

Section 10.1    Infringement by Third Parties

  10.1.1
  Notification.    If any claims in BIOMIRA PATENT RIGHTS licensed to MERCK hereunder or in patent rights covering a JOINT IMPROVEMENT ("JOINT IMPROVEMENT PATENT RIGHTS") are believed to be infringed by a third party in a country where PRODUCT is being or will be sold, the party first having knowledge of such infringement shall promptly so notify the other party in writing. Such notice shall set forth in reasonable detail the facts of that infringement as are then known.

  10.1.2
  Initiating Proceedings.    BIOMIRA shall have the primary right, but not the obligation, to initiate, prosecute, and control any action or proceeding with respect to such infringement. If BIOMIRA fails to initiate proceedings intended to remedy such infringement within ninety (90) days of receiving written notice of such infringement, then MERCK may bring and control any such action. If one party initiates proceedings intended to remedy such infringement, then the other party shall be kept fully informed with respect to such proceedings and shall be consulted in relation to all material discussions concerning such proceedings. Further, the other party agrees to cooperate and give reasonable assistance, including agreeing to be joined as a party plaintiff if suit is filed. The party which brings and controls proceedings against an alleged infringer will do so at its own expense. If the other party chooses to be represented by counsel of its own choice in any such proceeding, then that party may be so represented, but at its own expense.

  10.1.3
  Distribution of Awards.    Any monetary award received as a result of proceedings contemplated by this section 10.1 shall [+]

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  10.1.4
  Voluntary Disposition.    No settlement or consent judgment or other voluntary final disposition of a suit under this section 10.1 may be entered into by either party without the prior consent of the other party, such consent not to be unreasonably withheld.

Section 10.2    Claims Against BIOMIRA TECHNOLOGY and JOINT TECHNOLOGY

  10.2.1
  Notice.

  10.2.1.1
  If a third party asserts that a patent or other right owned by it is infringed by BIOMIRA's and/or MERCK's use or sale in the manner prescribed in this AGREEMENT of any BIOMIRA PATENT RIGHTS, the party first obtaining knowledge of such claim shall immediately provide the other party with written notice of such claim and the related facts as are then known, in reasonable detail. BIOMIRA shall have the primary right, but not the obligation to, control the defense and settlement of any such claim at its expense. If BIOMIRA fails to assume the control and settlement of any such claim within ninety (90) days of receiving written notice thereof, then MERCK may control the defense and settlement of such action. The controlling party shall keep the non-controlling party fully informed with respect to all matters in relation to such claim and shall consult with the non-consulting party in relation to all material discussions concerning such claim and the defense thereof. The non-controlling party agrees to cooperate and provide reasonable assistance in defending such claims. No settlement shall be entered into without the prior written consent of BIOMIRA and MERCK, such consent not to be unreasonably withheld.

  10.2.1.2
  If a third party asserts that a patent or other right owned by it is infringed by the use, in the manner prescribed in this AGREEMENT, of any JOINT IMPROVEMENTS, the party first obtaining knowledge of such claim shall immediately provide the other party with written notice of such claim and the related facts as are then known, in reasonable detail. Both parties shall share in the control of the defense and settlement of any such claim. Each party shall keep the other party fully informed with respect to all matters in relation to such claim and shall consult with the other party in relation to all material discussions concerning such claim and the defense thereof. The parties agree to cooperate and provide reasonable assistance to the other in defending such claims. No settlement shall be entered into without the prior written consent of BIOMIRA and MERCK, such consent not to be unreasonably withheld.

  10.2.2
  Damages.

  10.2.2.1
  After complying fully with the procedures set forth in section 10.2.1.1, any damages or other payments that result from a claim of infringement as specified in section 10.2.1.1 that are required to be paid as a result of reaching a settlement with a third party in the manner prescribed in section 10.2.1.1 or as a result of a judgment from a competent court (which is unappealable or with respect to which the appeal period has expired), shall be [+]

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    10.2.2.2
    [+]

  10.2.3
  Royalty Payable to Third Party.

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ARTICLE 11
TERM AND TERMINATION

Section 11.1    Term and Expiration

        This AGREEMENT shall be effective as of the EFFECTIVE DATE and, unless terminated earlier pursuant to this article 11, this AGREEMENT shall remain in force and effect on a country-by-country basis until the later of (a) [+] (b) [+]

Section 11.2    Early Termination

        This AGREEMENT may be terminated as follows:

  11.2.1
  by mutual written agreement of BIOMIRA and MERCK, effective as of the time specified in such written agreement; or

  11.2.2
  by either party, upon any breach of this AGREEMENT by the other party of any obligation to make payments required hereunder, which failure to make payment is not the subject of a legitimate, good faith dispute between the parties, provided, however, that the party alleging such breach must first give the other party written notice thereof, which notice must identify the breach in reasonable detail and that the party giving such notice views such alleged breach as a basis for terminating this AGREEMENT under this section 11.2.2 and the party receiving such notice must have failed to cure such alleged breach within forty-five (45) days after receipt of such notice; or

  11.2.3
  by either party, upon any material breach of this AGREEMENT by the other party, provided, however, that the party alleging such material breach must first give the other party written notice thereof, which notice must identify the breach in reasonable detail and that the party

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  giving such notice views such alleged material breach as a basis for terminating this AGREEMENT under this section 11.2.3 and the party receiving such notice must have failed to cure such alleged material breach within ninety (90) days after receipt of such notice or, such longer period of time as the party alleging such material breach may agree to in writing as a result of the good faith efforts of the other party to resolve such material breach in a timely manner; or

  11.2.4
  by either party, in the event that the other party institutes any proceedings under any statute or otherwise relating to insolvency or bankruptcy, or should any proceedings under any such statute or otherwise be instituted against such party and not be dismissed or vacated within ninety (90) days of the date of commencement of such proceedings;

  11.2.5
  by MERCK upon thirty (30) days prior written notice to BIOMIRA if, in the exercise of MERCK's reasonable judgment, MERCK determines that there are issues concerning the safety or efficacy of PRODUCT which materially adversely affects PRODUCT's medical, economic or competitive viability, provided that if BIOMIRA does not agree with such determination and notifies MERCK to that effect within ten (10) days following receipt by BIOMIRA of MERCK's written notice of termination, the matter shall be submitted to binding arbitration before an expert or expert panel in the field of clinical drug development, such expert or expert panel to be appointed by BIOMIRA and MERCK in accordance with the procedure under section 14.7 of this AGREEMENT.

Section 11.3    Continuing Liability

        Termination of this AGREEMENT for any reason shall not release any party from any liability, obligation or agreement which has already accrued nor affect the survival of any provision hereof which is expressly stated to survive such termination. Termination of this AGREEMENT for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder or which may arise out of or in connection with such termination.

Section 11.4    Disposition of Inventory

        MERCK may dispose of its inventory of PRODUCT on hand as of the effective date of termination, and may fill any orders for PRODUCT accepted prior to the effective date of termination, for a period of twelve (12) months after the effective date of termination, and, within thirty (30) days after disposition of such inventory and fulfilment of such orders (and in any event within fourteen (14) months after termination) MERCK will forward to BIOMIRA a final report and pay all royalties or other amounts due for NET SALES in such period.

Section 11.5    Rights and Cooperation on Termination

        Upon the termination of this AGREEMENT in its entirety, or with respect to a particular country, the parties shall cooperate so as to minimize the impact of such termination on both parties and BIOMIRA and its AFFILIATES shall have the right to use any and all preclinical and clinical trial results and related data relating to PRODUCT that are developed by or on behalf of BIOMIRA and/or MERCK (including, without limitation, MERCK's AFFILIATES) after the ORIGINAL EFFECTIVE DATE pursuant to this AGREEMENT (including without limitation all such results and data used or developed by MERCK in support of applications for MARKET APPROVAL) and all MARKET APPROVALS shall be assigned to BIOMIRA or its designated AFFILIATE by MERCK. To the extent required in connection with the foregoing, MERCK hereby grants to BIOMIRA and its AFFILIATES an irrevocable, non-exclusive royalty free license to use such results and data in the TERRITORY.

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Section 11.6    Rights and Cooperation on Expiration

        Upon expiration of this AGREEMENT with respect to a particular country as provided for in section 11.1 of this AGREEMENT, or earlier if required to enable a party to continue to market PRODUCT in such country without interruption upon expiration of this AGREEMENT with respect to PRODUCT in such country, or if any of the licenses granted by BIOMIRA to MERCK in this AGREEMENT with respect to PRODUCT in such country become non-exclusive, MERCK shall permit BIOMIRA or its designated AFFILIATE to utilize all MARKET APPROVALS owned by MERCK with respect to PRODUCT in such country and shall take all other actions reasonably necessary to (i) in the case of MERCK, to permit MERCK to market PRODUCT in the NA TERRITORY and the ROW TERRITORY with respect to PRODUCT in such country and (ii) in the case of BIOMIRA, to permit BIOMIRA or its designated AFFILIATE to commence marketing and market such PRODUCT in the NA TERRITORY and the ROW TERRITORY. Such actions may include, but shall not be limited to, the filing of duplicate MARKET APPROVALS upon the other party's request and at its sole expense, and granting the other party permission to cross-reference, copy and duplicate the MARKET APPROVALS.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

Section 12.1    Corporate Existence and Power

        Each party represents and warrants to the other party that, as of the EXECUTION DATE, (a) it is a corporation duly organized and validly existing and in good standing, under the laws of the jurisdiction of its incorporation; (b) it has the corporate power and authority and the legal right to own its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) it is in compliance with all requirements of applicable law, except to the extent that any non-compliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under this AGREEMENT.

Section 12.2    Authorization and Enforcement of Obligations

        Each party represents and warrants to the other party that, as of the EXECUTION DATE, it has the corporate power and authority and legal right to enter into this AGREEMENT and to perform its obligations hereunder; and that this AGREEMENT has been duly executed and delivered on behalf of each party and, except as it may be limited by applicable law, constitutes a legal, valid, binding obligation, according to its terms.

Section 12.3    Consents

        Subject to section 2.3 of this AGREEMENT, each party represents and warrants to the other party that, as of the EXECUTION DATE, all necessary consents, approvals and authorizations of all governmental authorities and others required to be obtained by such party in connection with this AGREEMENT have been obtained.

Section 12.4    No Conflict

        Subject to section 2.3 of this AGREEMENT, each party represents and warrants to the other party that, as of the EXECUTION DATE, the execution and delivery of this AGREEMENT and the performance of such party's obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations, and do not conflict with, or constitute a default under any contractual obligation of such party.

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Section 12.5    Authorization of Obligations

        The execution, delivery and performance by each party of this AGREEMENT have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or, subject to section 2.3 of this AGREEMENT, any other third party that has not been received by the EXECUTION DATE, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect that have applicability to it or any provision of its charter documents or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

Section 12.6    BIOMIRA Representations

  12.6.1
  BIOMIRA represents and warrants to MERCK that as of the ORIGINAL EFFECTIVE DATE (but subject to section 2.3 and the need to obtain the consents of the licensees under the THIRD PARTY LICENSES):

  12.6.1.1
  to BIOMIRA's knowledge after due inquiry, BIOMIRA is the sole owner of, or the exclusive licensee or sublicensee (on the terms described in the applicable licensee agreement) in the NA TERRITORY and the ROW TERRITORY of the BIOMIRA PATENT RIGHTS and the BIOMIRA KNOW-HOW in existence as at the ORIGINAL EFFECTIVE DATE, with the right to grant to MERCK the rights granted in this AGREEMENT, free and clear (except to the extent specified in the THIRD PARTY LICENSES) of any liens or encumbrances which would prevent or impair the grant of such rights;

  12.6.1.2
  BIOMIRA has not assigned or conveyed any interest in the BIOMIRA PATENT RIGHTS or the BIOMIRA KNOW-HOW in existence as at the ORIGINAL EFFECTIVE DATE and licensed to MERCK under this AGREEMENT, or entered into any agreement or made any commitment which is inconsistent with or in derogation of the rights granted to MERCK hereunder;

  12.6.1.3
  as at the ORIGINAL EFFECTIVE DATE, BIOMIRA has not received from any third party any written notice to the effect that the BIOMIRA PATENTS or the BIOMIRA KNOW-HOW infringe the proprietary rights of any such third party;

  12.6.1.4
  there is no action, suit, proceeding, alternative dispute resolution, mediation or investigation pending or, to the knowledge of BIOMIRA, threatened against BIOMIRA relating to the BIOMIRA PATENT RIGHTS or the BIOMIRA KNOW-HOW;

  12.6.1.5
  to BIOMIRA's knowledge after due inquiry, no third party rights are required in order to enable MERCK to enjoy the licenses granted by BIOMIRA to MERCK under this AGREEMENT;

  12.6.1.6
  to BIOMIRA's knowledge after due inquiry, the ICRT LICENSE and the DANA-FARBER LICENSE are in full force and effect and BIOMIRA has no knowledge of any breach or action by BIOMIRA which might give rise to a breach under such licenses.

  12.6.2
  BIOMIRA represents and warrants to MERCK that as of the EXECUTION DATE, to BIOMIRA's knowledge after due inquiry, BIOMIRA has disclosed and/or transferred to MERCK all material BIOMIRA KNOW-HOW in BIOMIRA's possession as at the EXECUTION DATE required, in BIOMIRA's opinion, acting reasonably, to enable MERCK to assume the additional rights and obligations under this AGREEMENT to be assumed by

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    MERCK as specified in the letter of intent dated January 26, 2006 referred to in the third recital to this AGREEMENT.

Section 12.7    No Further Representations or Warranties

        Except as expressly provided in this article 12 or any other provision of this AGREEMENT, neither party makes any representation or warranty of any kind to the other party, express or implied.

Section 12.8    Survival of Representations and Warranties

        The representations and warranties contained in this AGREEMENT shall survive the ORIGINAL EFFECTIVE DATE or the EXECUTION DATE, as applicable, for a period of one (1) year.

ARTICLE 13
INDEMNIFICATION

Section 13.1    Indemnification by BIOMIRA

        Subject to the terms and conditions of this AGREEMENT, BIOMIRA shall indemnify and hold MERCK (and any affiliated corporation and their respective officers, directors, shareholders, employees and agents) (collectively, the "MERCK INDEMNITEES"), free and harmless from any and all claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, reasonable defense costs and attorney's fees), arising out of or in connection with, or that are the result of, or are otherwise related to: (i) actions and proceedings brought by any regulatory or other authority against any of the MERCK INDEMNITEES concerning PRODUCT, for or on account of the alleged unapproved or unauthorized introduction by BIOMIRA, its AFFILIATES or their respective agents of PRODUCT in interstate or intrastate commerce anywhere in the world; (ii) any claim, complaint, suit, proceeding or cause of action against any of the MERCK INDEMNITEES alleging physical injury, including death as a result of the acts or omissions of BIOMIRA, its AFFILIATES or their respective employees and agents, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (iii) BIOMIRA's, its AFFILIATES' or their respective agents' non-compliance with any applicable laws or regulations, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (iv) any failure of BIOMIRA to perform, in whole or in part, any of its obligations hereunder, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (v) for the period specified in section 12.8, any breach by BIOMIRA of any of its representations or warranties under this AGREEMENT; or (vi) any breach by BIOMIRA or its AFFILIATES of the THIRD PARTY LICENSES which materially adversely affects MERCK's rights under this AGREEMENT, except to the extent attributable to any one or more of the MERCK INDEMNITEES.

Section 13.2    Indemnification by MERCK

        Subject to the terms and conditions of this AGREEMENT, MERCK shall indemnify and hold BIOMIRA (and any affiliated corporation and their respective officers, directors, shareholders, employees and agents) (the "BIOMIRA INDEMNITEES"), free and harmless from any and all claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, reasonable defenses costs and attorney's fees), arising out of or in connection with, or that are the result of, or are otherwise related to: (i) actions and proceedings brought by any regulatory authority against any of the BIOMIRA INDEMNITEES concerning PRODUCT, for or on account of the alleged unapproved or unauthorized introduction by MERCK, its AFFILIATES or their respective distributors, sublicensees and agents of PRODUCT in interstate or intrastate commerce anywhere in the world; (ii) any claim, complaint, suit, proceeding or cause of action against any of the BIOMIRA INDEMNITEES alleging physical injury,

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  including death as a result of the acts or omissions of MERCK, its AFFILIATES or their respective employees, distributors, sublicensees and agents, except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES; (iii) MERCK's, its AFFILIATES' or their respective distributors', sublicensee's or agents' non-compliance with any applicable laws or regulations, except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES; (iv) any failure of MERCK to perform, in whole or in part, any of its obligations hereunder, except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES; (v) MERCK's, its AFFILIATES' or their respective distributors', sublicensee's or agents' marketing and SALE of PRODUCT, except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES; or (vi) for the period specified in section 12.8, any breach by MERCK of any of its representations or warranties under this AGREEMENT.

Section 13.3 Procedure

        The indemnified party shall give prompt written notice to the indemnifying party(ies) of any suits, claims or demands by third parties or the indemnified party which may give rise to any loss for which indemnification may be required under this article 13; provided, however, that failure to give such notice shall not impair the obligation of the indemnifying party to provide indemnification hereunder except if and to the extent that such failure materially impairs the ability of the indemnifying party to defend the applicable suit, claim or demand. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that the other party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying party shall decline to assume control of any such suit, claim or demand, the party entitled to indemnification shall be entitled to assume such control, conduct the defense of, and settle such suit, claim or action, all at the sole cost and expense of the indemnifying party. Neither the indemnifying party nor the indemnified party shall settle or dispose of any such matter in any manner which would adversely impact the rights or interests of the other party without the prior written consent of the indemnified party, which shall not be unreasonably withheld. Each party shall cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Force Majeure

        Any delay in the performance of any of the obligations of either party (except for the payment of money) shall not be considered a breach of this AGREEMENT and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of (including without limitation in relation to third party contractors and suppliers) any act of God, acts of the public enemy; insurrections; riots; embargoes; labour disputes such as strikes, lockouts or boycotts; fires; explosions; floods; earthquakes; mudslides; or other unforeseeable causes beyond the control of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonable.

Section 14.2 Independent Contractor

        Execution of each party's responsibilities under this AGREEMENT is solely under the direction and control of each respective party as an independent contractor, and not as an employee or agent of the other party.

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Section 14.3 Survival

        Such provisions of this AGREEMENT that, by their nature, would be expected to survive termination of this AGREEMENT, including without limitation sections 7.3, 7.5, 11.3, 11.4, 11.5, 11.6, 14.6, 14.9 and 14.14 and articles 8 and 13 shall survive any such termination.

Section 14.4 Notice

        Whenever any notice is to be given hereunder, it shall be in writing and shall be deemed received on the day delivered, if delivered by courier on a business day, or if sent by first-class certified or registered mail, postage prepaid, to the following addresses:

      BIOMIRA:

        Biomira B.V.
        575 A Boelelaan
        1082 RM Amsterdam
        The Netherlands
        Attention: Office Administrator
        Facsimile: 020-540-8909

      with a copy to:

        Biomira Inc.
        2011 - 94 Street
        Edmonton, Alberta T6N 1H1
        Canada
        Attention: President
        Facsimile: (780) 450-4772

      MERCK:

        Merck KGaA
        Frankfurter Strasse 250
        D-64293 Darmstadt
        Germany
        Attention: Corporate Legal Department
        Facsimile: +49-6151-72-2373

Section 14.5 Waivers

        No waiver of any term, provision, or condition of this AGREEMENT, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition of this AGREEMENT unless reduced to writing signed by an authorized representative of each party.

Section 14.6 Applicable Law

        This agreement shall be construed under the substantive laws of England, without reference to its conflicts of laws provisions.

Section 14.7 Dispute Resolution

        Should any dispute arise between the parties concerning this AGREEMENT, the parties agree to first attempt to resolve the dispute in good faith. If within fifteen (15) days of one party providing written notice of such dispute to the other party such dispute is not resolved, then the parties agree to continue to attempt to resolve the dispute in good faith through meetings between a member of MERCK's Pharmaceutical Executive Management Board and the President of BIOMIRA before

[+]
Designates portions of this document that have been omitted for confidentiality purposes

33

  resorting to any other forum for a remedy. If resolution of the dispute is not reached between the Presidents within twenty (20) days of either party submitting such dispute in writing to the Presidents, then the parties shall within the next following fifteen (15) day period initiate binding arbitration in London, England under the rules of the International Chamber of Commerce. The party desiring arbitration shall nominate one (1) arbitrator and shall notify the other party in writing of such nomination. Such other party shall, within ten (10) days after receiving such notice, nominate an arbitrator and the two (2) arbitrators shall select a third arbitrator of the arbitration tribunal to act jointly with them. The parties will act reasonably and in good faith to select arbitrators who are objective and who are suitably qualified by education or professional experience to deal with the matters which are the subject of the arbitration.

Section 14.8 Assignment

        The parties agree that this AGREEMENT is personal in nature and, except for transfer by BIOMIRA to any of BIOMIRA's AFFILIATES, this AGREEMENT may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred directly or indirectly by either party, whether voluntary, by operation of law or otherwise, without the written consent of the other party, such consent not to be unreasonably withheld. In connection with BIOMIRA determining whether to consent to an assignment, the parties agree that BIOMIRA shall be deemed to be acting reasonably if it withholds its consent in circumstances where the proposed assignee is not a corporation of equal or greater financial resources, marketing strength and expertise (including in the cancer area), and stature in the pharmaceutical industry as MERCK. Any purported assignment in violation of this section 18.8 shall be void. Notwithstanding the foregoing, either party may, without such consent, assign or novate this AGREEMENT and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, through merger, consolidation or change in control or similar transaction after first giving the other party written notice of such event. Pursuant to any such assignment, any permitted assignee shall assume all rights of the assignor under this AGREEMENT, and pursuant to any such novation, any permitted novatee shall assume all rights and obligations of the novator under this AGREEMENT.

Section 14.9 Standstill

  14.9.1
  Subject to sections 14.9.3 and 14.9.4 of this AGREEMENT and the equity issuance provisions of the STOCK PURCHASE AGREEMENT, MERCK undertakes and agrees that, without the express prior written consent of BIOMIRA, it shall not directly, or indirectly through any associate, Affiliate or otherwise, at any time hereafter and prior to the date which is six (6) years after the ORIGINAL EFFECTIVE DATE:

  14.9.1.1
  acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly or in any manner, legal or beneficial ownership of or an option or other right to acquire:

  14.9.1.1.1
  any securities of BIOMIRA or any of its AFFILIATES; or

  14.9.1.1.2
  any assets of BIOMIRA or any of its AFFILIATES from any person which has itself acquired such assets by reason of its acquisition of securities of BIOMIRA or any of its AFFILIATES where such person's acquisition of securities of BIOMIRA or any of its AFFILIATES was pursuant to an understanding, whether formal or informal, that MERCK would or may acquire such assets from such person;

  14.9.1.2
  make any "solicitation" of "proxies" (as such terms are used under United States securities laws) to vote, or seek to advise or influence any person with respect to the voting of, any securities of BIOMIRA or any of its AFFILIATES;

  14.9.1.3
  institute any shareholder proposal in respect of BIOMIRA or any of its AFFILIATES;

[+]
Designates portions of this document that have been omitted for confidentiality purposes

34

    14.9.1.4
    propose any combination, directly or indirectly, of the business or assets of BIOMIRA or any of its AFFILIATES by way of arrangement, merger, takeover bid, amalgamation or otherwise;

    14.9.1.5
    otherwise attempt to influence or control the conduct of the security holders of BIOMIRA or any of its AFFILIATES; or

    14.9.1.6
    engage in any discussions or negotiations with or enter into any agreement, commitment or understanding, whether formal or informal, with or otherwise act jointly or in concert with any person or persons with respect to any of the foregoing.

  14.9.2
  The rights and restrictions set forth in this section 14.9 shall, at MERCK's option, terminate if (i) any person (other than MERCK directly or indirectly through any associate, AFFILIATE or otherwise) acquires nineteen percent (19%) or more of the common shares of Biomira Inc., or (ii) a formal "take-over bid" (as defined under Alberta securities legislation) is made by a person (other than MERCK directly or indirectly through any associate, AFFILIATE or otherwise) for fifty percent (50%) or more of the voting securities of Biomira Inc. Additionally, BIOMIRA shall advise MERCK upon becoming aware of any person (other than MERCK directly or indirectly through any associate, AFFILIATE or otherwise) who acquires ten percent (10%) or more of the common shares of Biomira Inc.

  14.9.3
  BIOMIRA shall have the right to waive or terminate this section 14.9 at any time upon written notice to MERCK.

  14.9.4
  Notwithstanding the provisions of this section 14.9, nothing in this section 14.9 shall be construed as prohibiting MERCK from acquiring up to nineteen percent (19%) of the common shares of Biomira Inc.

Section 14.10 Currency

        All payments to be made under this AGREEMENT shall be made in United States dollars. The currency in which NET SALES were invoiced shall be converted to United States dollars on the date of payment of the royalty due using the applicable commercial rate of exchange for buying US dollars with the currency that is the average of the closing buying rates for such currency for the quarter for which such payments are due, quoted as local currency per US $1, as established and published by the European Central Bank.

Section 14.11 Payment of taxes

        Each of BIOMIRA and MERCK shall be responsible for any and all taxes and other similar levies or charges properly assessed against payments received by such party from the other party under this AGREEMENT. If applicable laws or regulations require that taxes be withheld on such payments, the withholding party will in a timely manner notify the other party in writing specifying the details thereof and shall:

  14.11.1
  deduct those taxes from the amount of such payment due to the receiving party,

  14.11.2
  pay the taxes to the proper taxing authority in a timely manner, and

  14.11.3
  send proof of payment to the receiving party within sixty (60) days following that payment.

        The parties agree to cooperate to reduce the amount of any such deductions and to obtain the benefit of any tax treaty with respect to such deductions. Further, the withholding party shall cooperate with the receiving party in obtaining for the receiving party a credit or refund for any such taxes, levies or charges. Neither party shall be required under this concluding paragraph of section 14.11 to act in a manner which is financially detrimental from a taxation perspective to such party.

[+]
Designates portions of this document that have been omitted for confidentiality purposes

35

Section 14.12 Interest

        Any late payments of any nature under this AGREEMENT shall bear interest, running from the date such payment was due until such payment is made in full, at a rate per annum equal to the average three (3) month US dollar LIBOR rate (as published from time to time by Reuters) plus one percent (1%).

Section 14.13 Sublicensees

        In addition to the requirements of sections 2.1 and 2.3 of this AGREEMENT, in the event MERCK utilizes any AFFILIATE or third party to distribute PRODUCT (directly or indirectly) for MERCK in the TERRITORY or otherwise sublicenses any of the licensed rights under this AGREEMENT, the agreement with such AFFILIATE or third party shall include an obligation for such third party to comply with the provisions of this AGREEMENT on the same basis as if such SALES were made by MERCK, and MERCK shall for all purposes under this AGREEMENT treat the net sales of PRODUCT of the sublicensee as NET SALES of MERCK.

Section 14.14 Limitation

        Notwithstanding any other provision to the contrary in this AGREEMENT, other than with respect to applicable third party product liability and patent infringement claims, the maximum aggregate liability of BIOMIRA under this AGREEMENT and the SUPPLY AGREEMENT shall not exceed the amounts paid by MERCK to BIOMIRA up to the time in question under this AGREEMENT and the SUPPLY AGREEMENT (including, for greater certainty, payments by MERCK under this AGREEMENT and the SUPPLY AGREEMENT with respect to shared costs, equity purchases and milestones). [+]

Section 14.15 Severability

        If any provision of this AGREEMENT is held to be illegal or unenforceable, that provision shall be limited to the minimum extent necessary or, if necessary, eliminated, so that this AGREEMENT shall otherwise remain enforceable and in full force and effect.

Section 14.16 Integration Clause

        This agreement is the sole agreement with respect to the subject matter hereof, and supersedes all proposals, negotiations, conversations, discussions, agreements and/or representations, whether oral or written, including any industry custom or past dealing between the parties relating to the subject matter of this AGREEMENT. The parties agree that any and all obligations between the parties that are outside the terms of this AGREEMENT and that relate to the subject matter of this AGREEMENT that preceded the EFFECTIVE DATE of this AGREEMENT have been satisfactorily executed or are null and void.

Section 14.17 U.S. Dollars

        Unless otherwise provided, any reference in this AGREEMENT to dollars shall be to U.S. dollars.

Section 14.18 Indirect Costs

        Except to the extent specifically otherwise set forth in this AGREEMENT, any provision of this AGREEMENT requiring costs or expenses to be shared by BIOMIRA and MERCK or to be paid or reimbursed by one party to the other shall be read as referring to direct costs and/or expenses and as

[+]
Designates portions of this document that have been omitted for confidentiality purposes

36

excluding indirect costs (including administration, support, depreciation, facility rental, repair and maintenance, utilities, insurance, taxes, cost of capital, and the like) except to the extent that the STEERING COMMITTEE determines that to exclude a particular indirect cost is inequitable as between BIOMIRA and MERCK.

Section 14.19 Amendment of Agreement

        No change, modification, extension, termination, waiver or other amendment of this AGREEMENT or any of the provisions contained herein, shall be valid unless made in writing and signed by a duly authorized representative of each party.

Section 14.20 Third Parties

        A person who is not a party to this AGREEMENT has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this AGREEMENT.

Section 14.21 No Further Representations or Warranties

        Each party acknowledges that it has not relied on or been induced to enter this AGREEMENT by a representation or warranty other than those expressly set out in this AGREEMENT. A party is not liable to the other party for a representation or warranty that is not set out in this AGREEMENT, including any warranty implied by statute.

Section 14.22 Acknowledgement

        Notwithstanding that the parties have attempted to make specific reference in certain provisions of this AGREEMENT, MERCK acknowledges and agrees that, to the extent that MERCK retains or uses AFFILIATES or third parties to perform services or obligations on behalf of MERCK for purposes of this AGREEMENT, MERCK shall ensure for the benefit of BIOMIRA that, in such circumstances, the same rights are extended to BIOMIRA as if the services or obligations in question had been performed directly by MERCK. Similarly, BIOMIRA acknowledges and agrees, to the extent that BIOMIRA retains or uses AFFILIATES or third parties to perform services or obligations on behalf of BIOMIRA for purposes of this AGREEMENT, BIOMIRA shall ensure for the benefit of MERCK that, in such circumstances, the same rights are extended to MERCK as if the services or obligations in question had been performed directly by BIOMIRA.

Section 14.23 Non-solicitation

        During the term of this AGREEMENT, without the prior written consent of the other party, neither party shall knowingly solicit for hire any existing employee of the other party.

Section 14.24 Counterparts

        This AGREEMENT may be executed in several counterparts, each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

[+]
Designates portions of this document that have been omitted for confidentiality purposes

37

        This AGREEMENT is agreed to and accepted by:

Merck KGaA	Biomira B.V.
By:	By:
Title:	Title:
AND
By:	[IN DUPLICATE]
Title:

[+]
Designates portions of this document that have been omitted for confidentiality purposes

38

APPENDIX 1
BIOMIRA KNOW-HOW

[+]

[+]
Designates portions of this document that have been omitted for confidentiality purposes

APPENDIX 2
BIOMIRA PATENT RIGHTS

[+]

[+]
Designates portions of this document that have been omitted for confidentiality purposes

APPENDIX 3
PROTOCOL FOR PHASE III CLINICAL TRIAL
OF BLP25 FOR NON-SMALL CELL LUNG CANCER

[+]

[+]

[+]

[+]
Designates portions of this document that have been omitted for confidentiality purposes

APPENDIX 4

COMPENSATION

	Hourly		Daily	Weekly	Monthly
Executive	$	[+]	[+]	[+]	[+]
Management		[+]	[+]	[+]	[+]
Professional		[+]	[+]	[+]	[+]
Technical		[+]	[+]	[+]	[+]
Support		[+]	[+]	[+]	[+]
*
All amounts in the above table are in U.S. dollars.

Executive

  Vice Presidents
  Senior Director, Clinical Operations

Management

  Directors, Project Management
  Manager, Financial Planning & Analysis
  Director, Regulatory Affairs
  Manager, Regulatory Affairs
  Director, Immunology
  Director, Quality
  Director, Biopharmaceutical Development
  Director, Product Development & Manufacturing
  Manager, Quality Assurance & Compliance
  Manager, Quality Control
  Manager, Chemical Development
  Manager, Analytical Development

Professional

  Accountants
  Quality Specialists
  Quality Control Specialists
  Development Scientists
  Manufacturing Specialists
  Research Scientists

Technical

  Quality Control Analysts
  Development Specialists
  Development Technicians
  Research Associates

Support

  Documentation Analysts
  Administrative Assistants

[+]
Designates portions of this document that have been omitted for confidentiality purposes

APPENDIX 5

TRADEMARKS
TRADE-MARK STATUS FOR STENVAX

[+]

[+]
Designates portions of this document that have been omitted for confidentiality purposes

Exhibit 10.24

AMENDED AND RESTATED SUPPLY AGREEMENT (2006)

        This amended and restated agreement is between Biomira International Inc., a Barbados corporation with offices located at Belleville, St. Michael, Barbados ("BIOMIRA"), and Merck KGaA, a German corporation with offices located at Darmstadt, Germany ("MERCK") and is effective as of March 1, 2006.

        WHEREAS BIOMIRA and MERCK entered into an amended and restated supply agreement effective as of May 7, 2001 (the "2001 SUPPLY AGREEMENT") in relation to, inter alia, the manufacture and supply by BIOMIRA to MERCK of BLP25;

        AND WHEREAS BIOMIRA, Biomira B.V. and MERCK entered into a letter of intent effective as of January 26, 2006 to amend, inter alia, certain provisions of the 2001 SUPPLY AGREEMENT;

        AND WHEREAS BIOMIRA and MERCK now wish to amend and restate the 2001 SUPPLY AGREEMENT in accordance with, inter alia, such letter of intent, all upon the terms and subject to the conditions set forth in this AGREEMENT;

        NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby agreed to by the parties, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1    Meaning

        Whenever a term is written in this AGREEMENT with all capital letters it shall have the following meaning:

  1.1.1
  "AFFILIATES" means any business entity that directly or indirectly controls, is controlled by, or is under common control with either party to this AGREEMENT. A business entity shall be deemed to "control" another business entity if it owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity. If the laws of the jurisdiction in which such entity operates prohibit ownership by a party of more than fifty percent (50%), control shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction;

  1.1.2
  "AGREEMENT" means this amended and restated supply agreement, together with all schedules hereto and any amendments to or restatements of this amended and restated supply agreement;

  1.1.3
  "BIOMIRA COST OF GOODS" includes, but is not limited to, with respect to PRODUCT in the TERRITORY, [+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

  1.1.4
  "BIOMIRA MANUFACTURING KNOW-HOW" means the proprietary information and data relating to the manufacture of PRODUCT owned by BIOMIRA or licensed in by BIOMIRA with the right to sublicense in the manner contemplated by this AGREEMENT and which directly relate to the manufacture of PRODUCT;

  1.1.5
  "BIOMIRA TECHNOLOGY" has the meaning attributed to that term in section 1.1.8 of the COLLABORATION AGREEMENT;

  1.1.6
  "BLA" means a biological license application, or any equivalent, as such term is used in the regulations of the FDA or EMEA;

  1.1.7
  "BLP25" has the meaning attributed to that term in section 1.1.9 of the COLLABORATION AGREEMENT;

  1.1.8
  "cGMP" means, as applicable, current good manufacturing practices as defined in the FDA rules and regulations, 21 CFR Parts 210 and 211, Japanese Koseisho Regulations and the provisions of the European Commission's GMP Directive 2003/94/EC and of the EU GMP Guide, all as may be amended from time to time;

  1.1.9
  "CLINICAL DEVELOPMENT" means all activities required for MARKET APPROVAL of PRODUCT in the TERRITORY (including without limitation clinical trials and toxicology studies), as well as all clinical activities desirable for optimized marketing of PRODUCT in the TERRITORY (including without limitation phase IIIb and phase IV studies). This term does not include any activities necessary for manufacture and/or supply of PRODUCT;

  1.1.10
  "CMO AGREEMENT" has the meaning attributed to that term in section 2.11.1 of this AGREEMENT;

  1.1.11
  "COLLABORATION AGREEMENT" means that certain amended and restated collaboration agreement effective as of March 1, 2006 and made between Biomira B.V. and MERCK, together with any amendments to or restatements of such amended and restated collaboration agreement;

  1.1.12
  "COMPONENTS" mean the antigen, adjuvant and/or structural lipids necessary to manufacture the PRODUCT;

  1.1.13
  "COMPLIANCE AUDIT" has the meaning attributed to that term in section 2.2.8.3 of this AGREEMENT;

  1.1.14
  "CONFIDENTIAL INFORMATION" has the meaning attributed to that term in section 3.1 of this AGREEMENT;

  1.1.15
  "DOSE" means with respect to PRODUCT and for purposes of section 2.12.2 of this AGREEMENT, the amount of PRODUCT currently (i.e., as at the date of this AGREEMENT) specified to be taken at one time (being four vials each containing 250 micrograms of lipopeptide);

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

2

  1.1.16
  "DRUG SUBSTANCE" means BLP25 Small Liposomes (BLP25-SL), a transient entity in the manufacturing process of PRODUCT;

  1.1.17
  "EFFECTIVE DATE" shall mean March 1, 2006, or such other date as BIOMIRA and MERCK may agree upon in writing;

  1.1.18
  "EMEA" means the European Medicines Agency or any successor agency;

  1.1.19
  "END USER" has the meaning attributed to that term in section 1.1.21 of the COLLABORATION AGREEMENT;

  1.1.20
  "EVENT" and "EVENT AUDIT" have the meanings attributed to such terms in section 2.2.8.2 of this Agreement;

  1.1.21
  "EXECUTION DATE" shall mean the first day on which the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in relation to the notification and report of the parties with respect to the COLLABORATION AGREEMENT has expired or been terminated, or such other date as BIOMIRA and MERCK may agree upon in writing;

  1.1.22
  "FDA" means the United States Food and Drug Administration or any successor agency;

  1.1.23
  "FIELD" shall mean the use of BLP25 for the prevention and/or treatment of cancers in humans;

  1.1.24
  "INDICATION" has the meaning attributed to that term in section 1.1.27 of the COLLABORATION AGREEMENT;

  1.1.25
  "LAUNCH" shall mean, with respect to PRODUCT in a particular country in the TERRITORY, the date of the first arm's length SALE of PRODUCT in such country after receipt of MARKET APPROVAL for PRODUCT in such country;

  1.1.26
  "MANUFACTURING LICENSE" has the meaning attributed to that term in section 2.12.1.1 of this AGREEMENT;

  1.1.27
  "MAJOR MARKET" shall mean any one of Germany, France, United Kingdom, Italy, Spain or Japan, and "MAJOR MARKETS" shall mean all of such countries;

  1.1.28
  "MARKET APPROVAL" shall mean, with respect to PRODUCT in a particular country in the TERRITORY, the date upon which the last of all governmental or regulatory approvals required for the sale of PRODUCT in that country has been granted, including price approval for PRODUCT (if required);

  1.1.29
  "MERCK SUB-SUPPLIERS" has the meaning attributed to that term in section 2.11.1 of this AGREEMENT;

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

3

  1.1.30
  "NA TERRITORY" shall mean, collectively, Canada (including Quebec) and its territories and the United States of America and its territories;

  1.1.31
  "NET SALES" has the meaning attributed to that term in section 1.1.38 of the COLLABORATION AGREEMENT;

  1.1.32
  "ORIGINAL EFFECTIVE DATE" shall mean May 7, 2001;

  1.1.33
  "PHASE III TRIAL" means a study in humans of the efficacy and safety of PRODUCT which is designed to demonstrate statistically whether PRODUCT is effective for use in a particular indication and which is prospectively planned to form one of the pivotal trials required in order to obtain MARKET APPROVAL for PRODUCT;

  1.1.34
  "PRODUCT" shall mean BLP25;

  1.1.35
  "QUALITY AGREEMENT(S)" has the meaning, as applicable (i.e., supply for clinical trial purposes versus supply for commercial purposes), attributed to that term in section 2.2 of this AGREEMENT;

  1.1.36
  "REJECTION DATE" has the meaning attributed to that term in section 2.2.5 of this AGREEMENT;

  1.1.37
  "REJECTION NOTICE" has the meaning attributed to that term in section 2.2.5 of this AGREEMENT;

  1.1.38
  "ROW NET SALES" means the aggregate NET SALES of PRODUCT in the ROW TERRITORY;

  1.1.39
  "ROW TERRITORY" shall mean all countries in the world except the NA TERRITORY;

  1.1.40
  "SALE" includes, with respect to PRODUCT, the sale to and/or use thereof by an END USER, and "SOLD" and "SELL" have a corresponding meaning;

  1.1.41
  "SPECIFICATIONS" means the specifications (including specifications relating to minimum shelf life and stability) in relation to PRODUCT set forth in Schedule 1 to this AGREEMENT or, where not so specified, as agreed upon in writing by BIOMIRA and MERCK and incorporated by reference as part of Schedule 1, as all such specifications may be amended from time to time by the written agreement of BIOMIRA and MERCK;

  1.1.42
  "SPECIFIED QUARTER" has the meaning attributed to that term in section 2.2.1 of this AGREEMENT;

  1.1.43
  "STEERING COMMITTEE" has the meaning attributed to that term in section 1.1.45 of the COLLABORATION AGREEMENT;

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

4

  1.1.44
  "TERRITORY" shall mean, collectively, the NA TERRITORY and the ROW TERRITORY; and

  1.1.45
  "THIRD PARTY LICENSES" has the meaning attributed to that term in section 1.1.49 of the COLLABORATION AGREEMENT.

ARTICLE 2
SUPPLY AND DELIVERY OF PRODUCT

Section 2.1    Supply of PRODUCT in the TERRITORY

        BIOMIRA shall sell to MERCK, and MERCK shall purchase from BIOMIRA, with respect to the NA TERRITORY and the ROW TERRITORY, in finished, but unlabelled vials (i.e., not "ready for sale" form, unless otherwise agreed in writing by BIOMIRA and MERCK) such quantities of PRODUCT as are ordered by MERCK from time to time in accordance with the terms of this AGREEMENT for SALE in the NA TERRITORY and the ROW TERRITORY. Subject to section 2.12 of this AGREEMENT, MERCK shall order all PRODUCT required pursuant to the COLLABORATION AGREEMENT or otherwise exclusively from BIOMIRA. MERCK shall be responsible for advising BIOMIRA of all applicable country specific requirements in connection with the SALE of PRODUCT in the NA TERRITORY and the ROW TERRITORY. The SALE of all PRODUCT in the NA TERRITORY and the ROW TERRITORY by MERCK and its AFFILIATES and their respective permitted sublicensees, assignees and transferees shall be governed by the terms of the COLLABORATION AGREEMENT.

Section 2.2    Forecasting; Purchase Orders; QA and QC

        Subject to section 2.12 of this AGREEMENT, MERCK (on behalf of itself and its AFFILIATES, distributors and other agents) agrees to exclusively purchase PRODUCT from BIOMIRA pursuant to this AGREEMENT. Further, additional provisions in relation to quality assurance and regulatory requirements shall be set out in one or more separate quality agreements (the "QUALITY AGREEMENT(S)"). For PRODUCT to be utilized for clinical trial purposes, BIOMIRA and MERCK entered into a QUALITY AGREEMENT on July 26, 2006, a copy of which is attached hereto as Schedule 2. With respect to the commercial supply of PRODUCT, BIOMIRA and MERCK shall enter into a separate QUALITY AGREEMENT (or amend and restate the July 26, 2006 QUALITY AGREEMENT) upon such terms and conditions as BIOMIRA and MERCK may agree upon in writing, which QUALITY AGREEMENT shall be attached hereto as Schedule 3. With respect to PRODUCT:

  2.2.1
  BIOMIRA agrees to supply to MERCK and MERCK agrees to purchase exclusively from BIOMIRA such quantities of PRODUCT as MERCK shall from time to time request (in accordance with this section 2.2.1) by written purchase order from BIOMIRA, provided such purchase orders shall always be for commercially efficient lot sizes of PRODUCT (recognizing that such lot sizes are subject to variances for, among other things, quality control and quality assurance purposes). By September 30, 2006, MERCK shall provide BIOMIRA with a twelve (12) month rolling forecast of MERCK's requirements (per calendar quarter during such twelve (12) month period) for PRODUCT, specifying any country specific requirements, if any, for the period

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

5

  January 1, 2007 to and including December 31, 2007. On January 1, 2007, and thereafter on the first day of each following calendar quarter, MERCK shall provide to BIOMIRA an updated rolling forecast by adding to the remaining twelve (12) months covered by the previous forecast the next following calendar quarter (e.g., on January 1, 2007 MERCK is required to update the previous forecast by providing BIOMIRA with MERCK's requirements for the calendar quarter January 1, 2008 to and including March 31, 2008). With respect to each calendar quarter specified in any such rolling forecast (a "SPECIFIED QUARTER"), MERCK shall, at a minimum, purchase from BIOMIRA, by firm purchase order [+] However, BIOMIRA and MERCK agree that it is in the interests of both parties to seek to meet all demand for PRODUCT and, in the foregoing regard, BIOMIRA and MERCK will work together to resolve any capacity issues. Further, BIOMIRA and MERCK agree to consider revisions to the procedures set forth in this section 2.2.1 as required and agreed upon in writing in the future.

  2.2.2
  With each delivery of PRODUCT to MERCK, BIOMIRA shall provide a certificate of analysis (in substantially the form attached to this AGREEMENT as Schedule 4), a certificate of compliance for each lot of PRODUCT comprising such delivery and a completed batch record form. BIOMIRA shall also provide to MERCK such documentation under the control of BIOMIRA required by applicable law and regulation in order to allow MERCK to release and SELL PRODUCT in the NA TERRITORY and the ROW TERRITORY;

  2.2.3
  all PRODUCT purchased hereunder by MERCK from BIOMIRA shall conform at the time of delivery by BIOMIRA to MERCK to the SPECIFICATIONS applicable to PRODUCT, shall have been manufactured in accordance with cGMP and all applicable laws and regulations in the country of manufacture (and, if MERCK has in a timely manner informed BIOMIRA in writing thereof, the specific applicable laws and regulations of the United States of America and the European Union and, if BIOMIRA agrees in writing (such agreement not to be unreasonably withheld), any other country in the ROW TERRITORY), and no PRODUCT shall, at the time of delivery by BIOMIRA to MERCK, be adultered or misbranded within the meaning of the United States Food, Drug and Cosmetics Act and/or the Public Health Service Act or, to the extent applicable, be an article which may not be introduced into interstate commerce under section 505 of the United States Food, Drug and Cosmetics Act and section 351 of the Public Health Service Act;

  2.2.4
  all PRODUCT purchased hereunder by MERCK from BIOMIRA shall at the time of delivery by BIOMIRA to MERCK have such shelf life as is agreed to in writing by BIOMIRA and MERCK, provided that [+]

  2.2.5
  upon receipt of any PRODUCT, MERCK may inspect and test the PRODUCT for conformance to the applicable SPECIFICATIONS (and material deviations from the applicable batch records) and may, up to the date which is sixty (60) days after the date of receipt by MERCK of such shipment of PRODUCT and the applicable certificate of analysis, certificate of compliance and

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

6

  batch record form (the "REJECTION DATE"), reject the same by sending to BIOMIRA written notice (the "REJECTION NOTICE") of such rejection on or before the REJECTION DATE (specifying the nature of such non-conformance) if the PRODUCT does not conform to the applicable SPECIFICATIONS. MERCK shall be deemed (except with respect to latent defects as at the time of delivery of PRODUCT by BIOMIRA to MERCK (and not as a result of subsequent legal, regulatory or other similar changes), in which case this provision shall apply after the expiration of sixty (60) days after the discovery of such latent defect) to have accepted a particular delivery of PRODUCT if MERCK has not sent to BIOMIRA a REJECTION NOTICE in connection with such delivery on or before the REJECTION DATE related to such delivery. If BIOMIRA disagrees with the alleged non-conformity of the PRODUCT with the applicable SPECIFICATIONS, quality representatives of BIOMIRA and MERCK shall negotiate in good faith to assess whether there has been a non-conformity and the corrective action, if any, to be taken by BIOMIRA. In the event the quality representatives of BIOMIRA and MERCK are unable to agree on whether or not there has been a non-conformity, then an independent laboratory or QA consultant, mutually agreed upon in writing by the parties, shall analyze samples of the alleged non-conforming PRODUCT to determine compliance with the applicable SPECIFICATIONS. MERCK and BIOMIRA shall be bound by the laboratory analysis of such alleged non-conforming PRODUCT. The cost incurred in connection with retaining the independent laboratory or QA consultant shall be borne by MERCK if the PRODUCT in question is found to conform to the applicable SPECIFICATIONS and by BIOMIRA if the PRODUCT in question is found not to conform to the applicable SPECIFICATIONS. Notwithstanding the foregoing procedure to determine whether or not the PRODUCT conforms with the SPECIFICATIONS, BIOMIRA shall replace the batch under investigation from existing inventory (to the extent available) if so requested in writing by MERCK. To the extent it is determined that any PRODUCT supplied by BIOMIRA to MERCK under this AGREEMENT does not conform to the applicable SPECIFICATIONS or materially deviates from the applicable batch records, BIOMIRA's sole obligation and MERCK's sole remedy shall be to have BIOMIRA replace such non-conforming PRODUCT from existing inventory (to the extent available) at no additional cost to MERCK as promptly as practicable. BIOMIRA shall reimburse MERCK for all reasonable costs and expenses incurred by MERCK to, at BIOMIRA's option, destroy such nonconforming PRODUCT or ship such nonconforming PRODUCT to such destination as BIOMIRA may specify in writing to MERCK. MERCK shall pay BIOMIRA for all conforming PRODUCT, including, without limitation, the original PRODUCT supplied as well as any and all replacement PRODUCT supplied;

  2.2.6
  To enable MERCK to inspect and test the PRODUCT for conformance to the applicable SPECIFICATIONS, BIOMIRA shall use commercially reasonable efforts to transfer to MERCK the test assays necessary for the testing of PRODUCT as described in Section 2.2.5 above, provided that BIOMIRA and MERCK acknowledge that BIOMIRA's resources required in connection with such transfer obligations are limited and may be required elsewhere;

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

7

  2.2.7
  BIOMIRA shall inspect, or cause to be inspected, in accordance with the applicable SPECIFICATIONS and as otherwise agreed in writing by the parties, each lot of PRODUCT prior to delivery thereof to MERCK. With respect to the results of such inspection in relation to a particular lot of PRODUCT, BIOMIRA shall notify MERCK in a timely manner of any deviations from the applicable SPECIFICATIONS. A certificate of analysis for each lot delivered shall set forth the items tested and the test results. A certificate of compliance and a batch record form for each lot shall also be provided by BIOMIRA to MERCK wherein BIOMIRA shall certify that the PRODUCT in question has been produced in accordance with the applicable SPECIFICATIONS, cGMP and all applicable laws and regulations in the country of manufacture (and, if MERCK has in a timely manner informed BIOMIRA in writing thereof, the specific applicable laws and regulations of the United States of America and the European Union and, if BIOMIRA agrees in writing, any other country in the ROW TERRITORY). BIOMIRA shall also indicate on the certificate of compliance that all lot production and control records and PRODUCT master files have been reviewed and approved by or on behalf of the appropriate quality control unit of BIOMIRA. BIOMIRA shall send, or cause to be sent, such certificates to MERCK concurrently with or prior to the shipment of each lot of PRODUCT;

  2.2.8
  2.2.8.1
  subject to section 2.2.8.2 of this AGREEMENT, no more than once during any twelve (12) consecutive month period (except to the extent more frequently required in order to comply with any applicable specific legal or regulatory requirement), MERCK may conduct a COMPLIANCE AUDIT of the facilities of BIOMIRA and its wholly-owned AFFILIATES, and, to the extent permitted, its non-wholly owned AFFILIATES and subcontractors, at which manufacture, packaging or testing of PRODUCT (whether it is used for clinical or commercial purposes) and its COMPONENTS is being conducted;

  2.2.8.2
  in the event of (i) the receipt by BIOMIRA of a "Warning Letter" or a Form 483 (or other equivalent regulatory action) from the FDA relating to the manufacture, packaging or any other activity performed by BIOMIRA or its AFFILIATES or subcontractors under this AGREEMENT relating to the manufacture or testing of PRODUCT, or (ii) a determination pursuant to section 2.2.5 of this AGREEMENT that any PRODUCT supplied by BIOMIRA to MERCK under this AGREEMENT does not conform to the applicable SPECIFICATIONS or materially deviates from the applicable batch records (individually or collectively, an "EVENT"), MERCK shall have the right with respect to each such EVENT to conduct an additional COMPLIANCE AUDIT (such additional COMPLIANCE AUDIT referred to herein as an "EVENT AUDIT"). With respect to an EVENT AUDIT of the facilities of BIOMIRA, BIOMIRA shall, to the extent applicable, use commercially reasonable efforts to cause its AFFILIATES and subcontractors to also permit such EVENT AUDIT;

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

8

    2.2.8.3
    for purposes of this AGREEMENT, the term "COMPLIANCE AUDIT" shall mean a review by appropriate representatives of MERCK (not to exceed two (2) in number and who shall, at BIOMIRA's option, in all circumstances be accompanied by one or more representatives of BIOMIRA and its AFFILIATES) of those portions of BIOMIRA's and its wholly owned AFFILIATES', and, to the extent permitted, its non-wholly owned AFFILIATES' and subcontractors' facilities at which the manufacture, packaging or testing of PRODUCT and its COMPONENTS is being conducted, for purposes of reviewing BIOMIRA's, its AFFILIATES' and its subcontractors' procedures and processes used in the manufacture or testing of PRODUCT and its COMPONENTS, including, but not limited to, production and quality control records related to PRODUCT and its COMPONENTS, and investigations of quality specifically relating to PRODUCT and its COMPONENTS. With respect to such COMPLIANCE AUDIT, BIOMIRA shall use commercially reasonable efforts to cause its subcontractors to permit such COMPLIANCE AUDIT (including, to the extent reasonable in the circumstances, amending existing and future agreements with applicable subcontractors to permit MERCK to conduct COMPLIANCE AUDITS pursuant to this section 2.2.8). Any of MERCK's representatives other than MERCK employees conducting any such COMPLIANCE AUDIT shall, at the reasonable request of BIOMIRA, its AFFILIATES and/or its subcontractors and/or COMPONENT suppliers, enter into an agreement with BIOMIRA, its AFFILIATES and/or its subcontractors and/or COMPONENT suppliers with respect to confidentiality containing provisions substantially similar to those set forth in article 3 of this AGREEMENT. BIOMIRA and its wholly owned AFFILIATES, and to the extent applicable and permitted, its non-wholly owned AFFILIATES and subcontractors, shall cooperate with and provide reasonable assistance to MERCK during any such COMPLIANCE AUDIT. With respect to each facility, MERCK shall complete any such COMPLIANCE AUDIT in five (5) business days. All COMPLIANCE AUDITS shall be at MERCK's expense (including with respect to representatives of BIOMIRA, except in circumstances where representatives of BIOMIRA are present as part of a regular BIOMIRA audit in which case MERCK shall not be responsible for the costs and expenses of such representatives of BIOMIRA) and shall take place during normal business hours and with not less than thirty (30) days prior written notice to BIOMIRA and any other person proposed to be audited. The results of all COMPLIANCE AUDITS and inspections shall be considered CONFIDENTIAL INFORMATION under article 3 of this AGREEMENT;

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

9

    2.2.8.4
    in the event that MERCK is precluded from conducting any audit provided for in this section 2.2.8 of the facilities of a non-wholly-owned AFFILIATE of BIOMIRA or subcontractor of BIOMIRA, BIOMIRA shall, to the extent it is in a position to do so and upon MERCK's written request, conduct such audit on behalf of MERCK, and MERCK will promptly reimburse BIOMIRA for all of BIOMIRA's costs and expenses in connection with such requested audit;

    2.2.8.5
    within thirty (30) days after the completion of any COMPLIANCE AUDIT pursuant to this section 2.2.8, the party conducting the audit shall submit to the other party a written report outlining its findings and observations from any such COMPLIANCE AUDIT. Within thirty (30) days after receipt of MERCK's report, BIOMIRA shall reply to MERCK, which reply shall, to the extent applicable, include a timetable for responding to any material findings. If BIOMIRA conducts any audit of any non-wholly owned AFFILIATE of BIOMIRA or subcontractor on behalf of MERCK pursuant to section 2.2.8.4 of this AGREEMENT, BIOMIRA shall cause, to the extent it is able to do so, such AFFILIATE or subcontractor to respond, to the extent applicable, to any material findings, taking into account MERCK's comments and concerns.

  2.2.9
  BIOMIRA and MERCK agree that the responsibility for maintaining the appropriate inventory levels of PRODUCT for purposes of this AGREEMENT and the COLLABORATION AGREEMENT rests with MERCK. Nevertheless, BIOMIRA shall use commercially reasonable efforts to maintain in inventory following the first LAUNCH of PRODUCT in the TERRITORY one (1) full manufacturing batch of PRODUCT with customary yields (whatever number of vials such batch produces less the vials (i) used for QC testing and (ii) normal retention) (the "BIOMIRA INVENTORY VIALS"). The parties acknowledge that the ability to maintain such supply of PRODUCT may be affected by a variety of factors including increased SALES, new regulatory requirements, Biomira's obligation to replace a batch as set forth in section 2.2.5 above and force majeure. Such PRODUCT inventory shall be rotated based on a first in/first out approach. The cost of maintaining all the BIOMIRA INVENTORY VIALS shall be borne by BIOMIRA. Subject to the agreement in writing of BIOMIRA and MERCK on the specific terms thereof, MERCK may following the EXECUTION DATE maintain in inventory such amount of COMPONENTS as is needed for at least two (2) full manufacturing batches of PRODUCT. Such COMPONENTS inventory shall be rotated based on a first in/first out approach and all costs associated with acquiring and maintaining such inventory shall be borne exclusively by MERCK.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES.

10

Section 2.3    Delivery; Title; Risk of Loss

        BIOMIRA shall transfer PRODUCT to MERCK EX WORKS (INCOTERMS, 2000) facilities of BIOMIRA or its designated AFFILIATES or subcontractors, or such other facilities as BIOMIRA and MERCK may from time to time agree upon in writing.

Section 2.4    Import/Export Licenses

        MERCK shall be responsible for obtaining, at its expense, any import/export licenses required by any governmental authority with respect to PRODUCT from and after its sale to MERCK pursuant to this AGREEMENT. BIOMIRA agrees, to the extent reasonably required of it, to cooperate with and provide assistance to MERCK in obtaining such licenses and such documentation required by applicable law and regulation in order to obtain such licenses. If more than five (5) person days in any calendar year of assistance is required to be provided by BIOMIRA, MERCK shall pay BIOMIRA a per diem fee as agreed upon in writing by BIOMIRA and MERCK.

Section 2.5    Label Content

        MERCK shall be responsible for ensuring that the label and product insert for any PRODUCT SOLD in the NA TERRITORY and the ROW TERRITORY shall comply with all legal, governmental and regulatory requirements. Insofar as it is not contrary to law or regulation in any particular country in the NA TERRITORY and the ROW TERRITORY, the box and package insert, and the label to the extent that space permits, shall include prominent reference to MERCK as marketer and to BIOMIRA (or its designee) as manufacturer of the PRODUCT. Reference shall also be made on the vial label/end-user container and package insert, where applicable, to the MPL® trademark (or any replacement or successor trademark).

Section 2.6    Consideration; Payment Terms

  2.6.1
  Consideration for Supply Agreement.    In consideration for BIOMIRA agreeing to enter into this AGREEMENT and agreeing to supply PRODUCT and provide related services to MERCK in the manner set forth in this AGREEMENT, and in addition to the pre LAUNCH milestone payments provided for in section 2.6.2 of this AGREEMENT and the post LAUNCH milestone payments provided for in section 2.6.3 of this AGREEMENT, MERCK shall:

  2.6.1.1
  [+]

  2.6.1.2
  [+]

  2.6.1.2.1
  [+]

  2.6.1.2.2
  [+]

  2.6.1.2.3
  [+]

  2.6.1.3
  [+]

  2.6.2
  Pre LAUNCH Milestone Payments.    In consideration for BIOMIRA agreeing to enter into this AGREEMENT and agreeing to supply PRODUCT and provide related services to MERCK in the manner set forth in this AGREEMENT, and in addition to the upfront and other payments provided for in section 2.6.1 of this AGREEMENT and the post LAUNCH milestone payments provided for in section 2.6.3 of this AGREEMENT, MERCK shall make the following payments to BIOMIRA:

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

11

    2.6.2.1
    [+]

    2.6.2.2
    [+]

    2.6.2.2.1
    [+]

    2.6.2.2.2
    [+]

    2.6.2.2.3
    [+]

    2.6.2.2.4
    [+]

    2.6.2.3
    [+]

    2.6.2.3.1
    [+]

    2.6.2.3.2
    [+]

    2.6.2.3.3
    [+]

    2.6.2.3.4
    [+]

    2.6.2.4
    For clarification, each of the milestone payments of MERCK identified in this section 2.6.2 shall be made only once for the stated milestone triggering event. Any milestone payments made by MERCK under section 2.6.2 are non-refundable to MERCK.

  2.6.3
  Post LAUNCH Milestone Payments.    In consideration for BIOMIRA agreeing to enter into this AGREEMENT and agreeing to supply PRODUCT and provide related services to MERCK in the manner set forth in this AGREEMENT, and in addition to the upfront and other payments provided for in section 2.6.1 of this AGREEMENT and the pre LAUNCH milestone payments provided for in section 2.6.2 of this AGREEMENT, MERCK shall pay to BIOMIRA the following post-LAUNCH milestone payments within forty-five (45) days of the end of the applicable period specified below:

  2.6.3.1
  [+]

  2.6.3.2
  [+]

  2.6.3.3
  [+]

  2.6.3.4
  [+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

12

    2.6.3.5
    [+]

  For clarification, each of MERCK's sales milestone payments identified in this section 2.6.3 shall be made only once for the stated sales milestone triggering event. However, more than one sales milestone may be achieved in a particular calendar year, in which case (if not previously paid) each such sales milestone payments shall be made by MERCK to BIOMIRA. Any sales milestone payments made by MERCK under this section 2.6.3 are non-refundable to MERCK.

  2.6.4
  The cost of clinical trial supply of PRODUCT for CLINICAL DEVELOPMENT shall be equal to [+] For commercial SALES, the purchase price payable by MERCK to BIOMIRA for PRODUCT shall be equal to [+]

  2.6.5
  [+]

  2.6.6
  BIOMIRA will keep and maintain proper and complete records and books of account in relation to the BIOMIRA COST OF GOODS. BIOMIRA shall at least once in each calendar year during normal business hours upon thirty (30) days prior written notice from MERCK make those records available for audit by an internationally recognized accounting firm designated by MERCK (except one to which BIOMIRA shall have objection, acting reasonably, and provided such accounting firm has entered into a confidentiality agreement with the audited party which provides protection for confidential information which is similar to that provided under article 3 of this AGREEMENT) for the sole purpose of, and BIOMIRA will only be required to disclose information related to, verifying the BIOMIRA COST OF GOODS. BIOMIRA shall preserve such records made in any calendar year for a period of seven (7) years following the close of that calendar year. Results of any such examination shall be made available to each of BIOMIRA and MERCK, but all backup documentation and data shall be made available only to such accounting firm for use only on the premises of the audited party. In the event that such audit discloses that the actual amount of BIOMIRA COST OF GOODS are less than the amount used for purposes of section 2.6.4 and paid by MERCK to BIOMIRA, then BIOMIRA shall reimburse to MERCK such overpayment. In the event that such audit discloses that the actual amount of BIOMIRA COST OF GOODS are greater than the amount used for purposes of section 2.6.4 and paid by MERCK to BIOMIRA, then MERCK shall promptly pay to BIOMIRA such underpayment. The cost of such audit shall be borne by MERCK unless such audit discloses that BIOMIRA COST OF GOODS is more than five percent (5%) less than the amount used for purposes of section 2.6.4 and paid by MERCK to BIOMIRA, in which case BIOMIRA shall be responsible for payment of all reasonable costs of such audit.

  2.6.7
  Payment Terms.    The purchase price for PRODUCT specified in section 2.6.4 shall be due and payable by MERCK to BIOMIRA as follows:

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

13

    2.6.7.1
    with respect to the supply of PRODUCT by BIOMIRA to MERCK for CLINICAL DEVELOPMENT:

    2.6.7.1.1
    [+]

    2.6.7.1.2
    [+]

    2.6.7.2
    with respect to the supply of PRODUCT by BIOMIRA to MERCK for commercial SALE:

    2.6.7.2.1
    [+]

    2.6.7.2.2
    [+]

Section 2.7    Late Payments

        Any late payments of any nature made under this AGREEMENT shall bear interest, running from the date such payment was due until such payment is made in full, at a rate per annum equal to the average three (3) month US dollar LIBOR rate (as published from time to time by Reuters) plus one percent (1%).

Section 2.8    Payments from Germany

        Unless otherwise agreed to in writing by BIOMIRA and MERCK, MERCK will make all payments and reimbursements to BIOMIRA under this AGREEMENT from Germany.

Section 2.9    Supply Background

        BIOMIRA is presently contracting with certain third parties in relation to the supply of PRODUCT. BIOMIRA may continue to use third parties in connection with the supply of PRODUCT or may assume some or all of such operations itself. To the extent it affects BIOMIRA's obligations to MERCK under this AGREEMENT, BIOMIRA shall (solely for purposes of BIOMIRA's obligations to MERCK under this AGREEMENT) be responsible for the acts and omissions of the third parties (other than with respect to MERCK and the MERCK SUB-SUPPLIERS and subject to section 2.11 of this AGREEMENT (including without limitation section 2.11.6)), which it uses in connection with the manufacture and supply of PRODUCT under this AGREEMENT and such acts and omissions shall be regarded for purposes of this AGREEMENT as the acts and omissions of BIOMIRA. Further, BIOMIRA shall promptly notify MERCK in writing if it receives written notice that any third party supplier which BIOMIRA is using in connection with the supply of PRODUCT and its COMPONENTS under this AGREEMENT considers BIOMIRA to be in breach of a material provision of any agreement (relating to such supply of PRODUCT and its COMPONENTS) between BIOMIRA and such third party supplier. BIOMIRA shall not, without the prior written consent of MERCK, which consent shall not be unreasonably withheld, agree to any change in the specifications for COMPONENTS supplied by such third party supplier to the extent that any such change in specifications for COMPONENTS may affect BIOMIRA's ability to supply PRODUCT meeting the applicable SPECIFICATIONS under this AGREEMENT. Finally, each of BIOMIRA and MERCK shall, with respect to any "Warning Letter" or Form 483 (or other equivalent regulatory action) from the FDA received by such party or any AFFILIATE of such party (either in relation to itself or any third party supplier) relating to the manufacture of PRODUCT and its COMPONENTS under this AGREEMENT, promptly notify the other party and provide the other party with a copy of such "Warning Letter" or Form 483 (or other equivalent regulatory action) from the FDA or EMEA.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

14

Section 2.10    CLINICAL DEVELOPMENT Supply

        All PRODUCT (as well as placebo) required for CLINICAL DEVELOPMENT in the NA TERRITORY and the ROW TERRITORY shall be supplied by BIOMIRA to MERCK in accordance with the provisions of this article 2, except to the extent otherwise agreed to in writing by BIOMIRA (or its designated AFFILIATE) and MERCK. All such PRODUCT shall be clearly labelled as being for clinical trial purposes only and not for commercial SALE.

Section 2.11    MERCK as Secondary Manufacturer

  2.11.1
  BIOMIRA and MERCK acknowledge that sufficient supply of PRODUCT is of importance for the collaboration set forth in the COLLABORATION AGREEMENT, and agree that multiple sourcing is one of the strategies to reduce the risk of supply shortages. In such regard, MERCK has advised BIOMIRA that MERCK and its AFFILIATE(S) may have manufacturing capacity and manufacturing capabilities that may be employed for one or more of the necessary steps in the manufacture or testing of PRODUCT. Therefore, subject to the terms and conditions of this Section 2.11, MERCK (directly or through any of its AFFILIATE(S) and/or third party contract manufacturing organization(s) acceptable to BIOMIRA acting reasonably required by MERCK to act as sub-suppliers to MERCK (the "MERCK SUB-SUPPLIERS")), shall have the right, at MERCK's option during the term of this AGREEMENT (whether for clinical trial or commercial material), to become a secondary manufacturer of PRODUCT for BIOMIRA upon such industry standard terms and conditions as BIOMIRA and MERCK, acting reasonably and in good faith, shall agree upon in writing at the relevant time (a "CMO AGREEMENT") including, without limiting the generality of the foregoing, the following terms and conditions:

  2.11.1.1
  [+]

  2.11.1.2
  MERCK (and the MERCK SUB-SUPPLIERS) shall fully share with BIOMIRA and its AFFILIATES in a timely manner all inventions, discoveries, improvements, processes, procedures, data and information in relation to the manufacturing activities undertaken by MERCK (and the MERCK SUB-SUPPLIERS) and shall grant to BIOMIRA and its AFFILIATES the right to utilize all such rights on a cost-free and non-exclusive basis; and

  2.11.1.3
  BIOMIRA and its AFFILIATES shall have the right to have their personnel (not to exceed two individuals) monitor the manufacturing activities of MERCK (and, to the extent permitted, the MERCK SUB-SUPPLIERS) including without limitation attending at facilities of MERCK (and, to the extent permitted, the MERCK SUB-SUPPLIERS). MERCK shall use

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

15

    commercially reasonable efforts to cause the MERCK SUB-SUPPLIERS to permit BIOMIRA and its AFFILIATES to have the right to have their personnel (not to exceed two individuals) monitor the manufacturing activities of the MERCK SUB-SUPPLIERS including without limitation attending at facilities of the MERCK SUB-SUPPLIERS (including, to the extent reasonable in the circumstances, amending existing and future agreements with the MERCK SUB-SUPPLIERS to permit BIOMIRA and its AFFILIATES to exercise the rights provided for herein). In the event that BIOMIRA and/or its AFFILIATES are precluded from exercising any of the rights provided for in this section 2.11.1.3 in relation to MERCK SUB-SUPPLIERS, MERCK shall, to the extent it is in a position to do so, and upon BIOMIRA's written request, exercise such rights on behalf of BIOMIRA and its AFFILIATES.

  2.11.2
  MERCK (directly or through the MERCK SUB-SUPPLIERS) shall have the right under this section 2.11 to be a secondary manufacturer of PRODUCT for BIOMIRA for up to (but, for clarity, not more than) [+] percent ([+]%) of BIOMIRA's requirements for PRODUCT. The parties may agree, consistent with the principle of multiple sourcing, to vary such percentage (for example, to increase MERCK's secondary manufacturing right to more than [+] percent ([+]%) of BIOMIRA's requirements for PRODUCT), provided that any such variation shall require the unfettered prior written agreement of BIOMIRA and MERCK.

  2.11.3
  The right of MERCK (directly or through the MERCK SUB-SUPPLIERS) to become a secondary manufacturer of PRODUCT for BIOMIRA shall be subject to any and all contractual commitments of BIOMIRA with third parties and complying with all applicable legal and regulatory requirements;

  2.11.4
  If MERCK (and/or any MERCK SUB-SUPPLIER) has with respect to PRODUCT for commercial SALE (i.e., not for CLINICAL DEVELOPMENT):

  2.11.4.1
  [+]

  2.11.4.2
  [+]

  2.11.4.3
  [+]

  2.11.4.4
  [+]

  2.11.4.5
  [+]

  then MERCK (and the MERCK SUB-SUPPLIERS) shall lose its right to be a secondary manufacturer under this section 2.11 until MERCK (and/or, as applicable, any MERCK SUB-SUPPLIER) regains the ability to achieve a success rate of [+] percent ([+]%) or more and MERCK has demonstrated to the satisfaction of BIOMIRA, acting reasonably, the ability once again to become a

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

16

  secondary manufacturer of PRODUCT for SALE in the NA TERRITORY and ROW TERRITORY in compliance with the provisions of the CMO AGREEMENT, BIOMIRA shall, subject to then existing third party commitments and provided MERCK fully reimburses BIOMIRA for all substantiated start-up, wind-down and capital expenses necessarily and specifically incurred by BIOMIRA in order to take over manufacturing of one hundred percent (100%) of MERCK's requirements of PRODUCT (other than those expenses incurred for the manufacturing activities already performed by BIOMIRA pursuant to this AGREEMENT), unless BIOMIRA, acting reasonably, has the ability to use any such existing third party commitment or capital expense for its manufacturing responsibilities under this AGREEMENT, and further provided that any necessary transition period shall be two (2) years (unless otherwise agreed in writing by BIOMIRA and MERCK), permit MERCK to resume such secondary manufacturing activities of PRODUCT. Notwithstanding the foregoing, MERCK agrees to advise BIOMIRA in a timely manner of any material supply difficulties with respect to PRODUCT experienced by MERCK (and/or the MERCK SUB-SUPPLIERS) so that the parties have an opportunity to discuss such difficulties and possible resolutions thereto at an early stage.

  2.11.5
  Notwithstanding any other provision to the contrary in this AGREEMENT (including any QUALITY AGREEMENT) or the COLLABORATION AGREEMENT, all PRODUCT produced by MERCK (and the MERCK SUB-SUPPLIERS) pursuant to this section 2.11 and/or a CMO AGREEMENT must be transferred to BIOMIRA and/or its designated AFFILIATE under the terms of the applicable CMO AGREEMENT and none of MERCK or any MERCK SUB-SUPPLIER shall have any right to otherwise sell, use or retain any such PRODUCT.

  2.11.6
  Notwithstanding any other provision to the contrary in this AGREEMENT (including any QUALITY AGREEMENT) or the COLLABORATION AGREEMENT, MERCK shall not be entitled to rely on any default by MERCK and/or any MERCK SUB-SUPPLIER under or in respect of any CMO AGREEMENT for purposes of alleging or claiming any default or breach by BIOMIRA of its obligations under this AGREEMENT (including any QUALITY AGREEMENT) and/or the COLLABORATION AGREEMENT.

  2.11.7
  BIOMIRA shall use commercially reasonable efforts to transfer to MERCK such PRODUCT manufacturing know-how of BIOMIRA as is necessary for MERCK to perform such manufacturing activities as may be assigned to MERCK pursuant to this section 2.11 and BIOMIRA and MERCK currently contemplate that the transfer of such manufacturing know-how shall generally take place in accordance with the following timeline:

  [+]

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17

  In connection with such transfer of manufacturing know-how, BIOMIRA shall provide all assistance reasonably required to ensure a smooth transition of such know-how to MERCK, provided that BIOMIRA and MERCK acknowledge that BIOMIRA's resources required in connection with such transfer obligations are limited and may at times be required elsewhere. MERCK shall pay BIOMIRA a mutually agreed-upon in writing per diem fee for such assistance on the basis of the amounts set forth in Appendix 4 of the COLLABORATION AGREEMENT (as such amounts shall be adjusted annually to account for normal wage increases) plus all out-of-pocket expenses. For greater certainty, BIOMIRA and MERCK agree that any know-how transfer described in this section 2.11.7 (as well as the test assay transfer described in section 2.2.6) shall not require the conclusion of a separate CMO AGREEMENT but shall be performed in accordance with, solely for the purposes of and subject to the provisions of this AGREEMENT.

  2.11.8
  Any information received by MERCK, its AFFILIATES and/or third party contract manufacturing organizations (including without limitation MERCK SUB-SUPPLIERS) pursuant to this section 2.11 shall be subject to the confidentiality provisions of Article 3 of this AGREEMENT.

Section 2.12    MANUFACTURING LICENSE

  2.12.1
  License to Make and Have Made in the TERRITORY

  2.12.1.1
  BIOMIRA hereby grants to MERCK a royalty-free license (or, where applicable, sublicense) under the BIOMIRA TECHNOLOGY and BIOMIRA MANUFACTURING KNOW-HOW solely to make and have made in the TERRITORY PRODUCT for CLINICAL DEVELOPMENT and SALE by MERCK or its designees pursuant to the COLLABORATION AGREEMENT and in compliance with the licenses, terms and conditions thereof (the "MANUFACTURING LICENSE"); provided, however, that MERCK may not practice the MANUFACTURING LICENSE until such time, if ever, as, with respect to PRODUCT for commercial SALE (i.e., not for CLINICAL DEVELOPMENT):

  2.12.1.1.1
  [+]

  2.12.1.1.2
  [+]

  2.12.1.1.3
  [+]

  2.12.1.1.4
  [+]

  2.12.1.1.5
  [+]

  and BIOMIRA does not provide to MERCK within the twenty (20) day period immediately following BIOMIRA becoming aware of the occurrence of any such event a reasonable plan of corrective action, then, if MERCK desires to practice the MANUFACTURING LICENSE with respect to PRODUCT, MERCK shall notify BIOMIRA in writing of such desire within

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18

    the next fifteen (15) days following the expiry of such twenty (20) day period. The parties may from time to time agree in writing to modify the above-referenced conditions with respect to the commencement of MERCK's MANUFACTURING LICENSE.

    2.12.1.2
    Notwithstanding the foregoing, BIOMIRA agrees to advise MERCK in a timely manner of any material supply difficulties with respect to PRODUCT experienced by BIOMIRA so that the parties have an opportunity to discuss such difficulties and possible resolutions thereto at an early stage with a view to avoiding the application of the MANUFACTURING LICENSE in relation to PRODUCT.

    2.12.1.3
    [+]

    2.12.1.4
    During any period in which MERCK is entitled under this section 2.12 to practice the MANUFACTURING LICENSE with respect to PRODUCT, MERCK shall be responsible for all aspects of the manufacture and supply of PRODUCT and, as a result, BIOMIRA shall, notwithstanding any provision to the contrary in this AGREEMENT (including any QUALITY AGREEMENT), be relieved from all obligations under this AGREEMENT (including any QUALITY AGREEMENT) with respect to such manufacture and supply including without limitation any liability in respect thereof to MERCK or any third party, except in relation to PRODUCT manufactured and supplied by BIOMIRA to MERCK prior to the commencement of any such period and, subject to MERCK's compliance with section 2.12.1.3, in relation to third party contractual obligations to BIOMIRA's suppliers and subcontractors arising prior to MERCK's assumption of such obligations; and

    2.12.1.5
    only modify the label of PRODUCT to the extent required by the applicable regulatory authority.

    2.12.1.6
    If at any time after MERCK begins to practice the MANUFACTURING LICENSE with respect to PRODUCT, BIOMIRA has demonstrated to the satisfaction of MERCK, acting

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19

    reasonably, the ability once again to manufacture PRODUCT for SALE in the NA TERRITORY and ROW TERRITORY in compliance with the provisions of this AGREEMENT, MERCK shall, subject to then existing third party commitments and provided BIOMIRA fully reimburses MERCK for all substantiated start-up, wind-down and capital expenses necessarily and specifically incurred by MERCK in order to practice the MANUFACTURING LICENSE (other than the manufacturing activities already performed by or on behalf of MERCK pursuant to section 2.11), unless MERCK, acting reasonably, has the ability to use any such existing third party commitment or capital expense for purposes of being a secondary manufacturer as set forth in section 2.11 of this AGREEMENT, and further provided that any necessary transition period shall be two (2) years (unless otherwise agreed by the PARTIES), permit BIOMIRA to resume such manufacturing activities of PRODUCT for SALE in the NA TERRITORY and ROW TERRITORY. Upon such resumption by BIOMIRA, MERCK will no longer be entitled to practice the MANUFACTURING LICENSE with respect to PRODUCT in the TERRITORY (except to the limited extent required to enable MERCK to comply with then existing third party commitments regarding manufacture of PRODUCT) until such time as the conditions described in section 2.12.1.1 above recur and MERCK is thereby entitled to again practice the MANUFACTURING LICENSE. BIOMIRA's right with respect to PRODUCT to resume manufacturing activities shall only apply once.

  2.12.2
  MERCK Cost of Manufacture.    MERCK shall be responsible for of all its costs of manufacture of PRODUCT under section 2.12, including all fixed and variable costs. However, notwithstanding any other provision to the contrary in this AGREEMENT (including any QUALITY AGREEMENT) or the COLLABORATION AGREEMENT, MERCK shall only be entitled to deduct under section 6.3 of the COLLABORATION AGREEMENT (on a per DOSE basis) the lesser of (i) MERCK's actual costs of manufacture and (ii) the amount that BIOMIRA was paying to a third party CMO at the time that MERCK became entitled to practice the MANUFACTURING LICENSE under this section 2.12.

Section 2.13    Protection in Bankruptcy

        The rights and licenses granted to MERCK by BIOMIRA pursuant to section 2.12 are, and shall be deemed to be, for purposes of applicable bankruptcy law (including section 365(n) of the United States Bankruptcy Code), licenses of rights to "intellectual property" (including as such term is defined under section 101(35A) of the United States Bankruptcy Code, as amended from time to time) for purposes of applicable bankruptcy law (including section 365(n) of the United States Bankruptcy Code). The parties agree that MERCK, as a contingent licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under such applicable bankruptcy law, including but not limited to MERCK's rights to continue to exercise all rights contingently licensed hereunder.

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20

Section 2.14    CMC Development Activities

        BIOMIRA and MERCK acknowledge that certain CMC development activities (such as, without limitation, characterization, studies for forced degradation, freeze/thaw stability, and in-use tests as well as the development of a large scale manufacturing process) need to be completed before submission of a BLA for the PRODUCT in accordance with applicable guidelines and any CMC plan approved in accordance with section 3.2.2 of the COLLABORATION AGREEMENT. All as contemplated by and within the parameters set forth in section 3.2.4 of the COLLABORATION AGREEMENT, the Manufacturing/CMC Project Team shall (i) discuss in good faith and agree upon what activities fall under BIOMIRA's manufacturing responsibilities (i.e. as the manufacturer of PRODUCT that needs MARKET APPROVAL prior to first commercial sale) and (ii) determine defined work packages to be performed by either of the parties, including relevant timelines. To the extent that these activities form part of BIOMIRA's manufacturing responsibilities under this AGREEMENT, MERCK may, if BIOMIRA so requests in writing, support BIOMIRA in such activities by way of performing some of such required CMC development activities at BIOMIRA's cost and expense (such costs and expenses to be agreed upon in writing by BIOMIRA and MERCK prior to the commencement of any such work). Upon BIOMIRA's request to MERCK and agreement in writing between the parties on the scope of work (and a budget related thereto) to be undertaken by MERCK in relation to such CMC development activities, MERCK shall assist BIOMIRA by way of performing the activities allocated to MERCK by BIOMIRA in a timely and professional manner.

Section 2.15    Payment of Taxes

        Each of BIOMIRA and MERCK shall be responsible for any and all taxes and other similar levies or charges properly assessed against payments received by such party from the other party under this AGREEMENT. If applicable laws or regulations require that taxes be withheld on such payments, the withholding party will in a timely manner notify the other party in writing specifying the details thereof and shall:

  2.15.1
  deduct those taxes from the amount of such payment due to the receiving party,

  2.15.2
  pay the taxes to the proper taxing authority in a timely manner, and

  2.15.3
  send proof of payment to the receiving party within sixty (60) days following that payment.

        The parties agree to cooperate to reduce the amount of any such deductions and to obtain the benefit of any tax treaty with respect to such deductions. Further, the withholding party shall cooperate with the receiving party in obtaining for the receiving party a credit or refund for any such taxes, levies or charges. Neither party shall be required under this concluding paragraph of section 2.13 to act in a manner which is financially detrimental from a taxation perspective to such party.

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21

Section 2.16    No Samples

        Unless BIOMIRA and MERCK otherwise agree in writing, no samples of PRODUCT shall be made available by MERCK to any END USERS.

ARTICLE 3
CONFIDENTIALITY

Section 3.1    Definition

        CONFIDENTIAL INFORMATION is any and all information of a confidential nature including without limitation manufacturing plans, any data and/or information generated under this AGREEMENT, any and all data and/or other information related to the BIOMIRA MANUFACTURING KNOW-HOW which is proprietary to the disclosing party and not generally known, and technological information not limited to compound(s), composition(s), formulation(s) and/or, manufacturing information, and including business information not limited to commercial forecasts, plans, programs, customers, assets, financial projections, and costs.

Section 3.2    Obligations

        Each party agrees to hold all of the other party's CONFIDENTIAL INFORMATION received or generated in connection with this AGREEMENT (either prior to, on, or after the EFFECTIVE DATE) in confidence and neither disclose it to any third party nor allow any third party access to it nor use it for any purpose other than as specified by this AGREEMENT. Disclosure by a receiving party of CONFIDENTIAL INFORMATION of the other party shall only be made to such of its directors, officers, employees, agents and consultants whose duties require such disclosure and then only if the persons to whom such CONFIDENTIAL INFORMATION is disclosed are bound by appropriate confidentiality undertakings. The above notwithstanding, each of MERCK and BIOMIRA may disclose CONFIDENTIAL INFORMATION of the other party to their respective AFFILIATES or distributors on a "need-to-know" basis provided such persons are bound by like terms of confidentiality as those stated herein.

Section 3.3    Exceptions

        These obligations of non-disclosure and non-use shall not apply to CONFIDENTIAL INFORMATION which:

  3.3.1
  was, at the time of disclosure, in the possession of the receiving party (as evidenced by its written records) and was not previously acquired from or on behalf of the disclosing party on a confidential basis,

  3.3.2
  was in the public domain prior to disclosure, or became, after disclosure, publicly known through no fault of the receiving party or any person to whom the receiving party directly or indirectly provided such CONFIDENTIAL INFORMATION,

  3.3.3
  was received from a third party who rightfully made such disclosure,

  3.3.4
  was approved for use or release by written authorization from the disclosing party prior to such use or release by the receiving party,

  3.3.5
  is required to be disclosed by operation of law, governmental regulation or court order provided the receiving party gives the disclosing party written notice of such required disclosure prior to making such disclosure, and the receiving party uses all reasonable effort to cooperate in securing confidential protection for such information; or

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22

  3.3.6
  is required to be disclosed to any governmental authority or regulatory authority to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct a clinical trial with and to market commercially PRODUCTS, provided the disclosing party is otherwise entitled to engage in such activities under this AGREEMENT.

Any specific CONFIDENTIAL INFORMATION shall not be deemed to fall within 3.3.1, 3.3.2, 3.3.3, 3.3.4, 3.3.5 or 3.3.6 above merely because it falls within the scope of more general information within one of these exceptions.

Section 3.4    Term of Confidentiality

        These obligations of confidentiality and nonuse are binding throughout the duration of this AGREEMENT and shall remain in force for a period of ten (10) years from the date of the expiration or termination of this AGREEMENT.

Section 3.5    Return of Information

        Upon termination and upon request from the disclosing party, the receiving party agrees to promptly return all originals and copies of CONFIDENTIAL INFORMATION received, as well as permanently delete all electronically or otherwise stored CONFIDENTIAL INFORMATION from all systems containing such CONFIDENTIAL INFORMATION, except that one copy may be retained by legal counsel solely as a measure of the receiving party's obligations under this AGREEMENT.

Section 3.6    Nature of Transaction

  3.6.1
  Confidentiality.    Neither party may disclose any information regarding the nature and/or occurrence of this transaction, or the nature and/or occurrence of any event or information occurring as a result of this transaction without the prior written consent of the other party (such consent not to be unreasonably withheld), except that each of MERCK and BIOMIRA may disclose such information to their respective AFFILIATES that are under like terms of confidentiality as those stated herein without such consent and any such information that is required by law or any applicable regulatory authority to be disclosed (to the extent required to be disclosed). Where practicable, prior to any required submission of the terms of this transaction to any governmental agency or authority, the disclosing party shall provide the other party with a copy of such submission including, without limitation, identification of any portions of this Agreement which the disclosing party intends to redact or intends to request the governmental agency or authority to redact, so that the other party may review and comment on any such proposed submission. The disclosing party shall initially redact financial terms (and such other material terms as are appropriate in the circumstances) and will use commercially reasonable efforts to obtain the concurrence of the governmental agency or authority to such redaction of financial and other material terms.

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  3.6.2
  Press Release.    The parties shall agree on a press release to announce the execution of this Agreement, and on a Question and Answer ("Q&A") outline for use in responding to inquiries about this AGREEMENT. With respect to future press releases or other public statements relating to the subject matter of this AGREEMENT, including, but not limited to, webcast materials, press kits and Q&A's, except as required by law or any applicable regulatory authority (and even then to the extent practicable) and except with respect to information already in the public domain or previously approved by the other party, BIOMIRA and MERCK shall each provide to the other party a copy of any proposed press release and the other party shall provide any comments with respect thereto within the same period of time (which shall be specified, but shall not be less than twenty four (24) hours) as the party proposing to issue such press release has permitted for its own internal review. If no comments are received by the issuing party within the permitted review period, the press release in question shall be deemed to have been approved by the other party. If comments are received by the issuing party within the permitted review period, then the issuing party shall seriously and in good faith consider such comments and, to the extent such comments are not incorporated in such press release, only the minimum legally or regulatorily required disclosure shall be made with respect to such matters.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BIOMIRA

Section 4.1    Representations and Warranties of BIOMIRA

        All as specified in section 2.2.3 of this AGREEMENT and otherwise subject to the provisions of article 2 of this AGREEMENT, BIOMIRA represents and warrants that all PRODUCT purchased under this AGREEMENT by MERCK from BIOMIRA shall conform at the time of delivery by BIOMIRA to MERCK to the applicable SPECIFICATIONS, shall have been manufactured in accordance with cGMP and all applicable laws and regulations in the country of manufacture (and, if MERCK has in a timely manner informed BIOMIRA in writing thereof, the specific applicable laws and regulations of the United States of America and the European Union and, if BIOMIRA agrees in writing, any other country in the ROW TERRITORY), and no such PRODUCT shall, at the time of delivery by BIOMIRA to MERCK, be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetics Act and/or the Public Health Service Act, to the extent applicable, be an article which may not be introduced into interstate commerce under section 505 of the United States Food, Drug and Cosmetics Act and/or section 351 of the Public Health Service Act.

ARTICLE 5
TERM AND TERMINATION

Section 5.1    Term and Expiration

  5.1.1
  This Agreement shall be effective as of the EFFECTIVE DATE and, unless terminated earlier pursuant to this article 5, this AGREEMENT shall expire with respect to the NA TERRITORY or the ROW TERRITORY, as the case may be, upon the expiration of the COLLABORATION AGREEMENT with respect to such territory (i.e., the NA TERRITORY or the ROW TERRITORY).

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  5.1.2
  Upon the expiration or termination (other than as a result of a breach of this AGREEMENT and/or the COLLABORATION AGREEMENT by MERCK, or section 5.2.3 of this AGREEMENT or section 11.2.4 of the COLLABORATION AGREEMENT becoming applicable to MERCK, or the invocation by MERCK of section 11.2.5 of the COLLABORATION AGREEMENT) of this AGREEMENT pursuant to section 5.1.1:

  5.1.2.1
  with respect to PRODUCT in relation to the NA TERRITORY or all of the ROW TERRITORY, as the case may be, BIOMIRA and MERCK agree, in circumstances where there remains a market for PRODUCT in such country, to undertake bona fide good faith negotiations to conclude in a timely manner a revised supply agreement pursuant to which BIOMIRA would continue to supply PRODUCT to MERCK for SALE in such country; and

  5.1.2.2
  with respect to PRODUCT in relation to the NA TERRITORY or all of the ROW TERRITORY, as the case may be, MERCK shall have a fully paid up, royalty free, non-exclusive license under the BIOMIRA TECHNOLOGY and the BIOMIRA MANUFACTURING KNOW-HOW to make and have made PRODUCT in such territory, subject, to the extent applicable, to compliance with the THIRD PARTY LICENSES (including the payment of any and all royalties and other amounts required to be paid thereunder).

Section 5.2    Early Termination

        This AGREEMENT may be terminated as follows:

  5.2.1
  by mutual written agreement of BIOMIRA and MERCK, effective as of the time specified in such written agreement;

  5.2.2
  by either party, upon any breach of this AGREEMENT by the other party of any obligation to make payments required hereunder, which failure to make payment is not the subject of a legitimate, good faith dispute between the parties, provided, however, that the party alleging such breach must first give the other party written notice thereof, which notice must identify the breach in reasonable detail and that the party giving such notice views such alleged breach as a basis for terminating this AGREEMENT under this section 5.2.2 and the party receiving such notice must have failed to cure such alleged breach within forty-five (45) days after receipt of such notice;

  5.2.3
  by either party, in the event that the other party institutes any proceedings under any

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

25

    statute or otherwise relating to insolvency or bankruptcy, or should any such proceedings under any such statute or otherwise be instituted against the other party and not be dismissed or vacated within ninety (90) days of the date that the other party has actual knowledge of the commencement of such proceedings; or

  5.2.4
  by either party, upon the termination in its entirety of the COLLABORATION AGREEMENT.

Section 5.3    Continuing Liability

        Termination of this AGREEMENT for any reason shall not release any party from any liability, obligation or agreement which has already accrued nor affect the survival of any provision hereof which is expressly stated to survive such termination. Termination of this AGREEMENT for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder or which may arise out of or in connection with such termination.

Section 5.4    Continuing Obligation to Make Payments

        Notwithstanding any other provision to the contrary in this AGREEMENT, on the termination or expiration of this AGREEMENT for any reason, MERCK shall continue to be obligated for so long as the COLLABORATION AGREEMENT is in force and effect to make the payments to BIOMIRA provided for in sections 2.6.1, 2.6.2 and 2.6.3 in accordance with the terms of sections 2.6, 2.7 and 2.8.

ARTICLE 6
INDEMNIFICATION

Section 6.1    Indemnification by BIOMIRA

        Subject to the terms and conditions of this AGREEMENT, BIOMIRA shall indemnify and hold MERCK (and any affiliated corporation and their respective officers, directors, shareholders, employees and agents) (collectively, the "MERCK INDEMNITEES"), free and harmless from any and all claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, reasonable defense costs and attorney's fees), arising out of or in connection with, or that are the result of, or are otherwise related to: (i) actions and proceedings brought by any regulatory or other authority against any of the MERCK INDEMNITEES concerning PRODUCT, for or on account of the alleged unapproved or unauthorized introduction by BIOMIRA, its AFFILIATES or their respective agents of PRODUCT in interstate or intrastate commerce anywhere in the world; (ii) any claim, complaint, suit, proceeding or cause of action against any of the MERCK INDEMNITEES alleging physical injury, including death as a result of the acts or omissions of BIOMIRA, its AFFILIATES or their respective employees and agents, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (iii) BIOMIRA's, its AFFILIATES' or their respective agents' non-compliance with any applicable laws or regulations, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (iv) any failure of BIOMIRA to perform, in whole or in part, any of its obligations hereunder, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (v)

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26

BIOMIRA's manufacture of PRODUCT, except to the extent attributable to any one or more of the MERCK INDEMNITEES; or (vi) any breach by BIOMIRA of any of its representations or warranties under this AGREEMENT.

Section 6.2    Indemnification by MERCK

        Subject to the terms and conditions of this AGREEMENT, MERCK shall indemnify and hold BIOMIRA (and any affiliated corporation and their respective officers, directors, shareholders, employees and agents) (the "BIOMIRA INDEMNITEES"), free and harmless from any and all claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, reasonable defenses costs and attorney's fees), arising out of or in connection with, or that are the result of, or are otherwise related to: (i) actions and proceedings brought by any regulatory authority against any of the BIOMIRA INDEMNITEES concerning PRODUCT, for or on account of the alleged unapproved or unauthorized introduction by MERCK, its AFFILIATES or their respective distributors, sublicensees and agents of PRODUCT in interstate or intrastate commerce anywhere in the world; (ii) any claim, complaint, suit, proceeding or cause of action against any of the BIOMIRA INDEMNITEES alleging physical injury, including death as a result of the acts or omissions of MERCK, its AFFILIATES or their respective employees, distributors, sublicensees and agents, except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES; (iii) MERCK's, its AFFILIATES' or their respective distributors', sublicensees' or agents' non-compliance with any applicable laws or regulations, except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES; (iv) any failure of MERCK to perform, in whole or in part, any of its obligations hereunder, except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES; (v) the manufacture of PRODUCT by or on behalf of MERCK (including without limitation MERCK SUB-SUPPLIERS), except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES; or (vi) MERCK's, its AFFILIATES' or their respective distributors', sublicensees' or agents' marketing and/or SALE of PRODUCT, except to the extent attributable to any one or more of the BIOMIRA INDEMNITEES.

Section 6.3    Procedure

        The indemnified party shall give prompt written notice to the indemnifying party(ies) of any suits, claims or demands by third parties or the indemnified party which may give rise to any loss for which indemnification may be required under this article 6; provided, however, that failure to give such notice shall not impair the obligation of the indemnifying party to provide indemnification hereunder except if and to the extent that such failure materially impairs the ability of the indemnifying party to defend the applicable suit, claim or demand. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that the other party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying party shall decline to assume control of any such suit, claim or demand, the party entitled to indemnification shall be entitled to assume such control, conduct the defense of, and settle such suit, claim or action, all at the sole cost and expense of the indemnifying party. Neither the indemnifying party nor the indemnified party shall settle or dispose of any such matter in any manner which would adversely impact the rights or interests of the other party without the prior written consent of the indemnified party, which shall not be unreasonably withheld. Each party shall cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.

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ARTICLE 7
MISCELLANEOUS

Section 7.1    Force Majeure

        Any delay in the performance of any of the obligations of either party (except for the payment of money) shall not be considered a breach of this AGREEMENT and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of (including without limitation in relation to third party contractors and suppliers) any act of God, acts of the public enemy; insurrections; riots; embargoes; labor disputes such as strikes, lockouts or boycotts; fires; explosions; floods; earthquakes; mudslides; or other unforeseeable causes beyond the control of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonable.

Section 7.2    Independent Contractor

        Execution of each party's responsibilities under this AGREEMENT is solely under the direction and control of each respective party as an independent contractor, and not as an employee of the other party.

Section 7.3    Survival

        The following articles, sections and section shall survive expiration or termination of this AGREEMENT: article 3, article 6, sections 5.3, 5.4 and 7.9.

Section 7.4    Notice

        Whenever any notice is to be given hereunder, it shall be in writing and shall be deemed received on the day delivered, if delivered by courier on a business day, or if sent by first-class certified or registered mail, postage prepaid, to the following addresses:

BIOMIRA:
Biomira International Inc. Suite No. 1, "Evergreen House" Belleville, St. Michael, Barbados West Indies Attention: The Secretary Facsimile: (246) 288-8932
with a copy to:
Biomira Inc. 2011 - 94 Street Edmonton, Alberta T6N 1H1 Canada Attention: President Facsimile: (780) 450-4772

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28

MERCK:
Merck KGaA Frankfurter Strasse 250 D-64293 Darmstadt Germany Attention: Corporate Legal Department Facsimile: +49-6151-72-2373

Section 7.5    Waivers

        No waiver of any term, provision, or condition of this AGREEMENT, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition of this AGREEMENT unless reduced to writing signed by an authorized representative of each party.

Section 7.6    Applicable Law

        This Agreement shall be construed under the substantive laws of England, without reference to its conflicts of laws provisions.

Section 7.7    Dispute Resolution

        Should any dispute arise between the parties concerning this AGREEMENT, the parties agree to first attempt to resolve the dispute in good faith. If within fifteen (15) days of one party providing written notice of such dispute to the other party such dispute is not resolved, then the parties agree to continue to attempt to resolve the dispute in good faith through meetings between a member of MERCK's Pharmaceutical Executive Management Board and the President of BIOMIRA before resorting to any other forum for a remedy. If resolution of the dispute is not reached between the Presidents within twenty (20) days of either party submitting such dispute in writing to the Presidents, then the parties shall within the next following fifteen (15) day period initiate binding arbitration in London, England under the rules of the International Chamber of Commerce. The party desiring arbitration shall nominate one (1) arbitrator and shall notify the other party in writing of such nomination. Such other party shall, within ten (10) days after receiving such notice, nominate an arbitrator and the two (2) arbitrators shall select a third arbitrator of the arbitration tribunal to act jointly with them. The parties will act reasonably and in good faith to select arbitrators who are objective and who are suitably qualified by education or professional experience to deal with the matters which are the subject of the arbitration.

Section 7.8    Assignment

        The parties agree that this AGREEMENT is personal in nature and, except for transfer by BIOMIRA to any of BIOMIRA's AFFILIATES, this AGREEMENT may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred directly or indirectly by either party, whether voluntary, by operation of law or otherwise, without the written consent of the other party, such consent not to be unreasonably withheld. In connection with BIOMIRA determining whether to consent to an assignment, the parties agree that BIOMIRA shall be deemed to be acting reasonably if it withholds its consent in circumstances where the proposed assignee is not a corporation of equal or greater financial resources, marketing strength and expertise (including in the cancer area), and stature in the pharmaceutical industry as MERCK. Any purported assignment in violation of this section 7.8 shall be void. Notwithstanding the foregoing, either party may, without such consent, assign or novate this

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

29

AGREEMENT and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, through merger, consolidation or change in control or similar transaction after first giving the other party written notice of such event. Any permitted assignee shall assume all obligations of the assignor under this AGREEMENT.

Section 7.9    Limitation

        Notwithstanding any other provision to the contrary in this AGREEMENT, other than with respect to applicable third party product liability and patent infringement claims, the maximum aggregate liability of BIOMIRA under this AGREEMENT (including any QUALITY AGREEMENT) and the COLLABORATION AGREEMENT shall not exceed the amounts paid by MERCK to BIOMIRA up to the time in question under this AGREEMENT and the COLLABORATION AGREEMENT (including, for greater certainty, payments by MERCK under this AGREEMENT and the COLLABORATION AGREEMENT with respect to shared costs, equity purchases and milestones).[+]

Section 7.10    Severability

        If any provision of this AGREEMENT is held to be illegal or unenforceable, that provision shall be limited to the minimum extent necessary or, if necessary, eliminated, so that this AGREEMENT shall otherwise remain enforceable and in full force and effect.

Section 7.11    Integration Clause

        Other than the COLLABORATION AGREEMENT, this AGREEMENT is the sole agreement with respect to the subject matter hereof, and supersedes all proposals, negotiations, conversations, discussions, agreements and/or representations, whether oral or written, including any industry custom or past dealing between the parties relating to the subject matter of this AGREEMENT. The parties agree that any and all obligations between the parties that are outside the terms of this AGREEMENT and that relate to the subject matter of this AGREEMENT that preceded the EFFECTIVE DATE of this AGREEMENT have been satisfactorily executed or are null and void.

Section 7.12 U.S.    Dollars

        Unless otherwise provided, any reference in this AGREEMENT to dollars shall be to U.S. dollars.

Section 7.13    Amendment of Agreement

        No change, modification, extension, termination, waiver or other amendment of this AGREEMENT or any of the provisions contained herein, shall be valid unless made in writing and signed by a duly authorized representative of each party.

Section 7.14    Third Parties

        A person who is not a party to this AGREEMENT has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this AGREEMENT.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

30

Section 7.15    No Further Representations or Warranties

        Each party acknowledges that it has not relied on or been induced to enter this AGREEMENT by a representation or warranty other than those expressly set out in this AGREEMENT. A party is not liable to the other party for a representation or warranty that is not set out in this AGREEMENT, including any warranty implied by statute.

Section 7.16    Counterparts

        This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

        This amended and restated agreement is agreed to and accepted by:

MERCK KGaA	BIOMIRA INTERNATIONAL INC.
By:	By:

Title:	Title:

AND
By:

[IN DUPLICATE]
Title:

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

31

Schedule 1

SPECIFICATIONS

1)    Stimuvax (BLP25 Liposome Vaccine), 300 µg:

[+]

2)    Stimuvax Placebo:

[+]

3)    MPL® (Monophosphoryl lipid A)

[+]

4)    BLP25 Lipopeptide

PN-08-0005

[+]

5)    Cholesterol

PN-01-0099

[+]

6)    DMPG

PN-01-0101

[+]

7)    DPPC

PN-01-0100

[+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

Schedule 2

QUALITY AGREEMENT (Clinical)

[+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

Schedule 3

QUALITY AGREEMENT (Commercial)

[to be attached when completed by the parties]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

Schedule 4

CERTIFICATE OF ANALYSIS

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

CERTIFICATE OF ANALYSIS

Product: BLP25 Liposome Vaccine Placebo, Unlabelled Vials

[+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

CERTIFICATE OF ANALYSIS

Product: BLP25 Liposome Vaccine, Lyophilized Product, Unlabelled Vials

[+]

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

Exhibit 10.25

BIOMIRA SEVERANCE AGREEMENT

        SEVERANCE AGREEMENT made as of the 21st day of March, 2006.

        BETWEEN:

                      BIOMIRA INC., a corporation,
                      incorporated under the laws of Canada

                      THE COMPANY

                      -and -
                       Rao Koganty an employee
                      of the Company or one of its Subsidiaries or
                      an entity controlled by the Company

                      OF THE SECOND PART

        WHEREAS the Company has implemented an Executive Severance Plan in relation to the termination of employment of Employee-Officers of the Company in the following situations:

    A)
    In the regular course of events (i.e. other than in the event of a "Change of Control"),

  and  B)    In the event of a "Change of Control".

        The following terms of severance will apply. These are based on an agreement that you will not, without first having obtained the prior written consent of the Company, either solely or in partnership, or jointly in conjunction with any person or persons, firm, association, syndicate or corporation, whether as principal, agent, shareholder, employee or in any manner whatsoever, carry on, be engaged in, employed, concerned with or interested in any business, employment, activity, operation or position whatsoever similar to the present position occupied by you, or at any time carried on by the Company during your employment with the Company, with a direct competitor of the Company for a period of two (2) years from the date of severance. For purposes of this Agreement, direct competitors include companies or divisions of companies that have, as their primary technology platform, the development of cancer immunotherapies or therapeutic cancer vaccines or technologies.

        You further agree that you will not recruit Company employees for a period of two (2) years from the date of severance.

        If you are paid any amounts under this Agreement and you contravene any of the conditions contained herein, you will be required to repay, with interest, any applicable amounts paid, and such amounts may be collected by the Company as a debt owing from you.

1.
Severance

A.
In the Regular Course of Events

    If in the regular course of events the Company should deliver to you written notice that your services hereunder will no longer be required, the Company will pay or cause you to be paid (a) one and one-half (1.5) times the amount of your annual salary in effect at the time such notice is given, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this agreement, except to the extent these would already have accrued or been earned by you under the Company's retirement or option plans (all benefits cease as of the date of severance). Such monies will be paid as set out below upon the execution by you of a Release acceptable to the Company. The sum of

1

    these amounts (a), (b) and (c) shall be paid in equal monthly installments over eighteen (18) months.

    If notice is given to you that your services hereunder will no longer be required, you hereby resign forthwith from any and all offices and directorships held by you with the Company and release the Company and its officers from any liability arising out of the employment relationship or the termination of the employment relationship. The "date of severance" will be the date of the written notice or such date as specified therein.

    In addition, should the Company, alter the scope of your duties hereunder, in such manner that in result you suffer what would constitute a demotion resulting in constructive dismissal (in the context of an employer-employee relationship), you shall be entitled to treat this as notice of constructive termination of your services hereunder. In such event, the provisions hereinabove specified in respect of compensation in lieu of notice shall apply mutatis mutandis, with the date of the change of duties being the date of severance, unless otherwise mutually agreed.

    If you receive notice that your services will no longer be required or if you suffer what would constitute a demotion resulting in constructive dismissal (in the context of an employer-employee relationship), as provided above, share options continue to become vested until the first anniversary of the date of severance. In accordance with your Stock Option Agreements, the expiry date for all vested share options will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

    In the event of cessation of your employment by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under the Company's benefit and compensation plans applicable in the case of death or disability which were in effect at the time of death or disability in lieu of this agreement. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of the Company to make such payments.

  B.
  Change of Control

    If during the term of your employment there should be a "Change of Control", as defined in Exhibit A attached hereto, and thereafter:

    (i)
    you do not serve as Vice President and General Manager Synthetic Biologics Business Unit (or in a position of similar, comparable or more senior authority) for at least two calendar years or during such period of two years your service with the Company should terminate for any reason in either case other than voluntary resignation, death, disability, just cause or retirement at or after your normal retirement date under the Company's retirement plans, or

    (ii)
    you voluntarily resign your position at the Company within one year of a Change of Control as a result of a good faith determination that, as a result of the Change of Control, you are constructively dismissed (in the context of an employer-employee relationship) from the position you occupied immediately prior to such Change of Control.

    The Company will pay to you in lieu of any rights, other than those accrued as of the date of termination under the Company's retirement or option plans, an amount equal to (a) one and one-half (1.5) times amount of your annual salary amount in effect at the time of Change of Control, (b) the annual bonus amount, if any, paid to you in relation to the immediately preceding fiscal year, and (c) an additional sum equal to 20% of your annual salary then in effect in lieu of any further benefits under this agreement, except to the extent these would

2

    already have accrued or been earned by you under the Company's retirement or option plans (all benefits cease as of the date of severance).

    The sum of these amounts (a), (b) and (c) shall be paid in equal monthly installments, over eighteen (18) months.

    In the event of a bona fide threat of a takeover bid for voting control of the Company, the Secretary shall be required to estimate, prior to the occurrence of a Change of Control, the extent to which you might receive a payment under this Agreement should your employment be terminated as a result thereof. Such estimate by the Secretary and the method of its calculation shall be certified by the Company's auditors as being consistent with the terms of this agreement and shall, in the absence of compelling evidence to the contrary, be deemed to be conclusive and binding upon the parties hereto. Subject to the direction and approval of the Board of Directors, the Secretary may set up a reserve and set aside sufficient funds to permit payment of the aforesaid amount to you. It is further understood and agreed that if your services are terminated as a result of a Change in Control, the expiry date for share options vested in accordance with your Stock Option Agreements will be the second anniversary of the date of severance or the expiry date of your options, whichever is sooner.

    In the event of the cessation of your employment after a Change of Control by reason of death or disability, you (or your designated beneficiary or estate) will be entitled to all rights available to you under the Company's benefit and compensation plans applicable in the case of death or disability which were in effect immediately prior to the Change of Control or, if greater, in effect at the time of death or disability, in lieu of any compensation under this agreement. Your death or disability after you are eligible to receive severance payments under this agreement shall not affect the obligation of the Company to make such payments.

    If you should be entitled to receive payments from the Company on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall be in lieu of payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

2.
Termination for Cause or Just Cause

  Notwithstanding the foregoing provisions hereof, should your employment be terminated for "cause" or "just cause", as that term is interpreted according to the laws of the State or Province where you were based immediately prior to your termination, you shall only be entitled to be compensated, as determined by a court of competent jurisdiction in such State or Province.

  If you should be entitled to receive payments from the Company on account of termination of your employment under the terms of another employment or severance agreement, or under the terms of applicable laws and regulations, such other payments shall be in lieu of payments under this agreement and payments under this agreement shall discharge pro tanto such other amounts due to you.

3.
Resignation

  Should you resign your employment voluntarily, you will not be entitled to receive any payments from the Company on account of the cessation of your employment.

3

        IN WITNESS WHEREOF this Severance Agreement has been executed by the parties hereto.

BIOMIRA INC.
		By:	/s/ Alex McPherson, M.D., Ph.D. Alex McPherson, M.D., Ph.D. President & CEO
		By:	/s/ Edward Taylor Edward Taylor Corporate Secretary
SIGNED, SEALED AND DELIVERED	}
in the presence of	}
	}		/s/ Rao Koganty
	}		Rao Koganty
/s/ Paul Bokenfohr Witness Signature	}
P. Bokenfohr Printed Name

4

Exhibit A

        "Change of Control" shall be deemed to have taken place if (1) a third person, including a group working in concert, becomes the beneficial owner of shares of Biomira Inc. (the "Company" having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (2) there occurs any cash tender or exchange offer, amalgamation or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with either (1) or (2), persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

5

Exhibit 10.26

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("AGREEMENT") is made effective the 1st day of July, 2006 (the "'Effective Date").

BETWEEN:

BIOMIRA INC.
2011 - 94th Street
Edmonton, Alberta, Canada
T6N 1H1

("COMPANY")

and

T. A. McPherson Professional Corporation
10325 Villa Avenue
Edmonton, Alberta, Canada
T5N 3T8

("CONSULTANT")

WHEREAS:

  A.
  COMPANY desires to retain the consulting services of the CONSULTANT as required from time to time during the term of this AGREEMENT.

  B.
  CONSULTANT has advised COMPANY of its willingness, ability and desire to provide consulting services to the COMPANY on a requirements, but non-exclusive basis.

    NOW THEREFORE, in consideration of the foregoing recitals and the terms, conditions and covenants contained herein, it is hereby agreed as follows:

1.
Engagement.

    COMPANY hereby engages CONSULTANT and CONSULTANT hereby agrees to hold itself available to render and to render at the request of the COMPANY, non-exclusive, independent advisory and consulting services (Services") to the best of its ability, in compliance with all applicable laws, the COMPANY'S Articles of Incorporation and Bylaws, and the terms and conditions set forth herein.

2.
Term.

    The term of this AGREEMENT shall commence on the Effective Date and shall continue for 24 (twenty four) consecutive months.

1

3.
Services.

    CONSULTANT agrees to hold itself available to render, and to render at the request of the COMPANY from time to time, Services to the COMPANY, which include, without limitation, providing organizational advice related to the business of Biomira.

    CONSULTANT further agrees to render such Services conscientiously and to devote its reasonable efforts and abilities thereto, at such time during the term hereof, and in such reasonable manner, as COMPANY and CONSULTANT shall mutually agree, it being acknowledged that CONSULTANT's Services shall be on a non-exclusive basis and performed at such places and at such times as are convenient to CONSULTANT. CONSULTANT further agrees to observe all policies and directives promulgated from time to time by COMPANY's Board of Directors or Officers.

    The parties agree that the anticipated amount of time CONSULTANT shall provide Services is a maximum of ten (10) days per month. However, if CONSULTANT's actual time of provision of Services is less than ten (10) days per month, COMPANY agrees to pay CONSULTANT the full compensation for that month as noted in clause 4 below.

    In the event that the company, for any reason, terminates this agreement prior to its expiry date, the full amount of compensation and payment provided under this agreement shall be payable to CONSULTANT within 30 days of the termination of the agreement by the company, as liquidated damages.

4.
Compensation and Payment.

    CONSULTANT shall receive as compensation for the performance of all Services hereunder the sum of Twenty Three Thousand Eight Hundred and Seventy Five Dollars and Sixty Three Cents ($23,875.63) Canadian per month for the duration of the Term of the Agreement (first payment shall be in December 2006) plus G.S.T. if applicable.

    The compensation and payment provided for in this agreement shall continue to the expiry date notwithstanding the occurrence of either the death or disability of the principal of CONSULTANT, Dr. T. Alexander McPherson.

    CONSULTANT shall submit an invoice to COMPANY providing details of Services performed and country, if other than Canada, where Services were performed. Amounts will be paid as due. Save and except applicable withholdings detailed in the next paragraph, such compensation shall be payable without deduction, including no deduction for income taxes, unemployment insurance, pension plan, social security, or other benefits.

    If applicable, CONSULTANT shall include current GST registration number on each invoice. In the event that CONSULTANT has obtained exemption from GST registration, CONSULTANT shall provide documentation stating such exemption.

5.
Expenses.

    If applicable, CONSULTANT shall be reimbursed for all reasonable business expenses incurred by CONSULTANT during the term of the AGREEMENT on behalf of the COMPANY in performance of Services hereunder, upon compliance with the policies of the COMPANY relating to reimbursement of such expenses. CONSULTANT is required to submit itemized requests for reimbursement of such expenditures supported by sufficient documentation of the expenditures and explanation of their purpose.

2

6.
Independent Contractor.

    It is expressly agreed that CONSULTANT is acting as an independent contractor in performing its Services hereunder. The COMPANY shall carry no Worker's Compensation Insurance or any health or accident insurance to cover CONSULTANT or any of its employees. The COMPANY shall not pay any contribution to Canada Pension Plan and/or Social Security, Unemployment Insurance, nor provide any other contributions or benefits which might be expected in an employer-employee relationship.

    CONSULTANT agrees to report and pay any contributions for taxes, Unemployment Insurance, Canada Pension Plan and/or Social Security and other benefits for itself and its own employees all in accordance with the laws of the Government of Canada.

7.
Disclosure of Information.

    CONSULTANT shall not disclose or appropriate to its own use, or to the use of any third party, at any time during or subsequent to the term of this AGREEMENT, any secret or confidential information of the COMPANY or any of the COMPANY affiliates or subsidiaries of which CONSULTANT becomes informed during such period, whether or not developed by CONSULTANT, including, but not limited to, information pertaining to customer lists, services, methods, processes, and operating procedures, except as required in connection with CONSULTANT's performance of the AGREEMENT or as required by a governmental authority. Upon expiry of this AGREEMENT, CONSULTANT shall promptly deliver to the COMPANY all manuals, letters, notes, notebooks, reports and all other materials of a secret or confidential nature or under the control of the CONSULTANT. The COMPANY shall have the right to obtain injunctive relief for violation of the terms of this section (section 7) and the terms of this section (section 7) shall survive the term of this AGREEMENT.

8.
Inventions, Discoveries.

    CONSULTANT shall disclose promptly to the COMPANY or its nominee, any and all inventions, discoveries and improvements conceived or made by CONSULTANT during the term of this AGREEMENT and related to the business or activities of the COMPANY or any of its subsidiaries or affiliates, and hereby assigns and agrees to assign all his interest therein to the COMPANY or its nominee. Whenever requested to do so by the COMPANY, CONSULTANT shall execute any and all applications, assignments or other instruments or any foreign country or to protect otherwise the COMPANY's interest therein. The obligation in this section (section 8) shall be binding upon CONSULTANT's assigns, executors, administrators and other legal representatives. The COMPANY shall have the right to obtain injunctive relief for violation of the terms of this section (section 8) and the terms of this section (section 8) shall survive the term of this AGREEMENT.

9.
Assignment.

    This AGREEMENT is personal between COMPANY and CONSULTANT, and neither COMPANY nor CONSULTANT may sell, assign, transfer or hypothecate any rights or interest created under this AGREEMENT or delegate any of their duties without the prior written consent of the other. Any such assignment or delegation of either party hereunder without such consent shall be void. Notwithstanding this section (section 9), the COMPANY may assign this AGREEMENT to an affiliate COMPANY.

10.
Indemnity.

    CONSULTANT shall defend, indemnify and hold harmless COMPANY, its officers, directors, employees, affiliates, and agents from any loss, claim, damage or liability of any kind caused by or arising out of any negligent or willful act or omission of the CONSULTANT under this

3

    AGREEMENT, which may arise from or be connected with the provision of Services or in compliance with its covenants.

11.
Debarment.

    CONSULTANT represents and warrants that:

    (a)
    CONSULTANT has not been debarred and is not subject to debarment under section 306 of the United States Food, Drug, and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law, and

    (b)
    CONSULTANT will not, in connection with this AGREEMENT, employ or contract with any natural or legal person that has been debarred or subject to debarment under section 306 of the United States Food, Drug, and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law.
12.
Further Assurances.

    The parties hereto agree to perform any further acts and to execute and deliver any further documents which may be necessary or appropriate to carry out the purposes of this AGREEMENT.

13.
Severability.

    If any provision of this AGREEMENT is held to be unenforceable, invalid or illegal by any court of competent jurisdiction, such unenforceable, invalid or illegal provisions shall not affect the remainder of this AGREEMENT.

14.
Entire Agreement.

    This instrument contains the entire agreement of the parties. It may not be changed orally but only in writing signed by both parties. Notwithstanding the above, any Confidentiality Agreement entered into by the parties will still be in effect.

15.
Laws.

    The validity of this AGREEMENT and the interpretation and performance of all of its terms shall be governed by the substantive laws of the Province of Alberta.

16.
Waiver.

    Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

4

17.
Notices.

    Any notice required or permitted to be given under this AGREEMENT shall be sufficient if in writing and if sent by personal delivery or by certified mail, return receipt requested, to the parry to whom notice should be given at the address set forth below:

COMPANY:	Biomira Inc. 2011 - 94th Street Edmonton, Alberta, Canada T6N 1H1
	Attention:	Robert L. Kirkman, MD President & CEO
CONSULTANT:	T. Alexander McPherson Professional Corporation 10325 Villa Avenue Edmonton, Alberta T5N 3T8

    Notice shall be deemed effective upon receipt, if made by personal delivery, or upon deposit in mail.

18.
Attorney's Fees.

    If any legal action or any arbitration or other proceeding is brought for the enforcement of this AGREEMENT, or because of an alleged dispute, breach or default in connection with any of the provisions of this AGREEMENT, the successful or prevailing party shall be entitled to recover reasonable attorney's fees incurred in this action or proceeding in addition to any other relief to which he or it may be entitled.

IN WITNESS WHEREOF, the COMPANY has caused this AGREEMENT to be signed by its corporate officer thereunto duly authorized, and the CONSULTANT has signed this AGREEMENT, all as of the date first above written.

BIOMIRA INC.
By:	Christopher S. Henney, PhD Christopher S. Henney, PhD Chairman	Date
By:	Robert L. Kirkman	12/6/06
	Robert L. Kirkman President & CEO	Date
CONSULTANT
Dr. T. A. McPherson		December 8, 2006
Dr. T. A. McPherson		Date

5

Exhibit 10.27

Personal & Confidential
Without Prejudice
Delivered by E-Mail

August 29, 2006

Robert Kirkman

Dear Bob:

I am pleased to offer you the full-time Edmonton based position of President & Chief Executive Officer at Biomira Inc.

The following confirms our offer:

  1.
  Salary: Your salary will be US$ 320,000 per annum and will be reviewed annually. Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.

  2.
  Variable Pay: You will be eligible for variable pay at the 50% (fifty percent) Target level. The Variable Pay plan is governed by the "Biomira Inc. (Canada) Employee Incentive Program" document and the terms of this document will govern. Goals for the plan are established at the beginning of the year, and payment is made following the close of the year.

  3.
  Signing Bonus: Biomira will pay a signing bonus of US$ 100,000. If you resign within one year of receiving the bonus, the entire amount is repayable. If you resign within two years of receiving the bonus one-half of the amount will be repayable to the company.

  4.
  Stock Options: You are eligible to participate in Biomira's non-qualified Stock Option Plan. The plan is governed by the "Biomira Inc. Amended and Restated Share Option Plan (the "Option Plan") and the terms of this document will govern. A total of 2,700,000 optioned shares of the Company (the "Option") were granted at the Board of Directors meeting on August 28, 2006 contingent upon you signing this offer letter. The Grant Date (as such term is defined in the Option Plan) of the Option shall be the date upon which you sign this offer letter, in accordance with the resolution passed at the Board of Directors meeting. This grant is subject to compliance with any regulatory authorities and requirements.

  The options will vest 1/3 per year over 3 years, and will expire 8 years after issue.

BIOMIRA INC. 2011 - 94 St. Edmonton, AB, Canada T6N 1H1 Tel: (780) 450-3761 Fax: (780) 463-08971
http://www.biomira.com

  During your first year of employment if more shares of the Company are issued for financing or expanding the business purposes, you will be granted an option to purchase a number of shares equal to 3% of the amount issued in the form of optioned shares. This is subject to compliance with any regulatory authorities and requirements.

  In the event of a change of control, the following will apply with respect to options:

    •
    If the change of control happens prior to September 1st, 2007, any unvested options up to 1/2 of the initial grant will vest immediately;

    •
    If the change of control happens after September 1st, 2007, any unvested options will vest immediately.

  5.
  Severance: In the event your employment is terminated for reasons other than "cause" as the term is interpreted according to the laws of the Province where you were based immediately prior to your termination severance will apply.

  "Cause" for the purpose of this agreement shall include but not be limited to (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.

  In the event of severance or if there is a "change of control" as defined in "Exhibit A" of the Option Plan, the following will apply:

    i)
    Lump sum payment of one year's base salary, less required withholding,

    ii)
    Lump sum payment equivalent of variable pay at target for one year following termination, less required withholding, and,

    iii)
    Stock options will follow the schedule detailed in item 4.

  6.
  Temporary Accommodations: Biomira will provide a studio apartment for a period of 2 years and pay out of pocket travel costs between Seattle and Edmonton. This 2 year period covers the period where you are commuting to work in Edmonton as CEO of our Company.

  7.
  Vacation: We will provide an annual vacation of 4 (four) weeks.

  8.
  Employee Benefit Plan: You will become eligible for our US benefit plan. The plan provides extended health care, dental, life insurance, accidental death & dismemberment, and long-term disability coverage. These plans are governed by various plan documents which are provided by the Company's benefits carrier.

  9.
  Retirement Savings Plan: You will become eligible for Biomira matching contributions into the company's 401(k) plan. Biomira will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law). Contributions to this plan are made through payroll deductions. This plan is governed by plan documents provided by our carrier for this benefit.

  10.
  Confidentiality Agreement: To protect the company's proprietary interests, all of Biomira's employees are required to sign a Confidentiality Agreement as a condition of employment.

2

  11.
  Health and Safety: Biomira is vitally interested in the health and safety of all workers and is conducting its business in an environmentally responsible manner. Protection of employees from injury at the workplace and occupational disease, while ensuring that business is conducted in an environmentally responsible manner are continuing objectives. As part of our policy promoting the safety of our staff and the products they manufacture, as a condition of our employment and continued employment, you will be required to comply with all health assessment and medical testing relevant to your position.

  12.
  Debarment: As a condition of employment and to protect the company's interests, you hereby certify that you have not been debarred and are not subject to debarment under section 306 of the United State Food, Drug, and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law.

  13.
  Working Visa: This offer is subject you being able to obtain a visa to work in Canada. The Company will aid you in obtaining a work visa.

  14.
  Tax Minimization: Subject to tax advice, Biomira will structure your total compensation to minimize the tax effect of residing in the U.S. while working full-time in Canada.

  15.
  Other Terms & Conditions: This offer letter fully conveys the details of our offer. All other terms and conditions of employment not mentioned herein are consistent with Biomira Inc.'s corporate policies.

  16.
  Commencement Date: For your duties in conjunction with this offer of employment, the commencement date for this position is September 5th, 2006.

        We look forward to you joining our team at Biomira. To confirm acceptance, please sign below, retain a copy for your records, and return the original to me. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Eric E. Baker Eric E. Baker Chairman of the Board
Accepted this 29th day of August, 2006
/s/ Robert Kirkman Robert Kirkman

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Exhibit 10.28

        October 6, 2006

Patrick L. Jones, PhD
Office of Technology Transfer
The University of Arizona
Main Gate 515
888 N. Euclid Avenue
Tucson, Arizona 85721-0158

Re:	Proposed Acquisition of ProlX Pharmaceuticals Corporation ("ProlX") by Biomira Inc. ("Biomira")

Dear Dr. Jones:

        ProlX and Biomira have entered into negotiations for the acquisition of ProlX by Biomira. As part of the contemplated transaction, Biomira will assume the following License Agreements:

        1.     Exclusive License Agreement by and between the University of Arizona and ProlX dated June 3, 1999 (the "1999 Agreement");

        2.     Exclusive License Agreement by and among Georgetown University, University of Arizona and ProlX dated as of July 5, 2001 (the "2001 Agreement");

        3.     Exclusive License Agreement between University of Arizona and ProlX dated as of July 29, 2004 (the "2004 Agreement"), with the University of Arizona as Licensor acting on its own behalf and on behalf of the University of Pittsburgh as set forth in the 2004 Agreement; and

        4.     Exclusive License Agreement between University of Arizona and ProlX dated as of September 15, 2005 (the "2005 Agreement").

        Collectively, the 1999 Agreement, the 2001 Agreement, the 2004 Agreement and the 2005 Agreement shall be referred to hereunder as the "License Agreements" and Georgetown University, the University of Pittsburgh and University of Arizona shall be referred to hereunder as the "Universities."

        Upon the effective date of the contemplated transaction, (the "Effective Date"), Biomira will acquire ProlX through the statutory merger (the "Merger") of a wholly owned subsidiary of Biomira ("Merger Sub") with and into ProlX and, as part of the same overall transaction, the merger of the surviving entity of such merger with and into another wholly owned subsidiary of Biomira ("Newco"), all upon the terms and conditions set forth in that certain merger agreement (the "Merger Agreement") among Biomira, Merger Sub, ProlX and certain stockholders of ProlX.

        In connection with the Merger, ProlX seeks (i) acknowledgement that there has been no default by ProlX, and that there is no anticipated default, under any of the License Agreements, and (ii) clarification or modification with respect to the following provisions of the License Agreements as they will apply to Biomira upon completion of the Merger.

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

1

  1999 Agreement

        With respect to Section 7.3, ProlX seeks clarification that ProlX is not in default under any of the diligence provisions set forth therein, or if there has been a default, that the University of Arizona waives its right to terminate the 1999 Agreement with respect to any such default.

        With respect to Sections 7.3.2(b) and 7.3.3(a) and (b), ProlX seeks to amend the provision to read in its entirety:

        [+]

        Sections 7.3.2(b) and 7.3.3(b) shall be deleted.

  2005 Agreement and 2004 Agreement

        With respect to Section 13.1 of the 2005 Agreement and Section 13.1 of the 2004 Agreement, ProlX seeks to clarify that the amount of the assignment transfer fee under the 2004 Agreement is [+] and the assignment transfer fee under the 2005 Agreement is [+] (together, the "Assignment Fees") and that such Assignment Fees are payable no later than 15 days after the Effective Date.

        Please indicate (i) the Universities' acknowledgement that there has been no default by ProlX, and that there is no anticipated default, under the License Agreements, (ii) the University of Arizona's waiver of the requirements of Section 7.3 of the 1999 Agreement, (iii) the University of Arizona's agreement to modify Section 7.3.3 of the 1999 Agreement and (iv) the University of Arizona's confirmation of the Assignment Fees and the date on which they are due, by signing in the space indicated below.

        Please note that the proposed Merger and the information set forth in this letter are confidential information of ProlX and subject to the confidentiality provisions of the License Agreements.

        Please call me at 713-864-7512 if you have any questions. We appreciate your cooperation.

Sincerely,
Dr. Lynn Kirkpatrick Dr. Lynn Kirkpatrick Chief Executive Officer

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

2

On behalf of the University of Arizona and the University of Pittsburgh, I consent to the terms set forth above and represent and warrant that I am authorized to give such consent on behalf of the University of Arizona and the University of Pittsburgh:

UNIVERSITY OF ARIZONA
By:	Patrick L. Jones, Ph.D., MBA
Name:	Patrick L. Jones, Ph.D., MBA
Title:	Director, Office of Technology Transfer
Date:	24 Oct 2006

[+] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED FOR CONFIDENTIALITY PURPOSES

3

Exhibit 10.29

PERSONAL & CONFIDENTIAL
WITHOUT PREJUDICE
DELIVERED BY E-MAIL

October 30, 2006

Lynn Kirkpatrick

Houston, Texas

Dear Lynn:

        I am pleased to offer you the position of Chief Scientific Officer at Biomira Inc. Your base of operations will be either Tucson, Arizona or Houston, Texas. This offer of employment is contingent upon and effective as of the successful closing of the Acquisition of ProIX Pharmaceuticals Corporation ("ProIX") by Biomira Inc. ("Biomira" or the "Company") (the date of such closing the "Effective Date").

        The following confirms our offer:

  1.
  Salary: Your salary will be US$ 250,000 per annum and will be reviewed annually. Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.

  2.
  Stock Options: You are eligible to participate in the Biomira's non-qualified Stock Option Plan. The plan is governed by the "Biomira Inc. Amended and Restated Share Option Plan" (the "Option Plan") and the terms of this document will govern. A total of 75,000 optioned shares of the Company will be granted at the first Board of Directors meeting following your acceptance of this offer.

    The options will vest in accordance with the schedule set forth in the Company's standard stock option agreement which is 1/4per year over 4 years, and will expire 8 years after issue.

    In the event (a) of a "change of control" as defined in "Exhibit A" of the Option Plan, (b) the Company terminates you without Cause (as defined below), or (c) you resign from the Company for Good Reason (as defined below), (each of a, b and c a "Triggering Event") the following will apply with respect to options:

      •
      If a Triggering Event happens prior to October 30, 2007, any unvested options up to 1/2 of the initial grant will vest immediately;

      •
      If a Triggering Event happens after October 30, 2007, any unvested options will vest immediately.

  3.
  Variable Pay: You will be eligible for variable pay at the 40% (forty percent) Target level. The Variable Pay plan is governed by the "Biomira Inc. (Canada) Employee Incentive Program" (the "Bonus Program") document and the terms of this document will govern. Goals for the plan are established at the beginning of the year, and payment is made following the close of the year in accordance with the terms of the Bonus Program.

  4.
  Severance: In the event your employment is terminated for reasons other than "Cause" (as defined below) within 2 (two) years of the Effective Date, severance will apply.

    Severance will consist of a lump sum payment of equivalent to 2 (two) years of base pay less any base pay paid to the termination date, less required withholding, and will be paid to you upon your execution of a release, in a form reasonably acceptable to the Company.

    "Cause" for the purpose of this agreement shall mean (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a material gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.

  5.
  Non-Compete: If you choose to leave the Company's service without Good Reason or you are terminated for "Cause", you will not, without first having obtained the prior written consent of the Company, either solely or in partnership, or jointly in conjunction with any person or persons, firm, association, syndicate or corporation, whether as principal, agent, shareholder, employee or in any manner whatsoever, carry on, be engaged in, employed, concerned with or interested in any business, employment, activity, operation or position whatsoever similar to the present position occupied by you, or at any time carried on by the Company during your employment with the Company, with a direct competitor of the Company for a period of two (2) years from the date of severance (the "Non-Compete Period"). For purposes of this Agreement, (i) direct competitors means companies (other than major pharmaceutical companies) researching, developing, or selling small molecule therapeutic products directly competitive with a platform or product of Company, ProIX or its affiliates, and (ii) "Good Reason" means (a) a material change in your duties or position without your consent, (b) the Company's material breach of any material provision of this Agreement, or (c) a requirement that you move your primary residence more than thirty (30) miles from Houston, Texas in order to perform your employment duties without your consent, provided that, it is understood and agreed that your duties as an employee of Biomira will require you to travel routinely to Tucson, Arizona and Biomira's headquarters in Canada and the requirement for such travel shall not be considered "Good Reason" hereunder.

  6.
  Non-Solicitation and Non-interference: During your period of employment with the Company and for two (2) years following the termination of your employment with the Company, you shall not, directly or indirectly, without the prior written consent of the Company, (i) solicit, encourage or take any other action which is intended to induce or encourage any employee, partner or customer of the Company to terminate his or her employment, partnership or customer relationship to the Company, or (ii) solicit for employment, hire or engage as an independent contractor any person who was employed by the Company at any time during your employment with the Company, provided that clause (ii) shall not apply to solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer.

  7.
  Vacation: We will provide an annual vacation of 4 (four) weeks.

  8.
  Employee Benefit Plan: As of the Effective Date, you will continue to be covered under ProlX's benefit plans. It is our intention to replace such ProIX benefit plans with our US benefit plan. The plan provides extended health care, dental, life insurance, accidental death & dismemberment, and long-term disability coverage. These plans are governed by various plan documents which are provided by the Company's benefits carrier.

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  9.
  Retirement Savings Plan: You will become eligible for Biomira matching contributions into the company's 401(k) plan. Biomira will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law). Contributions to this plan are made through payroll deductions. This plan is governed by plan documents provided by our carrier for this benefit.

  10.
  Confidentiality Agreement: To protect the company's proprietary interests, all of Biomira's employees are required to sign a Confidentiality Agreement as a condition of employment.

  11.
  Health and Safety: Biomira is vitally interested in the health and safety of all workers and is conducting its business in an environmentally responsible manner. Protection of employees from injury at the workplace and occupational disease, while ensuring that business is conducted in an environmentally responsible manner are continuing objectives. As part of our policy promoting the safety of our staff and the products they manufacture, as a condition of our employment and continued employment, you will be required to comply with all health assessment and medical testing relevant to your position.

  12.
  Debarment: As a condition of employment and to protect the company's interests, you hereby certify that you have not been debarred and are not subject to debarment under section 306 of the United States Food, Drug, and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law.

  13.
  Other Terms & Conditions: This offer letter fully conveys the details of our offer. All other terms and conditions of employment not mentioned herein are consistent with Biomira Inc.'s corporate policies.

  14.
  Severability & Breach: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

  15.
  Governing Law: This offer letter shall be governed and interpreted in accordance with the laws of the Province of Alberta.

  16.
  Commencement Date: Your start date will be effective upon the successful closing date of the acquisition of ProIX by Biomira.

We look forward to you joining our team at Biomira. To confirm acceptance, please sign below, retain a copy for your records, and return the original to me. If you have any questions, please do not hesitate to contact me.

Sincerely,

Irene Watson, MBA, CHRP Irene Watson, MBA, CHRP Director, Human Resources

Accepted this 30th day of Oct., 2006

Lynn Kirkpatrick Lynn Kirkpatrick

3

Exhibit 10.30

ASSIGNMENT OF LEASE AGREEMENT

        THIS ASSIGNMENT AGREEMENT, effective on February 1, 2007 (this "Agreement"), is among ProlX Pharmaceuticals Corp., assignor ("ProlX"), ProlX Pharmaceuticals Corp., co-assignee ("Successor ProlX"), Biomira Inc., co-assignee ("Biomira"), and 221 E. 6th ST, LLC ("Landlord"). Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to such terms in the Commercial lease Agreement dated March 26, 2004 between Landlord and ProlX Pharmaceuticals Corp. ("ProlX") (the "Lease"). The parties acknowledge the lease term is April 1, 2004 through and including March 31, 2011 with one option to renew for a 3-year period.

BACKGROUND

        ProlX has been acquired by Biomira pursuant to that certain Agreement and Plan of Reorganization by and among Biomira, Biomira Acquisition Corporation, ProlX, and certain stockholders of ProlX. ProIX now wishes to assign the Lease to the new corporate entity that is ProlX's legal successor, also called ProlX Pharmaceuticals Corp., co-assignee, ("Successor ProlX") as well as to assign the lease to Biomira Inc., co-assignee ("Biomira"), and Landlord consents to such assignment.

The parties therefore agree as follows:

  1)
  Consent to Assignment. Pursuant to Section 28 of the Lease, Landlord hereby irrevocably consents to the assignment of the Lease by ProlX to Successor ProlX and Biomira as co-assignees.

  2)
  Assumption of ProlX's Obligations in the Lease. Successor ProlX and Biomira, as co-assignees, irrevocably assume and agree, as of February 1, 2007, to pay, perform, observe and discharge as and when due all liabilities under the Lease that were previously ProlX liabilities.

  3)
  Full, Joint and Several Liability. ProlX, assignor as well as Successor ProlX and Biomira, co-assignees, each agree to be fully, jointly and severally liable under all terms and conditions of the lease.

  4)
  Security Deposit. The parties acknowledge the security deposit under the lease is Five Thousand Dollars ($5,000) paid by the original Tenant/Assignee and that Landlord shall retain such under the security deposit lease provisions.

  5)
  Successors and Assigns. Subject to the terms of the Lease, this Agreement will be binding upon and will inure to the benefit of Successor ProlX and Biomira, co-assignees and their successors and permitted assigns.

  6)
  Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by a written agreement between the parties.

  7)
  Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed will be deemed to be an original, and all such counterparts will be construed together and will constitute one agreement.

  8)
  Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

  9)
  Severability. If any provision or portion of a provision of this agreement is declared void and unenforceable, such provision or portion of such provision shall be deemed severed from this agreement, which shall otherwise remain in full force and effect.

1

  10)
  Inspection and Premises Acceptance. New Tenants/Co-Assignees acknowledge that an authorized agent of co-assignees has thoroughly inspected the leased premises and New Tenants/Co-Assignees, agree that all portions of the premises, inside and outside, are in good working order. New Tenants/Co-Assignees accept the premises in "as is" condition as of the effective date of this assumption, February 1, 2007 with Landlord acknowledging continuing repair and maintenance responsibilities under the terms of the lease.

  11)
  Agreement Construction and Dispute Resolution. This agreement shall be construed and any disputes resolved pursuant to the terms of the lease.

        ACKNOWLEDGED AND AGREED by each party's duly authorized representative.

PROLX PHARMACEUTICALS CORP. (PROLX, ASSIGNOR)
By:	/s/ Robert L. Kirkman
Name:	Robert L. Kirkman
Title:	President & CEO
Date:	3/16/07
PROLX PHARMACEUTICALS CORP. (SUCCESSOR PROLX, CO-ASSIGNEE)
By:	/s/ Robert L. Kirkman
Name:	Robert L. Kirkman
Title:	President & CEO
Date:	3/16/07

2

BIOMIRA, INC. (BIOMIRA, CO-ASSIGNEE)
By:	/s/ Edward A. Taylor
Name:	Edward A. Taylor
Title:	V.P. Finance & Admin. & CFO
Date:	Feb 6 /07
221 E. 6TH ST. LLC, LANDLORD
By:	/s/ David Nichols, a licensed Real Estate Broker in the State of Arizona
Name:	David Nichols
Title:	Managing Member
Date:	Feb 20, 2007

3

Exhibit 10.31

ESCROW AGREEMENT

        This ESCROW AGREEMENT (this "Agreement") is made and entered into as of October 30, 2006 by and among Biomira, Inc., a Canadian corporation ("Parent"); D. Lynn Kirkpatrick and Garth Powis (together, the "Principal Stockholders"); Garth Powis as stockholder representative (the "Stockholder Representative"); and Computershare Trust Company of Canada as escrow agent (the "Escrow Agent"). This Agreement is being entered into in connection with the Agreement and Plan of Reorganization dated as of October 30, 2006 (the "Acquisition Agreement") by and among Parent, the Company, the Principal Stockholders of the Company, the Stockholder Representative and Biomira Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Merger Sub"), a copy of which is attached hereto as Exhibit A. Except as otherwise defined herein or as the context may otherwise require, all capitalized or defined terms herein shall have the same meaning as ascribed to them in the Acquisition Agreement.

        WHEREAS, the Acquisition Agreement provides that an escrow fund will be established to secure the indemnification obligations of the stockholders and optionholders of the Company receiving consideration under the Acquisition Agreement (collectively, the "Company Indemnifying Parties") to the Parent; and

        WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

        1.     Consent of Company Indemnifying Parties.    The holders of Company Common Stock and the holders of options to purchase Company Common Stock, (the "Company Indemnifying Parties") have, either by virtue of their approval of the Acquisition Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow to secure indemnification obligations under Article 6 of the Acquisition Agreement in the manner set forth herein, (b) the appointment of the Stockholder Representative as their representative for purposes of this Agreement and as attorney-in-fact and agents for and on behalf of each Company Indemnifying Parties, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

        2.     Escrow Arrangement.

          (a)   Escrow Fund.    Simultaneously with the execution of this Agreement, Parent shall deposit with the Escrow Agent the Stock Escrow Amount and the Special Escrow Amount (together, the "Aggregate Escrow Amount"), such deposit of the Aggregate Escrow Amount shall constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. For purposes of this Agreement, "Stock Escrow Amount" means a number of shares of Parent Common Stock equal to 2,681,668 (the "Initial Stock Consideration"), and the "Special Escrow Amount" means 1,000,000 shares of Parent Common Stock. The Escrow Agent shall have no duty to confirm or verify the accuracy or correctness of the amount of any Aggregate Escrow Amount deposited with it hereunder. The Escrow Agent may execute this Agreement following the date hereof, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor or any party hereto. The Escrow Agent agrees to hold the Escrow Fund in an escrow account subject to the terms and conditions of this Agreement.

          (b)   Protection of Escrow Fund.

            (i)    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and the Special Escrow Period and shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

            (ii)   Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock that have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock in the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Parent shall notify the Escrow Agent of any changes that will affect the Escrow Fund pursuant to this Section 2(b)(ii).

            (iii)  Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

          (c)   Indemnification.    The Company Indemnifying Parties have agreed in Article 6 of the Acquisition Agreement to indemnify and hold harmless the Parent Indemnifying Parties from and against specified damages. The Stock Escrow Amount shall be security for such indemnity obligation of the Company Indemnifying Parties, subject to the limitations, and in the manner provided, in this Agreement.

          (d)   Transferability.    The respective interests of the Company Indemnifying Parties in the Escrow Fund shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Parent, and no such assignment or transfer shall be valid until such notice is given, subject to the limitations, and in the manner provided, in this Agreement.

        3.     Distribution of Escrow Fund.

          (a)   Claims by Parent Indemnified Parties.    In the event Parent, on behalf of itself or any of the Parent Indemnifying Parties, asserts a claim, Parent shall deliver to the Escrow Agent, with a duplicate copy to the Stockholder Representative, a certificate of notice (the Officer's Certificate") signed by any officer of the Parent which (i) states that the Parent Indemnifying Party has paid, incurred or accrued any and all claims, losses, liabilities, damages, deficiencies, diminution in value, costs and expenses, including reasonable attorney's fees and expenses of investigation and defense (individually a "Loss," and collectively, "Losses") and (ii) specifies in reasonable detail the individual items of Losses included in the amount stated, the date each such item was paid, sustained, incurred or accrued, or the basis for such anticipated liability, and the nature of the recoverable matter to which it relates.

          (b)   Claims not Disputed.    If, within 30-days after the Escrow Agent receives the Officer's Certificate (the "Objection Period"), the Stockholder Representative does not give the notice to Parent and Escrow Agent of an objection to the claim under Section 3(c) hereof, Parent shall be entitled to make demand upon the Escrow Agent and the Escrow Agent shall disburse to Parent out of the Escrow Fund, as promptly as practicable following the end of the Objection Period, such number of Escrow Shares equal to the amount of claims set forth in the Officer's Certificate not disputed by the Stockholder Representative. The exact number of shares to be issued to each

2

  Company Indemnifying Party will be calculated by Parent pursuant to Section 6.3(e)(ii) of the Acquisition Agreement and set forth in a notice to the Escrow Agent by Parent. Any such disbursement shall be referred to as a "Claim Disbursement."

          (c)   Objections to Claims.    Until the Objection Period has expired, the Escrow Agent will make no delivery to Parent of any escrow amount pursuant to Section 3(b) hereof unless and until the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such Objection Period, the Escrow Agent will be authorized to deliver such escrow amount pursuant to Section 3(b) hereof, provided however, that no such payment may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such Objection Period. If the Stockholder Representative does not object in writing prior to the expiration of the Objection Period, the validity and amount of such claim(s) shall be deemed to be conclusively established and shall be final and binding upon the parties to this Agreement and the Acquisition Agreement and the Escrow Agent may thereafter distribute the appropriate portions of the Escrow Fund as provided in this Section 3(b).

          (d)   Claims Disputed in Part.    In the event notice provided by the Stockholder Representative pursuant to Section 3(c) hereof indicates that the Stockholder Representative disputes part of, but not all of, a claim, the Escrow Agent shall disburse a Claim Disbursement equal to the undisputed portion of the claim. The exact number of shares to be issued to each Company Indemnifying Party will be calculated by Parent pursuant to Section 6.3(e)(ii) of the Acquisition Agreement and set forth in a notice to the Escrow Agent by Parent and then distributed pursuant to the distribution procedure set forth in Section 3(b) hereof. The Escrow Agent shall not distribute any amount with respect to the balance of the claim except in accordance with the procedure set forth in Section 3(c) hereto.

          (e)   Disbursement Following Termination.

            (i)    Stock Escrow Amount.    Subject to the following requirements, the Stock Escrow Period shall be in existence immediately upon the simultaneous signing and closing of the Acquisition Agreement on October 30, 2006 (the "Closing Date") and shall terminate at 5:00 p.m. local time, on November 6, 2007 (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied Claims specified in any Officer's Certificate delivered to the Stockholder Representative and Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing on or prior to October 30, 2007. Parent shall give the Escrow Agent notice of any amounts to be retained to cover the amounts of still pending Claims, or any unsatisfied Claims in any Officer's Certificate. Following the termination of the Escrow Period, each of the Indemnifying Parties shall be entitled to receive such person's Pro Rata Portion (if any) of the remaining portion of the Available Escrow Fund, if any, not required to satisfy such claims and each of the Indemnifying Parties shall be entitled to receive such person's Pro Rata Portion (if any) of the remaining portion of the Available Escrow Fund, if any, following resolution of all such claims, if any, by Parent. As soon as all such Claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the "Remaining Portion"). Upon termination of the Escrow Period, Parent and the Stockholder Representative will jointly notify the Escrow Agent in writing that the Escrow Fund may be distributed in accordance with Section 3(f). The Escrow Agent will incur no liability, and shall be fully protected, in relying on such joint notice and shall have no obligation to take any action until it has received such notice.

3

            (ii)   Special Escrow Amount.    The Special Escrow Period shall be in existence immediately following October 30, 2006, and shall terminate at 5:00 p.m., local time on the fifth (5th) business day after the date on which Parent receives notice that it is eligible to accrue expenses against, and receive reimbursement for, the entire $3,000,000 aggregate in funding under the Company's existing SBIR grant (the "SBIR Amount") dated August 1, 2006 (the "Special Escrow Period"). Following notice from Parent that the Special Escrow Period has terminated, the Escrow Agent shall deliver to each of the Indemnifying Parties such person's Pro Rata Portion of the Special Escrow Amount. If Parent receives notice that it is not eligible to accrue expenses against, and receive reimbursement for, the entire SBIR Amount the Special Escrow Period is also deemed to terminate and the Parent shall be entitled to retain the entire Special Escrow Amount. Upon termination of the Special Escrow Period, Parent and the Stockholder Representative will jointly notify the Escrow Agent in writing that the Special Escrow Amount may be distributed in accordance with Section 3(f).

          (f)    Method of Disbursement.    Any distribution of all or a portion of the Escrow Fund to the Company Indemnifying Stockholders shall be made in accordance with the percentages set forth opposite each Company Stockholder's name on Schedule 2.3(d) attached hereto. Distributions to the Company Indemnifying Stockholders shall be made by distributing shares of Common Stock of Parent to such holders at their respective addresses shown on Schedule 2.3(d) (or such other address as may be provided in writing to the Escrow Agent by any such holder). Upon termination of the Escrow Period, Parent and Stockholder Representative shall jointly notify Escrow Agent of the specific number of shares to be distributed to each Company Stockholder.

          (g)   Escrowed Funds Delivered to Parent.    Any reference in this Agreement to Escrowed Funds delivered to Parent shall mean that shares held in escrow registered in the names of the Company Indemnifying Parties are to be returned to the Parent's treasury. For further clarification, in order to effect a return to treasury, the Parent shall provide the Escrow Agent with a Return to Treasury Order, an indemnity, and any other documents that the Escrow Agent may reasonably require in the ordinary course of its business. The Return to Treasury Order shall specify the total number of shares to be returned as well how many shares are to be returned from every share certificate registered to each Company Indemnifying Party.

        4.     Tax Treatment of Indemnification Payments.    The parties hereto agree to treat any indemnity payments made pursuant to this Agreement as a reduction in consideration paid by Parent pursuant to this Agreement to the extent permitted by applicable law.

        5.     Fees and Expenses.    All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms (which modification is consented to by the Escrow Agent), or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees and expenses occasioned by such default, delay, controversy or litigation.

        6.     Limitation of Escrow Agent's Liability.

          (a)   Limitation on Liability.    The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement

4

  or other documents believed by it to be genuine and duly authorized, nor for other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

          (b)   Indemnification.    The Parent and the Company Indemnifying Stockholders agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Parent, on the one hand, and the Company Indemnifying Parties, on the other hand, shall each be liable for one-half of such amounts. However, the Escrow Agent retains the right to obtain full indemnification from either the Parent or the Company Indemnifying Parties.

          (c)   Escrow Agent Not to Expend Own Funds.    No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified as provided for herein, other than as a result of its own gross negligence or willful misconduct.

        7.     Liability and Authority of Representative; Successors and Assignees.

          (a)   Limitation on Liability.    The Stockholder Representative shall incur no liability to the Company Indemnifying Stockholders with respect to any action taken or suffered by them in reliance upon any notice, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Stockholder Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to any Company Indemnifying Stockholder unless by the Stockholder Representative's willful misconduct or gross negligence.

          (b)   Power and Authority.    The Stockholder Representative shall have full power and authority to represent the Company Indemnifying Stockholders and their successors, with respect to all matters arising under this Agreement and all actions taken by the Stockholder Representative hereunder shall be binding upon the Company Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Company Indemnifying Stockholders and their successors. All actions to be taken by the Stockholder Representative hereunder shall be evidenced by, and taken upon the written direction of the Stockholder Representative.

          (c)   Reliance by Escrow Agent.    The Escrow Agent may rely on the Stockholder Representative as the exclusive agent of the Company Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

5

        8.     Termination.    This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Funds in accordance with this Agreement; provided that the provisions of Sections 6 and 7 shall survive such termination.

        9.     Successor Escrow Agent.    In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days' prior to the date when such resignation shall take effect. The Parent may appoint a successor Escrow Agent without the consent of the Stockholder Representative, and may appoint any other successor Escrow Agent with the consent of the Stockholder Representative, which shall not be unreasonably withheld. If, within such notice period, the Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. However, the Parent will still remain liable to the retiring Escrow Agent for all fees and expenses owing to it hereunder. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

        10.   Amendment.    Subject to applicable law, this Agreement may be amended at any time by execution of an instrument in writing signed on behalf of Parent, Stockholder Representative and the Escrow Agent, and to the extent that the rights, duties, indemnities or obligations of the Escrow Agent are affected thereby, the Escrow Agent.

        11.   General Provisions.

          (a)   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    if to Parent, to:

    with a copy to:
    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    701 Fifth Avenue, Suite 5100
    Seattle, Washington 98104
    Attention: Ms. Effie Toshav
    Telephone No.:
    Facsimile No.:

    if to the Principal Stockholders or the Stockholder Representative, to:

6

    with a copy to:
    Benesch Friedlander Coplan & Aronoff LLP
    200 Public Square
    Cleveland, OH 44114
    Attention: Mr. Jeffrey P. Jones
    Telephone No.: 216-363-4500
    Facsimile No.: 216-363-4588

    if to the Escrow Agent, to:

    Computershare Trust Company of Canada
    530-8th Ave S.W.
    Suite 710
    Calgary, AB T2P 3S8
    Attention: General Manager, Corporate Trust Services
    Facsimile: (403)267-6598

          (b)   Interpretation; Definitions.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c)   Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          (d)   Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein or therein (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

          (e)   Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          (f)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the Province of Alberta applicable to contracts made and to be performed entirely within such state.

          (g)   Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an

7

  agreement or other document will be construed against the party drafting such agreement or document.

          (h)   Assignment.

  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

*************************

8

        IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized respective officers (as applicable) as of the date first written above.

BIOMIRA, INC.		PRINCIPAL STOCKHOLDERS
By:	/s/ ROBERT KIRKMAN	/s/ L. KIRKPATRICK
Name:	Robert Kirkman, M.D.	D. Lynn Kirkpatrick
Title:	President & CEO	/s/ GARTH POWIS Garth Powis
BIOMIRA ACQUISITION CORPORATION		COMPUTERSHARE TRUST COMPANY OF CANADA AS ESCROW AGENT
By:	/s/ ROBERT KIRKMAN	By:	/s/ STACIE MOORE
Name:	Robert Kirkman, M.D.	Name:	Stacie Moore
Title:	President	Title:	General Manager, Corporate Trust
		By:	/s/ PATRICIA SELBY
		Name:	Patricia Selby
		Title:	Professional, Corporate Trust
STOCKHOLDER REPRESENTATIVE
/s/ GARTH POWIS Garth Powis

Signature Page—Escrow Agreement

Exhibit 10.32

RELEASE AND SETTLEMENT AGREEMENT

        This Agreement is made the day and year hereunder written between:

BIOMIRA INC.
("Biomira")
—and—
DR. ALEX McPHERSON
("McPherson")

        WHEREAS McPherson was employed by Biomira as the President and Chief Executive Officer;

        AND WHEREAS both of the parties hereto have reached a settlement in regard to the retirement of McPherson from employment in accordance with the terms and conditions hereinafter set forth;

        NOW THEREFORE, in consideration of the premises and mutual covenants and agreement herein contained, the parties hereto agree as follows:

1.     RETIREMENT FROM EMPLOYMENT

1.1
McPherson hereby resigns from his employment with Biomira effective the 17th day of May, 2006 (hereinafter referred to as the "Retirement Date").

1.2
All agreements pertaining to or in any way related to the said employment and made between the parties hereto, prior to the date of this Agreement, shall be null and void and of no further force and effect as of the Retirement Date.

1.3
Immediately following the date of this Agreement, Biomira shall pay to McPherson the sum of Fifty Thousand Nine Hundred and Eighty Five ($50,985.00) Dollars as a retiring allowance.

2.     WITHDRAWAL OF LEGAL PROCEEDINGS

  McPherson agrees to discontinue any pending or commenced applications, grievances, actions and complaints filed with any board or tribunal, including the Labour Relations Board, the Workers' Compensation Board, the Alberta Human Rights and Citizenship Commission or any Court, relating to employment with Biomira, including but not limited to any salary, disability or benefit matters. McPherson further agrees that such discontinuance and withdrawal will be done at McPherson's expense and, provided that Biomira is not in default of any of its obligations contained in this Agreement, McPherson agrees not to commence any further applications, grievances, actions or complaints relating to employment with Biomira. McPherson further agrees that by executing this Release and upon Biomira fulfilling its obligations herein, all applications, grievances, actions and complaints filed with any board or tribunal, including the Labour Relations Board, the Alberta Human Rights and Citizenship Commission or any Court, shall be deemed settled.

3.     RELEASES, INDEMNITIES AND ACKNOWLEDGMENTS

3.1
Provided that Biomira is not in default of any of its obligations contained in this Agreement, McPherson hereby remises, releases and discharges Biomira, its subsidiaries and affiliates, or their respective servants, owners, members, shareholders, employees, agents, directors, officers, successors and assigns and their respective insurers, jointly and severally of and from any and all action, cause and causes of actions, contracts, whether expressly or implied, suits, debts, dues, sums or money, expenses, indemnity expenses, claims and demands for damages, loss or injury, costs, claims and demands of any and every kind and nature whatsoever, at law, or in equity, or under any statute including, but not limited to any and all claims under the Canadian Human Rights Act, the Alberta Human Rights, Citizenship and Multiculturalism Act, the Employment Standards Code or any successor legislation, or any other claims in contract or in tort law, or discrimination allegations, mental distress claims or defamatory statements, or claims of negligent misrepresentation, which McPherson ever had, now has or may hereafter have against Biomira or any of its subsidiaries and affiliates, or their respective servants, owners, members, shareholders, employees, agents, directors, officers, successors and assigns, for or by reason of any matter, cause or thing whatsoever, existing up to and inclusive of the date of this Agreement, including, but without limiting the generality of the foregoing, by reason or in any way arising out of or related to the hiring of McPherson by Biomira, the employment of McPherson by Biomira, the termination of the employment of McPherson, the loss of employment or office with Biomira by McPherson, the loss of any pension, medical, insurance, short term or long term disability, welfare or other plans or benefits sponsored or contributed to by Biomira, in any claims arising under such plans, insurance or benefits, any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, expense allowances, insurance or other benefits arising out of the employment with Biomira.

3.2
Provided that Biomira is not in default of any of its obligations contained in this Agreement, McPherson agrees to indemnify and save harmless Biomira from and against all claims or demands under the Income Tax Act of Canada, the Income Tax Act of the Province of Alberta, the Canada Pension Plan Act and/or the Employment Insurance Act for or in respect of any failure on the part of Biomira to withhold income tax, premiums or overpayments from all or any part of the consideration hereunder, any interest or penalties relating thereto and any costs incurred in defending such claims or demands.

4.     CONFIDENTIALITY

  McPherson agrees to hold this settlement and the terms of this Agreement in strictest confidence and unless he receives the prior written consent of Biomira, he agrees he will not publish, declare or disclose to any person the terms of this settlement or this Agreement, except to his legal advisors, or others having a direct interest in this settlement and to the extent necessary, to Revenue Canada, the Receiver General, or other bodies having the lawful authority to compel disclosure of the terms of the settlement.

5.     INDEPENDENT LEGAL ADVICE

  McPherson acknowledges and declares that he has had an opportunity to seek independent legal advice with respect to the terms of settlement as well as this document and he fully understands them. McPherson further acknowledges and agrees that the terms of settlement hereunder are the sole consideration of this Release and he voluntarily accepts the said terms for the purpose of making full and final compromise, adjustment and settlement of any and all claims as aforesaid. McPherson declares that at the time of the execution of this Agreement, he signed the same freely and voluntarily.

6.     GENERAL PROVISIONS

6.1
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

6.2
This Agreement shall be interpreted and applied in accordance with the laws of the Province of Alberta, and the parties hereto irrevocably attorn to the jurisdiction of the Courts of the Province of Alberta.

2

6.3
This Agreement constitutes the entire agreement between the parties hereto, and there are no other agreements, statements, representations, warranties or undertakings between the parties, whether oral or in writing, collateral to, or in any way deleting, altering or adding to the provisions of this Agreement.

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the 8 of December, 2006.

/s/ SIMON RENOUF (witness)	/s/ ALEX MCPHERSON Dr. Alex McPherson
SIMON RENOUF, Q.C. Barrister & Solicitor
Biomira Inc.
(print name and contact information of witness)	/s/ CHRISTOPHER S. HENNEY Christopher S. Henney, PhD Chairman
/s/ ROBERT L. KIRKMAN Robert L. Kirkman, MD President & CEO

3

Exhibit 10.33

        LEASE AGREEMENT BETWEEN

  W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC,

  AS LANDLORD,

  AND

  BIOMIRA MARKETING, INC.,

  AS TENANT

  DATED JULY 19, 2007

  BELLEVUE, WASHINGTON

BASIC LEASE INFORMATION

Lease Date:	July 19, 2007
Landlord:	W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC, a Delaware limited liability company
Tenant:	BIOMIRA MARKETING, INC., a Delaware corporation
Premises:
Suite No. 685, containing approximately 2,814 rentable square feet, in the office building commonly known as Atrium Place (the "Building"), and whose street address is 110 110th Avenue NE, Bellevue, Washington 98004. The Premises are outlined on the plan attached to the Lease as Exhibit A.
Land/Project:
The land on which the Building is located (the "Land") is described on Exhibit B. The term "Project" shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof.
Term:
17 full calendar months, plus, if the Commencement Date occurs on other than the first day of a month, any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 17th full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.
Commencement Date:
The date of execution of this Lease (provided, that if Landlord is unable to deliver possession of the Premises to Tenant by such date for any reason, including the failure of the existing tenant to vacate and surrender possession of the Premises to Landlord, then, as provided in Section 3 of the Lease, Tenant shall accept possession of the Premises on the date Landlord tenders possession thereof to Tenant, which date will then be the "Commencement Date").
Basic Rent	Basic Rent shall be the following amounts for the following periods of time:
Lease Month	Annual Basic Rent Rate Per Rentable Square Foot	Monthly Basic Rent
1 - 12 13 - 17	$35.00 $36.05	$8,207.50 $8,453.73

As used herein, the term "Lease Month" means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).
Security Deposit:	$8,207.50

i

Rent:	Basic Rent, Tenant's Proportionate Share of Taxes, Tenant's share of Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.
Permitted Use:	General office use.
Tenant's Proportionate Share:
1.16%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) 243,381 rentable square feet in the Building. Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Building set forth above is conclusive and shall be binding upon them.
Expense Stop:	Operating Costs for the calendar year 2007 (grossed up as provided in Section 4(b)(5) of the Lease).
Base Tax Year:	The calendar year 2007.
Initial Liability Insurance Amount:	$3,000,000
Tenant's Address:	Prior to Commencement Date:
Biomira, Inc. 2011-94 Street Edmonton, Alberta, Canada T6N 1H1 Attention: Telephone: 780-450-3761 Telecopy: 780-450-4772
Following Commencement Date:
Biomira Marketing, Inc. 110 110th Avenue NE, Suite 685 Bellevue, Washington 98004 Attention: Telephone: Telecopy:
Landlord's Address:	For all Notices:

W2007 Seattle Office 110 Atrium Place Realty, LLC
c/o CB Richard Ellis
110 110th Avenue NE, Suite 607
Bellevue, Washington 98004
Attention: Property Manager
Telephone: 425-289-2050
Telecopy: 425-289-4056
With a copies to:

W2007 Seattle Office 110 Atrium Place Realty, LLC
c/o Archon Group, L.P.
1901 Avenue of the Stars, Suite 1450
Los Angeles, California 90067
Attention: Asset Manager—Atrium Place
Telephone: 213-633-5800
Telecopy: 213-633-5878

ii

and

W2007 Seattle Office 110 Atrium Place Realty, LLC
c/o Archon Group, L.P.
6011 Connection Drive
Irving, Texas 75039
Attention: General Counsel—Atrium Place
Telephone: 972-368-2200
Telecopy: 972-368-3199
Landlord's Address:	For Payment of Rent:
W2007 Seattle Office 110 Atrium Place Realty, LLC P.O. Box 730726 Dallas, Texas 75373-0726

iii

        The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease; then the Lease shall control.

LANDLORD:	W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC, a Delaware limited liability company
	By:	/s/ Nancy M. Haag Nancy M. Haag Assistant Vice President
TENANT:	BIOMIRA MARKETING, INC. a Delaware corporation
	By:	/s/ Robert L. Kirkman Robert L. Kirkman President/Chief Executive Officer
By:

Name:

Title:

iv

i

14.	Condemnation		20
	(a)	Total Taking	20
	(b)	Partial Taking—Tenant's Rights	20
	(c)	Partial Taking—Landlord's Rights	20
	(d)	Temporary Taking	20
	(e)	Award	20
15.	Fire or Other Casualty		20
	(a)	Repair Estimate	20
	(b)	Tenant's Rights	20
	(c)	Landlord's Rights	21
	(d)	Repair Obligation	21
	(e)	Abatement of Rent	21
16.	Personal Property Taxes		21
17.	Events of Default		22
	(a)	Payment Default	22
	(b)	Abandonment	22
	(c)	Estoppel	22
	(d)	Insurance	22
	(e)	Mechanic's Liens	22
	(f)	Other Defaults	22
	(g)	Insolvency	22
18.	Remedies		22
	(a)	Termination of Lease	22
	(b)	Termination of Possession	22
	(c)	Perform Acts on Behalf of Tenant	23
	(d)	Suspension of Services	23
	(e)	Alteration of Locks	23
19.	Payment by Tenant; Non-Waiver; Cumulative Remedies		23
	(a)	Payment by Tenant	23
	(b)	No Waiver	23
	(c)	Cumulative Remedies	24
20.	Reserved		24
21.	Surrender of Premises		24
22.	Holding Over		24
23.	Certain Rights Reserved by Landlord		25
	(a)	Building Operations	25
	(b)	Security	25
	(c)	Prospective Purchasers and Lenders	25
	(d)	Prospective Tenants	25
24.	Substitution Space		25

25.	Miscellaneous		26
	(a)	Landlord Transfer	26
	(b)	Landlord's Liability	26
	(c)	Force Majeure	26
	(d)	Brokerage	26
	(e)	Estoppel Certificates	26
	(f)	Notices	26
	(g)	Separability	27
	(h)	Amendments; Binding Effect; No Electronic Records	27
	(i)	Quiet Enjoyment	27
	(j)	No Merger	27
	(k)	No Offer	27
	(l)	Entire Agreement	27
	(m)	Waiver of Jury Trial	27
	(n)	Governing Law	28
	(o)	Recording	28
	(p)	Water or Mold Notification	28
	(q)	Joint and Several Liability	28
	(r)	Financial Reports	28
	(s)	Landlord's Fees	28
	(t)	Telecommunications	28
	(u)	Confidentiality	29
	(v)	Authority	29
	(w)	Hazardous Materials	29
	(x)	List of Exhibits	29
	(y)	Prohibited Persons and Transactions	30
26.	Other Provisions		30
	(a)	Guaranty	30
	(b)	Counterparts	30

INDEX

Page(s)
Additional Rent	8
Affiliate	7
Basic Lease Information	7
Building's Structure	7
Building's Systems	7
Casualty	20
Damage Notice	20
Default Rate	10
Disabilities Acts	14
Early Termination Agreement	7
Estimated Delivery Date	7
Event of Default	22
GAAP	17
Hazardous Materials	29
HVAC	11
including	7
Landlord	7
Landlord's Mortgagee	19
Law	7
Laws	7
Lease	7
Loss	18
Money Rates	22
Mortgage	19
OFAC	30
Operating Costs	9
Operating Costs and Tax Statement	10
Permitted Transfer	16
Permitted Transferee	16
Primary Lease	19
Prime Rate	22
Repair Period	21
Taking	20
Tangible Net Worth	17
Taxes	10
Telecommunications Services	28
Tenant	7, 22
Tenant Party	7
Tenant's Off-Premises Equipment	7
The Law of Real Estate Agency,	26
Transfer	14

LEASE

        This Lease Agreement (this "Lease") is entered into as of July 19, 2007, between W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC, a Delaware limited liability company ("Landlord") and BIOMIRA MARKETING, INC., a Delaware corporation ("Tenant").

        1.    Definitions and Basic Provisions.    The definitions and basic provisions set forth in the Basic Lease Information (the "Basic Lease Information") executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: "Affiliate" means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; "Building's Structure" means the Building's exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; "Building's Systems" means the Building's HVAC, life-safety, plumbing, electrical, and mechanical systems; "including" means including, without limitation; "Laws" means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and "Law" means any of the foregoing; "Tenant's Off-Premises Equipment" means any of Tenant's equipment or other property that may be located on the grounds of the Project (other than inside the Premises); and "Tenant Party" means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

        2.    Lease Grant; Condition Precedent.    Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Landlord and Tenant hereby acknowledge and agree that the Premises are currently leased by Landlord to another tenant with whom Landlord is in the process of negotiating an early termination agreement, whereby such other tenant's lease with respect to the Premises shall be terminated prior to the expiration date thereof and by no later than July 31, 2007 (herein, the "Early Termination Agreement"). Notwithstanding anything to the contrary contained in this Lease, it shall be a condition precedent to the effectiveness of this Lease (other than the provisions of this Section 2) that, on or before July 31, 2007, Landlord and such other tenant execute such Early Termination Agreement and that Landlord notify Tenant thereof in writing. In the event such condition is not timely satisfied, this Lease shall thereupon automatically terminate. Tenant hereby agrees that until such condition is timely satisfied, (a) Landlord shall have no obligation to expend or disburse any funds in connection with this Lease or perform any obligations imposed upon Landlord under this Lease, and (b) all costs incurred by Tenant in connection with this Lease shall be paid for by Tenant, at Tenant's expense, without reimbursement from Landlord.

        3.    Tender of Possession; Existing FF&E.    Landlord shall deliver possession of the Premises broom clean, but otherwise in its "AS IS" condition, without any obligation on Landlord's part to improve or alter or pay for any improvements or alterations to or for the Premises, and without any obligation of Landlord to remove or cause the existing tenant to remove any of the existing cabling, wiring, furniture, fixtures, equipment or personal property within the Premises (collectively, the "Existing FF&E"); such delivery shall be made following the date Landlord and the existing tenant of the Premises have executed the Early Termination Agreement and such existing tenant has vacated and surrendered possession of the Premises to Landlord. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant in such condition on or about the date of execution of this Lease (the "Estimated Delivery Date"). If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date for any reason, including the failure of the existing tenant to vacate and surrender possession of the Premises to Landlord, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall accept possession of the Premises when Landlord

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tenders possession thereof to Tenant. By occupying the Premises, Tenant shall be deemed to have accepted the Premises (and the Existing FF&E) in their condition existing as of the date of such occupancy "AS IS AND WITH ALL FAULTS", it being acknowledged and agreed by Tenant that Landlord has not made and is not making any representations or warranties whatsoever regarding the Premises or the Existing FF&E (including the condition, quality, fitness, suitability or usability thereof). Throughout the Term, Tenant shall, at its cost, maintain, operate, use and repair the Existing FF&E in the same order and condition existing as of the Commencement Date and in compliance with all applicable Laws, and shall obtain and maintain property insurance with respect to the Existing FF&E, as more particularly referenced in Section 11(a) below. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit D hereto confirming (1) the Commencement Date and the expiration date of the initial Term, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease including those requiring the payment of Basic Rent, Additional Rent and Taxes (each as defined herein).

        4.    Rent.

          (a)    Payment.    Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord's address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Basic Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted, as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month of the Term. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month and shall be due on the Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent at the same time and in the same manner as Basic Rent

          (b)    Operating Costs; Taxes.

            (1)   Tenant shall pay to Landlord the amount (per each rentable square foot in the Premises) ("Additional Rent") by which the annual Operating Costs (defined below) per rentable square foot in the Building exceed the Expense Stop (per rentable square foot in the Building). Landlord may make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term (after the base year, if the Expense Stop is calculated on a base year basis), Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as reasonably estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

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            (2)   The term "Operating Costs" means all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) wages and salaries of all on-site employees at or below the grade of senior building manager engaged in the operation, maintenance or security of the Project (together with Landlord's reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Project), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (C) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the useful life of the item in question (as reasonably determined by Landlord in accordance with standard real estate accounting practices, consistently applied), as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful life of such improvements (as reasonably determined by Landlord in accordance with standard real estate accounting practices, consistently applied); (D) cost of all utilities, except the cost of utilities reimbursable to Landlord by the Project's tenants other than pursuant to a provision similar to this Section 4(b); (E) insurance expenses (not including any portion of deductibles in excess of $50,000.00); (F) repairs, replacements, and general maintenance of the Project; (G) fair market rental and other costs with respect to the management office for the Building; and (H) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, or security of the Project (including alarm service, window cleaning, and elevator maintenance).

            Operating Costs shall not include costs for (i) capital improvements made to the Building, other than capital improvements described in Section 4(b)(2)(C) and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes); (vii) renovating or otherwise improving space for occupants of the Project or vacant space in the Project; (viii) Taxes; (ix) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project; and (x) items or services which could properly be capitalized under standard real estate accounting practices, consistently applied, except to the extent amortized over the useful life of the capital item in question. If the Expense Stop is calculated on a base year basis, Operating Costs for the base year only shall not include market-wide labor-rate increases due to extraordinary circumstances, including boycotts and strikes; utility rate increases due to extraordinary circumstances, including conservation surcharges, boycotts, embargos or other shortages; or amortized costs relating to capital improvements (except to the extent such capital costs were incurred prior to or during the Base Year and are included in Operating Costs for any calendar years after the Base Year).

            (3)   Tenant shall also pay Tenant's Proportionate Share of any increase in Taxes for each year and partial year falling within the Term over the Taxes for the Base Tax Year. Tenant shall pay Tenant's Proportionate Share of Taxes in the same manner as provided above for Tenant's Proportionate Share of Operating Costs. "Taxes" means taxes, assessments, and

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    governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement

            (4)   By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, in each case adjusted as provided in Section 4(b)(5), and of the Taxes for the previous year (the "Operating Costs and Tax Statement"). If Tenant's estimated payments of Operating Costs or Taxes under this Section 4(b) for the year covered by the Operating Costs and Tax Statement exceed Tenant's Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant's estimated payments of Operating Costs or Taxes under this Section 4(b) for such year are less than Tenant's Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.

            (5)   With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 100% of the rentable area thereof, or Landlord is not supplying services to 100% of the rentable area thereof, the Operating Costs for such period which vary with the occupancy of the Building shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 100% of the rentable area thereof and Landlord had been supplying services to 100% of the rentable area thereof.

        5.    Delinquent Payment; Handling Charges.    All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of twelve percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the "Default Rate"); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to five percent of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant's delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-month period that Tenant fails to make payment when due, until five days after Landlord delivers written notice of such delinquency to Tenant.

        6.    Security Deposit.    Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant's performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord's damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such

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application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Tenant is not in default under this Lease beyond any applicable notice and cure period, Landlord shall, within 30 days after the Term ends, return to Tenant the portion of the Security Deposit which was not applied to satisfy Tenant's obligations. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises and the transferee assumes Landlord's obligations under this Lease, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit.

        7.    Landlord's Obligations.

          (a)    Services.    Landlord shall use all reasonable efforts to furnish to Tenant: (1) water at those points of supply provided for general use of tenants of the Building; (2) heated and refrigerated air conditioning ("HVAC"); (3) janitorial service to the Premises on weekdays, other than holidays, for Building-standard installations and such window washing as may from time to time be reasonably required; (4) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and Holidays; and (5) electrical current for equipment that does not require more than 110 volts and whose electrical energy consumption does not exceed normal office usage; and (6) subject to Landlord's reasonable, non-discriminatory rules and regulations, Tenant shall have access to the Premises and the common areas of the Building twenty-four (24) hours per day, seven (7) days per week, during the Lease Term. Landlord shall maintain the common areas of the Building in reasonably good order and condition, except for damage caused by a Tenant Party. If Tenant desires any of the services specified in Section 7(a)(2): (A) at any time other than between 6:00 a.m. and 6:00 p.m. on weekdays (other than holidays), and 8:00 a.m. and 1:00 p.m. on Saturday (other than holidays), or (B) on Sunday or holidays, then such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services within 30 days after Landlord has delivered to Tenant an invoice therefor. The costs incurred by Landlord in providing after-hour HVAC service to Tenant shall include costs for electricity, water, labor, metering, and maintenance reasonably allocated by Landlord to providing such service.

          (b)    Excess Utility Use.    Landlord shall not be required to furnish electrical current for equipment that requires more than 110 volts or other equipment whose electrical energy consumption exceeds normal office usage. If Tenant's requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 7(a), Landlord shall, at Tenant's expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, and Tenant shall pay to Landlord the cost of such service within 30 days after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such additional consumption and potential consumption by any verifiable method, including installation of a separate meter in the Premises installed, maintained, and read by Landlord, at Tenant's expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts unless approved in advance by Landlord, which approval shall not be unreasonably withheld. Tenant shall not install any electrical equipment requiring voltage in excess of Building capacity unless approved in advance by Landlord, which approval may be withheld in Landlord's sole discretion. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant's excess electrical requirements shall, upon Tenant's written request, be installed by Landlord, at Tenant's cost, if, in Landlord's judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs,

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  or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, in each case plus an administrative fee of 15% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has delivered to Tenant an invoice therefor.

          (c)    Restoration of Services; Abatement.    Landlord shall use reasonable efforts to restore any service required of it that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant's obligations hereunder. If, however, Tenant is prevented from using the Premises because of the unavailability of any such service for a period of 15 consecutive business days following Landlord's receipt from Tenant of a written notice regarding such unavailability, the restoration of which is within Landlord's reasonable control, and such unavailability was not caused by a Tenant Party, a governmental directive or cause beyond Landlord's control, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Rent for each consecutive day (after such 15-day period) that Tenant is so prevented from using the Premises.

        8.    Improvements; Alterations: Repairs; Maintenance.

          (a)    Improvements; Alterations.    Improvements to the Premises shall be installed at Tenant's expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a). No alterations or physical additions in or to the Premises may be made without Landlord's prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) the (1) Building's Structure or the Building's Systems (including the Building's restrooms or mechanical rooms), (2) exterior appearance of the Building, (3) appearance of the Building's common areas or elevator lobby areas, or (4) provision of services to other occupants of the Building. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion. All alterations,, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord's acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

          (b)    Repairs; Maintenance.    Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises (subject, however, to Landlord's repair obligations under this Lease, including Article 15 below). Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer's suggested service programs, all portions of the Premises, Tenant's Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within 15 days after the occurrence of such damage, then Landlord may make the same at Tenant's cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant's expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work

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  performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor. Notwithstanding the foregoing, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements to (i) the improvements within the Premises to the extent necessitated and caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors and not insured or required to be insured by Tenant under this Lease, and (ii) the Building's Systems, Building Structure and/or any portion of the Building outside of the demising walls of the Premises, except to the extent of any damage thereto caused by a Tenant Party (as provided hereinabove); provided, however, Landlord may include the costs of any such repairs, maintenance and improvements described in this clause (ii) to the extent such costs are properly included in Operating Costs.

          (c)    Performance of Work.    All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord's property management company and Landlord's asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building's Structure and the Building's Systems). All such work which may affect the Building's Structure or the Building's Systems must be approved by the.Building's engineer of record, at Tenant's expense and, at Landlord's election, must be performed by Landlord's usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord's roofing contractor and no such work will be permitted if it would void or reduce the warranty on the roof.

          (d)    Mechanic's Liens.    All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic's liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of "landlord-tenant" (thereby excluding a relationship of "owner-contractor," "owner-agent" or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord's interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or

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  interest in any funds held by Landlord to reimburse Tenant for any portion, of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys' fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

        9.    Use.    Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building's Structure or the Building's Systems or subject the Premises to use that would damage the Premises. Notwithstanding the foregoing to the contrary, Landlord shall be responsible for making all alterations and improvements required by applicable Laws with respect to those items which are Landlord's responsibility to repair and maintain pursuant to Section 8(b) above; provided, however, that Tenant shall reimburse Landlord, within thirty (30) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (i) any alterations or tenant improvements installed by or on behalf of Tenant, (ii) damage caused by a Tenant Party, and/or (iii) Tenant's particular manner of use of the Premises. The population density within the Premises as a whole shall at no time exceed one person for each 300 rentable square feet in the Premises. Tenant shall not conduct second or third shift operations within the Premises; however, Tenant may use the Premises after normal business hours, so long as Tenant is not conducting second or third shift operations within the Premises after normal business hours. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the "Disabilities Acts") in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Building, other than compliance that is necessitated by the particular manner of use of the Premises by Tenant or as a result of any alterations or additions, including any initial tenant improvement work, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any Hazardous Materials (other than typical office supplies [e.g., photocopier toner] and then only in compliance with all Laws). Tenant shall not use any substantial portion of the Premises for a "call center." any other telemarketing use, or any credit processing use. If, because of a Tenant Party's acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord's other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building.

        10.    Assignment and Subletting.

          (a)    Transfers.    Except as provided in Section 10(h), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10(a)(l) through 10(a)(6) being a "Transfer").

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          (b)    Consent Standards.    Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (l) is creditworthy, (2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Building or Project, (4) will not use the Premises, Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises,. Building or Project, (5) is not a governmental entity, or subdivision or agency thereof, (6) is not another occupant of the Building or Project, and (7) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Project or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists.

          (c)    Request for Consent.    If Tenant requests Landlord's consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Concurrently with Tenant's notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,000 to defray Landlord's expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys' fees incurred in connection with considering any request for consent to a Transfer.

          (d)    Conditions to Consent.    If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant's obligations hereunder, however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

          (e)    Attornment by Subtenants.    Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall

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  remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10(e). The provisions of this Section 10(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

          (f)    Cancellation.    Landlord may, within 30 days after submission of Tenant's written request for Landlord's consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to fee portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant

          (g)    Additional Compensation.    Tenant shall pay to Landlord, immediately upon receipt thereof, the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby.

          (h)    Permitted Transfers.    Notwithstanding Section 10(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a "Permitted Transfer") to the following types of entities (a "Permitted Transferee"") without the written consent of Landlord so long as (A) Tenant's obligations hereunder are assumed by such entity; and (B) the Tangible Net Worth of such entity is not less man the Tangible Net Worth of Tenant as of the date hereof:

            (1)   an Affiliate of Tenant;

            (2)   any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities; or

            (3)   any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenants assets.

        Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building or the Project, Landlord or other tenants of the Building or the Project. No later than 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted

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Transfer shall not waive Landlord's rights as to any subsequent Transfers. "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

        11.    Insurance; Waivers; Subrogation; Indemnity.

          (a)    Tenant's Insurance.    Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of $3,000,000 per occurrence or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord's property management company, Landlord's asset management company and, if requested in writing by Landlord, Landlord's Mortgagee, against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant's Off-Premises Equipment, (B) insurance covering the full value of all alterations and improvements and betterments in the Premises (excluding the Building Structure and Building's Systems), naming Landlord and Landlord's Mortgagee as additional loss payees as their interests may appear, (C) insurance covering the full value of all furniture, trade fixtures and personal property (including the Existing FF&E and property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant's Off-Premises Equipment), (D) contractual liability insurance sufficient to cover Tenant's indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant's commercial general liability insurance policy), (E) worker's compensation insurance, and (F) business interruption insurance in an amount reasonably acceptable to Landlord. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies with an A.M. Best rating of A+:VII or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 15% of such cost.

          (b)    Landlord's Insurance.    Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building's replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible (such deductible to be carried at all if Landlord so chooses), and (2) commercial

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  general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord's sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

          (c)    No Subrogation; Waiver of Property Claims.    Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

          (d)    Indemnity.    Subject to Section 11(c), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys' fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a "Loss") (1) occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Parties, (2) occurring in the Premises, or (3) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant's Off-Premises Equipment It being agreed that clauses (2) and (3) of this indemnity are intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of Landlord and its agents, employees or contractors. Subject to Section 11(c), Landlord shall defend, indemnify, and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys' fees) for any Loss arising from any occurrence in or on the Building's common areas to the extent caused by the negligence or willful misconduct of Landlord or its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party. The indemnities set forth herein are intended to specifically cover actions brought by the indemnifying party's own employees. Such

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  indemnities are specifically and expressly intended to constitute waivers by the indemnifying party of its immunity, if any, under Washington's Industrial Insurance Act, RCW Title 51, to the extent necessary to provide the other party with a full and complete indemnity from claims made by the indemnifying party and its employees, to the extent provided herein.

        12.    Subordination; Attornment; Notice to Landlord's Mortgagee.

          (a)    Subordination.    This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a "Mortgage"), or any ground lease, master lease, or primary lease (each, a "Primary Lease"), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a "Landlord's Mortgagee"). Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord's Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord's Mortgagee's Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord's Mortgagee so elects, the subordination of such Landlord's Mortgagee's Mortgage or Primary Lease to this Lease.

          (b)    Attornment.    Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request.

          (c)    Notice to Landlord's Mortgagee.    Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address, has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

          (d)    Landlord's Mortgagee's Protection Provisions.    If Landlord's Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord's Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by, or subject to any offset rights with respect to, any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord's Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord's Mortgagee's consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord's Mortgagee's consent pursuant to the terms of the loan and/or lease documents between Landlord and Landlord's Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) do not pertain to any rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), (B) are expressly provided in this Lease, (C) relate to periods of time following the acquisition of the Building by Landlord's Mortgagee, and (D) Tenant has provided written notice to Landlord's Mortgagee and provided Landlord's Mortgagee a reasonable opportunity to cure the event giving rise to such offset event Landlord's Mortgagee shall have no liability or responsibility under or pursuant to the

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  terms of this Lease or otherwise prior to the date Landlord's Mortgagee succeeds to the interest of Landlord under this Lease or after Landlord's Mortgagee ceases to own an interest in the Project Nothing in this Lease shall be construed to require Landlord's Mortgagee to see to the application of the proceeds of any loan, and Tenant's agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

        13.    Rules and Regulations.    Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all tenants of the Project, will not unreasonably interfere with Tenant's use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

        14.    Condemnation.

          (a)    Total Taking.    If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a "Taking"), this Lease shall terminate as of the date of the Taking.

          (b)    Partial Taking—Tenant's Rights.    If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

          (c)    Partial Taking—Landlord's Rights.    If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b).

          (d)    Temporary Taking.    If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion, of such award which compensates Tenant for its loss of use of the Premises within the Term.

          (e)    Award.    If any Taking, occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

        15.    Fire or Other Casualty.

          (a)    Repair Estimate.    If the Premises or the Building are damaged by fire or other casualty (a "Casualty"), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the "Damage Notice") of the time needed to repair the damage caused by such Casualty.

          (b)    Tenant's Rights.    If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably

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  comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 270 days after the commencement of repairs (the "Repair Period"), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

          (c)    Landlord's Rights.    If a Casualty damages the Premises or a material portion of the Building and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord's insurance policies or Landlord makes a good faith determination that restoring the Building would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

          (d)    Repair Obligation.    If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant's sole cost and expense) or any furniture, equipment, trade fixtures or personal property (including the Existing FF&E) of Tenant or others in the Premises or the Building, and Landlord's obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds attributable to such alterations, improvements and betterments within the Premises that Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

          (e)    Abatement of Rent.    If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord's repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

        16.    Personal Property Taxes.    Tenant shall be liable for all taxes levied or assessed against the Existing FF&E and all personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

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        17.    Events of Default.    Each of the following occurrences shall be an "Event of Default":

          (a)    Payment Default.    Tenant's failure to pay Rent within five days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on one or more occasions;

          (b)    Abandonment.    Tenant (1) abandons or vacates the Premises or any substantial portion thereof or (2) fails to continuously operate its business in the Premises;

          (c)    Estoppel.    Tenant fails to provide any estoppel certificate after Landlord's written request therefor pursuant to Section 25(e) and such failure shall continue for five days after Landlord's second written notice thereof to Tenant;

          (d)    Insurance.    Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a);

          (e)    Mechanic's Liens.    Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic's lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

          (f)    Other Defaults.    Tenant's failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; and

          (g)    Insolvency.    The filing of a petition by or against Tenant (the term "Tenant" shall include, for the purpose of this Section 17(g), any guarantor of Tenant's obligations hereunder) (l) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; (4) for the reorganization or modification of Tenants capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

        18.    Remedies.    Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

          (a)    Termination of Lease.    Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 19(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "Prime Rate" as published on the date this Lease is terminated by The Wall Street Journal, Northwest Edition, in its listing of "Money Rates" minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

          (b)    Termination of Possession.    Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such

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  period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 18(b), Landlord may remove all of Tenant's property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building or Project and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord's leasing criteria. Landlord shall not be liable for, nor shall Tenants obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18(b). If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a);

          (c)    Perform Acts on Behalf of Tenant.    Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant's name and on Tenant's behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

          (d)    Suspension of Services.    Suspend any services required to be provided by Landlord, hereunder without being liable for any claim for damages therefor; or

          (e)    Alteration of Locks.    Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

        19.    Payment by Tenant; Non-Waiver; Cumulative Remedies.

          (a)    Payment by Tenant.    Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties' rights and obligations under this Lease.

          (b)    No Waiver.    Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future

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  violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

          (c)    Cumulative Remedies.    Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have, at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord's Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys' fees) arising from Tenant's failure to perform its obligations under this Lease.

        20.    Reserved.

        21.    Surrender of Premises.    No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein as of the Commencement Date in the same repair and condition existing as of the Commencement Date (and with all subsequent alterations and improvements made by or for Tenant in compliance with Laws and otherwise in good repair and condition), free of Hazardous Materials placed on the Premises by any Tenant Party during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant and the Existing FF&E (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, at Landlord's option, and notwithstanding the foregoing provisions of this Section 21 to the contrary, Tenant shall remove such alterations, additions and improvements installed by or on behalf of Tenant, and such trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant's Off-Premises Equipment and the Existing FF&E), as Landlord may request; however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord's option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord's rights in respect of the security interest granted under Section 20. The provisions of this Section 21 shall survive the end of the Term.

        22.    Holding Over.    If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to the greater of (1) 200% of the Rent payable during the last month of the Term, or (2) 125% of the prevailing rental rate in the Building for similar space, and (b) Tenant shall otherwise continue to be subject to all of Tenant's obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify

24

and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

        23.    Certain Rights Reserved by Landlord.    Provided that the exercise of such rights does not unreasonably interfere with Tenant's occupancy of the Premises, Landlord shall have the following rights:

          (a)    Building Operations.    To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

          (b)    Security.    To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant's right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time;

          (c)    Prospective Purchasers and Lenders.    To enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders; and

          (d)    Prospective Tenants.    At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

        24.    Substitution Space.    Landlord may, at Landlord's expense, relocate Tenant within the Building to space which is comparable in size, utility and condition to the Premises. If Landlord relocates Tenant, Landlord shall reimburse Tenant for Tenant's reasonable out-of-pocket expenses for moving Tenant's furniture, equipment, and supplies from the Premises to the relocation space and for reprinting Tenant's stationery of the same quality and quantity, as Tenant's stationery supply on hand immediately before Landlord's notice to Tenant of the exercise of this relocation right. Upon such relocation, the relocation space shall be deemed to be the Premises and the terms of this Lease shall remain in full force and shall apply to the relocation space. No amendment or other instrument shall be necessary to effectuate the relocation contemplated by this Section; however, if requested by Landlord, Tenant shall execute an appropriate amendment document within ten business days after Landlord's written request therefor. If Tenant fails to execute such relocation amendment within such time period, or if Tenant fails to relocate, within the time period stated in Landlord's relocation notice to Tenant (or, if such relocation space is not available on the date specified in Landlord's relocation notice, as soon thereafter as the relocation space becomes available and is tendered to Tenant in the condition required by this Lease), then, in addition to Landlord's other remedies set forth in this Lease, at law and/or in equity, Landlord may terminate this Lease by notifying Tenant in writing thereof at least 60 days prior to the termination date contained in Landlord's termination notice. Time is of the essence with respect to Tenant's obligations under this Section.

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        25.    Miscellaneous.

          (a)    Landlord Transfer.    Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord's obligations hereunder arising from and after the transfer date.

          (b)    Landlord's Liability.    The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

          (c)    Force Majeure.    Other than for Tenant's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

          (d)    Brokerage.    Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease,, other than Pacific Real Estate Partners, Inc., representing Landlord, and The Staubach Company representing Tenant, whose commissions shall be paid by Landlord pursuant to a separate written agreement. Tenant acknowledges receipt of a copy of "The Law of Real Estate Agency," as required by Washington law. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

          (e)    Estoppel Certificates.    From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord's Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit E. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord's Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

          (f)    Notices.    All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices

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  shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

          (g)    Separability.    If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

          (h)    Amendments; Binding Effect; No Electronic Records.    This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by facsimile transmission as specifically set forth in Section 25(f); nor shall the use of the phrase "in writing" or the word "written" be construed to include electronic communications except by facsimile transmissions as specifically set form in Section 25(f). The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

          (i)    Quiet Enjoyment.    Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

          (j)    No Merger.    There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

          (k)    No Offer.    The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

          (l)    Entire Agreement.    This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

          (m)    Waiver of Jury Trial.    TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

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          (n)    Governing Law.    This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

          (o)    Recording.    Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord; which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

          (p)    Water or Mold Notification.    To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

          (q)    Joint and Several Liability.    If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

          (r)    Financial Reports.    Within 15 days after Landlord's request, Tenant will furnish Tenant's most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant's internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant's most recent annual and quarterly reports. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant's books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant's financial statements that Tenant designates to Landlord as confidential, except (l) to Landlord's Mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 25(r) more than once in any 12-month period unless requested by Landlord's Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

          (s)    Landlord's Fees.    Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord's reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys', engineers' or architects' fees, within 30 days after Landlord's delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

          (t)    Telecommunications.    Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems ("Telecommunications Services"), for part or all of Tenant's telecommunications within the Building and from the Building to any other location without Landlord's prior written consent. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord's policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide, or arrange for any

28

  Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

          (u)    Confidentiality.    Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent; however, Tenant may disclose the terms and conditions of this Lease if required by Law or court order, and to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

          (v)    Authority.    Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

          (w)    Hazardous Materials.    The term "Hazardous Materials" means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant's business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 25(w), Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant's use, generation, storage or disposal of Hazardous Materials. Notwithstanding Landlord's indemnity contained in Section 11(d), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys' fees and cost of clean up and remediation) arising from Tenant's failure to comply with the provisions of this Section 25(w). This indemnity provision shall survive termination or expiration of this Lease.

          (x)    List of Exhibits.    All exhibits and attachments attached hereto are incorporated herein by this reference.

    Exhibit A—Outline of Premises

    Exhibit B—Description of the Land

    Exhibit C—Building Rules and Regulations

    Exhibit D—Form of Confirmation of Commencement Date Letter

    Exhibit E—Form of Tenant Estoppel Certificate

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    Exhibit F—Parking

          (y)    Prohibited Persons and Transactions.    Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

        26.    Other Provisions.

          (a)    Guaranty.    As additional consideration for Landlord to enter into this Lease, Tenant shall cause Biomira, Inc., a Canadian corporation, to execute the guaranty, attached hereto and Tenant shall deliver same to Landlord contemporaneously with Tenant's execution hereof.

          (b)    Counterparts.    This Lease may be executed in counterparts each of which shall be deemed as an original, but all of which taken together shall constitute one and the same document.

        LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANTS INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

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        This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC, a Delaware limited liability company
	By:	/s/ Nancy M. Haag Nancy M. Haag Assistant Vice President
Execution Date:
TENANT:	BIOMIRA MARKETING, INC. a Delaware corporation
	By:	/s/ Robert L. Kirkman Robert L. Kirkman President & CEO
Execution Date:
	By:	/s/ Edward A. Taylor Edward A. Taylor Chief Financial Officer
Execution Date: July 19, 2007

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STATE OF CALIFORNIA	§
	§	ss.
COUNTY OF LOS ANGELES	§

        On this 20th day of July, 2007, before me, a Notary Public in and for the State of California, personally appeared Nancy M. Haag, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument; on oath stated that she was authorized to execute the instrument, and acknowledged it as the VP of W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC, a Delaware limited liability company, to be the free and voluntary act and deed of said limited liability company for the uses and purposes mentioned in the instrument.

        IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Kacey Renee Ford Kacey Renee Ford Notary Public in and for the State of California residing at Los Angeles My appointment expires: 4-29-2011
STATE OF WASHINGTON	§
	§	ss.
COUNTY OF KING	§

        On this 19th day of July, 2007, before me, a Notary Public in and for the State of Washington, personally appeared Robert L. Kirkman, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument; on oath stated that he was authorized to execute the instrument, and acknowledged it as the President of BIOMIRA MARKETING, INC., a Delaware corporation to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

        IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Dara Sadri Dara Sadri Notary Public in and for the State of Washington, residing at Kirkland My appointment expires: September 22, 2009

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PROVINCE OF ALBERTA	§

        On this 19th day of July, 2007, before me, a Notary Public in and for the Province of Alberta, personally appeared Edward Taylor, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument; on oath stated that he was authorized to execute the instrument, and acknowledged it as the Chief Financial Officer of BIOMIRA MARKETING, INC., a Delaware corporation to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

        IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Michael David Obert Michael David Obert Notary Public in and for the Province of Alberta, residing at Edmonton, Alberta My appointment expires: Unlimited

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EXHIBIT A

OUTLINE OF PREMISES

[See attached.]

1

110 ATRIUM
110 110TH AVENUE NE ~ BELLEVUE, WA

FLOOR PLAN

The information contained herein has been obtained from sources deemed reliable but is not guaranteed.

330 112TH AVENUE NE
BELLEVUE, WA
www.wallaceproperties.com

WALLACE
PROPERTIES

2

EXHIBIT B

DESCRIPTION OF THE LAND

The following described real property in the City of Bellevue, County of King, State of Washington:

THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF WASHINGTON, COUNTY OF KING, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1:

THAT PORTION OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER OF SECTION 32, TOWNSHIP 25 NORTH, RANGE 5 EAST W.M., IN KING COUNTY, WASHINGTON, DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE EAST MARGIN OF 110TH AVENUE NORTHEAST, AS NOW ESTABLISHED WITH A LINE PARALLEL TO AND 277.5 FEET NORTH OF, WHEN MEASURED AT RIGHT ANGLES TO THE EAST-WEST CENTERLINE OF SAID SECTION 32;

THENCE EASTERLY ALONG SAID PARALLEL LINE TO A POINT IN A LINE PARALLEL TO AND 476.8 FEET WEST OF, WHEN MEASURED AT RIGHT ANGLES, TO THE EAST LINE OF SAID SUBDIVISION;

THENCE NORTHERLY ALONG SAID PARALLEL LINE TO A POINT IN A LINE PARALLEL TO AND 577.5 FEET NORTH OF, WHEN MEASURED AT RIGHT ANGLES TO, THE SAID CENTER LINE OF SAID SECTION;

THENCE WESTERLY ALONG SAID PARALLEL LINE, 14.09 FEET TO A POINT IN A LINE PARALLEL TO AND 162.00 FEET WEST OF, WHEN MEASURED AT RIGHT ANGLES TO, THE EAST LINE OF THE WEST THREE QUARTERS OF THE SOUTH HALF OF SAID SUBDIVISION; THENCE NORTHERLY ALONG SAID PARALLEL LINE TO THE SOUTH MARGIN OF NORTHEAST SECOND STREET AS NOW ESTABLISHED;

THENCE WESTERLY ALONG SAID SOUTH MARGIN OF NORTHEAST SECOND STREET TO THE SAID EAST MARGIN OF 110th AVENUE NORTHEAST;

THENCE SOUTHERLY ALONG SAID EAST MARGIN TO THE POINT OF BEGINNING.

PARCEL 2:

A PERPETUAL AIR SPACE EASEMENT AS CONVEYED BY DOCUMENT RECORDED NOVEMBER 23, 1981 AS RECORDING NO. 8111230037 OVER AND ACROSS THE FOLLOWING DESCRIBED PROPERTY:

THAT PORTION OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER OF SECTION 32, TOWNSHIP 25 NORTH RANGE 5 EAST W.M., IN KING COUNTY, WASHINGTON, DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE EAST MARGIN OF 110TH AVENUE NORTHEAST, AS NOW ESTABLISHED WITH A LINE PARALLEL TO AND 277.5 FEET NORTH OF, WHEN MEASURED AT RIGHT ANGLES TO THE EAST-WEST CENTERLINE OF SAID SECTION 32;

THENCE EASTERLY ALONG SAID PARALLEL LINE TO A POINT IN A LINE PARALLEL TO AND 476.8 FEET WEST OF, WHEN MEASURED AT RIGHT ANGLES, TO THE EAST LINE OF SAID SUBDIVISION;

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THENCE NORTHERLY ALONG SAID PARALLEL LINE TO A POINT IN A LINE PARALLEL TO AND 577.5 FEET NORTH OF, WHEN MEASURED AT RIGHT ANGLES TO, THE SAID CENTER LINE OF SAID SECTION TO THE TRUE POINT OF BEGINNING OF THIS DESCRIPTION;

THENCE WESTERLY ALONG SAID PARALLEL LINE, 14.09 FEET TO A POINT IN A LINE PARALLEL TO AND 162.00 FEET WEST OF, WHEN MEASURED AT RIGHT ANGLES TO, THE EAST LINE OF THE WEST THREE QUARTERS OF THE SOUTH HALF OF SAID SUBDIVISION;

NORTHERLY ALONG SAID PARALLEL LINE TO THE SOUTH MARGIN OF NORTHEAST SECOND STREET AS NOW ESTABLISHED;

THENCE EASTERLY ALONG SAID SOUTH MARGIN OF NORTHEAST SECOND STREET 14.09 FEET;

THENCE SOUTHERLY ALONG A LINE PARALLEL TO THE EAST LINE OF THE WEST THREE QUARTERS OF THE SOUTH HALF" OF SAID SUBDIVISION TO THE TRUE POINT OF BEGINNING.

BOTH SITUATE IN THE COUNTY OF KING STATE OF WASHINGTON

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EXHIBIT C

BUILDING RULES AND REGULATIONS

        The following rules and regulations shall apply to the Premises, the Building, the parking area associated therewith, and the appurtenances thereto:

        1.     Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

        2.     Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

        3.     No signs, advertisements or notices (other than those that are not visible outside the Premises) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws (other than those which are necessary to hang paintings, prints, pictures, or other similar items on the Premises' interior walls) shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

        4.     Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building.

        5.     Landlord shall provide all door locks in each tenant's leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord's prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant's leased premises, at such tenant's cost, and no tenant shall make a duplicate thereof.

        6.     Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord's supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

        7.     Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

        8.     Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant's leased premises. No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters.

        9.     Tenant shall cooperate with Landlord's employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building's cleaning and maintenance personnel.

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        10.   To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

        11.   Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

        12.   No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord's prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies [e.g., photocopier toner] used in compliance with all Laws).

        13.   Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant's leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

        14.   No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

        15.   Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

        16.   All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant's business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a "billboard" vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant's agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a "boot" on the vehicle to immobilize it and may levy a charge of $50.00 to remove the "boot". Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

        17.   No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

        18.   Tenant will not permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.

        19.   Tenant shall not permit its employees, invitees or guests to smoke in the Premises or the lobbies, passages, corridors, elevators, vending rooms, rest rooms, stairways or any other area shared in common with other tenants in the Building, or permit its employees, invitees, or guests to loiter at the Building entrances for the purposes of smoking. Landlord may, but shall not be required to, designate an area for smoking outside the Building.

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EXHIBIT D

CONFIRMATION OF COMMENCEMENT DATE

            2007

  Re:
  Lease Agreement (the "Leased" dated July 19, 2007, between W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC, a Delaware limited liability company ("Landlord"), and BIOMIRA MARKETING, INC., a Delaware corporation ("Tenant"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

        Landlord and Tenant agree as follows:

        1.    Condition of Premises.    Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects, and Landlord has fulfilled all of its duties under the Lease with respect to such improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

        2.    Commencement Date.    The Commencement Date of the Lease is                        , 2007.

        3.    Expiration Date.    The Term is scheduled to expire on the last day of the     full calendar month of the Term, which date is                        , 200    .

        4.    Contact Person.    Tenant's contact person in the Premises is:

Biomira Marketing, Inc.

Attention:
Telephone:
Telecopy:

        5.    Ratification.    Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

        6.    Binding Effect; Governing Law.    Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

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        Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,
[PROPERTY MANAGEMENT COMPANY SIGNATURE BLOCK], on behalf of Landlord
By:
Name:
Title:
Agreed and accepted:
BIOMIRA MARKETING, INC. a Delaware corporation
By:
Name:
Title:

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EXHIBIT E

FORM OF TENANT ESTOPPEL CERTIFICATE

        The undersigned is the Tenant under the Lease (defined below) between W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC, a Delaware limited liability company, as Landlord, and the undersigned as Tenant, for the Premises on the sixth (6th) floor(s) of the office building located at 110 110th Avenue NE, Bellevue, Washington and commonly known as 110 Atrium Place, and hereby certifies as follows:

          1.     The Lease consists of the original Lease Agreement dated as of July 19, 2007 between Tenant and Landlord['s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state "none"):

        The documents listed above are herein collectively referred to as the "Lease" and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

          2.     The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

          3.     The Term commenced on                        , 200    and the Term expires, excluding any renewal options, on                        , 200    , and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

          4.     Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state "none"):

          5.     All monthly installments of Basic Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                        . The current monthly installment of Basic Rent is $                        .

          6.     All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

          7.     As of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

          8.     No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

          9.     If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

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          10.   There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

          11.   Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

          12.   All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant Improvement work have been paid in full.

        Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord's Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord's Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

        Executed as of                        , 200            .

TENANT:	BIOMIRA MARKETING, INC., a Delaware corporation
By:
Name:
Title:

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EXHIBIT F

PARKING

        Tenant shall rent from Landlord throughout the Term of the Lease, as may be extended, a total of six (6) undesignated parking spaces in the parking structure located adjacent to the Building (the "Parking Area") subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area, at a rate equal to the greater of $150.00 per undesignated vehicular parking space per month (plus all applicable taxes) or the rate charged from time to time to patrons of the Parking Area (plus all applicable taxes). If, for any reason, Landlord is unable to provide Tenant with the use all or any portion of the parking spaces to which it is entitled hereunder for a period in excess of five (5) consecutive business days, then Tenant's obligation to pay for such parking spaces shall be abated during the period from and after the expiration of such 5-business-day period that Tenant continues not to have the use thereof; this abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord's failure or inability to provide Tenant with such parking spaces.

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GUARANTY

        That certain Lease Agreement (the "Lease") of even date herewith has been or will be executed by and between W2007 SEATTLE OFFICE 110 ATRIUM PLACE REALTY, LLC, a Delaware limited liability company ("Landlord") and BIOMIRA MARKETING, INC., a Delaware corporation ("Tenant"), covering certain premises described therein within the building located at 110 110th Avenue NE, Bellevue, Washington 98004 ("Premises"). Landlord requires, as a condition to Landlord's execution of the Lease, that BIOMIRA, INC., a Canadian corporation, ("Guarantor") execute and deliver this Guaranty to Landlord.

        NOW, THEREFORE, in consideration of Landlord's execution of the Lease and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

          1.     Guarantor hereby unconditionally and irrevocably guaranties to Landlord the prompt payment and faithful performance of all liabilities, obligations, duties, terms, conditions and covenants (including, but not limited to, the payment of rent) imposed upon, required of or to be performed by Tenant under the Lease (collectively, the "Obligations"). If Tenant fails to make such payment or render such performance when due, such payment or performance shall be deemed due concurrently from Guarantor, and Guarantor shall forthwith pay all rent and the other sums that may be due, perform all such Obligations and pay all damages (to the extent the same are payable by Tenant under the Lease) that may result from the nonpayment or nonperformance thereof by Tenant.

          2.     The terms of the Lease may be extended, altered, amended, renewed, affected, modified or changed by agreement between Landlord and Tenant, or by a course of conduct, all without the consent of or notice to Guarantor, and the Lease may be assigned or the Premises sublet and Guarantor shall forthwith pay all rent and the other sums that may be due, perform all such Obligations and pay all damages that may result from the nonpayment or nonperformance thereof by Tenant or such assignee or subtenant. No course of conduct in which Landlord or Tenant consults with or informs Guarantor of any of the foregoing shall require Landlord or Tenant to consult with or inform Guarantor in any other instance.

          3.     Following any breach or default by Tenant under the Lease, Landlord shall have the right, in Landlord's sole discretion and without notice to or demand upon either Tenant or Guarantor, to bring an action against Guarantor (or, if more than one person or entity comprises Guarantor, any one of such parties) and/or Tenant for the enforcement of any rights which Landlord may have against Tenant pursuant to or under the terms of the Lease, at law or in equity. Landlord may maintain successive actions for other defaults. Its rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless the Obligations have been paid and fully performed.

          4.     Guarantor hereby expressly waives (i) notice of default in payment of rent under the Lease or notice of default in the performance of any other Obligation of Tenant, (ii) notice of acceptance of this Guaranty, (iii) demand for payment, presentation and protest, (iv) all right to assert or plead any statute of limitations as to or relating to this Guaranty and/or the Lease, (v) any right under applicable law to require Landlord to proceed against Tenant, any other guarantor or any other person or entity liable to Landlord, before proceeding against Guarantor, it being expressly agreed by Guarantor that its liability under this Guaranty shall be primary and that in any right of action which may accrue to Landlord under the Lease or this Guaranty. Landlord may proceed against Guarantor without having taken or commenced any action or obtained any judgment against Tenant or any other person or entity liable to Landlord, (vi) any right under applicable law to require Landlord to exhaust or apply to any default any security or collateral held by Landlord, including, without limitation, any security deposit Landlord may hold under the Lease, before proceeding against Guarantor, (vii) any right under applicable law to require Landlord to proceed against Guarantor, (viii) any right of subrogation to Landlord's rights against Tenant until the Obligations of Tenant under the Lease shall have been fully paid and fully performed, as well as any right to assert or claim that Guarantor is exonerated by any action taken by Landlord which impairs Guarantor's right to be so subrogated or Guarantor's right to proceed against Tenant for reimbursement, or both, (ix) any provisions under applicable law which limit a surety's obligation by reason of the principal's personal disability or the alteration of the Lease or any Obligation without the consent of Guarantor and (x) the benefit of any defenses or rights of setoff of Tenant that may arise by reason of (a) the lack of legal capacity or authority of Tenant to execute, deliver and perform the Lease, (b) the failure of Landlord to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Tenant or any other or others, (c) the unenforceability in whole or in part of the Lease or this Guaranty, or (d) any taking, modification or release of any collateral or guaranties for any obligation of Tenant to Landlord under the Lease or any failure to perfect any security interest in, or the taking of or failure to take any other action with respect to, any collateral securing said Obligations.

          5.     The liability of Guarantor hereunder shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of Tenant or its estate or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Federal Bankruptcy Code, or any similar law or statute of the United States or any state thereof covering insolvency, bankruptcy, rehabilitation, liquidation or reorganization, it being the intention of Guarantor that Guarantor's liability hereunder shall be determined without regard to any rule of law or order which may relieve Tenant of any of the Obligations.

          6.     Guarantor agrees that in the event Tenant shall become insolvent, have an order for relief entered against it under the Federal Bankruptcy Code or file a petition for reorganization, arrangement or similar relief under any present or future provision of the federal Bankruptcy Code or any similar law or statute of the United States or any state thereof; if such a petition filed by creditors of Tenant shall be approved by a Court; if Tenant shall seek a judicial readjustment of the rights of its creditors under any present or future federal or state law; or a receiver of all or part of its property and assets is appointed by any state or federal court, and in any such proceeding the Lease shall be terminated or rejected or the Obligations of Tenant thereunder shall be modified, Landlord shall have the option to either (a) require the Guarantor, and Guarantor hereby agrees, to execute and deliver to Landlord a new lease with Guarantor as tenant for the balance of the term then remaining as provided in the Lease and upon the same terms and conditions as set forth therein, or (b) to recover from Guarantor that which Landlord would be entitled to recover from Tenant under the Lease in the event of a termination of the Lease by Landlord because of a default by Tenant, and such shall be recoverable from Guarantor without regard to whether Landlord is entitled to recover the same from Tenant in any such proceeding.

          7.     Guarantor agrees that, in the event any Obligation is performed by Tenant, the liability of Guarantor under this Guaranty shall remain in full force and effect in the event that all or any part of such performance is avoided or recovered from Landlord as a preference or fraudulent transfer or otherwise, in any bankruptcy, insolvency, liquidation, reorganization or other proceeding involving Tenant.

          8.     Guarantor will file all claims against Tenant in any bankruptcy or other proceeding in which the filing of claims is required by law upon any indebtedness of Tenant to Guarantor and will assign to Landlord all rights of Guarantor thereunder to the extent such rights pertain to the Lease. In all such cases, whether in administration, in bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Landlord the full amount thereof, and to the full extent necessary for the purpose, Guarantor hereby assigns to Landlord all of Guarantor's rights to any such payments or distributions relating to the Lease to which Guarantor would otherwise be entitled.

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          9.     Guarantor hereby subordinates all existing or future indebtedness of Tenant to Guarantor to the obligations owed to Landlord under the Lease and this Guaranty to the extent such indebtedness relates to the Lease.

          10.   The term "Landlord" whenever used herein refers to and means the Landlord specifically named in the Lease and any assignee of the Landlord, whether by outright assignment or by assignment for security, and any successor to the interest of the Landlord or of any assignee in the Lease or any part thereof, whether by assignment or otherwise. So long as Landlord's interest in or to the Premises or the rents, issues and profits therefrom or in, to or under the Lease are subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantor of Landlord's interest in the Premises or under the Lease shall affect the continuing obligation of Guarantor under this Guaranty, which shall nevertheless continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment; any purchaser at a sale by judicial foreclosure or under private power of sale; and the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser.

          11.   The term "Tenant" whenever used herein refers to and means the Tenant specifically named in the Lease, any assignee of the Lease and any successor to the interest of the Tenant or any assignee of the Lease, whether by assignment, or otherwise. Guarantor acknowledges that Tenant is responsible for compliance with the Lease by its subtenants and that this Guaranty will cover any obligations required to be performed by any subtenants.

          12.   If Landlord shall employ an attorney to present, enforce or defend any or all of Landlord's rights or remedies hereunder, Guarantor shall pay all attorneys' fees, costs and expenses and all other costs and expenses incurred by Landlord in connection therewith (including any fees related to any Tenant or guarantor bankruptcy filing), whether or not an action is commenced by Landlord for such purpose.

          13.   Any amount due from Guarantor to Landlord which is not paid when due shall bear interest at the greater of (a) the rate of eighteen percent (18%) per annum or (b) the prime rate of interest as announced from time to time by Bank of America, N.A. (or any comparable financial institution selected by Landlord), plus four percent (4%) per annum, but the payment of such interest shall not excuse or cure the failure to make such payment when due.

          14.   This Guaranty shall be binding upon Guarantor and the successors, heirs, personal representatives, executors and administrators of Guarantor and shall inure to the benefit of Landlord and Landlord's successors and assigns.

          15.   Landlord may assign or transfer the Lease and this Guaranty, or both, without notice to Guarantor, and no such assignment or transfer shall extinguish or diminish the liability of the Guarantor under this Guaranty. Guarantor shall reaffirm and/or confirm in writing the continued validity of this Guaranty upon request.

          16.   Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

          17.   No provision of this Guaranty or right of Landlord hereunder can be waived, nor can Guarantor be released from Guarantor's obligations hereunder, except by a writing duly executed by an authorized officer of Landlord. No such waiver shall be applicable except in the specific instance for which given.

          18.   Wherever in this Guaranty the context so requires, reference to either the singular or the plural shall be deemed to include the other. Guarantor represents and warrants to Landlord that Guarantor has full right and authority to deliver this Guaranty, and that each person signing on

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  behalf of Guarantor is authorized to do so. The undersigned acknowledges that Landlord will rely on the foregoing representation and that it is a material term of this Guaranty.

          19.   This Guaranty shall be construed and interpreted in accordance with, and all disputes hereunder shall be governed by, the laws of the State of Washington and venue in any action related to this Guaranty shall in King County, Washington and Guarantor waives any claim related to the inconvenience of such forum.

          20.   This Guaranty may be executed in counterparts with the same effect as if both individuals executing on behalf of Guarantor had executed the same document. Both counterparts shall be construed together and shall constitute a single Guaranty.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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        EXECUTED on July 19, 2007, to be effective as of the same day as the effective day of the Lease.

BIOMIRA, INC.,
a Canadian corporation
By:	/s/ Robert L. Kirkman
Robert L. Kirkman President & CEO
By:	/s/ Edward A. Taylor
Edward A. Taylor V.P. Finance & Admin. & CFO

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Exhibit 10.34

BIOMIRA INC.

AMENDED AND RESTATED SHARE OPTION PLAN

1.
PURPOSE

The purpose of this Plan is to promote the interests of the Company and its shareholders by making provision for the granting of stock options by the board of directors of the Company to selected Employees and Directors of the Company and of its Subsidiaries and to selected Service Providers for the purchase of Shares for capital accumulation and as an investment which will provide such Employees, Directors and Service Providers with additional motivation to further the profitable growth of the Company and its Subsidiaries.

2.
DEFINITIONS

Unless the context clearly indicates otherwise, the following terms have the meanings set forth below:

  2.1
  "Company" means Biomira Inc., a corporation incorporated under the laws of Canada and any successor corporation, and any reference herein to action by the Company means action by or under the authority of its board of directors;

  2.2
  "Director(s)" means one or more members of the board of directors of the Company or any of its Subsidiaries;

  2.3
  "Employee" means a person who is regularly employed on a full-time basis by the Company or any of its Subsidiaries;

  2.4
  "Fair Market Value" shall mean the closing price of the Shares as reported by The Toronto Stock Exchange on the day preceding the day on which the Option is granted, or if no trade of Shares shall have been reported by such Exchange on that day, then not less than the mean of the bid and ask quotations for Shares on such Exchange at the close of business on such preceding day;

  2.5
  "Grant Date" as used with respect to a particular Option, means the date as of which such Option is granted pursuant to the Plan;

  2.6
  "Insider" has the meaning ascribed thereto in the Company Manual of The Toronto Stock Exchange;

  2.7
  "Option" means a contract complying with the provisions of this Plan between the Company and an Employee, Director or Service Provider under which the Employee, Director or Service Provider has a right to subscribe for unissued Shares;

  2.8
  "Optionee" means an Employee or former Employee, a Director or former Director or a Service Provider or former Service Provider, who is a party to an Option;

  2.9
  "Outstanding Issue" has the meaning ascribed thereto in the Company Manual of The Toronto Stock Exchange;

  2.10
  "Plan" means the Share Option Plan, as created hereby and as from time to time amended;

  2.11
  "Retirement" means:

  (i)
  the act of an Employee voluntarily retiring from employment with the Company and/or any Subsidiary, or

  (ii)
  the termination of an Employee's employment after the Company's and/or any Subsidiary's determination that there is not enough work to continue to employ the Employee,

  at any time after the Employee has reached the age of sixty and has been employed by the Company and/or a Subsidiary for a minimum period of ten consecutive years immediately preceding the date of his retirement;

  2.12
  "Service Provider" means a person or company engaged to provide ongoing management or consulting services for the Company or any entity controlled by the Company;

  2.13
  "Share" or "Shares" means, as the case may be, one or more common shares in the capital of the Company as constituted at the date hereof and any shares or securities of the Company into which such common shares are changed, subdivided, consolidated, reclassified or converted;

  2.14
  "Subsidiary" has the meaning therefor in section 1, subsection 4 of the Securities Act, R.S.O. 1990 c. S.5 as amended;

  2.15
  "Triggering Event" shall have the meaning ascribed thereto in Exhibit A to Schedule A hereto.
3.
GRANT OF OPTIONS

3.1
Subject to the provisions of this Plan, the board of directors of the Company may from time to time authorize the granting of Options to one or more Employees, one or more Directors or one or more Service Providers. The total number of Shares issuable pursuant to Options under the Plan shall, at any time, be 10% of the issued and outstanding Shares and, for greater certainty, any Shares issued upon the exercise of Options shall not reduce the percentage of Shares which may be issuable pursuant to options under the Plan; provided that the total number of Shares subject to Options and to other stock options granted to any one person shall not exceed such maximum number as is permitted from time to time under any applicable law or regulation or under the rules of any stock exchange on which the Shares are listed.

In determining the Employees to whom Options are to be granted and the number of Shares subject to each Option to be granted to Employees, the duties, remuneration, length of service and present and potential contribution of an Employee to the success of the Company and/or its Subsidiaries and such other factors as shall from time to time be deemed relevant by the board of directors of the Company will be considered. In determining the Directors to whom Options are to be granted and the number of Shares subject to each Option to be granted to Directors, the length of service of the Director and his present and potential contribution to the Company and/or its Subsidiaries and such other factors as shall from time to time be deemed relevant by the board of directors of the Company will be considered. In determining the Service Providers to whom Options are to be granted and the number of Shares subject to each Option to be granted to Service Providers, the present and potential contribution of the Service Provider to the Company and/or its Subsidiaries and such other factors as shall from time to time be deemed relevant by the board of directors of the Company will be considered.

Subject to the provisions of this Plan and the rules of any stock exchange on which the Shares are listed, an Employee, Director or Service Provider who is eligible under this Plan may be granted more than one Option to purchase Shares pursuant to this Plan if the board of directors shall so determine and may participate, if eligible, in any other stock purchase or option plan of the Company.

3.2
No Options shall be granted to any Optionee if such grant could result, at any time, in:

3.2.1
the number of Shares reserved for issuance pursuant to Options or other stock options granted to Insiders exceeding 10% of the Outstanding Issue;

2

    3.2.2
    the issuance to Insiders, within a one-year period, of a number of Shares exceeding 10% of the Outstanding Issue;

    3.2.3
    the issuance to any one Insider and such Insider's associates, within a one-year period, of a number of Shares exceeding 5% of the Outstanding Issue; or

    3.2.4
    the number of Shares reserved for issuance to any one person pursuant to Options or other stock options exceeding 5% of the Outstanding Issue.
4.
PURCHASE PRICE

The purchase price of the Shares subject to Options granted under the Plan shall be determined by the board of directors of the Company but shall not be less than the Fair Market Value of the Shares.

5.
TERMS OF OPTION

Subject to the provisions of the Plan, each Option shall contain such terms and conditions as may be determined by the board of directors of the Company from time to time, including terms as to the time and manner of exercise and the date of expiry. Such terms may vary between Options so granted, provided that no Option shall extend for a period of more than ten years from the date upon which it is granted, other than as provided herein, and each Option shall provide that the purchase price for all Shares taken upon the exercise thereof shall be paid in full at the time of such exercise. Without limiting the foregoing an Option in substantially the form attached hereto as Schedule A is approved for purposes of this Plan upon adoption of this Plan by the board of directors of the Company. Shares not taken up and paid for under any Option prior to the expiry or earlier termination thereof may be re-allocated and again optioned under the Plan.

In respect of Options that would otherwise expire unexercised during a period of blackout in which Optionees are forbidden by the policies of the Company to exercise Options ("Blacked-Out Options"), the Board may by resolution extend, for a period of ten business days following the end of the blackout, the period of time during which Blacked-Out Options may be exercised (the "Extension Period"). If one or more subsequent periods of blackout are imposed during an Extension Period, the number of days remaining in the Extension Period shall be added to the term of the Blacked-Out Options following the end of the subsequent blackout period or periods. For purposes of clarity, only one Extension Period may be added to the term of an Option.

If an Employee is granted a leave of absence by the Company or one of its Subsidiaries, as the case may be, such absence shall not of itself constitute a termination of employment unless and until the Company or such Subsidiary, as the case may be, shall declare such Employee's employment terminated.

6.
TRANSFERABILITY

An Option shall not be assignable or transferable otherwise than by the will of the Optionee or pursuant to the applicable laws of intestate succession and may be exercised during the life of the Optionee only by the Optionee. No Optionee shall have any rights as a shareholder of the Company in respect of the Shares subject to an Option until such Shares have been paid for in full and issued in accordance with the provisions of the Plan and the Option.

7.
EXERCISE OF OPTION ON THE OCCURRENCE OF A TRIGGERING EVENT

If a Triggering Event shall occur subsequent to the latest of the dates on which The Toronto Stock Exchange and the Montreal Exchange and the shareholders of the Company approve this Plan, an Optionee who at the time of the occurrence of the Triggering Event is an Employee, Director or Service Provider shall have the right to immediately exercise any Option hereby granted to such Optionee as to all of the Shares subject to such Option including, without limitation, those of the Shares subject to such Option with respect to which such Option cannot be exercised immediately prior to the occurrence of the Triggering Event.

3

Notwithstanding that paragraph 8 of the Plan may provide for a shorter period, an Optionee who at the time of the occurrence of a Triggering Event is an Employee, Director or Service Provider shall have a minimum of ninety (90) days from the date of the occurrence of the Triggering Event to exercise any Option hereby granted, provided that the expiry date of such Option does not occur prior to the expiration of such ninety (90) day period in which case the minimum period shall be from the date of the occurrence of the Triggering Event to the expiry date of such Option.

8.
TERMINATION OF EMPLOYMENT, DEATH OR RETIREMENT

In the event of the termination of the Optionee's employment with the Company or any Subsidiary of the Company, or the Optionee ceasing to be a Service Provider, prior to the close of business on the expiry date of his Option for any reason other than, (i) his death, (ii) his Retirement, or (iii) termination of the Optionee's employment by the Company or its Subsidiary, as the case may be, or the Optionee's termination as a Service Provider, in either case without cause (as determined by the Company in its sole discretion), any Option granted to such Optionee in respect of his employment or as a Service Provider shall forthwith cease and terminate and be of no further force or effect whatsoever as to such of the Shares subject to the Option in respect of which such Option has not been previously exercised.

Other than with respect to the President and each of the Vice-Presidents of the Company, in the event of the termination of the Optionee's employment by the Company or any of its Subsidiaries, as the case may be, or the Optionee's termination as a Service Provider, in either case without cause (as determined by the Company in its sole discretion), any Option granted in respect of his employment or as a result of his being a Service Provider will continue to vest and may be exercised by the Optionee in accordance with the provisions thereof at any time up to and including, but not after, the date which is 180 days after the date of the termination of his employment or his ceasing to be a Service Provider, as the case may be, or prior to the close of business on the expiry date of the Option, whichever is the earlier.

With respect to the President and each of the Vice-Presidents of the Company, in the event of the termination of such Optionee's employment by the Company or any of its Subsidiaries, as the case may be, or such Optionee's termination as a Service Provider, in either case without cause, any Option granted in respect of his employment or as a result of his being a Service Provider will continue to vest and may be exercised by the Optionee in accordance with the provisions thereof at any time up to and including, but not after, the date which is the second anniversary of the date of the termination of his employment or his ceasing to be a Service Provider, as the case may be, or prior to the close of business on the expiry date of the Option, whichever is the earlier.

In the event of the Retirement of the Optionee while in the employment of the Company or any Subsidiary, any Option granted in respect of his employment will continue to vest and may be exercised by the Optionee in accordance with the provisions thereof at any time up to and including, but not after, the expiry date of such Option.

In the event of the Optionee ceasing to be a Director, any Option granted as a result of his being a Director will continue to vest and may be exercised by the Optionee in accordance with the provisions thereof at any time up to and including, but not after, the date which is 180 days after the date of his ceasing to be a Director or prior to the close of business on the expiry date of the Option, whichever is the earlier.

In the event of the death of the Optionee while in the employment of the Company or any Subsidiary or while a Director or Service Provider, as the case may be, the Option will continue to vest and may be exercised by the legal representative of the Optionee in the same manner and to the same extent as the Optionee, if living, could have exercised it under the provisions thereof at any time up to and

4

including, but not after, the date which is 180 days after the date of the death of the Optionee or prior to the close of business on the expiry date of the Option, whichever is the earlier.

Notwithstanding the foregoing provisions of this paragraph 8: (i) if an Optionee who was granted an Option in one capacity (e.g., as an employee of the Company) continues on immediately thereafter with the Company or any of its Subsidiaries in another capacity (e.g., as a Service Provider or an employee of a Subsidiary of the Company), then the provisions of paragraph 8 shall not apply to terminate such Option solely as a result of such change; and (ii) the board of directors of the Company shall have the right by resolution to waive termination of the Option of an Optionee and to permit the vesting and exercise of an Option within such time as may be stipulated in said resolution of the board of directors of the Company not to exceed the expiry date of the Option.

9.
ADJUSTMENTS FOR EVENTS AFFECTING SHARES

9.1
If the Shares shall be consolidated or subdivided, if any dividend is payable in Shares or if any action of a similar nature affecting the number of outstanding Shares is taken, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares to be issued upon the exercise of any Option theretofore granted and the purchase price thereof shall be adjusted in such a manner as the board of directors of the Company shall consider appropriate.

9.2
If the Company amalgamates or consolidates with or merges into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger had the Option been exercised prior to such event.

9.3
In the event of any other change affecting the Shares, such adjustment shall be made as shall be considered appropriate by the board of directors of the Company to give proper effect to such change.

10.
ADMINISTRATION AND AMENDMENT OF PLAN

10.1
The board of directors of the Company may amend or discontinue the Plan at any time; provided however, that (a) all material amendments to the Plan shall require approval of the shareholders of the Company and (b) any amendment that may materially and adversely affect any Option rights previously granted to an Optionee under the Plan must be consented to in writing by the Optionee or the other person then entitled to exercise such Option. Examples of the types of amendments to the Plan that the board of directors of the Company is entitled to make include, without limitation: (a) amendments of a "housekeeping" nature; (b) amendments of a typographical, grammatical, clerical nature or of administrative nature of which are required to comply with regulatory requirements; (c) a change to the vesting provisions of an Option or the Plan; (d) a change to the termination provisions of an Option or the Plan which does not entail an extension beyond the original expiration date except as contemplated in section 5; (e) the addition of a cashless exercise feature, payable in cash or Shares, which provides for a full deduction of the number of underlying Shares from the number of Shares reserved for issuance under the Plan and (f) a change to the persons in section 3 to whom Options may be granted which does not have the potential of broadening or increasing Insider participation. Notwithstanding the foregoing, the Plan shall be amended or discontinued, as appropriate, in the manner and to the extent required by law or by the regulations, rules, by-laws or policies of any regulatory authority or stock exchange. The Company may delegate to any person, group of persons or corporation such administrative duties and powers as it may see fit, save and except any duties required to be carried out by the board of directors of the Company.

5

  10.2
  The Company may amend, suspend or terminate the Plan or any provisions hereof at any time, provided that no such amendment will divest any participant of his entitlement to exercise Options granted to him as provided for herein without his consent. In no event shall any amendment of the terms or conditions of the Shares, or any other change in the capitalization of the Company, be regarded as an amendment of the Plan or require the consent of any Optionee. Any amendment to any provision of the Plan shall be subject to the approval, if required, of any regulatory body (including without limiting the generality of the foregoing, any stock exchanges on which the Shares are listed) having jurisdiction over the securities of the Company.

  10.3
  All decisions and interpretations of the Company respecting the Plan and all rules and regulations made from time to time pursuant hereto shall be final and binding and conclusive on the Company and on the holder of any Option and on all Employees, Directors and Service Providers eligible under the Plan to participate herein.

  10.4
  Any grant by the board of directors of the Company of an Option to purchase Shares under this Plan shall be entirely discretionary and nothing in the Plan shall be deemed to give any Employee, Director or Service Provider any right to be granted an Option to purchase Shares.
11.
COSTS

The Company shall pay all costs of administering the Plan.

12.
NO RIGHT TO EMPLOYMENT

Nothing in this Plan or any instrument executed pursuant thereto shall confer upon any Optionee any right to continue in the employ of the Company or any Subsidiary of the Company, as the case may be, or shall affect the right of the Company or such Subsidiary to terminate the employment of any Optionee, with or without cause, or the engagement of any Optionee.

13.
INSIDER REPORTING

Those Optionees who purchase Shares under this Plan will be required to file the appropriate insider trading reports with respect to their ownership of the Shares if they are "insiders" of the Company as defined in the applicable corporate and/or securities legislation. Such reports must also be filed in respect of trades in the Shares. The Secretary of the Company can provide copies of the appropriate forms and guidance as to the timing and other filing requirements; however, the responsibility of completing and filing any such forms rests with each holder of Shares.

14.
SHAREHOLDER APPROVAL AND EFFECTIVE DATE

This Plan is subject to the approval of The Toronto Stock Exchange and, where required, to the approval of the shareholders of the Company. The Plan shall become and remain effective as of and from its original adoption date of December 9th, 1992, as amended and restated on May 3, 2007.

Dated December 9, 1992, as amended and restated on May 3, 2007.

6

SCHEDULE A

STOCK OPTION AGREEMENT

OPTION AGREEMENT made as of the    •    day of    •    , 20    •    .

BETWEEN:

BIOMIRA INC., a corporation, incorporated under the laws of
Canada
(hereinafter called the "Company")

        OF THE FIRST PART

-and-

• an (employee) (director) (service provider) of the Company or one of its Subsidiaries or an entity controlled by the Company,
(hereinafter called the "Optionee")

        OF THE SECOND PART

WHEREAS the Company has established a Share Option Plan (such Share Option Plan, as may be supplemented or amended from time to time, is hereinafter called the "Plan") for directors and full time employees of the Company or its Subsidiaries (as defined in section 1, subsection 4 of the Securities Act R.S.O. 1990, c. S.5 as amended from time to time) and service providers of the Company or any entity controlled by the Company;

AND WHEREAS the Optionee is eligible to participate in the Plan and the granting of an option to the Optionee pursuant to the Plan on the terms hereinafter set forth has been duly authorized;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, other good and valuable consideration and the sum of One Dollar ($1.00) now paid by the Optionee to the Company (the receipt whereof is hereby acknowledged), it is agreed by and between the parties hereto as follows:

1.
In this Agreement the term "Share" shall mean one or more common shares in the capital of the Company as constituted at the date of this Agreement and the term "Triggering Event" shall have the meaning ascribed thereto in Exhibit A hereto.

2.
The Company hereby grants to the Optionee, subject to the terms and conditions hereinafter set out, an irrevocable option to purchase    •    Shares of the Company (hereinafter called the "Optioned Shares") at the subscription price of    •    per Share (hereinafter called the "Purchase Price").

3.
The Optionee shall, subject to the Plan and the terms and conditions hereinafter set out, have the right to exercise the option hereby granted with respect to all or any part of the Optioned Shares at any time or from time to time on and after the first anniversary of the date of grant of such option but prior to the close of business on the eighth anniversary of the date of grant of such option (hereinafter called the "Expiry Date"); provided that the Optionee shall not be entitled to purchase hereunder more than twenty-five (25%) per cent of the Optioned Shares before the second anniversary of the date of grant of such option, more than fifty (50%) per cent of the Optioned Shares in the aggregate before the third anniversary of the date of grant of such option, more than seventy-five (75%) per cent of the Optioned Shares in the aggregate on or before the fourth anniversary of the date of grant of such option.

Notwithstanding the foregoing if a Triggering Event shall occur subsequent to the latest of the dates on which The Toronto Stock Exchange and the Montreal Exchange and the shareholders of the Company approve the Plan, the Optionee shall have the right to immediately exercise the option hereby granted as to all of the Optioned Shares including, without limitation, those Optioned Shares which cannot be exercised immediately prior to the occurrence of the Triggering

  Event, provided the Optionee at the time of the occurrence of the Triggering Event is an Employee, Director or Service Provider (as defined in the Plan). Further, notwithstanding that paragraph 4 hereof may provide for a shorter period, the Optionee shall have a minimum of ninety (90) days from the date of the occurrence of the Triggering Event to exercise the option hereby granted, provided the Optionee at the time of the occurrence of the Triggering Event is an Employee, Director or Service Provider and provided further that the Expiry Date does not occur prior to the expiration of such ninety (90) day period in which case the minimum period shall be from the date of the occurrence of the Triggering Event to the Expiry Date.

At the close of business on the Expiry Date the option hereby granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which such option has not then been exercised.

4.
In the event of the termination of the Optionee's employment with the Company or any Subsidiary of the Company, or the Optionee ceasing to be a Service Provider, prior to the close of business on the Expiry Date for any reason other than: (i) his death, (ii) his Retirement (as such term is defined in the Plan), or (iii) termination of the Optionee's employment by the Company or its Subsidiary, as the case may be, or the Optionee's termination as a Service Provider, in either case without cause (as determined by the Company in its sole discretion), the option hereby granted to the Optionee in respect of his employment or as a Service Provider shall forthwith cease and terminate and be of no further force or effect whatsoever as to such of the Optioned Shares in respect of which such option has not been previously exercised.

Other than with respect to the President and each of the Vice-Presidents of the Company, in the event of the termination of the Optionee's employment by the Company or any of its Subsidiaries, as the case may be, or the Optionee's termination as a Service Provider, in either case without cause (as determined by the Company in its sole discretion), any option hereby granted in respect of his employment or as a result of his being a Service Provider will continue to vest and may be exercised by the Optionee in accordance with the provisions of paragraph 3 hereof at any time up to and including, but not after, the date which is 180 days after the date of the termination of his employment or his ceasing to be a Service Provider, as the case may be, or prior to the close of business on the Expiry Date, whichever is the earlier.

With respect to the President and each of the Vice-Presidents of the Company, in the event of the termination of such Optionee's employment by the Company or any of its Subsidiaries, as the case may be, or such Optionee's termination as a Service Provider, in either case without cause, or the Optionee ceasing to be a Service Provider, any option hereby granted in respect of his employment or as a result of his being a Service Provider will continue to vest and may be exercised by the Optionee in accordance with the provisions of paragraph 3 hereof at any time up to and including, but not after, the date which is the second anniversary of the date of the termination of his employment or his ceasing to be a Service Provider, as the case may be, or prior to the close of business on the Expiry Date, whichever is the earlier.

In the event of the Retirement (as such term is defined in the Plan) of the Optionee while in the employment of the Company or any Subsidiary, any option hereby granted in respect of his employment will continue to vest and may be exercised by the Optionee in accordance with the provisions of paragraph 3 hereof at any time up to and including, but not after, the Expiry Date.

In the event of the Optionee ceasing to be a Director, any option hereby granted as a result of his being a Director will continue to vest and may be exercised by the Optionee in accordance with the provisions of paragraph 3 hereof at any time up to and including, but not after, the date which is 180 days after the date of his ceasing to be a Director or prior to the close of business on the Expiry Date, whichever is the earlier.

2

5.
In the event of the death of the Optionee while in the employment of the Company or any Subsidiary or while a Director or Service Provider, as the case may be, the option hereby granted may be exercised by the legal representative of the Optionee in the same manner and to the same extent as the Optionee, if living, could have exercised it under the provisions of paragraph 3 hereof at any time up to and including, but not after, the date which is 180 days after the date of the death of the Optionee or prior to the close of business on the Expiry Date, whichever is the earlier.

6.
Notwithstanding paragraphs 4 and 5 hereof: (i) if an Optionee who was granted an option in one capacity (e.g., as an employee of the Company) continues on immediately thereafter with the Company or any of its Subsidiaries in another capacity (e.g., as a Service Provider or an employee of a Subsidiary of the Company), then the provisions of paragraph 4 hereof shall not apply to terminate such option solely as a result of such change; and (ii) the board of directors of the Company shall have the right by resolution to waive termination of the option hereby granted where same would otherwise cease and terminate and to fix the time for vesting of the option hereby granted and within which such Optionee may exercise the option hereby granted, but the time permitted for vesting and exercise in said resolution shall not extend beyond the Expiry Date.

7.
Subject to the foregoing, the option hereby granted shall be exercisable by the Optionee or his legal representative giving written notice to the Company at its principal office in the City of Edmonton either by mailing the same addressed to the Company at such office or by delivering such notice to the Vice-President, Finance & Administration of the Company (not being himself the Optionee) and by the Optionee making payment for the Optioned Shares as hereinafter provided.

Such notice shall specify the number of Optioned Shares in respect of which the option hereby granted is being exercised and either shall be accompanied by payment to the Company in the City of Edmonton of the full purchase price for the number of Optioned Shares so specified, or shall specify that payment of the full purchase price for the number of Optioned Shares so specified shall be made to the transfer agent and registrar of the Shares in exchange for a certificate or certificates representing the number of the Optioned Shares so specified. Such notice, if mailed, shall be deemed to have been given on the day upon which such notice is actually received by the Company and, if delivered as aforesaid, shall be deemed to have been given on the date of delivery.

Upon receipt of such notice, the Company shall forthwith instruct the transfer agent and registrar of the Shares to deliver to the Optionee or his legal personal representative, as the case may be (or as otherwise directed in the notice exercising the option) within twenty (20) days thereafter a certificate or certificates in the name of the Optionee or his legal personal representative as the case may be for the number of Optioned Shares in respect of which the option is being exercised. In the event that the Optionee has specified that payment of the Purchase Price for the number of Optioned Shares so specified is to be made to the transfer agent and registrar of the Shares in exchange for a certificate or certificates representing such number of Optioned Shares, the Company shall so advise the transfer agent and registrar of the Shares, in which event the transfer agent and registrar of the Shares shall deliver the certificate or certificates only against receipt by it of payment to the Company in the City of Edmonton of the full purchase price for the number of Optioned Shares in respect of which the option is being exercised.

The option shall be deemed to have been exercised with respect to the number of Shares specified in such notice on the date that payment of the Purchase Price for such number of Optioned Shares is received by the Company or by the transfer agent and registrar of the Shares on behalf of the Company, as the case may be.

3

8.
Nothing herein contained or done pursuant hereto shall obligate the Optionee to purchase and/or pay for or obligate the Company to issue any Optioned Shares except those in respect of which the Optionee shall have exercised this option in the manner hereinbefore provided.

9.
In the event that the Shares of the Company are changed, consolidated, converted, subdivided or re-classified or if any dividend is payable in Shares of the Company or other action of a similar nature affecting the number of Shares of the Company is taken, then in such event the number of Shares in respect of which this option is granted and the number of Shares issuable upon the exercise of this option shall be correspondingly adjusted without any change in the total price applicable to the Optioned Shares.

10.
The Optionee shall have no rights whatsoever as a shareholder of the Company in respect of any of the Optioned Shares (including any right to receive dividends or other distributions in respect thereof) except in respect of Optioned Shares which shall have been taken up and paid for in full pursuant hereto.

11.
Time shall be of the essence in this Option Agreement.

12.
12.2
Notwithstanding anything hereinbefore contained to the contrary, the Optionee shall not be entitled to exercise any option hereby granted with respect to the Optioned Shares unless and until the Plan has been approved by the Canadian stock exchanges on which Shares of the Company are listed and until the Plan has been approved by the shareholders of the Company at a meeting of shareholders of the Company duly convened for that purpose.

12.2
It is understood and acknowledged that the Company has offered the Optionee no tax or other advice in connection with this option and assumes no responsibility therefor. It is the responsibility of the Optionee to obtain his own independent tax and other advice with respect to this option.

13.
This Option Agreement shall enure to the benefit of and shall be binding upon the Company and its successors and shall also enure to the benefit of and be binding upon the Optionee and, as provided in paragraph 5 hereof, his legal personal representative. This Option Agreement and the option granted hereby shall not be assignable by the Company or by the Optionee or his legal personal representative. Subject to prior approval of the stock exchanges on which the Shares are listed and any other relevant regulatory authority, the terms and conditions of this Option Agreement may be amended, modified or altered by the Company with the consent of the Optionee provided that such amendment, modification or alteration is not contrary to the provisions of the Plan and this Option Agreement.

4

IN WITNESS WHEREOF this Option Agreement has been executed by the parties hereto.

BIOMIRA INC.
By:
By:
SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
)
Witness

5

EXHIBIT A

1.
"Change in Control" shall be deemed to have occurred if, on or after the date hereof (i) the board of directors of the Company passes a resolution to the effect that, for purposes of the Share Option Plan of the Company and this agreement, a Change in Control has occurred or (ii) any person or any group of two or more persons acting jointly or in concert becomes the beneficial owner, directly or indirectly, or acquires the right to control or direct, twenty-five (25%) per cent or more of the outstanding voting securities of the Company or any successor to the Company in any manner, including without limitation as a result of a takeover bid or an amalgamation of the Company with any other corporation or any other business combination or reorganization, and for purposes hereof "voting security" means any security other than a debt security carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing;

2.
"Offer" means an offer to purchase, a solicitation of an offer to sell or an acceptance of an offer to sell Shares made by an Offeror to all or substantially all the holders of Shares whose last address on the records of the Company is in Canada other than the Offeror or any associate of the Offeror or any person acting jointly or in concert with the Offeror in relation to the Offer and shall include any amended, supplemented or extended Offer and any Offer made through the facilities of a stock exchange in Canada on which the Shares are listed;

3.
"Offeror" means any person, other than an agent, who makes an Offer, including the Company, and shall include any persons who make an Offer or Offers acting jointly or in concert;

4.
"Person" has the meaning ascribed thereto in the Canada Business Corporations Act; and

5.
"Triggering Event" means a Change in Control having occurred or an Offer having been made.

Exhibit 10.35

BIOMIRA INC.
RESTRICTED SHARE UNIT PLAN

Effective May 18, 2005

1.     PURPOSE OF THE PLAN

The purpose of this plan (the "Plan") is to promote the long term success of Biomira Inc. (the "Corporation") by providing for incentives for future services during the Grant Period in the form of Restricted Share Units (RSUs) to non-employee members of the Board of Directors. The Plan is designed to provide non-employee Directors with additional incentive to further the growth and development of the Corporation and to acquire a proprietary interest in the Corporation through ownership of shares.

2.     DEFINITIONS

For purposes of the Plan, the terms contained in this Section 2 have the following meanings:

  "Administrator" means such administrator as may be appointed, pursuant to Section 3, by the Board of Directors from time to time to administer the Plan;

  "Board of Directors" means the board of directors of the Corporation or, if duly authorized by the Board of Directors in respect of the Plan, a committee of the Board of Directors;

  "Business Day" means a day, other than a Saturday or Sunday, on which banking institutions in Alberta are not authorized or obligated by law to close;

  A "Change in Control" shall be deemed to have occurred if any person or any group of two or more persons acting jointly or in concert acquires (within the 12 month period preceding the most recent acquisition by such persons), directly or indirectly, or acquires the right to control or direct, the beneficial ownership of stock of the Corporation possessing thirty-five percent (35%) or more of the outstanding total voting power of the securities of the Corporation or any successor to the Corporation, in any manner, including without limitation as a result of a takeover bid or an amalgamation of the Corporation with any other corporation or any other business combination or reorganization, and for purposes hereof "outstanding total voiting power of the secruties" includes any security other than a debt security carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing;

  "CIC Date" means the date of any Change in Control;

  "Corporation" means Biomira Inc. and its successors;

  "Effective Date" means for a Grant, the date which the Board of Directors determines will be the date on which the Grant will take effect;

  "Fiscal Year" means any fiscal year of the Corporation;

  "Grant" means the grant of RSUs allocated to a Participant at any time in accordance with Section 5 hereof;

  "Grant Period" means the period established by the Board of Directors in respect of each Grant, which period shall commence on the Effective Date and end on the date designated by the Board of Directors; provided however that such period will not exceed five years;

  "Identification Period", for the purposes of the definition of "Specified Employee", shall be measured on the basis of the calendar year;

  "Insider" has the meaning ascribed thereto in the Company Manual of the Toronto Stock Exchange;

  "Notice of Grant" refers to the notice delivered in accordance with Section 5 to each Participant under a Grant in connection with the grant thereof that sets out the terms of the Grant in accordance with Section 5;

  "Outstanding Issue" has the meaning ascribed thereto in the Company Manual of the Toronto Stock Exchange;

  "Participant" means an individual to whom a Grant has been made;

  "Person" means, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee executor, administrator, or other legal representative;

  "Plan" means the restricted share unit plan as set forth herein and as may be amended from time to time;

  "Release Date" means, for a Grant, unless otherwise determined by the Board of Directors, the day which is thirty calendar days following the fifth anniversary of the Effective Date of the Grant;

  "Retirement" means, in respect of a Participant, resignation from the Board of Directors;

  "RSU" means a restricted share unit allocated to a Participant in accordance with Section 5 which shall upon issuance, in accordance with and subject to the provisions of the Plan, entitle the holder thereof to receive one RSU Share;

  "RSU Share" means a Share delivered to a Participant in accordance with the provisions of the Plan in settlement of an RSU issued to the Participant under the Plan;

  "Share" means a common share in the capital of the Corporation;

  "Specified Employee" means a Participant who:

  (a)
  is an employee (as opposed to a non-employee member of the Board of Directors);

  (b)
  satisfies the definition in clause 409A(a)(2)(B)(i) of the U.S. Internal Revenue Code (the "Code") (see below) at any time during the relevant Identification Period; and

  (c)
  terminates employment at any time during the 12 months following the first day of the fourth month following the end of the last preceding Identification Period.

  As set forth in section 409A(a)(2)(B)(i) of the CVode, a "specified employee" generally is an employee that satisfy one of these three tests at any time in the year:

    (i)
    is one of the top 50 officers (or, if lesser, the greater of 3 or 10% of the employees) of the employer with compensation greater than US $130,000 (as adjusted for inflation;

    (ii)
    is an employee who owns more than 5% of the total stock or the total voting stock of the employer; or

    (iii)
    is an employee with compensation greater than US $150,000 who owns more than 1% of the total stock or the total voting stock of the employer; and

  "TSX" means the Toronto Stock Exchange.

3.     ADMINISTRATION

The Board of Directors shall administer the Plan in accordance with its terms. The Board of Directors may, from time to time, subject to the terms of the Plan, delegate to the Administrator, if and to the extent that one is appointed, the whole or any part of the administration of the Plan and shall determine the scope of such delegation and may from time to time revoke or amend any such delegation. For greater certainty, no Administrator need be appointed and, if an Administrator is appointed but ceases to serve at any time and for any reason then a replacement Administrator may (but need not be) appointed. Any decision made by the Board of Directors or the Administrator in carrying out their responsibilities with respect to the administration of the Plan shall be final and binding on all Persons, including the Participants and their legal representatives and beneficiaries.

In addition to the other powers granted to the Board of Directors under the Plan and subject to the terms of the Plan, the Board of Directors shall have full and complete authority to interpret the Plan. The Board of Directors and/or the Administrator may from time to time prescribe such rules and regulations and make all determinations necessary or desirable for the administration of the Plan. In particular, the Board of Directors shall select the Participants to whom it recommends Grants be made and shall determine the amounts and terms of the Grants. Any such interpretation, rule, determination or other act of the Board of Directors and/or the Administrator shall be conclusively binding on all Persons, including the Participants and their legal representatives and beneficiaries.

No member of the Board of Directors (in his/her capacity as an administrator of the Plan as opposed to a Participant under the Plan) or the Administrator shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law (including but not limited to all costs and expenses on a solicitor and client full indemnity basis), the Corporation shall indemnify and save harmless each Person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such Person is or was a member of the Board of Directors (in his/her capacity as an administrator of the Plan as opposed to a Participant under the Plan) or is or was the Administrator and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

Except as Participants may otherwise be advised by written notice given together with the Notice of Grant, all costs of the Plan, including any administration fees, shall be paid by the Corporation.

4.     RSU SHARES SUBJECT TO THE PLAN

The Corporation shall not be required to issue and/or cause to be delivered Shares or issue and/or cause to be delivered certificates evidencing Shares to be delivered pursuant to the Plan unless and until such issuance and delivery can be completed in compliance with the applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of all applicable stock exchanges upon which Shares are listed. The Corporation shall be obligated to take all reasonable action to comply with any such laws, regulations, rules, orders, or requirements. Subject to the foregoing, the Board of Directors may authorize from time to time the issuance by the Corporation of Shares or the purchase of Shares for the benefit of Participants on the open market or by private transaction as required in order to administer the Plan and to fulfill the obligations of the Corporation pursuant to the Plan. At any time, the aggregate number of Shares issued and issuable under Grants shall not exceed the total number of Shares reserved for issuance under the Plan.

5.     GRANTS

Subject to the provisions of the Plan, the Board of Directors shall, in it sole discretion and from time to time, determine the Participants to whom Grants will be made under the Plan. The Board of Directors shall also determine, in connection with each Grant, the Effective Date thereof, the number of RSUs to be allocated, the Grant Period applicable thereto, any applicable vesting terms in order for RSUs to be issued and such other terms and conditions (which need not be identical as between any two Grants, whether or not contemporaneous) as the Board of Directors deems appropriate.

Each Grant shall be evidenced by a written notice (a "Notice of Grant") to be delivered, along with a copy of this Plan, to the Participant subject to the Grant, which notice will contain the information referred to in Section 5 and such other terms and conditions as the Board of Directors may specify and which notice shall be acknowledged in writing by the Participant. Each Notice of Grant shall state that the Grant is subject to the terms of the Plan and that each RSU issued pursuant to the Grant shall, subject to and in accordance with the terms of the Plan, entitle the Participant to receive one RSU Share.

No Grant shall be made to any Participant if such Grant could result, at any time, in:

  (a)
  the number of Shares reserved for issuance pursuant to Grants or other stock options granted to Insiders exceeding ten percent (10%) of the Outstanding Issue;

  (b)
  the issuance to Insiders, within a one year period, of a number of Shares exceeding ten percent (10%) of the Outstanding Issue;

  (c)
  the issuance to any one Insider and such Insider's associates, within a one year period, of a number of Shares exceeding five percent (5%) of the Outstanding Issue; or

  (d)
  the number of Shares reserved for issuance to any one person pusuant to Grants or other stock options exceeding five percent (5%) of the Outstanding Issue.

6.     TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

Certificates need not be issued with respect to RSUs covered by a Grant or RSUs when issued. The Corporation or the Administrator shall maintain records showing the number of RSUs allocated to each Participant under the Plan. Each Participant shall be notified by the Notice of Grant of the number of RSUs covered by a Grant and of the terms and conditions of such Grant, including those described below in this Section 6:

  (a)
  Number of RSUs

  Each Notice of Grant shall state the number of RSUs allocated to the Participant and state that each such RSU shall, subject to and in accordance with the terms of the Plan, entitle the Participant to receive one RSU Share;

  (b)
  Issue of RSUs

  Subject to paragraphs 6(c) and 6(d), at the time a Grant is made, subject to meeting the vesting and other requirements set forth in the Grant, a Participant shall be allocated the RSUs covered by the Grant (that will generally be issued and settled (on the applicable Release Date) in the form of RSU Shares). The number of RSU Shares received by a Participant shall be equal to the number of RSUs issued on the Release Date.

  (c)
  Right to RSUs in the Event of Death, Retirement or Resignation.

  Unless otherwise determined by the Board of Directors and subject to the terms set out in the Grant Notice:

    In the event of the death of a Participant while a director of the Corporation, and with respect to each Grant to such Participant for which the established Grant Period has not ended and for which RSUs have not otherwise been issued prior to the date of death, all unvested RSUs shall immediately vest and the RSU Shares shall be issued by the later of the end of the calendar year of the date of the death or by the 15th day of the 3rd calendar month following the date of the death.

    (i)
    Subject to:

    (A)
    paragraph 6(d); and

    (B)
    the terms and conditions upon which the Grant was made, including those relating to vesting;

    (i)
    provided the Participant is not a Specified Employee at the date of termination, in the event a Participant's membership on the Board of Directors terminates for any cause other than death of the Participant, and with respect to the RSUs covered by any Grant to such Participant with respect to which the Release Date has not occurred and for which RSUs have not been issued prior to such termination, the Participant shall receive, subject to and in accordance with the provisions of the Plan, RSUs issued in the form of RSU Shares as if the Grant

          Period had ended. The RSU Shares shall be issued by the later of the end of the calendar year of the termination or by the 15th day of the 3rd calendar month following the date of the termination.

        (ii)
        if the Participant is a Specified Employee at the date of termination, in the event a Participant's membership on the Board of Directors terminates for any cause other than death of the Participant, and with respect to the RSUs covered by any Grant to such Participant with respect to which the Release Date has not occurred and for which RSUs have not been issued prior to such termination, the Participant shall receive, subject to and in accordance with the provisions of the Plan, RSUs issued in the form of RSU Shares as if the Grant Period had ended. The RSU Shares will be delivered by the 30th day of the date following the date which is six months following the date of termination.

  (d)
  Right to RSUs in the Event of a Change in Control

  Notwithstanding any other provision of the Plan, in the event of the occurrence of a Change in Control of the Corporation and with respect to all the Grants that are outstanding for such Participant on the CIC Date, all unvested RSUs shall immediately vest and each Participant who has received any such Grants shall be entitled to receive, on the date which is ten Business Days following the CIC Date, an amount in full settlement of a RSU covered by a Grant, which amount shall be either (i) one Share for each Covered RSU, or (ii) if so specified in a Participant's written election provided to the Corporation within five Business Days following the CIC Date (provided the Participant has notice thereof), a cash payment equal to the Special Value for each Covered RSU provided that such Participant is continuously a member of the Board of Directors of the Corporation from the Effective Date of such Grant to the CIC Date.

  The term "Special Value" means an amount with respect to each Covered RSU determined as follows:

    (i)
    if any Shares are sold as part of the transaction constituting the Change in Control, the Special Value shall equal the weighted average of the prices paid for those Shares by the acquiror, provided that if any portion of the consideration paid for such Shares by the acquiror is paid in property other than cash, the Board of Directors (as constituted immediately prior to the CIC Date) shall determine that fair market value of such property as of the CIC Date for purposes of determining the Special Value under this paragraph 6(d); and

    (ii)
    if no Shares are sold as part of the transaction constituting the Change in Control, the Special Value shall equal the arithmetic average of the closing prices for the Shares on the TSX for the five trading days immediately preceding the CIC Date.

  The term "Covered RSUs" means, with respect to each Grant that is outstanding on the CIC Date, the number of RSUs that would have been issued to a Participant on the Release Date during the applicable Grant Period and settled in the form of RSU Shares had the Participant continued as a member of the Board of Directors of the Corporation until the Release Date during the applicable Grant Period.

  (e)
  Non-Transferability

  The rights or interests of a Participant under the Plan shall not be assignable or transferable, otherwise than by will or the laws governing the devolution of property in the event of death and such rights or interests shall not be encumbered.

  (f)
  RSUs Not Shares

  Under no circumstances shall RSUs be considered Shares, nor entitle any Participant to the exercise of voting rights, the receipt of dividends or the exercise of any other rights attaching to ownership of Shares.

7.     EFFECTS OF ALTERATION OF SHARE CAPITAL

If at any time during the currency of the Plan:

  (a)
  a dividend is declared upon the Shares payable in Shares of the Corporation; or

  (b)
  any or all of the outstanding Shares are changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, whether through an arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, subdivision or consolidation; or

  (c)
  there is any change, other than those specified in paragraphs 7(a) and (b), in the number or kind of outstanding Shares or of any shares or other securities into which such Shares shall have been changed or for which they shall have been exchanged; or

  (d)
  there is a distribution of assets or shares to shareholders of the Corporation out of the ordinary course of business;

then, if the Board of Directors shall in its sole discretion determine such change equitably requires an adjustment in the number of RSUs with respect to which Grants may be made pursuant to the Plan but have not yet been covered by Grants, or the number of RSUs then covered by Grants, or the number of RSUs generally available for Grants under the Plan or the number of RSUs available for Grant under the Plan in any calendar year, then such adjustment may be made by the Board of Directors and shall, subject to any required regulatory or other approval, be effective and binding for all purposes.

No adjustment provided for in this Section 7 will entitle a Participant to be allocated a fractional RSU, or receive a fractional RSU Share or any payment in lieu thereof, and the total adjustment with respect to each RSU shall be limited accordingly.

8.     AMENDMENT AND TERMINATION

The Board of Directors may from time to time amend, suspend or terminate the Plan in whole or in part. The Board of Directors may from time to time amend the terms of Grants made under the Plan, subject to the obtaining of any required regulatory or other approvals and, if any such amendment will materially adversely affect the rights of a Participant with respect to a Grant, the obtaining of the written consent of such Participant to such amendment. Notwithstanding the forgoing, (i) the obtaining of the written consent of any Participant to an amendment which materially adversely affects the rights of such Participant with respect to a Grant shall not be required if such amendment is required to comply with applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of any stock exchange on which Shares are listed and (ii) no amendment may be made to paragraph 6(d) or to the defined terms referred to therein on or after the CIC Date.

9.     MISCELLANEOUS PROVISIONS

  (a)
  Participation

  No non-employee director of the Corporation shall have any claim or right to receive Grants under the Plan, and the Grant and issuance of RSUs under the Plan shall not be construed as giving a Participant any right to continue as a member of the Board of Directors of the Corporation.

  (b)
  Withholding Tax

  Notwithstanding any other provision of the Plan, the Board of Directors and/or the Administrator may adopt and apply rules that in its opinion will ensure that the Corporation will be able to comply with applicable provisions of any federal, provincial, state or local law relating to the withholding of tax, including on the amount, if any, included in income of a Participant. The Corporation or the Administrator may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the

  Corporation will be able to comply with applicable provisions of any federal, provincial, state or local law relating to withholding of tax or other required deductions, including on the amount, if any, to be included in income of a Participant. The Corporation or the Administrator shall, in this connection, have the right in its discretion to satisfy any such withholding tax liability by retaining or acquiring any Shares which would otherwise be issued or provided to a Participant hereunder, or withholding any portion of any cash amount payable to a Participant hereunder. The Corporation or the Administrator shall also have the right to withhold the delivery of any RSUs and RSU Shares and any cash payment payable to a Participant hereunder unless and until such Participant pays to the Corporation a sum sufficient to indemnify the Corporation for any liability to withhold tax in respect of the amounts included in the income of such Participant as a result of the settlement of RSUs under this Plan, to the extent that such tax is not otherwise being withheld from payments to such Participant by the Corporation or the Administrator.

  (c)
  Acceptance of Terms by Participant

  Participation in the Plan by any Participant shall be construed as acceptance of the terms and conditions of the Plan by the Participant and as to the Participant's agreement to be bound thereby.

  (d)
  Governing Law

  The Plan shall be construed in accordance with and governed by the laws of the province of Alberta and the federal laws of Canada applicable therein.

  (e)
  Number, etc.

  In this Plan, whenever the context so requires, the masculine gender includes the feminine gender and a singular number includes the plural number.

  (f)
  Discretion

  Any discretion, power, judgment, decision, election, or choice referred to in this Plan as being available to the Board of Directors, or to any committee of the Board of Directors, or to any Administrator shall be deemed to be an unfettered discretion, power, judgment, decision, election, or choice on the part of the Board of Directors, the committee of the Board of Directors or the Administrator in question.

  (g)
  Severance

  Any void, illegal, or unenforceable provisions of this Plan shall not affect the validity or enforceability of the remaining provisions. Any provision which would otherwise be held by a court or tribunal of competent jurisdiction to be void, illegal, or unenforceable shall be deemed to be modified (by reducing its scope, duration or applicability) to the extent necessary to render it valid and enforceable, or if such modification is not possible, then such provisions shall be binding and enforceable and construed without such severed provisions.

10.   EFFECTIVE DATE AND TERM OF THE PLAN

The Plan, and any amendments to the Plan, shall become effective upon its or their adoption by the Board of Directors. The Plan shall terminate on the date determined by the Board of Directors in accordance with Section 8 and no Grants may become effective under the Plan after the date of termination, but such termination will not affect any Grants which became effective pursuant to the Plan prior to such termination.

Exhibit 10.36

Biomira Inc. (Canada)
Employee Incentive Program

January 2006

Contents

Overview
How the Employee Incentive Program Works

  •
  Performance Levels
  •
  Corporate Performance
  •
  Divisional Performance

How Payouts are Made

  •
  Individual Payout Levels
  •
  Receiving Your Payout
  •
  Tax Implications

Payout Examples

  •
  Example 1
  •
  Example 2

More Program Details

  •
  Who's Eligible
  •
  Who's Eligible to Receive a Payout
  •
  Purchase or Sale of Part of the Business
  •
  The Last Word
  •
  Key Dates

Questions and Answers

Overview

Biomira Inc. is pleased to introduce the incentive pay plan—the Employee Incentive Program. This plan has been designed to reward employees for team-based results.

The goals, or measures, are set each year for both corporate and divisional performance levels. If measures are met, employees receive a payout. However, the corporate measure can pay out independently of divisional measures. Likewise, the divisional measures can pay out independently of the corporate measure.

Incentive pay is an important element—but not the only element in Biomira's total compensation program. You also receive a competitive base salary, stock options and a comprehensive pension and benefits program. The purpose of this document is to provide details on one important element of your total compensation at Biomira—variable pay, or incentive pay.

The Employee Incentive Program is intended to be a dynamic plan to encourage employees to work toward, and to share in, corporate and divisional success. As part of the dynamics of this plan, and to reflect our continually changing business environment, the Program will be reviewed by the Executive team on an annual basis to ensure it is meeting the needs of employees and the corporation.

How the Employee Incentive Program Works

While Biomira includes competitive base pay as a critical component of total compensation, an equally important component is linking compensation to both company and divisional performance. This is accomplished through the Employee Incentive Program.

The Employee Incentive Program is designed to reward employees for their collective efforts in supporting critically important business goals. On the corporate side, goals that increase company value are determined. In addition, each division will set its own measures, reflecting the very different business objectives within each unit. In essence, each division will have its own incentive pay program.

By focusing on company and divisional performance, Biomira is encouraging employees to be more aware of their business and take actions and make decisions that support the overall business goals.

Biomira Inc.
Employee Incentive Program

3

Performance Levels

There are three performance levels established for both corporate and divisional measures: Threshold, Target, and Stretch, defined below:

Threshold	•	the minimum level of performance necessary to receive a payout
	•	there will be no payout for performance below Threshold
	•	there is an 80% probability of attaining at least Threshold performance measures
Target	•	the expected level of performance
Stretch	•	performance beyond Target
	•	the largest payout opportunity
	•	there is a 20% probability of attaining Stretch performance measures

Although specific goals are established annually for each of the three levels, actual results may come in at any number—from below the minimum Threshold level through to, or above, the maximum Stretch level.

Corporate Performance

For the purpose of the Incentive Program, company performance will be measured by goals established prior to the start of the year or early in the applicable year.

The corporate goals are set to account for 40% of the total incentive payout and Divisional goals will make up the remaining 60%.

Goals will be weighted according to their relative importance.

Remember, the corporate measures can result in a payout, regardless of divisional performance.

Divisional Performance

Divisional goals are determined on an annual basis by senior management within each division, with input from employees. Similar to corporate, the divisional goals (typically 1 to 4 per division), will have three payout levels: Threshold, Target and Stretch and will be weighted according to relative importance. These goals and corresponding payout levels will be communicated on an annual basis to the respective employees in each division.

The divisional goals will account for 60% of the incentive payout. And, similar to the corporate goals, attaining the divisional goal(s) can result in a payout, regardless of the corporate performance.

An example of a framework for corporate and divisional goals and their possible weightings is as follows:

		Threshold	Target	Stretch	Weighting within Group	Corporate/ Divisional Weighting
	Goal 1				30%
Corporate	Goal 2				25%	40%
Goals	Goal 3				15%
	Goal 4				30%
	Goal 1				40%
Divisional	Goal 2				40%	60%
Goals	Goal 3				20%

4

How Payouts are Made

Individual Payout Levels

The amount of payout you receive will depend on your position within the Company: Manager/Professional or Technical/Administrative as follows:

		Incentive Payout (as a % of base salary)
		Threshold	Target	Stretch
Manager/Professional		5%	10%	15%
•	includes those who have attained full professional status, or are employed in a profession and have equivalent knowledge through direct field experience
Technical/Administrative		2.5%	5%	7.5%
•	includes techs, administrative staff, secretaries, analysts, production assistants and developing professionals

Base Salary Defined: Base salary is your total regular earnings (as shown on your pay stub, excluding benefits, overtime, and any other special pay).

Receiving Your Payout

All eligible employees will receive their incentive payout by January 31 of the following year. The lump-sum payment will be by direct deposit. This payment can be directed to your RRSP. It will be your responsibility to ensure you do not exceed your contribution maximum.

Tax Implications

Incentive earnings are considered taxable income in the year it is paid. All applicable taxes will be withheld.

Payout Examples

Example 1
Payout at performance identified below:

		Threshold	Target	Stretch	Weighting within Group	Corporate/ Divisional Weighting
	Goal 1		x		30%
Corporate	Goal 2			x	25%	40%
Goals	Goal 3		x		15%
	Goal 4		x		30%
	Goal 1			x	40%
Divisional	Goal 2		x		40%	60%
Goals	Goal 3		x		20%

5

Let's take the example of John, a technician with a base salary of $35,000 and Target incentive of 5% of base salary. To calculate his incentive payout:

		Threshold	Target	Stretch	Weighting within Group	Corporate/ Divisional Weighting	Result
	Goal 1		5%		30%	40%	0.60%
Corporate	Goal 2			7.5%	25%	40%	0.75%
Goals	Goal 3		5%		15%	40%	0.30%
	Goal 4		5%		30%	40%	0.60%
	Goal 1			7.5%	40%	60%	1.80%
Divisional	Goal 2		5%		40%	60%	1.20%
Goals	Goal 3		5%		20%	60%	0.60%
Total							5.85%

$35,000 (base salary) X 5.85% (John's incentive payout as a % of base salary) = $2,047.50

John receives an incentive payout of $2,047.50.

Example 2
Payout at performance identified below:

		Threshold	Target	Stretch	Weighting within Group	Corporate/ Divisional Weighting
	Goal 1	x			30%
Corporate	Goal 2		x		25%	40%
Goals	Goal 3		x		15%
	Goal 4		x		30%
	Goal 1			x	40%
Divisional	Goal 2		x		40%	60%
Goals	Goal 3		x		20%

Let's take a different example of Lea, a manager with a base salary of $60,000 and a Target incentive of 10% of base salary. To calculate her incentive payout:

		Threshold	Target	Stretch	Weighting within Group	Corporate/ Divisional Weighting	Result
	Goal 1	5%			30%	40%	0.60%
Corporate	Goal 2		10%		25%	40%	1.00%
Goals	Goal 3		10%		15%	40%	0.60%
	Goal 4		10%		30%	40%	1.20%
	Goal 1			15%	40%	60%	3.60%
Divisional	Goal 2		10%		40%	60%	2.40%
Goals	Goal 3		10%		20%	60%	1.20%
Total							10.60%

$60,000 (base salary) X 10.60% (Lea's Target incentive payout as a % of base salary) = $6,360.

Lea receives an incentive payout of $6,360.

6

More Program Details

Who's Eligible

All regular full-time, salaried employees are eligible to participate in this Program. Regular part-time employees are also eligible. Their payout will be prorated based on the hours worked throughout the year (January 1 to December 31).

Employees who are hired during the Program year will be eligible effective their date of last hire for the Incentive Program, their payout will be prorated from their date of last hire. Payouts for employees who transfer between the various divisions will be calculated and prorated based on the time spent in each division. Any change to an employee's variable pay level will also be prorated for the time spent at each level.

Temporary, casual and contract employees are not eligible to participate in the Employee Incentive Program.

Who's Eligible to Receive a Payout

To receive a payout from the Incentive Program, you must be employed by the company on December 31 of the Program year. If you have resigned before that date or been terminated, whether with or without cause, from employment before that date you will not be eligible for a payout.

There are exceptions: If you retire as defined by the company pension plans, become disabled, or go on an approved leave of absence during the year, you will receive a payout for the portion of the year you worked. If you die during the Program year, your beneficiary will receive a payout for the portion of the year you worked.

Purchase or Sale of Part of the Business

If another (or part of another) company is purchased by Biomira or a part of Biomira is sold or spun out during the year, affected employees will receive a modified payout. Departing Biomira employees will receive a payout at the Target level prorated for the portion of the year you were an employee of Biomira.

The Last Word

Biomira's Employee Incentive Program is designed to reward you when the company and your division meet or exceed their performance goals. With this Program, you have the opportunity to increase your cash compensation when the company and division do well. And in those years when business targets are not met, you continue to earn a competitive base salary. Both the base pay and incentive pay plans work together to reward you for your contribution to Biomira's success.

Key Dates

Corporate Performance Measures Set	Fourth Quarter for next Program year
Divisional Measures Set	Fourth Quarter for next Program year
Performance Updates	Quarterly (Divisional and Corporate)
Incentive Program Payouts	Prior to January 31

7

Questions and Answers

Q:
Why has Biomira implemented an Employee Incentive Program?

A:
There are a number of reasons including:

•
The overall intent is to develop a program that helps focus all employees on business success by including both corporate and divisional achievements in the design

•
The fact that other high performing companies have, or are considering, incentive plans for their employees. Surveys of compensation practices of high performing companies indicate that their pay mix is shifting from fixed (base pay) to variable (incentive pay)

•
The demands of our marketplace necessitate the development of a program that is appropriate for a technology-based company

Q:
Who is eligible to participate in the Program?

A:
Eligibility for participation in the Incentive Program is established as follows:

•
Employees: Regular full and part time employees

•
New hires: prorated based on last start date

•
Regular part-time: prorated based on time worked in a given year

•
Transfers: prorated based on the time spent in each division

•
Leave of Absence: prorated based on time worked in a given year

•
Involuntary Leave-Short Term Disability: prorated for any absence that exceeds 2 months of continuous absence or 40 working days in a calendar year

•
Eligible Retirement: prorated based on time worked

•
Resignation or Termination (with or without cause): no payout

•
Death: prorated based on time worked during the year; payout to eligible beneficiary or estate

•
Employment: must be employed on December 31

•
Temporary and casual, including summer students: not eligible to participate

•
Contract employees: not eligible to participate (the incentive may be built into a long term contract at the time of hire)

Q:
How does the plan work?

A:
The Employee Incentive Program features specific goals within two areas—corporate and divisional. Three levels of measurements are established for each goal: Threshold, Target, and Stretch. The plan is designed so that both the corporate and divisional results must meet at least the Threshold level in order for employees to receive payouts from both areas.

However, if the corporate measures are met but not the divisional, 40% of the incentive payout will be made. If the divisional measures are met but not the corporate, 60% of the incentive payout will be made.

Q:
Why is the Program designed around the two areas—corporate and divisional?

A:
Many companies set multiple goals as part of the overall design of their incentive plan. The goals chosen are intended to reflect the overall philosophy of the company for awarding incentive pay.

8

  Goals can be set for overall corporate, division, team, individual, or some combination of these groups.

Corporate goals were established because the corporation must be successful in achieving its annual objectives to demonstrate progress and retain the confidence of its shareholders.

Divisional goals were chosen for two reasons. It is Biomira's intent to reward team-based results, both corporate wide and within the division. Also, it is important that employees be able to see and understand how their efforts and contributions can affect performance results. While some people may feel it is difficult for them to directly influence corporate results; most, if not all, employees within a division can affect the outcome of divisional goals.

Q:
Is there a chance the Employee Incentive Program will not pay out?

A:
Yes. If the Threshold corporate measures are not attained, and if the Threshold measures for your division are not attained, you will not receive a payout. Other employees in different divisions may still be eligible for a payout, however, provided at least the Threshold measures were attained within their division.

Q:
Will all employees receive the same payout?

A:
The amount of payout an employee receives is based on two circumstances—first, how well the corporation and the division(s) performed relative to the measures set. Second, the actual payout amount received will depend on the employee's position within the company: Manager/Professional (from 5% to 15% of their base earnings), or Technical/Administrative (from 2.5% to 7.5% of their base earnings).

Q:
How much can I expect to earn?

A:
The payout will be a percentage of your base salary and will be determined based on the level of results attained for both the corporate and divisional measures (Threshold, Target, Stretch), and on your position within Biomira, as follows:

	Threshold	Target	Stretch
Manager/Professional	5%	10%	15%
Technical/Administrative	2.5%	5%	7.5%

The plan will therefore payout anywhere from the minimum Threshold level within the measure (division or corporate) to the maximum Stretch level within the measure.

Q:
How will my payout be calculated if I receive a salary increase during the year?

A.
Your regular earnings as reported on your paystub will be used to calculate your payout. Regular earnings at the end of the year will have taken into account any changes to your regular earnings, such as a salary increase. Regular earnings excludes any overtime, premiums, bonuses, taxable benefits or cash in lieu of benefits.

Q:
What if my variable pay level changes during the year?

A.
Your payout will be prorated for the time spent at each level. So, if you were at a 5% Technical/Administrative level and were increased to the Manager/Professional Level of 10% on July 1st, your payout would be prorated 6 months at the 5% level and 6 months at the 10% level.

Q:
Why are there two levels of payout based on the position of the employee?

A:
If we hit at least the minimum Threshold level and there is a payout, the amount each employee receives will depend on their position within the Company. This decision was made based on

9

  comparative market practices. We went to the external market and looked at our comparator companies to see what they were doing in terms of distributing a payout.

We found that for most companies, the higher the level of responsibility for the individual, the higher the portion of variable pay within the individual's total compensation package. We designed our Incentive Program to reflect this market practice.

Q.
What is the definition of professional in Biomira?

A:
Examples of professions currently employed in Biomira are the following: finance/accounting, information technology, human resources, regulatory affairs, clinical affairs, quality assurrance and scientist. Some are governed by a professional body external to the organization (e.g. The Canadian Institute of Chartered Accountants). In each of these professions the qualification for professional status is university graduation supplemented by some practical experience.

Since an external body does not govern some of the professions, Biomira will use the same principles noted above to determine when someone meets that standard.

Q:
Can people without university degrees be classified as professionals?

A:
Yes, if the work they are performing is included in the list of professions identified by the company and they have demonstrated a full understanding of their field of work. They must be able to show an understanding of the theory and concepts of the area of work and be able to apply the principles in the organization. Practical experience can be a way to gain theoretical knowledge. The amount of time to achieve professional status will be a combination of formal education and practical experience—the less education, the more practical experience.

Q:
How are the actual numbers established for each of the three measures (Threshold, Target and Stretch)?

A:
The measures are set based on input from a variety of sources: industry data, past performance, senior divisional leaders, the Executive team and, of course, employees.

Q:
How are the numbers finalized?

A:
The measures are finalized based on the probability of actually attaining the set measures, as follows:

•	Threshold	—there is an 80% probability the measure will be attained
•	Target	—the expected outcome
•	Stretch	—there is a 20% probability the measure will be attained
Q:
Will the measures change each year?

A:
Yes, as our business strategy changes, it will be necessary to change the corporate measures to support our corporate objectives.

Divisional measures will also change to reflect each division's strategy and priorities. The intent is to set measures that are appropriate for the division's own strategy, measures that change as the strategy changes.

In any case, we will not set corporate or divisional measures that are not reasonably attainable. This is why we set a range of levels (Threshold, Target and Stretch), so that there is a good chance (80%) at least Threshold will be attained and a payout will result. And, once a plan year begins, we do not intend to change the measures midway through the plan year, unless there is a substantial change in our business.

10

Q:
How will we know how well we are doing?

A:
We are committed to timely, effective communication to ensure that all employees know exactly where we stand relative to our goals. Updates at Quarterly meetings will continue to be the primary source of information for corporate results. Divisions will provide updates with respect to their performance. In this way, we can support our collective efforts to reach our maximum performance targets.

Q:
Will I receive cash?

A:
Payout will be cash paid out by separate direct deposit in addition to your regular paycheque or may be directed to your RRSP account. If paid in cash, applicable income taxes will be withheld.

Q:
When will I get paid?

A:
Biomira will make every effort to pay out before the end of January following the completion of the previous year's plan. This will allow enough time for the financial results to be calculated and deposits made or funds directed to your RRSP account before the close of the RRSP season.

Q:
What happens if I take a leave of absence?

A:
If you take a leave of absence, retire as defined by the company pension plans, or die during the Program year, you will receive a payout based on your regular earnings as reported on your pay stub.

Q:
What happens if I go on Short Term Disability during the year?

A.
When an employee's total accumulated involuntary leave or short term disability exceeds 2 months of continuous absence or 40 working days in the calendar year, an employee's Variable Pay will be prorated. In the event that the employee returns to work on a partial work schedule, the Variable Pay will be prorated to the work schedule. It is the Manager/Supervisor's responsibility to track and maintain accurate records of the absence.

Q:
What happens if I terminate my employment near the end of the Program year, or in early January?

A:
You must be employed by the Company on December 31 of the Program year. If you have resigned or have been terminated, whether with or without cause, from employment prior to December 31 you will not receive any payout. The exceptions are outlined in the previous question. You may tender your resignation before December 31 with a January effective date and still qualify for a payout.

Q:
What happens if the part of the business I work in is sold or spun out during the year.

A:
You will receive a payout at the Target level. The payout will be for the portion of the year you were an employee of Biomira. For example, if the transaction is effective May 1, you will receive 4/12 X the Target level X your regular earnings as on your pay stub.

Q:
How will the plan be maintained?

A:
The plan and its outcomes will be reviewed at the end of each year by the Executive to ensure it continues to reflect business performance and priorities.

11

Exhibit 10.37

BIOMIRA INC. SUBSCRIPTION AGREEMENT

        This agreement (this "Agreement") is dated January 26, 2006 between                        ("Buyer") and Biomira Inc., a Canadian corporation ("Seller"), whereby the parties agree as follows;

        Buyer hereby agrees to buy and Seller hereby agrees to sell US $            of units, each unit consisting of one share of Seller's common stock and immediately separable warrants to purchase shares of Seller's common stock, which warrants shall have a strike price of US $2.50, a term of three (3) years, commencing 181 days after the date hereof, and shall otherwise be in the form of Exhibit A attached hereto. The aggregate number of shares of common stock issuable upon exercise of the warrants to be issued to Buyer shall equal 25% of Buyer's aggregate purchased shares. Each unit shall have a purchase price of US $            . Buyer represents to Seller that Buyer is purchasing the shares and warrants as principal for its own account for investment and has no present plans, arrangements or obligations to sell any of the shares or warrants to any other person. Buyer is not subject to any restriction on its purchase by virtue of NASD Rule 2110. Further, Buyer represents to Seller that Buyer's activities with respect to the shares, warrants and warrant shares will be in compliance with all applicable Canadian securities laws, rules and regulations and the rules and regulations of the Toronto Stock Exchange. Seller represents to Buyer that Seller's activities with respect to the shares, warrants and warrant shares will be in compliance with all applicable Canadian securities laws, rules and regulations and the rules and regulations of the Toronto Stock Exchange.

        Purchase of the shares and warrants shall be on a delivery versus payment basis on the closing date.

        The shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants have been registered on a registration statement on Form F-10, File No. 333-116861 (the "Registration Statement"), which Registration Statement has been declared effective by the Securities and Exchange Commission and will be effective on the delivery date of the shares and warrants. Seller represents and warrants to Buyer that the sale of the shares of common stock and the warrants as set forth in the Prospectus, as supplemented, which forms a part of the Registration Statement, has been duly authorized by the Company, and that the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants have been duly authorized for issuance, and all of such shares and warrants will be, upon payment therefor, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. The shares will be delivered in electronic form via the DTC DWAC system to the Buyer's account set forth below and must be free of any resale restrictions. The warrant certificates will be delivered in physical form to Buyer's address set forth below. Seller agrees to file a prospectus supplement under Rule 424(b)(5) or equivalent regarding the sale of the shares and warrants to Buyer as soon as practicable following the date hereof.

        Seller's wire instructions are as follows:

Intermediary Bank

Final Beneficiary Bank

Reference:

        Notwithstanding any provision to the contrary in this Agreement, this Agreement is subject to compliance with applicable regulatory requirements and the approval of the Toronto Stock Exchange with respect to the transactions contemplated hereby.

        This Agreement shall be construed and enforced to accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the Province of Alberta and the laws of Canada applicable therein, without giving effect to any choice of law or conflict of law provision or rule (whether of the Province of Alberta or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Province of Alberta (and the laws of Canada applicable therein).

AGREED AMD ACCEPTED:
SELLER:
BIOMIRA INC.
By:
Name: Edward A. Taylor Title: Vice President & CFO
AGREED AND ACCEPTED:
BUYER:
(name of Buyer)
By:
Name: Title:

Buyer's DWAC Account Delivery Instructions:

Buyer's address for physical delivery of warrant certificates:

Schedule 1

Buyer	Consideration (US)	Per Unit Purchase Price (US)
Bristol Investment Fund, Ltd.	$500,000	$1.52
Castle Creek Technology Partners LLC	$300,000	$1.60
Cimarron Biomedical Equity Master Fund L.P.	$280,000	$1.60
Topwater Exclusive Fund II LLC	$120,000	$1.60
Cranshire Capital, L.P	$500,000	$1.60
D.E. Shaw Valence Portfolios, L.L.C.	$2,500,000	$1.52
Diamond Opportunity Fund, LLC	$500,000	$1.60
DKR Sound Shore Oasis Holding Fund Ltd.	$300,00	$1.60
Eagle Rock Institutional Partners, L.P.	$532,000	$1.52
Eagle Rock Master Fund, L.P	$988,000	$1.52
Enable Growth Partners LP	$1,168,000	$1.52
Enable Opportunity Partners LP	$192,000	$1.52
Pierce Diversified Strategy Master Fund LLC	$240,000	$1.52
Hudson Bay Fund, LP	$1,000,000	$1.52
Iroquois Master Fund, Ltd	$350,000	$1.52
James R. Davis	$300,000	$1.60
Nite Capital, LP	$1,500,000	$1.60
Radcliffe SPC, Ltd.	$1,000,000	$1.52
RAQ, LLC	$300,000	$1.52
Red Abbey Fund L.P. *cancelled*	$100,000	$1.52
RHP Master Fund, Ltd.	$500,000	$1.52
Spectra Capital Management LLC	$250,000	$1.52
Springvest Corporation	$500,00	$1.60
The Tail Wind Fund Ltd.	$600,000	$1.52
Truk International Fund, LP	$71,999.36	$1.60
Truk Opportunity Fund, LLC	$728,008.96	$1.60
Whalehaven Capital Fund Limited	$750,000	$1.52

Exhibit 10.38

        THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 2.

Issuance Date: January 30, 2006	No.

BIOMIRA INC.

PURCHASE WARRANT

WARRANT ("WARRANT") TO PURCHASE SHARES OF
COMMON STOCK, WITHOUT PAR VALUE

        This is to certify that, FOR VALUE RECEIVED,                         ("Warrantholder"), is entitled to purchase, subject to the provisions of this Warrant, from Biomira Inc., a corporation organized under the laws of the Canada Business Corporations Act ("Company"), at any time after July 30, 2006 ("Commencement Date") but not later than 8:00 P.M., Eastern time, on July 30, 2009 ("Expiration Date"),            shares ("Warrant Shares") of Common Stock, without par value ("Common Stock"), of the Company, at an exercise price per share equal to $2.50 U.S. Dollars (the exercise price in effect from time to time hereafter being herein called the "Warrant Price"). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

        Section 1.    Registration.    The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of the Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

        Section 2.    Transfers.    This Warrant may only be transferred to an "affiliate" of the Warrantholder (as defined under the United States Securities Act of 1933, as amended (the "Securities Act")). Any other transfer shall require the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Subject to such restrictions, the Company shall transfer this Warrant from time to time, upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer properly endorsed or accompanied by appropriate instructions for transfer upon any such transfer, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

        Section 3.

          (a)    Exercise of Warrant.    Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time and from time to time after the Commencement Date upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto (the "Exercise Agreement") (which may be by fax), to the Company on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer of immediately available funds for the account of the Company of the Warrant Price for the Warrant Shares specified in the Exercise Agreement or (ii) if permitted, delivery to the Company of a written notice of an election to effect a "Cashless Exercise" (as defined below) for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which the completed Exercise Agreement shall have been delivered to the Company (or such later date as may be specified in the Exercise Agreement). Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall (subject to Section 3(b) below), at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

          As used herein, "business day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the cities of New York, New York or Edmonton, Alberta are authorized or required by law or executive order to remain closed.

          The Company shall permit this Warrant to be exercised by means of a "Cashless Exercise" if and only if the Company is not able, at the time of any attempted exercise, to issue to the Warrantholder unlegended, freely tradeable shares of Common Stock pursuant to the Securities Act. To effect a "Cashless Exercise", the Warrantholder shall indicate on the Exercise Agreement, notice of the holder's intention to do so, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof. In the event of a Cashless Exercise, in lieu of paying the Warrant Price in cash, the holder shall surrender this Warrant or the portion thereof being exercised for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Fair Market Value per share of the Common Stock and the Warrant Price, and the denominator of which shall be the then current Fair Market Value per share of the Common Stock. For this purpose, the "Fair Market Value" of the Common Stock shall be the closing price of the Common Stock as reported by the Nasdaq Stock Market (or other exchange or market on which the Common Stock is principally traded) on the trading day immediately preceding the date of the Exercise Agreement.

          (b)    Book-Entry.    Notwithstanding anything to the contrary set forth herein, upon exercise of any portion of this Warrant in accordance with the terms hereof, the Warrantholder shall not be required to physically surrender this Warrant to the Company unless such holder is purchasing the full amount of Warrant Shares represented by this Warrant. The Warrantholder and the Company shall maintain records showing the number of Warrant Shares so purchased hereunder and the dates of such purchases or shall use such other method, reasonably satisfactory to the Warrantholder and the Company, so as not to require physical surrender of this Warrant upon each such exercise. The Warrantholder and any assignee, by acceptance of this Warrant or a new Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Shares which may be purchased upon exercise of this Warrant may be less than the number of Warrant Shares set forth on the face hereof.

        Section 4.    Intentionally Omitted.

        Section 5.    Payment of Taxes.    The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued. The holder shall be responsible for income taxes due under federal or state law, if any such tax is due.

        Section 6.    Mutilated or Missing Warrants.    In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant,

2

and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if reasonably requested by the Company.

        Section 7.    Reservation of Common Stock.    The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved, out of the authorized and unissued Common Stock, a number of shares sufficient to provide for the exercise of the rights of purchase represented by the Warrant in full (without regard to any restrictions on beneficial ownership contained herein), and the transfer agent for the Common Stock, including every subsequent transfer agent for the Common Stock or other shares of the Company's capital stock issuable upon the exercise of any of the right of purchase aforesaid ("Transfer Agent"), shall be irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be requisite for such purpose. The Company agrees that all Warrant Shares issued upon exercise of the Warrant in accordance with its terms shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company. The Company will keep a conformed copy of this Warrant on file with its Transfer Agent. The Company will supply from time to time the Transfer Agent with duly executed stock certificates required to honor the outstanding Warrant.

        Section 8.    Warrant Price.    The Warrant Price, subject to adjustment as provided in Section 9, shall, except for a cashless exercise if otherwise permitted, be payable in lawful money of the United States of America.

        Section 9.    Adjustments.    Subject and pursuant to the provisions of this Section 9, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

          (a)   If the Company or any of its subsidiaries shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its capital stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b)   If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation, or sale, transfer or other disposition of all or substantially all of the Company's assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without

3

  limitations, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Company, the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

          (c)   Intentionally Omitted.

          (d)   Intentionally Omitted.

          (e)   An adjustment shall become effective immediately after the record date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

          (f)    In the event that, as a result of an adjustment made pursuant to Section 9, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

          (g)   In the event of any adjustment in the Warrant Price hereunder, the number of Warrant Shares issuable hereunder under exercise shall be inversely proportionately increased or decreased, as the case may be, such that the aggregate purchase price for Warrant Shares upon full exercise of this Warrant shall remain the same. Similarly, in the event of any adjustment in the number of Warrant Shares issuable hereunder upon exercise, the Warrant Price shall be inversely proportionately increased or decreased, as the case may be, such that the aggregate purchase price for Warrant Shares upon full exercise of this Warrant shall remain the same.

        Section 10.    Fractional Interest.    The Company shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon the exercise of the Warrant (or specified portions thereof), the Company shall round such calculation to the nearest whole number and disregard the fraction.

        Section 11.    Benefits.    Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

        Section 12.    Notices to Warrantholder.    Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall forthwith give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In the event of a dispute with respect to any such calculation, the certificate of the Company's independent auditors shall be conclusive evidence of the correctness of any computation made, absent manifest error. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment. At the Warrantholder's request, the Company shall deliver to the Warrantholder as

4

of a requested date a notice specifying the Warrant Price and the number of Warrant Shares into which this Warrant is exercisable as of such date.

        Section 13.    Identity of Transfer Agent.    The initial Transfer Agent for the Common Stock is:

      Computershare Trust Inc.
      12039 West Alameda Parkway
      Suite Z-2
      Lakewood, CO 80228
      Phone: (303) 984-4100
      Fax: (303) 984-4110

        Forthwith upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will fax to the Warrantholder a statement setting forth the name and address of such transfer agent.

        Section 14.    Notices.    Any notice pursuant hereto to be given or made by the Warrantholder to or on behalf of the Company shall be sufficiently given or made if delivered personally or by facsimile or if sent by an internationally recognized courier, addressed as follows:

      Biomira Inc.
      Edmonton Research Park
      2011-94th Street
      Edmonton, Alberta T6N 1H1
      Telephone: (780) 490-2806
      Fax: (780) (780) 450-4772
      Attention: Edward A. Taylor, Chief Financial Officer

or such other address as the Company may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section 14.

        Any notice pursuant hereto to be given or made by the Company to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier service by overnight or two-day service, to the address set forth on the books of the Company or, as to each of the Company and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section 14.

        All such notices, requests, demands, directions and other communications shall, when sent by courier, be effective two (2) days after delivery to such courier as provided and addressed as aforesaid. All faxes shall be effective upon receipt.

        Section 15.    Intentionally Omitted.

        Section 16.    Successors.    All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

        Section 17.    Governing Law.    This Warrant shall be deemed to be a contract made under the laws of the Province of Alberta, without giving effect to its conflict of law principles, and for all purposes shall be construed in accordance with the laws of said Province.

        Section 18.    9.9% and 19.9% Limitations.

          (a)   Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that the Warrantholder shall have the right to acquire upon exercise pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder at such time (other than by virtue of

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  the ownership of convertible securities or rights to acquire securities (including the Warrant Shares) that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of convertible securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the Warrantholder's "affiliates" at such time (as defined in Rule 144 of the Act) ("Aggregation Parties") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the "Restricted Ownership Percentage"). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company in the event and only to the extent that Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage limitation thereunder from 10% and (y) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately upon the happening of a change of control transaction (including without limitation a transaction that results in a transfer of more than 50% of the Company's voting power or equity, or a sale of all or substantially all of the Company's assets, or a transaction that results in a person or "group" being deemed the beneficial owner of 50% or more of the Company's voting power or equity).

          The Company's obligation to issue Common Stock which would exceed such limits referred to in this Section 18 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

          (b)   Notwithstanding anything contained herein, in the event that the Warrantholder has timely exercised this Warrant and the issuance of all or a portion of the Warrant Shares to be issued pursuant to such exercise would either (i) constitute a breach of the Company's obligations under the rules or regulations of the Nasdaq Stock Market and the Toronto Stock Exchange as they apply to the Company, or any other principal securities exchange or market ("Principal Market") upon which the Common Stock is or becomes traded (the "Cap Regulations") or (ii) would exceed the Restricted Ownership Percentage of the Warrantholder, then the Company shall not be obligated to issue any such Warrant Shares to the extent such shares are in excess of the maximum permissible amount under such Cap Regulations ("Excess Shares") or in excess of the Restricted Ownership Percentage. However, if the Company, within five (5) days following any occurrence of Excess Shares, does not issue such Excess Shares to the Warrantholder, then the Company shall promptly pay to the Purchaser, in lieu of the Purchaser's right to receive such Excess Shares, an amount of cash (in U.S. Dollars) equal to 100% of the difference between (a) the number of Excess Shares multiplied by the closing sale price per share of Common Stock on the Principal Market on the trading day immediately preceding the date of the exercise of this Warrant, and (b) the aggregate exercise price for such Excess Shares.

        Section 19.    Replacement Warrants.    The Company agrees that within ten (10) business days after any request from time to time of the Warrantholder, it shall deliver to such holder a new Warrant in substitution of this Warrant which is identical in all respects except that the then Warrant Price shall be appropriately specified in the Warrant, and the Warrant shall specify the fixed number of Warrant Shares into which this Warrant is then exercisable. Such changes are intended not as amendments to the Warrant but only as clarification of the foregoing numbers for convenience purposes, and such changes shall not affect any provisions concerning adjustments to the Warrant Price or number of Warrant Shares contained herein.

        Section 20.    Obligation to Issue Warrant Shares.    The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are not subject to the taking of any action or inaction by the holder hereof to enforce the same, any waiver or consent with respect to any provision

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hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder hereof or any other Person of any obligation to the Company or any violation or alleged violation of law by the holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the holder hereof in connection with the issuance of Warrant Shares. The Company will at no time close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first written above.

BIOMIRA INC.

By:
Name: Edward A. Taylor Title: Vice President & CFO

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Schedule 1

Warrantholder	Warrant Shares
Bristol Investment Fund, Ltd.	82,237
Castle Creek Technology Partners LLC	49,342
Cimarron Biomedical Equity Master Fund L.P.	46,052
Topwater Exclusive Fund II LLC	19,737
Cranshire Capital, L.P.	82,237
D.E. Shaw Valence Portfolios, L.L.C.	411,184
Diamond Opportunity Fund, LLC	82,237
DKR Sound Shore Oasis Holding Fund Ltd.	49,342
Eagle Rock Institutional Partners, L.P.	87,500
Eagle Rock Master Fund, L.P.	162,500
Enable Growth Partners LP	192,105
Enable Opportunity Partners LP	31,579
Pierce Diversified Strategy Master Fund LLC	39,474
Hudson Bay Fund, LP	164,474
Iroquois Master Fund, Ltd.	57,566
James R. Davis	49,342
Nite Capital, LP	246,711
Radcliffe SPC, Ltd.	164,474
RAQ, LLC	49,342
Red Abbey Fund L.P. *cancelled*	16,447
Frank A. Bonsal (issue date Dec. 29, 2006)	5,482
Christopher Goelet (issue date Dec. 29, 2006)	5,482
Philip Goelet (issue date Dec. 29, 2006)	5,483
RHP Master Fund, Ltd.	82,237
Spectra Capital Management LLC	41,118
Springvest Corporation	82,237
The Tail Wind Fund Ltd.	98,684
Truk International Fund, LP	11,842
Truk Opportunity Fund, LLC	119,737
Whalehaven Capital Fund Limited	123,355

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Exhibit 10.39

RODMAN & RENSHAW, LLC
Serving Emerging Growth Sectors for Over 50 Years
December 1, 2006

CONFIDENTIAL

Edward Taylor
Vice President of Finance, Chief Financial Officer
Biomira Inc.
2011-94th. Street
Edmonton, AB T6N 1H1, Canada

Dear Mr. Taylor:

        This letter (the "Agreement") constitutes the agreement between Rodman & Renshaw, LLC ("R&R" or the "Placement Agent") and Biomira Inc. (the "Company"), that R&R shall serve as the exclusive placement agent for the Company, on a "reasonable best efforts" basis, in connection with the currently proposed placement to one or more investors to which R&R introduces the Company on or before December 31, 2006 (the "Placement") of registered securities (the "Securities") of the Company, including shares (the "Shares") of the Company's common shares (the "Common Shares"). For the avoidance of doubt, the term "Placement" shall not include the sale or proposed sale by the Company of Securities after January 31, 2007. The terms of such Placement and the Securities shall be mutually agreed upon by the Company and the purchasers (each, a "Purchaser" and collectively, the "Purchasers") and nothing herein constitutes that R&R would have the power or authority to bind the Company or any Purchaser or an obligation for the Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by the Company and the Purchasers in connection with the Placement shall be collectively referred to herein as the "Transaction Documents." The date of the closing of the Placement shall be referred to herein as the "Closing Date." The Company expressly acknowledges and agrees that R&R's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by R&R to purchase the Securities and docs not ensure the successful placement of the Securities or any portion thereof or the success of R&R with respect to securing any other financing on behalf of the Company.

        SECTION 1.    Compensation and other Fees.

        As compensation for the services provided by R&R hereunder, the Company agrees to pay to R&R:

          (A)  The fees set forth below with respect to the Placement:

            a)    A cash fee payable immediately upon the closing of the Placement and equal to 4% of the aggregate gross proceeds raised in the Placement.

            b)    Warrants to purchase that number of Common Shares equal to 1% of the aggregate number of Shares sold in the Placement. Such warrants shall have the same terms as the warrants (if any) issued to the Purchasers in the Placement except that such warrants shall not be transferable except as permitted by NASD Rule 2710(g)(l).

          (B)  The Company also agrees to reimburse R&R's expenses (with supporting invoices/receipts) up to a maximum of $10,000. Such reimbursement shall be payable immediately upon (but only in the event of) the closing of the Placement.

        SECTION 2.    REGISTRATION STATEMENT.

        The Company represents and warrants to, and agrees with, the Placement Agent that:

          (A)  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form F-10 (Registration File No. 333-137342) under the Securities Act of 1933, as amended (the "Securities Act"), which became effective on September 29, 2006, for the registration under the Securities Act of the Securities. At the time of such filing, the Company met the requirements of Form F-10 under the Securities Act. Such registration statement meets the requirements set forth in Form F-10 under the Securities Act. The Company will file with the Commission pursuant to General Instruction II.L of Form F-10, and the rules and regulations (the "Rules and Regulations") of the Commission promulgated under the Securities Act, a supplement to the form of prospectus included in such registration statement relating to the placement of the Shares and the plan of distribution thereof and has advised the Placement Agent of all further information (financial and other) with respect to the Company required to be set forth therein. Such registration statement, including the exhibits thereto, as amended at the date of this Agreement, is hereinafter called the "Registration Statement"; such prospectus in the form in which it appears in the Registration Statement is hereinafter called the "Base Prospectus"; and the supplemented form of prospectus, in the form in which it will be filed with the Commission pursuant to General Instruction II.L of Form F-10 (including the Base Prospectus as so supplemented) is hereinafter called the "Prospectus Supplement." Any reference in this Agreement to the Registration Statement, the Base Prospectus or the Prospectus Supplement shall be deemed to refer to and include the documents incorporated by reference therein (the "Incorporated Documents") pursuant to Item 4 of Form F-10 which were filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or before the date of this Agreement, or the issue date of the Base Prospectus or the Prospectus Supplement, as the case may be; and any reference in this Agreement to the terms "amend," "amendment" or "supplement" with respect to the Registration Statement, the Base Prospectus or the Prospectus Supplement shall be deemed to refer to and include the filing of any document under the Exchange Act after the date of this Agreement, or the issue date of the Base Prospectus or the Prospectus Supplement, as the case may be, deemed to be incorporated therein by reference. All references in this Agreement to financial statements and schedules and other information which is "contained," "included," "described," "referenced," "set forth" or "stated" in the Registration Statement, the Base Prospectus or the Prospectus Supplement (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, the Base Prospectus or the Prospectus Supplement, as the case may be. No stop order suspending the effectiveness of the Registration Statement or the use of the Base Prospectus or the Prospectus Supplement has been issued, and no proceeding for any such purpose is pending or has been initiated or, to the Company's knowledge, is threatened by the Commission.

          (B)  The Registration Statement (and any further documents to be filed with the Commission) contains all exhibits and schedules as required by the Securities Act. Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective, complied in all material respects with the Securities Act and the applicable Rules and Regulations and did not and, as amended or supplemented, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Base Prospectus and the Prospectus Supplement, each as of its respective date, comply or will comply in all material respects with the Securities Act and the Exchange Act and the applicable Rules and Regulations. Each of the Base Prospectus and the Prospectus Supplement, as amended or supplemented, did not and will not contain as of the date thereof any untrue statement of a material fact or omit to state a material fact necessary in order

2

  to make the statements therein, in light of the circumstances under which they were made, not misleading. The Incorporated Documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the applicable Canadian securities laws, rules and regulations, and none of such documents, when they were filed with the applicable Canadian securities commissions, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein (with respect to Incorporated Documents incorporated by reference in the Base Prospectus or Prospectus Supplement), in light of the circumstances under which they were made not misleading; and any further documents so filed and incorporated by reference in the Base Prospectus or Prospectus Supplement, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the applicable Rules and Regulations, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No post-effective amendment to the Registration Statement reflecting any facts or events arising after the date thereof which represent, individually or in the aggregate, a fundamental change in the information set forth therein is required to be filed with the Commission. There are no documents required to be filed with the Commission in connection with the transaction contemplated hereby that (x) have not been filed as required pursuant to the Securities Act or (y) will not be filed within the requisite time period. There are no contracts or other documents required to be described in the Base Prospectus or Prospectus Supplement, or to be filed as exhibits or schedules to the Registration Statement, which have not been or will not be described or filed as required.

          (C)  The Company has delivered, or will as promptly as practicable deliver, to the Placement Agent complete conformed copies of the Registration Statement and of each consent and certificate of experts, as applicable, filed as a part thereof, and conformed copies of the Registration Statement (without exhibits), the Base Prospectus and the Prospectus Supplement, as amended or supplemented, in such quantities and at such places as the Placement Agent reasonably requests. Neither the Company nor any of its directors and officers has distributed and none of them will distribute, prior to the Closing Date, any offering material in connection with the offering and sale of the Securities other than the Base Prospectus, the Prospectus Supplement, the Registration Statement, copies of the documents incorporated by reference therein and any other materials permitted by the Securities Act.

        SECTION 3.    REPRESENTATIONS, WARRANTIES AND COVENANTS.    The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase agreement and related transaction documents between the Company and the investors in the Offering, and that the Placement Agent will be entitled to rely on the representations, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to the Placement Agent by the Company. Additionally, the Company makes the following representations and warranties to the Company:

          (A)  Regulation M Compliance.    The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities (other than for the placement agent's placement of the Securities), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

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          (B)  Approvals.    Subject to compliance with the requirements of the Toronto Stock Exchange, the issuance and listing on the Nasdaq Global Market of the Shares requires no further approvals, including but not limited to, the approval of shareholders.

          (C)  NASD Affiliations.    There are no affiliations with any NASD member firm among the Company's officers, directors or, to the knowledge of the Company, any five percent (5%) or greater shareholder of the Company, except as set forth in the Base Prospectus.

        SECTION 4.    INDEMNIFICATION.    The Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the "Indemnification") attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

        SECTION 5.    ENGAGEMENT TERM.    R&R's engagement hereunder will be for the period of 5 days from and after approval of the terms of this Agreement by the NASDR Regulation Corporation Financing Department under NASD Rule 2710 as described in Section 8(K). The engagement may be terminated by either the Company or R&R at any time upon 5 days' written notice. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company's obligations to pay fees and reimburse expenses contained herein and the Company's obligations contained in the Indemnification Provisions will survive any expiration or termination of this Agreement. R&R agrees not to use any information concerning the Company provided to them by the Company for any purposes other than those contemplated under this Agreement unless such information is publicly available. During the engagement term, R&R agrees with and covenants to the Company that its service to the Company in connection with the Placement will comply in all material respects with R&R's obligations pursuant to the Securities Act, the Rules and Regulations, the Exchange Act, the rules and regulations of the Commission promulgated under the Exchange Act, NASD regulations and other applicable law.

        SECTION 6.    R&R INFORMATION.    The Company agrees that any information or advice rendered by R&R in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without R&R's prior written consent.

        SECTION 7.    NO FIDUCIARY RELATIONSHIP.    This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. The Company acknowledges and agrees that R&R is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of R&R hereunder, all of which are hereby expressly waived.

        SECTION 8.    CLOSING.    The obligations of the Placement Agent, and the closing of the sale of the Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company and its Subsidiaries contained herein, to the accuracy of the statements of the Company and its Subsidiaries made in any certificates pursuant to the provisions hereof, to the performance by the Company and its Subsidiaries of their obligations hereunder, and to each of the following additional terms and conditions:

          (A)  No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, and any request for additional information on the part of the Commission (to be included in the Registration Statement, the Base Prospectus or the Prospectus Supplement or otherwise) shall have been complied with to the reasonable satisfaction of the Placement Agent.

4

  Any filings required to be made by the Company in shall have been timely filed with the Commission.

          (B)  The Placement Agent shall not have discovered and disclosed to the Company on or prior to the Closing Date that the Registration Statement, the Base Prospectus or the Prospectus Supplement or any amendment or supplement thereto contains an untrue statement of a fact which, in the opinion of counsel for the Placement Agent, is material or omits to state any fact which, in the opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

          (C)  All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Securities, the Registration Statement, the Base Prospectus and the Prospectus Supplement and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Placement Agent, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

          (D)  The Placement Agent shall have received from outside counsel to the Company such counsel's written opinion, addressed to the Placement Agent and the Purchasers dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agent.

          (E)  Neither the Company nor any of its Subsidiaries shall have sustained since the date of the latest financial statements included or incorporated by reference in the Base Prospectus, any loss or interference with its business from fire, explosion, flood, terrorist act or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in or contemplated by the Base Prospectus and (ii) since such date there shall not have been any change in the share capital (other than as a result of the exercise of options granted under the Company's employee benefit plans) or long-term debt of the Company or any of its Subsidiaries or any change in or affecting the business, general affairs, management, financial position, shareholders' equity, results of operations or prospects of the Company and its Subsidiaries, otherwise than as set forth in or contemplated by the Base Prospectus, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Placement Agent, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Base Prospectus, the Time of Sale Prospectus, if any, and the Prospectus Supplement.

          (F)  The Common Shares are registered under the Exchange Act and, as of the Closing Date, the Shares shall be listed and admitted and authorized for trading on Nasdaq, and satisfactory evidence of such actions shall have been provided to the Placement Agent. The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Shares under the Exchange Act or delisting or suspending from trading the Common Shares from Nasdaq, nor has the Company received any information suggesting that the Commission or Nasdaq is contemplating terminating such registration or listing.

          (G)  Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or minimum or maximum prices or maximum ranges for prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States,

5

  (iii) the United States shall have become engaged in hostilities in which it is not currently engaged, the subject of an act of terrorism, there shall have been an escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred any other calamity or crisis or any change in general economic, political or financial conditions in the United States or elsewhere, if the effect of any such event in clause (iii) or (iv) makes it, in the sole judgment of the Placement Agent, impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Base Prospectus and the Prospectus Supplement.

          (H)  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities or materially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect the business or operations of the Company.

          (I)   The Company shall have prepared and filed with the Commission a Current Report on Form 6-K with respect to the Placement, including as an exhibit thereto this Agreement.

          (J)   The Company shall have entered into subscription agreements with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations and warranties of the Company as agreed between the Company and the Purchasers.

          (K)  The NASD shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent's counsel to make on the Company's behalf, an Issuer Filing with the NASDR, Inc. Corporate Financing Department pursuant to NASD Rule 2710 with respect to the Registration Statement and pay all filing fees required in connection therewith.

          (L)  Prior to the Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request.

        All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agent.

        SECTION 9.    Governing Law.    This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall

6

commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

        SECTION 10.    Entire Agreement/Misc.    This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in roll force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both R&R and the Company. The representations, warranties, agreements and covenants contained herein shall survive the closing of the Placement and delivery and/or exercise of the Securities, for a period of two years, as applicable. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

        SECTION 11.    Notices.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the business day following the date of mailing, if sent by a recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

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        Please confirm that the foregoing correctly sets forth our agreement by signing and returning to R&R the enclosed copy of this Agreement.

Very truly yours,
RODMAN & RENSHAW, LLC
		By:	/s/ John Borer Name: John Borer Title: CEO
Address for notice: 1270 Avenue of the Americas, 16th Floor New York, NY, 10020
Accepted and Agreed to as of the date first written above:
BIOMIRA INC.
By:	/s/ Edward A. Taylor Edward A. Taylor Vice President & CFO
Address for notice:

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ADDENDUM A

INDEMNIFICATION PROVISIONS

        In connection with the engagement of Rodman & Renshaw, LLC ("R&R") by Biomira Inc. (the "Company") pursuant to a letter agreement dated December 1, 2006, between the Company and R&R, as it may be amended from time to time in writing (the "Agreement"), the Company hereby agrees as follows:

        1.     To the extent permitted by law, the Company will indemnify R&R and its affiliates, stockholders, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to the Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from R&R's misconduct or negligence in performing the services described herein; and provided, further, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Base Prospectus, the Prospectus Supplement or any amendment or supplement thereto, in reliance upon and in conformity with information furnished to the Company by R&R expressly for use therein.

        2.     Promptly after receipt by R&R of notice of any claim or the commencement of any action or proceeding with respect to which R&R is entitled to indemnity hereunder, R&R will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to R&R and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, R&R will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for R&R reasonably determines that it would be inappropriate under the applicable roles of professional responsibility for the same counsel to represent both the Company and R&R due to an actual conflict of interest between the Company and R&R with respect to the subject matter of such claim. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of R&R, which will not be unreasonably withheld.

        3.     The Company agrees to notify R&R promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.

        4.     If for any reason the foregoing indemnity is unavailable to R&R or insufficient to hold R&R harmless, then the Company shall contribute to the amount paid or payable by R&R as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and R&R on the other, but also the relative fault of the Company on the one hand and R&R on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, R&R's share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by R&R under the Agreement (excluding any amounts received as reimbursement of expenses incurred by R&R).

        5.     These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the

Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under the Agreement or otherwise.

RODMAN & RENSHAW, LLC
		By:	/s/ John Borer Name: John Borer Title: CEO
Address for notice: 1270 Avenue of the Americas, 16th Floor New York, NY 10020
Accepted and Agreed to as of the date first written above:
BIOMIRA INC.
By:	/s/ Edward A. Taylor Edward A. Taylor Vice President & CFO

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Exhibit 10.40

SECURITIES PURCHASE AGREEMENT

        This Securities Purchase Agreement (this "Agreement") is dated as of December 12, 2006, among Biomira Inc., a Canadian corporation (the "Company"), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a "Purchaser" and collectively the "Purchasers").

        WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

        1.1    Definitions.    In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

          "Action" shall have the meaning ascribed to such term in Section 3.1(j).

          "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

          "Business Day" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York or the Province of Alberta are authorized or required by law or other governmental action to close.

          "Canadian Company Counsel" means Fraser Milner Casgrain LLP.

          "Closing" means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

          "Closing Date" means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers' obligations to pay the Subscription Amount and (ii) the Company's obligations to deliver the Securities have been satisfied or waived.

          "Closing Price" means on any particular date (a) the last reported closing bid price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (b) if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)), or (c) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "pink sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded the

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  fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Purchasers of a majority in interest of the Shares then outstanding.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the common stock of the Company and any other class of securities into which such securities may hereafter be reclassified or changed into.

          "Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

          "Disclosure Schedules" means the Disclosure Schedules of the Company delivered concurrently herewith and attached hereto as Exhibit A.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

          "FWS" means Feldman Weinstein LLP, with offices located at 420 Lexington Avenue, Suite 2620, New York, New York 10170-0002.

          "GAAP" shall have the meaning ascribed to such term in Section 3.1(h).

          "Intellectual Property Rights" shall have the meaning ascribed to such term in Section 3.1(o).

          "Liens" means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

          "Material Adverse Effect" shall have the meaning assigned to such term in Section 3.1(b).

          "Material Permits" shall have the meaning ascribed to such term in Section 3.1(m).

          "Per Unit Purchase Price" equals U.S.$1.35, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

          "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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          "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

          "Prospectus" means the final prospectus filed for the Registration Statement.

          "Prospectus Supplement" means the supplement to the Prospectus complying with applicable Canadian requirements and with General Instruction II.L of Form F-10 and the rules and regulations of the Commission promulgated under the Securities Act that is filed with the Commission and delivered by the Company to each Purchaser at the Closing.

          "Purchaser Party" shall have the meaning ascribed to such term in Section 4.6.

          "Registration Statement" means the effective registration statement with Commission file No. 333-137342 which registers the sale of the Shares, the Warrants and the Warrant Shares by the Purchasers.

          "Required Approvals" shall have the meaning ascribed to such term in Section 3.1(e).

          "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

          "SEC Reports" shall have the meaning ascribed to such term in Section 3.1(h).

          "Securities" means the Shares, the Warrants and the Warrant Shares.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Shares" means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

          "Short Sales" shall include all "short sales" as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

          "Subscription Amount" means, as to each Purchaser, the aggregate amount to be paid for Shares and Warrants purchased hereunder as specified below such Purchaser's name on the signature page of this Agreement and next to the heading "Subscription Amount", in United States Dollars and in immediately available funds.

          "Subsidiary" means any subsidiary of the Company as set forth on Schedule 3.1(a).

          "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

          "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board.

          "Transaction Documents" means this Agreement, the Warrants and any other documents or agreements executed in connection with the transactions contemplated hereunder.

          "U.S. Company Counsel" means Wilson Sonsini Goodrich & Rosati, Professional Corporation.

          "Warrants" means collectively the Common Stock purchase warrants, in the form of Exhibit B delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable from the expiry of six months from the Closing Date and will expire if not exercised within 48 months of the Closing Date.

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          "Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

        2.1    Closing.    On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser agrees to purchase in the aggregate, severally and not jointly, up to U.S.$12,999,999 of Shares and Warrants. Each Purchaser shall deliver to the Company via wire transfer or a certified check immediately available funds equal to their Subscription Amount and, subject to satisfaction of the conditions set for in Section 2.2, the Company shall deliver to each Purchaser their respective Shares and Warrants as determined pursuant to Section 2.2(a) and the other items set forth in Section 2.2 issuable at the Closing. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Rodman & Renshaw, LLC, or such other location as the parties shall mutually agree.

        2.2    Deliveries.

          (a)   On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

              (i)  this Agreement duly executed by the Company;

             (ii)  a legal opinion of Canadian Company Counsel, the substantive provisions of which shall be in the form of Exhibit C-1 attached hereto;

            (iii)  a legal opinion of U.S. Company Counsel, the substantive provisions of which shall be in the form of Exhibit C-2attached hereto;

            (iv)  a copy of the irrevocable instructions to the Company's transfer agent instructing the transfer agent to deliver via the Depository Trust Company Deposit Withdrawal Agent Commission System ("DWAC") Shares equal to such Purchaser's Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser;

             (v)  a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 20% of the Shares purchased by such Purchaser hereunder, with an exercise price equal to U.S.$1.86, subject to adjustment therein (such Warrant certificate may be delivered within ten Trading Days of the Closing Date); and

            (vi)  the Prospectus and Prospectus Supplement (which may be delivered in accordance with Rule 172 under the Securities Act).

          (b)   On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

              (i)  this Agreement duly executed by such Purchaser; and

             (ii)  such Purchaser's Subscription Amount by wire transfer of immediately available funds to the account as specified in writing by the Company.

        2.3    Closing Conditions.

          (a)   The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

              (i)  the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Purchasers contained herein;

             (ii)  all obligations, covenants and agreements of the Purchasers required to be performed at or prior to the Closing Date shall have been performed;

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            (iii)  the delivery by each of the Purchasers of the items set forth in Section 2.2(b) of this Agreement;

            (iv)  the receipt by the Company of all requisite approvals of the Toronto Stock Exchange with respect to the Transaction Documents and the transactions contemplated therein; and

             (v)  the issuance by the Alberta Securities Commission of a final receipt for the Prospectus Supplement.

          (b)   The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

              (i)  the accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained herein;

             (ii)  all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

            (iii)  the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

            (iv)  there shall have been no Material Adverse Effect with respect to the Company or its business operations and financial condition since the date hereof; and

             (v)  from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company's principal Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Company.    Except as set forth in the Disclosure Schedule, which Disclosure Schedule shall be deemed a part hereof and to qualify any representation or warranty otherwise made herein to the extent of such disclosure, the Company hereby makes the representations and warranties set forth below to each Purchaser:

          (a)    Subsidiaries.    Each significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) of the Company is set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and non-assessable.

          (b)    Organization and Qualification.    The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing (except, in the case of good standing, for entities organized under laws of any jurisdiction that does not recognize such concept) under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in material violation

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  or material default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified will not result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company's ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a "Material Adverse Effect") and, to the knowledge of the Company, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

          (c)    Authorization; Enforcement.    The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof and executed and delivered by each of the other parties hereto and thereto, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

          (d)    No Conflicts.    The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated hereby and thereby do not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as does not have a Material Adverse Effect.

          (e)    Filings, Consents and Approvals.    The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection

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  with the execution, delivery and performance by the Company of the Transaction Documents the absence of which would have a Material Adverse Effect, other than (i) filings required pursuant to Section 4.4 of this Agreement, (ii) the filing with the Commission and applicable Canadian provincial securities commissions of the Prospectus Supplement, (iii) application(s) to each applicable Trading Market for the listing of the Securities for trading thereon in the time and manner required thereby, and (iv) such filings as are required to be made under applicable state and provincial securities laws (collectively, the "Required Approvals").

          (f)    Issuance of the Securities.    The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company (other than as set forth in the Transaction Documents). The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company is authorized to issue an unlimited number of shares of Common Stock.

          (g)    Capitalization.    The capitalization of the Company is as set forth on Schedule 3.1(g). Except as set forth in Schedule 3.1(g), the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company's stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company's employee stock purchase plan and pursuant to the conversion or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. Other than as set forth in the Transaction Documents, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, and except as set forth in the Prospectus and Schedule 3.1(g), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Other than as specified in this Agreement, no further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party.

          (h)    SEC Reports; Financial Statements.    The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement, being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be

7

  stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

          (i)    Material Changes; Undisclosed Events, Liabilities or Developments.    Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report or the Prospectus, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

          (j)    Litigation.    There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been in the past 12 months, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued in the past 12 months any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

          (k)    Labor Relations.    No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect. None of the Company's or its Subsidiaries' employees is a member of a union that relates to such employee's relationship with the Company,

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  and neither the Company or any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance does not, individually or in the aggregate, have a Material Adverse Effect.

          (l)    Compliance.    Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as does not have a Material Adverse Effect.

          (m)    Regulatory Permits.    The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits does not have a Material Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received in the past 12 months any written notice of proceedings relating to the revocation or modification of any Material Permit.

          (n)    Title to Assets.    The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

          (o)    Patents and Trademarks.    To the knowledge of the Company, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice in the past 12 months that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so does not, individually or in the aggregate, have a Material Adverse Effect.

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          (p)    Insurance.    The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.

          (q)    Sarbanes-Oxley.    The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.

          (r)    Certain Fees.    Except as set forth in the Prospectus Supplement, no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

          (s)    Registration Rights.    Except as set forth in Schedule 3.1(s), to the knowledge of the Company, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

          (t)    Listing and Maintenance Requirements.    The Company's Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. Except as set forth in Schedule 3.1(t), neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any sales of any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

          (u)    Disclosure.    Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that, neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Prospectus Supplement. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

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          (v)    Tax Status.    Except for matters that would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a material tax deficiency which has been asserted or threatened against the Company or any Subsidiary and which is outstanding.

          (w)    Foreign Corrupt Practices.    Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

          (x)    Accountants.    The Company's accountants are identified in the Prospectus or Prospectus Supplement.

          (y)    Acknowledgment Regarding Purchasers' Purchase of Securities.    The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers' purchase of the Securities. The Company further represents to each Purchaser that the Company's decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

          (z)    Acknowledgement Regarding Purchasers' Trading Activity.    Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(f) and 4.13 hereof), it is understood and acknowledged by the Company (i) that none of the Purchasers have been asked to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Purchaser, including Short Sales, and specifically including, without limitation, Short Sales or "derivative" transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company's publicly-traded securities; (iii) that any Purchaser, and counter-parties in "derivative" transactions to which any such Purchaser is a party, directly or indirectly, presently may have a "short" position in the Common Stock, and (iv) that each Purchaser shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction. The Company further understands and acknowledges that (a) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Warrant Shares deliverable with respect to the exercise of the Warrant are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

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          (aa)    Regulation M Compliance.    The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company's placement agent in connection with the placement of the Securities.

          (bb)    Effectiveness of Registration Statement.    Pursuant to the rules and regulations of the Commission, the Registration Statement became effective under the Securities Act on September 26, 2006. The Form F-X of the Company was filed with the Commission prior to the effectiveness of the Registration Statement. To the Company's knowledge, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued, and no proceedings for that purpose have been instituted or are pending under the Securities Act. The Warrant Shares when delivered and issued in compliance with the terms of the Warrants, will be covered under the Registration Statement.

        3.2    Representations and Warranties of the Purchasers.    Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

          (a)    Organization; Authority.    Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

          (b)    Own Account.    Such Purchaser is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser's right to sell the Securities in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

          (c)    Purchaser Status.    At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

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          (d)    Experience of Such Purchaser.    Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

          (e)    Short Sales and Confidentiality Prior To The Date Hereof.    Other than the transaction contemplated hereunder, such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, executed any disposition, including Short Sales, in the securities of the Company during the period commencing from the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof ("Discussion Time"). Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser's assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser's assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

          (f)    Canadian Securities Laws.    Such Purchaser's activities with respect to the Securities is and will be in compliance with all applicable Canadian securities laws, rules and regulations and the rules and regulations of the Toronto Stock Exchange.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

        4.1    Transfer Restrictions.    If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the Warrant Shares, such Warrant Shares shall be issued free of all legends.

        4.2    Furnishing of Information.    As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

        4.3    Integration.    The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

        4.4    Securities Laws Disclosure; Publicity.    The Company shall, by 8:30 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a press release describing the material terms of the transactions contemplated hereby. The Company shall not publicly disclose the name of

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any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by applicable law in connection with the filing of final Transaction Documents (including signature pages thereto) with any applicable regulatory authority and (ii) to the extent such disclosure is required by law or Trading Market regulations.

        4.5    Non-Public Information.    Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

        4.6    Indemnification of Purchasers.    Subject to the provisions of this Section 4.6, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a "Purchaser Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser's representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company's prior written consent, which shall not be unreasonably withheld or delayed or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party's breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

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        4.7    Listing of Common Stock.    The Company hereby agrees to use reasonable commercial efforts to maintain the listing of the Common Stock on a Trading Market, and as soon as reasonably practicable following the Closing (but not later than the Closing Date) to list all of the Shares and Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Shares and Warrant Shares to be listed on such other Trading Market as promptly as possible. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Trading Market.

        4.8    Equal Treatment of Purchasers.    No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended to treat for the Company the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

        4.9    Short Sales and Confidentiality After The Date Hereof.    Each Purchaser severally and not jointly with the other Purchasers covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period commencing at the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.4. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 4.4, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, no Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.4. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser's assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser's assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

        4.10    Subsequent Equity Sales.

          (a)   From the date hereof until 60 days after the Closing Date, neither the Company nor any Subsidiary shall issue shares of Common Stock or Common Stock Equivalents; provided, however, the 60 day period set forth in this Section 4.10 shall be extended for the number of Trading Days during such period in which trading in the Common Stock is suspended by any Trading Market, or following the Closing Date, the Registration Statement is not effective or the Prospectus may not be used by the Purchasers for the purchase of Warrant Shares.

          (b)   Notwithstanding the foregoing, this Section 4.10 shall not apply in respect of an Exempt Issuance.

        4.11    Delivery of Securities After Closing.    The Company shall deliver, or cause to be delivered, the respective Securities purchased by each Purchaser to such Purchaser within 3 Trading Days of the Closing Date.

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        4.12    Capital Changes.    Until 90 days after the Closing Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the Purchasers holding a majority in interest of the Shares.

ARTICLE V.
MISCELLANEOUS

        5.1    Termination.    This Agreement may be terminated by the Company or by any Purchaser, as to such Purchaser's obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before December 29, 2006; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

        5.2    Fees and Expenses.    Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

        5.3    Entire Agreement.    The Transaction Documents, together with the exhibits and schedules thereto, the Prospectus and the Prospectus Supplement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        5.4    Notices.    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

        5.5    Amendments; Waivers.    No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

        5.6    Headings.    The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

        5.7    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to

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be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the "Purchasers".

        5.8    No Third-Party Beneficiaries.    This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9.

        5.9    Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

        5.10    Survival.    The representations and warranties contained herein shall survive the Closing and the delivery of the Shares and Warrants for a period of two years.

        5.11    Execution.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

        5.12    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

        5.13    Replacement of Securities.    If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and

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substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

        5.14    Remedies.    In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

        5.15    Payment Set Aside.    To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        5.16    Independent Nature of Purchasers' Obligations and Rights.    The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company through FWS. FWS does not represent all of the Purchasers but only Rodman & Renshaw, LLC, who has acted as placement agent to the transaction. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

(Signature Pages Follow)

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        IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BIOMIRA INC.		Address for Notice:
By:	/s/ Edward A. Taylor Name: Edward A. Taylor Title: Vice President & CFO

With a copy to (which shall not constitute notice):

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Axa Framlington
Signature of Authorized Signatory of Purchaser:	/s/ Gareth Powell
Name of Authorized Signatory:	Gareth Powell
Title of Authorized Signatory:	Portfolio Manager
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$500,000
Shares:
Warrant Shares:
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Bristol Investment Fund, Ltd.
Signature of Authorized Signatory of Purchaser:	/s/ Paul Kessler
Name of Authorized Signatory:	Paul Kessler
Title of Authorized Signatory:	Director
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$750,000.00
Shares:	555,556
Warrant Shares:	111,111
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Cranshire Capital, L.P.
Signature of Authorized Signatory of Purchaser:	/s/ Mitchell P. Kopin
Name of Authorized Signatory:	Mitchell P. Kopin
Title of Authorized Signatory:	President of Dounsier Capital, L.P. the General Partner
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$1,000,000.40
Shares:	740,741
Warrant Shares:	148,148
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	DAFNA LifeScience Ltd.
Signature of Authorized Signatory of Purchaser:	/s/ Fariba Ghodsian, PhD, MBA
Name of Authorized Signatory:	Fariba Ghodsian, PhD, MBA
Title of Authorized Signatory:	Managing Member of the Investment Manager, DAFNA Capital Management, LLC on behalf of DAFNA LifeScience Ltd.
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$226,800
Shares:	168,000
Warrant Shares:	33,600
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	DAFNA LifeScience Select Ltd.
Signature of Authorized Signatory of Purchaser:	/s/ Fariba Ghodsian, PhD, MBA
Name of Authorized Signatory:	Fariba Ghodsian, PhD, MBA
Title of Authorized Signatory:	Managing Member of the Investment Manager, DAFNA Capital Management, LLC on behalf of DAFNA LifeScience Select Ltd.
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$473,850
Shares:	351,000
Warrant Shares:	70,200
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	GCA Strategic Investment Fund Limited
Signature of Authorized Signatory of Purchaser:	/s/ Lewis N. Lester Sr.
Name of Authorized Signatory:	Lewis N. Lester Sr.
Title of Authorized Signatory:	Director
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$500,000.00
Shares:
Warrant Shares:
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Capital Ventures International, by Heights Capital Management, Inc., its authorized agent
Signature of Authorized Signatory of Purchaser:	/s/ Martin Kobinger
Name of Authorized Signatory:	Martin Kobinger
Title of Authorized Signatory:	Investment Manager
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$513,000
Shares:	380,000
Warrant Shares:	76,000
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Deerfield Special Situations Fund, L.P.
Signature of Authorized Signatory of Purchaser:	/s/ Darren Levine
Name of Authorized Signatory:	Darren Levine
Title of Authorized Signatory:	CFO
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$901,800
Shares:	668,000
Warrant Shares:	133,000
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Deerfield Special Situations Fund International
Signature of Authorized Signatory of Purchaser:	/s/ Darren Levine
Name of Authorized Signatory:	Darren Levine
Title of Authorized Signatory:	CFO
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$448,200
Shares:	332,000
Warrant Shares:	66,400
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Smithfield Fiduciary LLC
Signature of Authorized Signatory of Purchaser:	/s/ Adam J. Chill
Name of Authorized Signatory:	Adam J. Chill
Title of Authorized Signatory:	Authorized Signatory
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$999,999.00
Shares:	740,740
Warrant Shares:	148,148
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Hudson Bay Fund LP
Signature of Authorized Signatory of Purchaser:	/s/ Yoav Roth
Name of Authorized Signatory:	Yoav Roth
Title of Authorized Signatory:	Principal
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$192,000
Shares:	142,222
Warrant Shares:	28,444
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Hudson Bay Overseas Fund Ltd.
Signature of Authorized Signatory of Purchaser:	/s/ Yoav Roth
Name of Authorized Signatory:	Yoav Roth
Title of Authorized Signatory:	Principal
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$208,000
Shares:	154,074
Warrant Shares:	30,815
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Iroquois Master Fund Ltd.
Signature of Authorized Signatory of Purchaser:	/s/ Joshua Silverman
Name of Authorized Signatory:	Joshua Silverman
Title of Authorized Signatory:	Authorized Signatory
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$200,000
Shares:	148,148
Warrant Shares:	29,630
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	James R. Davis
Signature of Authorized Signatory of Purchaser:	/s/ James R. Davis
Name of Authorized Signatory:	James R. Davis
Title of Authorized Signatory:	Same
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$100,000
Shares:	74,074
Warrant Shares:	14,815
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	JGB Capital Offshore Ltd.
Signature of Authorized Signatory of Purchaser:	/s/ Brett Cohen
Name of Authorized Signatory:	Brett Cohen
Title of Authorized Signatory:	President
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$27,000
Shares:	20,000
Warrant Shares:	4,000
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	JGB Capital L.P.
Signature of Authorized Signatory of Purchaser:	/s/ Brett Cohen
Name of Authorized Signatory:	Brett Cohen
Title of Authorized Signatory:	President
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$108,000
Shares:	80,000
Warrant Shares:	16,000
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Otago Partners, LLC
Signature of Authorized Signatory of Purchaser:	/s/ Lindsay A. Rosenwald, MD
Name of Authorized Signatory:	Lindsay A. Rosenwald, MD
Title of Authorized Signatory:	Managing Member
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$300,000
Shares:	222,222
Warrant Shares:
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio
Signature of Authorized Signatory of Purchaser:
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio

By: RG Capital Management, L.P.

By: RGC Management Company, LLC

By: /s/ Gerald F. Stahlecker

Name of Authorized Signatory:	Gerald F. Stahlecker
Title of Authorized Signatory:	Managing Director
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$1,000,000.35
Shares:	740,741
Warrant Shares:	148,148
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Truk Opportunity Fund LLC
Signature of Authorized Signatory of Purchaser:	/s/ Mitchell Fein
Name of Authorized Signatory:	Mitchell Fein
Title of Authorized Signatory:	Vice President
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$881,188.20
Shares:	652,732
Warrant Shares:	130,546
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Truk International Fund, LP
Signature of Authorized Signatory of Purchaser:	/s/ Mitchell Fein
Name of Authorized Signatory:	Mitchell Fein
Title of Authorized Signatory:	Vice President
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$120,162.15
Shares:	89,009
Warrant Shares:	17,802
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Portside Growth and Opportunity Fund
Signature of Authorized Signatory of Purchaser:	/s/ Jeffrey Smith
Name of Authorized Signatory:	Jeffrey Smith
Title of Authorized Signatory:	Authorized Signatory
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$1,999,999.35
Shares:	1,481,481
Warrant Shares:	296,296
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Crescent International Limited
Signature of Authorized Signatory of Purchaser:	/s/ Maxi Brezzi
Name of Authorized Signatory:	Maxi Brezzi
Title of Authorized Signatory:	Authorized Signatory
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$250,000
Shares:
Warrant Shares:
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Evolution Master Fund Ltd. SPC, Segregated Portfolio M
Signature of Authorized Signatory of Purchaser:	/s/ Adrian Brindle
Name of Authorized Signatory:	Adrian Brindle
Title of Authorized Signatory:	Director
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:
Shares:
Warrant Shares:
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	The Tail Wind Fund Ltd., by Tail Wind Advisory & Management Ltd., as investment manager
Signature of Authorized Signatory of Purchaser:	/s/ David Crook
Name of Authorized Signatory:	David Crook
Title of Authorized Signatory:	CEO of Tail Wind Advisory & Management Ltd., as investment manager
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$300,000
Shares:	222,222
Warrant Shares:	44,444
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

[PURCHASER SIGNATURE PAGES TO BIOM SECURITIES PURCHASE AGREEMENT]

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:	Rockmore Investment Master Fund Ltd.
Signature of Authorized Signatory of Purchaser:	/s/ Bruce Bernstein
Name of Authorized Signatory:	Bruce Bernstein
Title of Authorized Signatory:	Managing Partner
Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchase (if not same as above):

Subscription Amount:	$499,999.50
Shares:	370,370
Warrant Shares:	74,074
EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

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Exhibit 10.41

        THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 2.

Issuance Date: December 18, 2006	No.

BIOMIRA INC.

PURCHASE WARRANT

WARRANT ("WARRANT") TO PURCHASE SHARES OF
COMMON STOCK, WITHOUT PAR VALUE

        This is to certify that, FOR VALUE RECEIVED,                        ("Warrantholder"), is entitled to purchase, subject to the provisions of this Warrant, from Biomira Inc., a corporation organized under the laws of the Canada Business Corporations Act ("Company"), at any time after June 18, 2007 ("Commencement Date") but not later than 8:00 P.M., Eastern time, on December 18, 2010 ("Expiration Date"),            shares ("Warrant Shares") of Common Stock, without par value ("Common Stock"), of the Company, at an exercise price per share equal to $1.86 U.S. Dollars (the exercise price in effect from time to time hereafter being herein called the "Warrant Price"). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

        Section 1.    Registration.    The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of the Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

        Section 2.    Transfers.    The Company shall transfer this Warrant from time to time, upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer properly endorsed or accompanied by appropriate instructions for transfer upon any such transfer, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

        Section 3.

          (a)    Exercise of Warrant.    Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time and from time to time after the Commencement Date upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto (the "Exercise Agreement") (which may be by fax), to the Company on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer of immediately available funds for the account of the Company of the Warrant Price for the Warrant Shares specified in the Exercise Agreement or (ii) if permitted, delivery to the Company of a written notice of an election to effect a "Cashless Exercise" (as defined below) for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which the completed Exercise Agreement shall have been delivered to the Company (or such later date as may be specified in the Exercise Agreement). Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall (subject to Section 3(b) below), at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

          As used herein, "business day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the cities of New York, New York or Edmonton, Alberta are authorized or required by law or executive order to remain closed.

          The Company shall permit this Warrant to be exercised by means of a "Cashless Exercise" if and only if the Company is not able, at the time of any attempted exercise, to issue to the Warrantholder unlegended, freely tradeable shares of Common Stock pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"). To effect a "Cashless Exercise", the Warrantholder shall indicate on the Exercise Agreement, notice of the holder's intention to do so, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof. In the event of a Cashless Exercise, in lieu of paying the Warrant Price in cash, the holder shall surrender this Warrant or the portion thereof being exercised for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Fair Market Value per share of the Common Stock and the Warrant Price, and the denominator of which shall be the then current Fair Market Value per share of the Common Stock. For this purpose, the "Fair Market Value" of the Common Stock shall be the closing price of the Common Stock as reported by the Nasdaq Stock Market (or other exchange or market on which the Common Stock is principally traded) on the trading day immediately preceding the date of the Exercise Agreement.

          (b)    Book-Entry.    Notwithstanding anything to the contrary set forth herein, upon exercise of any portion of this Warrant in accordance with the terms hereof, the Warrantholder shall not be required to physically surrender this Warrant to the Company unless such holder is purchasing the full amount of Warrant Shares represented by this Warrant. The Warrantholder and the Company shall maintain records showing the number of Warrant Shares so purchased hereunder and the dates of such purchases or shall use such other method, reasonably satisfactory to the Warrantholder and the Company, so as not to require physical surrender of this Warrant upon each such exercise. The Warrantholder and any assignee, by acceptance of this Warrant or a new Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following exercise of any portion of this Warrant, the number of Warrant Shares which may be purchased upon exercise of this Warrant may be less than the number of Warrant Shares set forth on the face hereof.

        Section 4.    Intentionally Omitted.

        Section 5.    Payment of Taxes.    The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such shares are issued. The holder shall be responsible for income taxes due under federal or state law, if any such tax is due.

        Section 6.    Mutilated or Missing Warrants.    In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if reasonably requested by the Company.

2

        Section 7.    Reservation of Common Stock.    The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved, out of the authorized and unissued Common Stock, a number of shares sufficient to provide for the exercise of the rights of purchase represented by the Warrant in full (without regard to any restrictions on beneficial ownership contained herein), and the transfer agent for the Common Stock, including every subsequent transfer agent for the Common Stock or other shares of the Company's capital stock issuable upon the exercise of any of the right of purchase aforesaid ("Transfer Agent"), shall be irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be requisite for such purpose. The Company agrees that all Warrant Shares issued upon exercise of the Warrant in accordance with its terms shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company. The Company will keep a conformed copy of this Warrant on file with its Transfer Agent. The Company will supply from time to time the Transfer Agent with duly executed stock certificates required to honor the outstanding Warrant.

        Section 8.    Warrant Price.    The Warrant Price, subject to adjustment as provided in Section 9, shall, except for a cashless exercise if otherwise permitted, be payable in lawful money of the United States of America.

        Section 9.    Adjustments.    Subject and pursuant to the provisions of this Section 9, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

          (a)   If the Company or any of its subsidiaries shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its capital stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b)   If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a "Fundamental Transaction"), then, upon any subsequent exercise of this Warrant, the Warrantholder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such merger, consolidation or disposition of assets by a Warrantholder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Warrant Price shall be appropriately adjusted to apply to

3

  such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Warrant Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Warrantholder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Warrantholder a new warrant consistent with the foregoing provisions and evidencing the Warrantholder's right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9(b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) a transaction where the consideration paid to the holders of the Common Stock consists of cash, (2) a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively a "Black-Scholes Takeout Event"), if (A) the consideration per share of Common Stock in any Black-Scholes Takeout Event (the "Takeout Event Price") is equal to or less than the Warrant Price then in effect, then, immediately prior to the date of consummation of any such Black-Scholes Takeout Event, the Warrant Price shall be decreased to an amount equal to (1) the Takeout Event Price minus (2)(a) the value of this Warrant as determined in accordance with the Black-Scholes option pricing model using an expected volatility equal to the 100 day historical price volatility obtained from the HVT function on Bloomberg L.P. as of the trading day immediately prior to the public announcement of the Fundamental Transaction divided by (b) the number of Warrant Shares for which this Warrant is then exercisable (the "Per Warrant Black-Scholes Value"), or (B) the Takeout Event Price is greater than the Warrant Price then in effect, then this Warrant shall become exercisable, immediately prior to the date of consummation of any such Black-Scholes Takeout Event, for an additional number of shares of Common Stock ("Additional Warrant Shares") as determined according to the following formula:

Additional Warrant Shares = Warrant Shares	x	Per Warrant Black Scholes Value— (Takeout Event Price—Warrant Price) Takeout Event Price—Warrant Price

          (c)   Intentionally Omitted.

          (d)   Intentionally Omitted.

          (e)   An adjustment shall become effective immediately after the record date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

          (f)    In the event that, as a result of an adjustment made pursuant to Section 9, the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

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          (g)   In the event of any adjustment in the Warrant Price hereunder, the number of Warrant Shares issuable hereunder under exercise shall be inversely proportionately increased or decreased, as the case may be, such that the aggregate purchase price for Warrant Shares upon full exercise of this Warrant shall remain the same. Similarly, in the event of any adjustment in the number of Warrant Shares issuable hereunder upon exercise, the Warrant Price shall be inversely proportionately increased or decreased, as the case may be, such that the aggregate purchase price for Warrant Shares upon full exercise of this Warrant shall remain the same.

        Section 10.    Fractional Interest.    The Company shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon the exercise of the Warrant (or specified portions thereof), the Company shall round such calculation to the nearest whole number and disregard the fraction.

        Section 11.    Benefits.    Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

        Section 12.    Notices to Warrantholder.    Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall forthwith give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In the event of a dispute with respect to any such calculation, the certificate of the Company's independent auditors shall be conclusive evidence of the correctness of any computation made, absent manifest error. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment. At the Warrantholder's request, the Company shall deliver to the Warrantholder as of a requested date a notice specifying the Warrant Price and the number of Warrant Shares into which this Warrant is exercisable as of such date.

        Section 13.    Identity of Transfer Agent.    The initial Transfer Agent for the Common Stock is:

      Computershare Trust Inc.
      12039 West Alameda Parkway
      Suite Z-2
      Lakewood, CO 80228
      Phone: (303) 984-4100
      Fax: (303) 984-4110

        Forthwith upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will fax to the Warrantholder a statement setting forth the name and address of such transfer agent.

        Section 14.    Notices.    Any notice pursuant hereto to be given or made by the Warrantholder to or on behalf of the Company shall be sufficiently given or made if delivered personally or by facsimile or if sent by an internationally recognized courier, addressed as follows:

      Biomira Inc.
      Edmonton Research Park
      2011-94th Street
      Edmonton, Alberta T6N 1H1
      Telephone: (780) 490-2806
      Fax: (780) (780) 450-4772
      Attention: Edward A. Taylor, Chief Financial Officer

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or such other address as the Company may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section 14.

        Any notice pursuant hereto to be given or made by the Company to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier service by overnight or two-day service, to the address set forth on the books of the Company or, as to each of the Company and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section 14.

        All such notices, requests, demands, directions and other communications shall, when sent by courier, be effective two (2) days after delivery to such courier as provided and addressed as aforesaid. All faxes shall be effective upon receipt.

        Section 15.    Intentionally Omitted.

        Section 16.    Successors.    All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

        Section 17.    Governing Law.    This Warrant shall be deemed to be a contract made under the laws of the Province of Alberta, without giving effect to its conflict of law principles, and for all purposes shall be construed in accordance with the laws of said Province.

        Section 18.    9.9% and 19.9% Limitations.

          (a)   Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that the Warrantholder shall have the right to acquire upon exercise pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder at such time (other than by virtue of the ownership of convertible securities or rights to acquire securities (including the Warrant Shares) that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of convertible securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the Warrantholder's "affiliates" at such time (as defined in Rule 144 of the Act) ("Aggregation Parties") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), exists, would exceed 9.9% of the total issued and outstanding shares of the Common Stock (the "Restricted Ownership Percentage"). Each holder shall have the right (x) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company in the event and only to the extent that Section 16 of the Exchange Act or the rules promulgated thereunder (or any successor statute or rules) is changed to reduce the beneficial ownership percentage limitation thereunder from 10% and (y) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately upon the happening of a change of control transaction (including without limitation a transaction that results in a transfer of more than 50% of the Company's voting power or equity, or a sale of all or substantially all of the Company's assets, or a transaction that results in a person or "group" being deemed the beneficial owner of 50% or more of the Company's voting power or equity).

          The Company's obligation to issue Common Stock which would exceed such limits referred to in this Section 18 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

          (b)   Notwithstanding anything contained herein, in the event that the Warrantholder has timely exercised this Warrant and the issuance of all or a portion of the Warrant Shares to be issued pursuant to such exercise would either (i) constitute a breach of the Company's obligations

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  under the rules or regulations of the Nasdaq Global Market and the Toronto Stock Exchange as they apply to the Company, or any other principal securities exchange or market ("Principal Market") upon which the Common Stock is or becomes traded (the "Cap Regulations") or (ii) would exceed the Restricted Ownership Percentage of the Warrantholder, then the Company shall not be obligated to issue any such Warrant Shares to the extent such shares are in excess of the maximum permissible amount under such Cap Regulations ("Excess Shares") or in excess of the Restricted Ownership Percentage. However, if the Company, within five (5) days following any occurrence of Excess Shares, does not issue such Excess Shares to the Warrantholder, then the Company shall promptly pay to the Purchaser, in lieu of the Purchaser's right to receive such Excess Shares, an amount of cash (in U.S. Dollars) equal to 100% of the difference between (a) the number of Excess Shares multiplied by the closing sale price per share of Common Stock on the Principal Market on the trading day immediately preceding the date of the exercise of this Warrant, and (b) the aggregate exercise price for such Excess Shares.

        Section 19.    Replacement Warrants.    The Company agrees that within ten (10) business days after any request from time to time of the Warrantholder, it shall deliver to such holder a new Warrant in substitution of this Warrant which is identical in all respects except that the then Warrant Price shall be appropriately specified in the Warrant, and the Warrant shall specify the fixed number of Warrant Shares into which this Warrant is then exercisable. Such changes are intended not as amendments to the Warrant but only as clarification of the foregoing numbers for convenience purposes, and such changes shall not affect any provisions concerning adjustments to the Warrant Price or number of Warrant Shares contained herein.

        Section 20.    Obligation to Issue Warrant Shares.    The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are not subject to the taking of any action or inaction by the holder hereof to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder hereof or any other Person of any obligation to the Company or any violation or alleged violation of law by the holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the holder hereof in connection with the issuance of Warrant Shares. The Company will at no time close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first written above.

BIOMIRA INC.

By:	/s/ EDWARD A. TAYLOR Name: Edward A. Taylor Title: Vice President & CFO

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Schedule 1

Warrantholder	Warrant Shares
AXA Framlington	74,074.00
Bristol Investment Fund, Ltd.	111,111.00
Cranshire Capital, L.P.	148,448.00
DAFNA LifeScience Ltd.	333,600.00
DAFNA LifeScience Select Ltd.	70,200.00
GCA Strategic Investment Fund Limited	74,074.00
Capital Ventures International	76,000.00
Deerfield Special Situations Fund, L.P.	66,400.00
Deerfield Special Situations Fund International	133,600.00
Smithfield Fiduciary LLC	148,148.00
Hudson Bay Fund LP	28,444.00
Hudson Bay Overseas Fund LTD	30,815.00
Iroquois Master Fund Ltd.	29,630.00
James R. Davis	14,815.00
JGB Capital Offshore, Ltd.	4,000.00
JGB Capital L.P.	16,000.00
Otago Partners, LLC	44,444.00
Radcliffe SPC, Ltd.	148,148.00
Truk Opportunity Fund, LLC	130,546.00
Truk International Fund, LP	17,802.00
Portside Growth and Opportunity Fund	296,296.00
Crescent International Ltd.	37,037.00
Evolution Master Fund Ltd. SPC, Segregated Portfolio M	74,074.00
The Tail Wind fund Ltd.	44,444.00
Rockmore Investment Master Fund, Ltd.	74,074.00

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Exhibit 10.42

        THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 4 AND 10 OF THIS WARRANT.

Warrant No. 26	Number of Shares: 96,296
(subject to adjustment)
Date of Issuance: December 18, 2006

BIOMIRA, INC.

Common Stock Purchase Warrant

(Void after 48 months)

        Biomira Inc., a Canadian corporation (the "Company"), for value received, hereby certifies that Rodman & Renshaw, LLC, or its registered assigns (the "Registered Holder"), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time commencing six months after the date of issuance and on or before 5:00 p.m. (Eastern time) on December 18, 2010, 96,296 shares of Common Stock, of the Company, at a purchase price of U.S. $1.86 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the "Warrant Shares" and the "Purchase Price," respectively.

1.     Exercise.

        (a)   This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by the Registered Holder or by the Registered Holder's duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

        (b)   If the Company is unable for any reason to deliver to the Registered Holder unlegended, freely tradeable Warrant Shares pursuant to the United States Securities Act of 1933 upon exercise of this Warrant, then the Registered Holder may, at its option, elect to pay some or all of the Purchase Price payable upon an exercise of this Warrant by canceling all or a portion of this Warrant. If the Registered Holder wishes to exercise this Warrant by this method, the number of Warrant Shares purchasable (which shall in no event exceed the total number of Warrant Shares purchasable under this Warrant as set forth above), subject to adjustment under Section 2 of this Warrant) shall be determined as follows:

          X=Y[(A-B)/A]; where

    X= the number of Warrant Shares to be issued to the Holder;

    Y= the number of Warrant Shares with respect to which this Warrant is being exercised;

    A= the Fair Market Value of one share of Common Stock;

    B= the Purchase Price of one share of Common Stock.

        The Fair Market Value per share of Common Stock shall be determined as follows:

            (i)  If the Common Stock is listed on a national securities exchange, the Nasdaq Global Market or another nationally recognized trading system (including, without limitation, the OTC Bulletin Board or any successor and, if the average daily trading volume for the preceding 10 days has been at least 100,000 shares, the Pink Sheets) as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (ii)).

           (ii)  If the Common Stock is not listed on a national securities exchange, the Nasdaq Global Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under an employee benefit plan of the Company); and, upon request of the Registered Holder, the Board of Directors (or a representative thereof) shall promptly notify the Registered Holder of the Fair Market Value per share of Common Stock. Notwithstanding the foregoing, if the Board of Directors has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board of Directors shall make a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made.

        (c)   Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) above accompanied by payment in full of the Purchase Price at the offices of the Company or at such other location as may be specified by the Company to the Holder in writing from time to time (the "Exercise Date"). Subject to Section 4 hereof, at such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

        (d)   As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 5 business days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

            (i)  a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise, as adjusted as required pursuant to Section 3 hereof; and

           (ii)  in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of remaining Warrant Shares.

2.     Adjustments.

        (a)    Adjustment for Stock Splits and Combinations.    If the Company shall at any time or from time to time after the date on which this Warrant was first issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

        (b)    Adjustment for Certain Dividends and Distributions.    In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

          (1)   the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

          (2)   the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

        (c)    Adjustment in Number of Warrant Shares.    When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

        (d)    Adjustment for Mergers or Reorganizations, etc.    If there shall occur any reorganization, recapitalization, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a) or 2(b)), then, following any such reorganization, recapitalization, consolidation or merger, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive if, immediately prior to such reorganization, recapitalization, consolidation or merger, the Registered Holder had held the number of shares of Common Stock subject to this Warrant. Notwithstanding the foregoing sentence, if (x) there shall occur any reorganization, recapitalization, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for anything other than solely equity securities, and (y) the common stock of the acquiring or surviving company is publicly traded, then, as part of any such reorganization, recapitalization, consolidation or merger, (i) the Registered Holder shall have the right thereafter to receive upon the exercise hereof such number of shares of common stock of the acquiring or surviving company as is determined by multiplying (A) the number of shares of Common Stock then subject to this Warrant by (B) a fraction, the numerator of which is the Fair Market Value per share of Common Stock as of the effective date of such transaction, as determined pursuant to subsection 1(b), and the denominator of which is the fair market value per share of common stock of the acquiring or surviving company as of the effective date of such transaction, as determined in good faith by the Board of Directors of the Company (using the principles set forth in subsection 1(b) to the extent applicable), and (ii) the exercise price per share of common stock of the acquiring or surviving company shall be the Purchase Price divided by the fraction referred to in clause (B) above. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

        (e)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Registered Holder, furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.    Fractional Shares.    The Company shall not be required upon the exercise of this Warrant to issue any fractional shares. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon the exercise of the Warrant (or specified portions thereof), the Company shall round such calculation to the nearest whole number and disregard the fraction.

4.    Requirements for Transfer.    For a period of six months after the issuance date of this Warrant (which shall not be earlier than the closing date of the offering pursuant to which this Warrant is being issued), neither this Warrant nor any Warrant Shares issued upon exercise of this Warrant shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which this Warrant is being issued, except the transfer of any security:

            (i)  by operation of law or by reason of reorganization of the Company;

           (ii)  to any NASD member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above in this Section 4 for the remainder of the time period;

          (iii)  if the aggregate amount of securities of the Company held by the Registered Holder or related persons do not exceed 1% of the securities being offered;

          (iv)  that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund;

           (v)  the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction described above in this Section 4 for the remainder of the time period.

5.    No Impairment.    The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

6.     Notices of Record Date, etc. In the event:

        (a)   the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

        (b)   of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least ten days prior to the record date or effective date for the event specified in such notice.

7.    Reservation of Stock.    The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8.    Exchange of Warrants.    Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of such Holder, at the Company's expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

9.    Replacement of Warrants.    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

10.   Transfers, etc.

        (a)   The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its or his address as shown on the warrant register by written notice to the Company requesting such change.

        (b)   Subject to the provisions of Section 4 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company.

        (c)   Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder as the absolute owner hereof for all purposes; provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

11.    Representations of the Registered Holder.    The Registered Holder of this Warrant represents and warrants to the Company as follows:

          (a)    Investment.    The Registered Holder is acquiring this Warrant and the Warrant Shares issuable upon the exercise of this Warrant, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, except as otherwise may be permitted under applicable securities laws.

          (b)    Authority.    The Registered Holder has full power and authority to enter into and to perform this Warrant in accordance with its terms. The Registered Holder has not been organized specifically for the purpose of investing in the Company.

          (c)    Accredited Investor.    The Registered Holder is an Accredited Investor within the definition set forth in Rule 501(a) promulgated under the Securities Act.

          (d)    Residency.    The Registered Holder is not a resident of Canada.

12.    Acknowledgments of the Registered Holder.    The Registered Holder acknowledges the follows:

          (a)    Risks.    The Registered Holder is capable of evaluating the risks and merits of an investment in this Warrant and the Warrant Shares by virtue of its experience as an investor and its knowledge, experience and sophistication in financial and business matters.

          (b)    No Canadian Insurance.    There is no government or other insurance in Canada covering this Warrant or the Warrant Shares.

13.    Mailing of Notices, etc.    All notices and other communications from the Company to the Registered Holder shall be mailed by first-class certified or registered mail, postage prepaid, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder or in connection herewith to the Company shall be mailed by first-class certified or registered mail, postage prepaid, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice.

14.    No Rights as Stockholder.    Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

15.    Change or Waiver.    Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

16.    Section Headings.    The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

17.    Governing Law.    This Warrant will be governed by and construed in accordance with the laws of Alberta and the laws of Canada applicable therein.

        EXECUTED as of the Date of Issuance indicated above.

BIOMIRA INC.

By:	/s/ Edward Taylor Edward A. Taylor
Title:	Chief Financial Officer

Exhibit 10.43

SECURITY AGREEMENT

        This Security Agreement (as amended, modified or otherwise supplemented from time to time, this "Security Agreement"), dated as of November 8, 2006, is executed by Jeffrey Millard (together with its successors and assigns, "Debtor"), in favor of Biomira Inc., as secured party (together with its successors and assigns, "Secured Party").

RECITALS

        A.    Debtor has executed a promissory note, dated as of the date hereof (as amended, modified or otherwise supplemented from time to time, (the "Note") in the principal amount of $127,391 in favor of the Secured Party.

        B.    In order to induce Secured Party to extend the credit evidenced by the Note, Debtor has agreed to enter into this Security Agreement and to grant Secured Party the security interest in the Collateral described below.

AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

        1.    Definitions and Interpretation.    When used in this Security Agreement, the following terms have the following respective meanings:

          "Collateral" has the meaning given to that term in Section 2 hereof.

          "Event of Default" has the meaning given to that term in the Note.

          "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing.

          "Obligations" means all loans, advances, debts, liabilities and obligations owed by Debtor to the Secured Party, now existing or hereafter arising under or pursuant to the terms of the Note and this Security Agreement, including, all interest, fees, charges, expenses, attorneys' fees and costs chargeable to and payable by Debtor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

          "Person" shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

          "Pledged Securities" shall have the meaning given to such term in Exhibit A.

          "Transaction Documents" shall mean the Note and this Security Agreement.

          "UCC" means the Uniform Commercial Code as in effect in the State of Washington from time to time.

Terms defined in the UCC and not otherwise defined herein shall have the respective meanings set forth in the UCC.

        2.    Security Interest.

          (a)    Grant of Security Interest.    As security for the Obligations, Debtor hereby grants to Secured Party and pledges to Secured Party, a security interest of first priority in all right, title and interests of Debtor in and to the property described in Exhibit A hereto, whether now existing or hereafter from time to time acquired (collectively, the "Collateral").

          (b)    Delivery of Pledged Collateral; Financing Statements.    All certificates or instruments representing or evidencing the Pledged Securities shall immediately be delivered to Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in the form set forth as Exhibit B. Debtor hereby covenants to immediately deliver to Secured Party any Pledged Securities distributed to Debtor pursuant to the terms of the Escrow Agreement (as defined in Exhibit A).

          (c)    Voting Rights.

            (i)    Rights Prior to an Event of Default.    So long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities or any part thereof for any purpose not inconsistent with the terms of this Security Agreement.

            (ii)    Rights Following an Event of Default.    Upon the occurrence and during the continuance of an Event of Default, all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(c)(i) and all such rights shall thereupon become vested in Secured Party which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights.

          (d)    Dividends.    Debtor agrees that any and all (A) dividends and interest paid or payable, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for any Pledged Securities, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Securities, shall be, and shall be forthwith delivered to Secured Party to hold as, Collateral and shall, if received by Debtor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Debtor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement) to be held as part of the Collateral.

          (e)    Request For Release.    At any time that Secured Party holds any Pledged Securities as Collateral for the Obligations, Debtor may sell all or part of the Pledged Securities, provided that Debtor provides ten (10) days prior written notice of such sale and that the proceeds of such sale are used to prepay the Note and provided further that such sale is upon fair and reasonable terms and as part of an arm's length transaction. Secured Party agrees to release its security interest with respect to any Pledged Securities subject to such sale and to take all further action necessary to effect the intent of the foregoing.

        3.    Representations and Warranties.    Debtor represents and warrants to Secured Party that:

          (a)   Debtor is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral;

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          (b)   Debtor's full legal name is Jeffrey Millard;

          (c)   Debtor's primary residence is the same as its address for notices as set forth in Section 7(a) below; and

          (d)   Debtor's date of birth is January 21, 1975.

        4.    Covenants Relating to Collateral.    Debtor hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien; (b) without 30 days' prior written notice to Secured Party, not to change Debtor's legal name or primary residence, (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof and to deliver promptly to Secured Party all certificated securities constituting Collateral; and (d) except as explicitly permitted by this Security Agreement, not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein, and to keep the Collateral free of all Liens.

        5.    Authorized Action by Secured Party.    Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure so to do) any act which Debtor is obligated by this Security Agreement to perform, and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; and (e) execute UCC financing statements and other documents, instruments and agreements required hereunder; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (c) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Debtor agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including attorneys' fees, Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession.

        6.    Default and Remedies.

          (a)    Default.    Debtor shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default.

          (b)    Remedies.    Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by applicable law. Debtor hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable.

          (c)    Sale of Pledged Securities.    Debtor acknowledges and recognizes that Secured Party may be unable to effect a public sale of all or a part of the Pledged Securities and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof. Debtor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those of public

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  sales, and agrees that so long as such sales are made in good faith such private sales shall be deemed to have been made in a commercially reasonable manner and that Secured Party has no obligation to delay sale of any Pledged Securities to permit the issuer thereof to register it for public sale under any applicable securities laws.

        7.    Miscellaneous.

          (a)    Notices.    Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Debtor or Secured Party under this Security Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at telecopier number or its address set forth below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

Secured Party:	Biomira Inc. 2011-94 Street Edmonton, Alberta, Canada T6N 1H1 Telephone: (780) 450-3761 Facsimile: (780) 450-4772
Debtor:	Jeffrey Millard Tucson, AZ 85719
Telephone:

Facsimile:

          (b)    Nonwaiver.    No failure or delay on Secured Party's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

          (c)    Amendments and Waivers.    This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

          (d)    Assignments.    This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns; provided, however, that Debtor may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.

          (e)    Cumulative Rights, etc.    The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, the Transaction Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's rights hereunder. Debtor waives any right to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

          (f)    Payments Free of Taxes, Etc.    All payments made by Debtor under the Transaction Documents shall be made by Debtor free and clear of and without deduction for any and all

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  present and future taxes, levies, charges, deductions and withholdings. In addition, Debtor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement. Upon request by Secured Party, Debtor shall furnish evidence satisfactory to Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

          (g)    Partial Invalidity.    If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

          (h)    Expenses.    Debtor shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

          (i)    Headings.    Headings in this Security Agreement and each of the other Transaction Documents are for convenience of reference only and are not part of the substance hereof or thereof.

          (j)    Plural Terms.    All terms defined in this Security Agreement or any other Transaction Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

          (k)    Construction.    Each of this Security Agreement and the other Transaction Documents is the result of negotiations among, and has been reviewed by, Debtor, Secured Party and their respective counsel. Accordingly, this Security Agreement and the other Transaction Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Debtor or Secured Party.

          (l)    Entire Agreement.    This Security Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Debtor and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

          (m)    Other Interpretive Provisions.    References in this Security Agreement and each of the other Transaction Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Security Agreement or any other Transaction Document refer to this Security Agreement or such other Transaction Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Transaction Document, as the case may be. The words "include" and "including" and words of similar import when used in this Security Agreement or any other Transaction Document shall not be construed to be limiting or exclusive.

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          (n)    Governing Law.    This Security Agreement shall be governed by and construed in accordance with the laws of the State of Washington without reference to conflicts of law rules (except to the extent governed by the UCC).

          (o)    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[The remainder of this page is intentionally left blank]

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        IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed as of the day and year first above written.

		By:	/s/ Jeffrey Millard
Jeffrey Millard
AGREED:
BIOMIRA INC., As Secured Party
By:	/s/ Robert D. Aubrey
Name:	Robert D. Aubrey
Title:	V.P. Business Development

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EXHIBIT A

To Security Agreement

        All right, title, interest, claims and demands of Debtor in and to the following property:

          (a)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of October 30, 2006 (the "Merger Agreement"), by and among, Biomira Inc., Biomira Acquisition Corporation, Pro1X Pharmaceuticals Corporation, D. Lynn Kirkpatrick and Garth Powis;

          (b)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Escrow Agreement, dated as of October 30, 2006 (the "Escrow Agreement"), by and among, Biomira Inc., D. Lynn Kirkpatrick, Garth Powis and ComputerShare Trust Company of Canada;

          (c)   All proceeds of any and all of the foregoing, and all substitutions to and replacements for, each of the foregoing, including, without limitation:

              (i)  any Common Stock of Biomira Inc. that constitutes Debtor's Pro Rata Portion of the Aggregate Escrow Amount that is distributed pursuant to the Merger Agreement and Escrow Agreement (the "Pledged Securities");

             (ii)  all dividends (including cash dividends), other distributions (including redemption proceeds), or other property, securities or instruments in respect of or in exchange for the Pledged Securities, whether by way of dividends, stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares or otherwise;

            (iii)  all proceeds of the foregoing.

        The following terms shall have the following meanings:

          "Pro Rata Portion" shall have the meaning given to such term in the Merger Agreement.

          "Aggregate Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

          "Stock Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

          "Special Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

EXHIBIT B

[See Attached.]

STOCK POWER

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                 (1) [No. of Shares—written out] ([No. of Shares—numerals]) Shares of Common Stock, $[par value] par value, of Biomira Inc., a corporation organized under the laws of Canada, standing in the undersigned's name on the books of the corporation represented by Certificate No. [Cert. No.].

        The undersigned hereby irrevocably constitutes and appoints                        (2) attorney to transfer said stock on the books of said corporation with full power of substitution in the premises.

        Dated:                        (3)

[Name of Registered Owner]

(1)
Leave this space blank.

(2)
Leave this space blank.

(3)
Leave this space blank.

Exhibit 10.44

GENERAL SECURITY AGREEMENT

        This General Security Agreement (as amended, modified or otherwise supplemented from time to time, this "Security Agreement"), dated as of November 8, 2006, is executed by Jeffrey Millard (together with its successors and assigns, "Debtor"), in favor of Biomira Inc., as secured party (together with its successors and assigns, "Secured Party").

RECITALS

        A.    Debtor has executed a promissory note, dated as of the date hereof (as amended, modified or otherwise supplemented from time to time, (the "Note") in the principal amount of $127,391 in favor of the Secured Party.

        B.    In order to induce Secured Party to extend the credit evidenced by the Note, Debtor has agreed to enter into this Security Agreement and to grant Secured Party the security interest in the Collateral described below.

AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

        1.    Definitions and Interpretation.    When used in this Security Agreement, the following terms have the following respective meanings:

          "Collateral" has the meaning given to that term in Section 2 hereof.

          "Event of Default" has the meaning given to that term in the Note.

          "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing.

          "Obligations" means all loans, advances, debts, liabilities and obligations owed by Debtor to the Secured Party, now existing or hereafter arising under or pursuant to the terms of the Note and this Security Agreement, including, all interest, fees, charges, expenses, legal fees and costs (calculated on a solicitor and client basis) and costs chargeable to and payable by Debtor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of any proceedings and whether or not allowed or allowable as a claim in any such proceeding.

          "Person" shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

          "Pledged Securities" shall have the meaning given to such term in Exhibit A.

          "PPSA" means the Personal Property Security Act of Alberta including amendments thereto and any Act substituted therefor and amendments thereto.

          "Transaction Documents" shall mean the Note and this Security Agreement.

Terms defined in the PPSA and not otherwise defined herein shall have the respective meanings set forth in the PPSA.

        2.     Security Interest.

          (a)    Grant of Security Interest.    As security for the Obligations, Debtor hereby grants to Secured Party and pledges to Secured Party, a security interest of first priority in all right, title and interests of Debtor in and to the property described in Exhibit A hereto, whether now existing or hereafter from time to time acquired (collectively, the "Collateral").

          (b)    Delivery of Pledged Collateral; Financing Statements.    All certificates or instruments representing or evidencing the Pledged Securities shall immediately be delivered to Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in the form set forth as Exhibit B. Debtor hereby covenants to immediately deliver to Secured Party any Pledged Securities distributed to Debtor pursuant to the terms of the Escrow Agreement (as defined in Exhibit A).

          (c)    Voting Rights.

            (i)    Rights Prior to an Event of Default.    So long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities or any part thereof for any purpose not inconsistent with the terms of this Security Agreement.

            (ii)    Rights Following an Event of Default.    Upon the occurrence and during the continuance of an Event of Default, all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(c)(i) and all such rights shall thereupon become vested in Secured Party which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights.

          (d)    Dividends.    Debtor agrees that any and all (A) dividends and interest paid or payable, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for any Pledged Securities, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Securities, shall be, and shall be forthwith delivered to Secured Party to hold as, Collateral and shall, if received by Debtor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Debtor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement) to be held as part of the Collateral.

          (e)    Request For Release.    At any time that Secured Party holds any Pledged Securities as Collateral for the Obligations, Debtor may sell all or part of the Pledged Securities, provided that Debtor provides ten (10) days prior written notice of such sale and that the proceeds of such sale are used to prepay the Note and provided further that such sale is upon fair and reasonable terms and as part of an arm's length transaction. Secured Party agrees to release its security interest with respect to any Pledged Securities subject to such sale and to take all further action necessary to effect the intent of the foregoing.

          (f)    Secured Obligations Secured.    The Security Interest granted hereby secures payment and performance of the Obligations. If the security interest in the Collateral is not sufficient, in the event of default, to satisfy all Obligations of Debtor, Debtor acknowledges and agrees that Debtor shall continue to be liable for any Obligations remaining outstanding and Secured Party shall be entitled to pursue full payment thereof.

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        3.    Representations and Warranties.    Debtor represents and warrants to Secured Party that:

          (a)   Debtor is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral;

          (b)   Debtor's full legal name is Jeffrey Millard;

          (c)   Debtor's primary residence is the same as its address for notices as set forth in Section 7(a) below; and

          (d)   Debtor's date of birth is January 21, 1975.

        4.    Covenants Relating to Collateral.    Debtor hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien; (b) without 30 days' prior written notice to Secured Party, not to change Debtor's legal name or primary residence, (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements, financing change statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof and to deliver promptly to Secured Party all certificated securities constituting Collateral; and (d) except as explicitly permitted by this Security Agreement, not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein, and to keep the Collateral free of all Liens.

        5.    Authorized Action by Secured Party.    Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure so to do) any act which Debtor is obligated by this Security Agreement to perform, and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; and (e) execute PPSA financing statements, financing change statements and other documents, instruments and agreements required hereunder; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (c) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Debtor agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including legal fees and costs (calculated on a solicitor and client basis, Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession.

        6.    Default and Remedies.

          (a)    Default.    Debtor shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default.

          (b)    Remedies.    Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the PPSA, all rights

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  granted by this Security Agreement and by applicable law. Debtor hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable.

          (c)    Sale of Pledged Securities.    Debtor acknowledges and recognizes that Secured Party may be unable to effect a public sale of all or a part of the Pledged Securities and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof. Debtor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those of public sales, and agrees that so long as such sales are made in good faith such private sales shall be deemed to have been made in a commercially reasonable manner and that Secured Party has no obligation to delay sale of any Pledged Securities to permit the issuer thereof to register it for public sale under any applicable securities laws.

        7.    Miscellaneous.

          (a)    Notices.    Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Debtor or Secured Party under this Security Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at telecopier number or its address set forth below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

Secured Party:	Biomira Inc.
2011-94 Street
Edmonton, Alberta, Canada
T6N 1H1
Telephone: (780) 450-3761
Facsimile: (780) 450-4772
Debtor:	Jeffrey Millard

Tucson, AZ 85719
Telephone:
Facsimile:

          (b)    Nonwaiver.    No failure or delay on Secured Party's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

          (c)    Amendments and Waivers.    This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

          (d)    Assignments.    This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns; provided, however, that Debtor may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.

          (e)    Cumulative Rights, etc.    The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party

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  by virtue of any applicable law, rule or regulation of any governmental authority, the Transaction Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's rights hereunder. Debtor waives any right to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

          (f)    Payments Free of Taxes, Etc.    All payments made by Debtor under the Transaction Documents shall be made by Debtor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, Debtor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement. Upon request by Secured Party, Debtor shall furnish evidence satisfactory to Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

          (g)    Partial Invalidity.    If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

          (h)    Expenses.    Debtor shall pay on demand all reasonable fees and expenses, including reasonable legal fees and costs (calculated on a solicitor and client basis and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

          (i)    Headings.    Headings in this Security Agreement and each of the other Transaction Documents are for convenience of reference only and are not part of the substance hereof or thereof.

          (j)    Plural Terms.    All terms defined in this Security Agreement or any other Transaction Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

          (k)    Construction.    Each of this Security Agreement and the other Transaction Documents is the result of negotiations among, and has been reviewed by, Debtor, Secured Party and their respective counsel. Accordingly, this Security Agreement and the other Transaction Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Debtor or Secured Party.

          (l)    Entire Agreement.    This Security Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Debtor and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

          (m)    Other Interpretive Provisions.    References in this Security Agreement and each of the other Transaction Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Security Agreement or any other Transaction Document

5

  refer to this Security Agreement or such other Transaction Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Transaction Document, as the case may be. The words "include" and "including" and words of similar import when used in this Security Agreement or any other Transaction Document shall not be construed to be limiting or exclusive.

          (n)    Governing Law.    This Security Agreement and the transactions evidenced hereby shall be governed by and construed in accordance with the laws of the province of Alberta (including the PPSA) without reference to conflicts of law rules.

        8.    Copy of Agreement and Financing Statement

          (a)   Debtor hereby acknowledges receipt of a copy of this Security Agreement.

          (b)   Debtor waives Debtor's right to receive a copy of a financing statement or financing change statement registered by Secured Party or any verification statement pertaining to a registration by Secured Party.

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        IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed as of the day and year first above written.

/s/ WITNESS	By:	/s/ Jeffrey Millard Jeffrey Millard

AGREED:

BIOMIRA INC.,
As Secured Party

By:	/s/ Robert D. Aubrey
Name:	Robert D. Aubrey
Title:	V.P. Business Development

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EXHIBIT A

TO SECURITY AGREEMENT

All right, title, interest, claims and demands of Debtor in and to the following property:

        (a)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of October 30, 2006 (the "Merger Agreement"), by and among, Biomira Inc., Biomira Acquisition Corporation, Pro1X Pharmaceuticals Corporation, D. Lynn Kirkpatrick and Garth Powis;

        (b)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Escrow Agreement, dated as of October 30, 2006 (the "Escrow Agreement"), by and among, Biomira Inc., D. Lynn Kirkpatrick, Garth Powis and ComputerShare Trust Company of Canada;

        (c)   All proceeds of any and all of the foregoing, and all substitutions to and replacements for, each of the foregoing, including, without limitation:

              (i)  any Common Stock of Biomira Inc. that constitutes Debtor's Pro Rata Portion of the Aggregate Escrow Amount that is distributed pursuant to the Merger Agreement and Escrow Agreement (the "Pledged Securities");

             (ii)  all dividends (including cash dividends), other distributions (including redemption proceeds), or other property, securities or instruments in respect of or in exchange for the Pledged Securities, whether by way of dividends, stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares or otherwise;

            (iii)  all proceeds of the foregoing.

The following terms shall have the following meanings:

        "Pro Rata Portion" shall have the meaning given to such term in the Merger Agreement.

        "Aggregate Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

        "Stock Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

        "Special Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

EXHIBIT B

[See Attached.]

STOCK POWER

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________________________ (1) [No. of Shares—written out] ([No. of Shares—numerals]) Shares of Common Stock, $[par value] par value, of Biomira Inc., a corporation organized under the laws of Canada, standing in the undersigned's name on the books of the corporation represented by Certificate No. [Cert. No.].

        The undersigned hereby irrevocably constitutes and appoints _______________________________ (2) attorney to transfer said stock on the books of said corporation with full power of substitution in the premises.

Dated:	(3)

[Name of Registered Owner]

(1)
Leave this space blank.

(2)
Leave this space blank.

(3)
Leave this space blank.

Exhibit 10.45

SECURITY AGREEMENT

        This Security Agreement (as amended, modified or otherwise supplemented from time to time, this "Security Agreement"), dated as of November 8, 2006, is executed by Linda Pestano (together with its successors and assigns, "Debtor"), in favor of Biomira Inc., as secured party (together with its successors and assigns, "Secured Party").

RECITALS

        A.    Debtor has executed a promissory note, dated as of the date hereof (as amended, modified or otherwise supplemented from time to time, (the "Note") in the principal amount of $66,889 in favor of the Secured Party.

        B.    In order to induce Secured Party to extend the credit evidenced by the Note, Debtor has agreed to enter into this Security Agreement and to grant Secured Party the security interest in the Collateral described below.

AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

        1.    Definitions and Interpretation.    When used in this Security Agreement, the following terms have the following respective meanings:

          "Collateral" has the meaning given to that term in Section 2 hereof.

          "Event of Default" has the meaning given to that term in the Note.

          "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing.

          "Obligations" means all loans, advances, debts, liabilities and obligations owed by Debtor to the Secured Party, now existing or hereafter arising under or pursuant to the terms of the Note and this Security Agreement, including, all interest, fees, charges, expenses, attorneys' fees and costs chargeable to and payable by Debtor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

          "Person" shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

          "Pledged Securities" shall have the meaning given to such term in Exhibit A.

          "Transaction Documents" shall mean the Note and this Security Agreement.

          "UCC" means the Uniform Commercial Code as in effect in the State of Washington from time to time.

Terms defined in the UCC and not otherwise defined herein shall have the respective meanings set forth in the UCC.

        2.    Security Interest.

          (a)    Grant of Security Interest.    As security for the Obligations, Debtor hereby grants to Secured Party and pledges to Secured Party, a security interest of first priority in all right, title and interests of Debtor in and to the property described in Exhibit A hereto, whether now existing or hereafter from time to time acquired (collectively, the "Collateral").

          (b)    Delivery of Pledged Collateral; Financing Statements.    All certificates or instruments representing or evidencing the Pledged Securities shall immediately be delivered to Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in the form set forth as Exhibit B. Debtor hereby covenants to immediately deliver to Secured Party any Pledged Securities distributed to Debtor pursuant to the terms of the Escrow Agreement (as defined in Exhibit A).

          (c)    Voting Rights.

            (i)    Rights Prior to an Event of Default.    So long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities or any part thereof for any purpose not inconsistent with the terms of this Security Agreement.

            (ii)    Rights Following an Event of Default.    Upon the occurrence and during the continuance of an Event of Default, all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(c)(i) and all such rights shall thereupon become vested in Secured Party which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights.

          (d)    Dividends.    Debtor agrees that any and all (A) dividends and interest paid or payable, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for any Pledged Securities, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Securities, shall be, and shall be forthwith delivered to Secured Party to hold as, Collateral and shall, if received by Debtor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Debtor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement) to be held as part of the Collateral.

          (e)    Request For Release.    At any time that Secured Party holds any Pledged Securities as Collateral for the Obligations, Debtor may sell all or part of the Pledged Securities, provided that Debtor provides ten (10) days prior written notice of such sale and that the proceeds of such sale are used to prepay the Note and provided further that such sale is upon fair and reasonable terms and as part of an arm's length transaction. Secured Party agrees to release its security interest with respect to any Pledged Securities subject to such sale and to take all further action necessary to effect the intent of the foregoing.

        3.    Representations and Warranties.    Debtor represents and warrants to Secured Party that:

          (a)   Debtor is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral;

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          (b)   Debtor's full legal name is Linda Pestano;

          (c)   Debtor's primary residence is the same as its address for notices as set forth in Section 7(a) below; and

          (d)   Debtor's date of birth is May 3, 1968.

        4.    Covenants Relating to Collateral.    Debtor hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien; (b) without 30 days' prior written notice to Secured Party, not to change Debtor's legal name or primary residence, (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof and to deliver promptly to Secured Party all certificated securities constituting Collateral; and (d) except as explicitly permitted by this Security Agreement, not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein, and to keep the Collateral free of all Liens.

        5.    Authorized Action by Secured Party.    Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure so to do) any act which Debtor is obligated by this Security Agreement to perform, and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; and (e) execute UCC financing statements and other documents, instruments and agreements required hereunder; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (c) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Debtor agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including attorneys' fees, Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession.

        6.    Default and Remedies.

          (a)    Default.    Debtor shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default.

          (b)    Remedies.    Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by applicable law. Debtor hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable.

          (c)    Sale of Pledged Securities.    Debtor acknowledges and recognizes that Secured Party may be unable to effect a public sale of all or a part of the Pledged Securities and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof. Debtor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those of public

3

  sales, and agrees that so long as such sales are made in good faith such private sales shall be deemed to have been made in a commercially reasonable manner and that Secured Party has no obligation to delay sale of any Pledged Securities to permit the issuer thereof to register it for public sale under any applicable securities laws.

        7.    Miscellaneous.

          (a)    Notices.    Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Debtor or Secured Party under this Security Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at telecopier number or its address set forth below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

Secured Party:	Biomira Inc. 2011-94 Street Edmonton, Alberta, Canada T6N 1H1 Telephone: (780) 450-3761 Facsimile: (780) 450-4772
Debtor:	Linda Pestano Tucson, AZ 85737
Telephone:

Facsimile:

          (b)    Nonwaiver.    No failure or delay on Secured Party's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

          (c)    Amendments and Waivers.    This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

          (d)    Assignments.    This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns; provided, however, that Debtor may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.

          (e)    Cumulative Rights, etc.    The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, the Transaction Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's rights hereunder. Debtor waives any right to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

          (f)    Payments Free of Taxes, Etc.    All payments made by Debtor under the Transaction Documents shall be made by Debtor free and clear of and without deduction for any and all

4

  present and future taxes, levies, charges, deductions and withholdings. In addition, Debtor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement. Upon request by Secured Party, Debtor shall furnish evidence satisfactory to Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

          (g)    Partial Invalidity.    If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

          (h)    Expenses.    Debtor shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

          (i)    Headings.    Headings in this Security Agreement and each of the other Transaction Documents are for convenience of reference only and are not part of the substance hereof or thereof.

          (j)    Plural Terms.    All terms defined in this Security Agreement or any other Transaction Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

          (k)    Construction.    Each of this Security Agreement and the other Transaction Documents is the result of negotiations among, and has been reviewed by, Debtor, Secured Party and their respective counsel. Accordingly, this Security Agreement and the other Transaction Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Debtor or Secured Party.

          (l)    Entire Agreement.    This Security Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Debtor and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

          (m)    Other Interpretive Provisions.    References in this Security Agreement and each of the other Transaction Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Security Agreement or any other Transaction Document refer to this Security Agreement or such other Transaction Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Transaction Document, as the case may be. The words "include" and "including" and words of similar import when used in this Security Agreement or any other Transaction Document shall not be construed to be limiting or exclusive.

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          (n)    Governing Law.    This Security Agreement shall be governed by and construed in accordance with the laws of the State of Washington without reference to conflicts of law rules (except to the extent governed by the UCC).

          (o)    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[The remainder of this page is intentionally left blank]

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        IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed as of the day and year first above written.

		By:	/s/ Linda Pestano
Linda Pestano
AGREED:
BIOMIRA INC., As Secured Party
By:	/s/ Edward A. Taylor
Name:	Edward A. Taylor
Title:	V.P. Finance & Admin. & CFO

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EXHIBIT A

To Security Agreement

        All right, title, interest, claims and demands of Debtor in and to the following property:

          (a)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of October 30, 2006 (the "Merger Agreement"), by and among, Biomira Inc., Biomira Acquisition Corporation, Pro1X Pharmaceuticals Corporation, D. Lynn Kirkpatrick and Garth Powis;

          (b)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Escrow Agreement, dated as of October 30, 2006 (the "Escrow Agreement"), by and among, Biomira Inc., D. Lynn Kirkpatrick, Garth Powis and ComputerShare Trust Company of Canada;

          (c)   All proceeds of any and all of the foregoing, and all substitutions to and replacements for, each of the foregoing, including, without limitation:

              (i)  any Common Stock of Biomira Inc. that constitutes Debtor's Pro Rata Portion of the Aggregate Escrow Amount that is distributed pursuant to the Merger Agreement and Escrow Agreement (the "Pledged Securities");

             (ii)  all dividends (including cash dividends), other distributions (including redemption proceeds), or other property, securities or instruments in respect of or in exchange for the Pledged Securities, whether by way of dividends, stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares or otherwise;

            (iii)  all proceeds of the foregoing.

        The following terms shall have the following meanings:

          "Pro Rata Portion" shall have the meaning given to such term in the Merger Agreement.

          "Aggregate Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

          "Stock Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

          "Special Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

EXHIBIT B

[See Attached.]

STOCK POWER

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                 (1) [No. of Shares—written out] ([No. of Shares—numerals]) Shares of Common Stock, $[par value] par value, of Biomira Inc., a corporation organized under the laws of Canada, standing in the undersigned's name on the books of the corporation represented by Certificate No. [Cert. No.].

        The undersigned hereby irrevocably constitutes and appoints                        (2) attorney to transfer said stock on the books of said corporation with full power of substitution in the premises.

        Dated:                        (3)

[Name of Registered Owner]

(1)
Leave this space blank.

(2)
Leave this space blank.

(3)
Leave this space blank.

Exhibit 10.46

GENERAL SECURITY AGREEMENT

        This General Security Agreement (as amended, modified or otherwise supplemented from time to time, this "Security Agreement"), dated as of November 8, 2006, is executed by Linda Pestano (together with its successors and assigns, "Debtor"), in favor of Biomira Inc., as secured party (together with its successors and assigns, "Secured Party").

RECITALS

        A.    Debtor has executed a promissory note, dated as of the date hereof (as amended, modified or otherwise supplemented from time to time, (the "Note") in the principal amount of $66,889 in favor of the Secured Party.

        B.    In order to induce Secured Party to extend the credit evidenced by the Note, Debtor has agreed to enter into this Security Agreement and to grant Secured Party the security interest in the Collateral described below.

AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

        1.    Definitions and Interpretation.    When used in this Security Agreement, the following terms have the following respective meanings:

          "Collateral" has the meaning given to that term in Section 2 hereof.

          "Event of Default" has the meaning given to that term in the Note.

          "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing.

          "Obligations" means all loans, advances, debts, liabilities and obligations owed by Debtor to the Secured Party, now existing or hereafter arising under or pursuant to the terms of the Note and this Security Agreement, including, all interest, fees, charges, expenses, legal fees and costs (calculated on a solicitor and client basis) and costs chargeable to and payable by Debtor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of any proceedings and whether or not allowed or allowable as a claim in any such proceeding.

          "Person" shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

          "Pledged Securities" shall have the meaning given to such term in Exhibit A.

          "PPSA" means the Personal Property Security Act of Alberta including amendments thereto and any Act substituted therefor and amendments thereto.

          "Transaction Documents" shall mean the Note and this Security Agreement.

Terms defined in the PPSA and not otherwise defined herein shall have the respective meanings set forth in the PPSA.

        2.    Security Interest.

          (a)    Grant of Security Interest.    As security for the Obligations, Debtor hereby grants to Secured Party and pledges to Secured Party, a security interest of first priority in all right, title and interests of Debtor in and to the property described in Exhibit A hereto, whether now existing or hereafter from time to time acquired (collectively, the "Collateral").

          (b)    Delivery of Pledged Collateral; Financing Statements.    All certificates or instruments representing or evidencing the Pledged Securities shall immediately be delivered to Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in the form set forth as Exhibit B. Debtor hereby covenants to immediately deliver to Secured Party any Pledged Securities distributed to Debtor pursuant to the terms of the Escrow Agreement (as defined in Exhibit A).

          (c)    Voting Rights.

            (i)    Rights Prior to an Event of Default.    So long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities or any part thereof for any purpose not inconsistent with the terms of this Security Agreement.

            (ii)    Rights Following an Event of Default.    Upon the occurrence and during the continuance of an Event of Default, all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(c)(i) and all such rights shall thereupon become vested in Secured Party which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights.

          (d)    Dividends.    Debtor agrees that any and all (A) dividends and interest paid or payable, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for any Pledged Securities, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Securities, shall be, and shall be forthwith delivered to Secured Party to hold as, Collateral and shall, if received by Debtor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Debtor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement) to be held as part of the Collateral.

          (e)    Request For Release.    At any time that Secured Party holds any Pledged Securities as Collateral for the Obligations, Debtor may sell all or part of the Pledged Securities, provided that Debtor provides ten (10) days prior written notice of such sale and that the proceeds of such sale are used to prepay the Note and provided further that such sale is upon fair and reasonable terms and as part of an arm's length transaction. Secured Party agrees to release its security interest with respect to any Pledged Securities subject to such sale and to take all further action necessary to effect the intent of the foregoing.

          (f)    Secured Obligations Secured.    The Security Interest granted hereby secures payment and performance of the Obligations. If the security interest in the Collateral is not sufficient, in the event of default, to satisfy all Obligations of Debtor, Debtor acknowledges and agrees that Debtor shall continue to be liable for any Obligations remaining outstanding and Secured Party shall be entitled to pursue full payment thereof.

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        3.    Representations and Warranties.    Debtor represents and warrants to Secured Party that:

          (a)   Debtor is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral;

          (b)   Debtor's full legal name is Linda Pestano;

          (c)   Debtor's primary residence is the same as its address for notices as set forth in Section 7(a) below; and

          (d)   Debtor's date of birth is May 3, 1968.

        4.    Covenants Relating to Collateral.    Debtor hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien; (b) without 30 days' prior written notice to Secured Party, not to change Debtor's legal name or primary residence, (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements, financing change statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof and to deliver promptly to Secured Party all certificated securities constituting Collateral; and (d) except as explicitly permitted by this Security Agreement, not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein, and to keep the Collateral free of all Liens.

        5.    Authorized Action by Secured Party.    Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure so to do) any act which Debtor is obligated by this Security Agreement to perform, and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; and (e) execute PPSA financing statements, financing change statements and other documents, instruments and agreements required hereunder; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (c) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Debtor agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including legal fees and costs (calculated on a solicitor and client basis), Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession.

        6.    Default and Remedies.

          (a)    Default.    Debtor shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default.

          (b)    Remedies.    Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the PPSA, all rights

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  granted by this Security Agreement and by applicable law. Debtor hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable.

          (c)    Sale of Pledged Securities.    Debtor acknowledges and recognizes that Secured Party may be unable to effect a public sale of all or a part of the Pledged Securities and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof. Debtor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those of public sales, and agrees that so long as such sales are made in good faith such private sales shall be deemed to have been made in a commercially reasonable manner and that Secured Party has no obligation to delay sale of any Pledged Securities to permit the issuer thereof to register it for public sale under any applicable securities laws.

        7.    Miscellaneous.

          (a)    Notices.    Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Debtor or Secured Party under this Security Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at telecopier number or its address set forth below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

Secured Party:	Biomira Inc. 2011-94 Street Edmonton, Alberta, Canada T6N 1H1 Telephone: (780) 450-3761 Facsimile: (780) 450-4772
Debtor:	Linda Pestano Tucson, AZ 85737
Telephone:

Facsimile:

          (b)    Nonwaiver.    No failure or delay on Secured Party's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

          (c)    Amendments and Waivers.    This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

          (d)    Assignments.    This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns; provided, however, that Debtor may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.

          (e)    Cumulative Rights, etc.    The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party

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  by virtue of any applicable law, rule or regulation of any governmental authority, the Transaction Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's rights hereunder. Debtor waives any right to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

          (f)    Payments Free of Taxes, Etc.    All payments made by Debtor under the Transaction Documents shall be made by Debtor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, Debtor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement. Upon request by Secured Party, Debtor shall furnish evidence satisfactory to Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

          (g)    Partial Invalidity.    If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

          (h)    Expenses.    Debtor shall pay on demand all reasonable fees and expenses, including reasonable legal fees and costs (calculated on a solicitor and client basis) and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

          (i)    Headings.    Headings in this Security Agreement and each of the other Transaction Documents are for convenience of reference only and are not part of the substance hereof or thereof.

          (j)    Plural Terms.    All terms defined in this Security Agreement or any other Transaction Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

          (k)    Construction.    Each of this Security Agreement and the other Transaction Documents is the result of negotiations among, and has been reviewed by, Debtor, Secured Party and their respective counsel. Accordingly, this Security Agreement and the other Transaction Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Debtor or Secured Party.

          (l)    Entire Agreement.    This Security Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Debtor and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

          (m)    Other Interpretive Provisions.    References in this Security Agreement and each of the other Transaction Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Security Agreement or any other Transaction Document

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  refer to this Security Agreement or such other Transaction Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Transaction Document, as the case may be. The words "include" and "including" and words of similar import when used in this Security Agreement or any other Transaction Document shall not be construed to be limiting or exclusive.

          (n)    Governing Law.    This Security Agreement and the transactions evidenced hereby shall be governed by and construed in accordance with the laws of the province of Alberta (including the PPSA) without reference to conflicts of law rules.

        8.    Copy of Agreement and Financing Statement

          (a)   Debtor hereby acknowledges receipt of a copy of this Security Agreement.

          (b)   Debtor waives Debtor's right to receive a copy of a financing statement or financing change statement registered by Secured Party or any verification statement pertaining to a registration by Secured Party.

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        IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed as of the day and year first above written.

/s/ Jeff Millard		By:	/s/ Linda Pestano
WITNESS			Linda Pestano
AGREED:
BIOMIRA INC., As Secured Party
By:	/s/ Robert D. Aubrey
Name:	Robert D. Aubrey
Title:	V.P. Business Development

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EXHIBIT A

To Security Agreement

        All right, title, interest, claims and demands of Debtor in and to the following property:

          (a)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of October 30, 2006 (the "Merger Agreement"), by and among, Biomira Inc., Biomira Acquisition Corporation, Pro1X Pharmaceuticals Corporation, D. Lynn Kirkpatrick and Garth Powis;

          (b)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Escrow Agreement, dated as of October 30, 2006 (the "Escrow Agreement"), by and among, Biomira Inc., D. Lynn Kirkpatrick, Garth Powis and ComputerShare Trust Company of Canada;

          (c)   All proceeds of any and all of the foregoing, and all substitutions to and replacements for, each of the foregoing, including, without limitation:

              (i)  any Common Stock of Biomira Inc. that constitutes Debtor's Pro Rata Portion of the Aggregate Escrow Amount that is distributed pursuant to the Merger Agreement and Escrow Agreement (the "Pledged Securities");

             (ii)  all dividends (including cash dividends), other distributions (including redemption proceeds), or other property, securities or instruments in respect of or in exchange for the Pledged Securities, whether by way of dividends, stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares or otherwise;

            (iii)  all proceeds of the foregoing.

        The following terms shall have the following meanings:

          "Pro Rata Portion" shall have the meaning given to such term in the Merger Agreement.

          "Aggregate Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

          "Stock Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

          "Special Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

EXHIBIT B

[See Attached.]

STOCK POWER

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                 (1) [No. of Shares—written out] ([No. of Shares—numerals]) Shares of Common Stock, $[par value] par value, of Biomira Inc., a corporation organized under the laws of Canada, standing in the undersigned's name on the books of the corporation represented by Certificate No. [Cert. No.].

        The undersigned hereby irrevocably constitutes and appoints                        (2) attorney to transfer said stock on the books of said corporation with full power of substitution in the premises.

        Dated:                        (3)

[Name of Registered Owner]

(1)
Leave this space blank.

(2)
Leave this space blank.

(3)
Leave this space blank.

Exhibit 10.47

SECURITY AGREEMENT

        This Security Agreement (as amended, modified or otherwise supplemented from time to time, this "Security Agreement"), dated as of November 3, 2006, is executed by Patrick Trown (together with its successors and assigns, "Debtor"), in favor of Biomira Inc., as secured party (together with its successors and assigns, "Secured Party").

RECITALS

        A.    Debtor has executed a promissory note, dated as of the date hereof (as amended, modified or otherwise supplemented from time to time, (the "Note") in the principal amount of $150,000 in favor of the Secured Party.

        B.    In order to induce Secured Party to extend the credit evidenced by the Note, Debtor has agreed to enter into this Security Agreement and to grant Secured Party the security interest in the Collateral described below.

AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

        1.    Definitions and Interpretation.    When used in this Security Agreement, the following terms have the following respective meanings:

          "Collateral" has the meaning given to that term in Section 2 hereof.

          "Event of Default" has the meaning given to that term in the Note.

          "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing.

          "Obligations" means all loans, advances, debts, liabilities and obligations owed by Debtor to the Secured Party, now existing or hereafter arising under or pursuant to the terms of the Note and this Security Agreement, including, all interest, fees, charges, expenses, attorneys' fees and costs chargeable to and payable by Debtor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

          "Person" shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

          "Pledged Securities" shall have the meaning given to such term in Exhibit A.

          "Transaction Documents" shall mean the Note and this Security Agreement.

          "UCC" means the Uniform Commercial Code as in effect in the State of Washington from time to time.

Terms defined in the UCC and not otherwise defined herein shall have the respective meanings set forth in the UCC.

        2.    Security Interest.

          (a)    Grant of Security Interest.    As security for the Obligations, Debtor hereby grants to Secured Party and pledges to Secured Party, a security interest of first priority in all right, title and interests of Debtor in and to the property described in Exhibit A hereto, whether now existing or hereafter from time to time acquired (collectively, the "Collateral").

          (b)    Delivery of Pledged Collateral; Financing Statements.    All certificates or instruments representing or evidencing the Pledged Securities shall immediately be delivered to Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in the form set forth as Exhibit B. Debtor hereby covenants to immediately deliver to Secured Party any Pledged Securities distributed to Debtor pursuant to the terms of the Escrow Agreement (as defined in Exhibit A).

          (c)    Voting Rights.

            (i)    Rights Prior to an Event of Default.    So long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities or any part thereof for any purpose not inconsistent with the terms of this Security Agreement.

            (ii)    Rights Following an Event of Default.    Upon the occurrence and during the continuance of an Event of Default, all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(c)(i) and all such rights shall thereupon become vested in Secured Party which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights.

          (d)    Dividends.    Debtor agrees that any and all (A) dividends and interest paid or payable, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for any Pledged Securities, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Securities, shall be, and shall be forthwith delivered to Secured Party to hold as, Collateral and shall, if received by Debtor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Debtor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement) to be held as part of the Collateral.

          (e)    Request For Release.    At any time that Secured Party holds any Pledged Securities as Collateral for the Obligations, Debtor may sell all or part of the Pledged Securities, provided that Debtor provides ten (10) days prior written notice of such sale and that the proceeds of such sale are used to prepay the Note and provided further that such sale is upon fair and reasonable terms and as part of an arm's length transaction. Secured Party agrees to release its security interest with respect to any Pledged Securities subject to such sale and to take all further action necessary to effect the intent of the foregoing.

        3.    Representations and Warranties.    Debtor represents and warrants to Secured Party that:

          (a)   Debtor is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral;

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          (b)   Debtor's full legal name is Patrick Trown;

          (c)   Debtor's primary residence is the same as its address for notices as set forth in Section 7(a) below; and

          (d)   Debtor's date of birth is March 17, 1937.

        4.    Covenants Relating to Collateral.    Debtor hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien; (b) without 30 days' prior written notice to Secured Party, not to change Debtor's legal name or primary residence, (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof and to deliver promptly to Secured Party all certificated securities constituting Collateral; and (d) except as explicitly permitted by this Security Agreement, not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein, and to keep the Collateral free of all Liens.

        5.    Authorized Action by Secured Party.    Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure so to do) any act which Debtor is obligated by this Security Agreement to perform, and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; and (e) execute UCC financing statements and other documents, instruments and agreements required hereunder; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (c) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Debtor agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including attorneys' fees, Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession.

        6.    Default and Remedies.

          (a)    Default.    Debtor shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default.

          (b)    Remedies.    Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the UCC, all rights granted by this Security Agreement and by applicable law. Debtor hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable.

          (c)    Sale of Pledged Securities.    Debtor acknowledges and recognizes that Secured Party may be unable to effect a public sale of all or a part of the Pledged Securities and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof. Debtor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those of public

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  sales, and agrees that so long as such sales are made in good faith such private sales shall be deemed to have been made in a commercially reasonable manner and that Secured Party has no obligation to delay sale of any Pledged Securities to permit the issuer thereof to register it for public sale under any applicable securities laws.

        7.    Miscellaneous.

          (a)    Notices.    Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Debtor or Secured Party under this Security Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at telecopier number or its address set forth below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

Secured Party:	Biomira Inc. 2011-94 Street Edmonton, Alberta, Canada T6N 1H1 Telephone: (780) 450-3761 Facsimile: (780) 450-4772
Debtor:	Patrick Trown Danville, CA 94506
Telephone:

Facsimile:

          (b)    Nonwaiver.    No failure or delay on Secured Party's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

          (c)    Amendments and Waivers.    This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

          (d)    Assignments.    This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns; provided, however, that Debtor may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.

          (e)    Cumulative Rights, etc.    The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, the Transaction Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's rights hereunder. Debtor waives any right to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

          (f)    Payments Free of Taxes, Etc.    All payments made by Debtor under the Transaction Documents shall be made by Debtor free and clear of and without deduction for any and all

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  present and future taxes, levies, charges, deductions and withholdings. In addition, Debtor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement. Upon request by Secured Party, Debtor shall furnish evidence satisfactory to Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

          (g)    Partial Invalidity.    If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

          (h)    Expenses.    Debtor shall pay on demand all reasonable fees and expenses, including reasonable attorneys' fees and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

          (i)    Headings.    Headings in this Security Agreement and each of the other Transaction Documents are for convenience of reference only and are not part of the substance hereof or thereof.

          (j)    Plural Terms.    All terms defined in this Security Agreement or any other Transaction Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

          (k)    Construction.    Each of this Security Agreement and the other Transaction Documents is the result of negotiations among, and has been reviewed by, Debtor, Secured Party and their respective counsel. Accordingly, this Security Agreement and the other Transaction Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Debtor or Secured Party.

          (l)    Entire Agreement.    This Security Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Debtor and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

          (m)    Other Interpretive Provisions.    References in this Security Agreement and each of the other Transaction Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Security Agreement or any other Transaction Document refer to this Security Agreement or such other Transaction Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Transaction Document, as the case may be. The words "include" and "including" and words of similar import when used in this Security Agreement or any other Transaction Document shall not be construed to be limiting or exclusive.

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          (n)    Governing Law.    This Security Agreement shall be governed by and construed in accordance with the laws of the State of Washington without reference to conflicts of law rules (except to the extent governed by the UCC).

          (o)    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[The remainder of this page is intentionally left blank]

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        IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed as of the day and year first above written.

		By:	/s/ Patrick W. Trown
Patrick W. Trown
AGREED:
BIOMIRA INC., As Secured Party
By:	/s/ Edward A. Taylor
Name:	Edward A. Taylor
Title:	V.P. Finance & Admin. & CFO

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EXHIBIT A

To Security Agreement

        All right, title, interest, claims and demands of Debtor in and to the following property:

          (a)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of October 30, 2006 (the "Merger Agreement"), by and among, Biomira Inc., Biomira Acquisition Corporation, Pro1X Pharmaceuticals Corporation, D. Lynn Kirkpatrick and Garth Powis;

          (b)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Escrow Agreement, dated as of October 30, 2006 (the "Escrow Agreement"), by and among, Biomira Inc., D. Lynn Kirkpatrick, Garth Powis and ComputerShare Trust Company of Canada;

          (c)   All proceeds of any and all of the foregoing, and all substitutions to and replacements for, each of the foregoing, including, without limitation:

              (i)  any Common Stock of Biomira Inc. that constitutes Debtor's Pro Rata Portion of the Aggregate Escrow Amount that is distributed pursuant to the Merger Agreement and Escrow Agreement (the "Pledged Securities");

             (ii)  all dividends (including cash dividends), other distributions (including redemption proceeds), or other property, securities or instruments in respect of or in exchange for the Pledged Securities, whether by way of dividends, stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares or otherwise;

            (iii)  all proceeds of the foregoing.

        The following terms shall have the following meanings:

          "Pro Rata Portion" shall have the meaning given to such term in the Merger Agreement.

          "Aggregate Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

          "Stock Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

          "Special Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

EXHIBIT B

[See Attached.]

STOCK POWER

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                 (1) [No. of Shares—written out] ([No. of Shares—numerals]) Shares of Common Stock, $[par value] par value, of Biomira Inc., a corporation organized under the laws of Canada, standing in the undersigned's name on the books of the corporation represented by Certificate No. [Cert. No.].

        The undersigned hereby irrevocably constitutes and appoints                        (2) attorney to transfer said stock on the books of said corporation with full power of substitution in the premises.

        Dated:                        (3)

[Name of Registered Owner]

(1)
Leave this space blank.

(2)
Leave this space blank.

(3)
Leave this space blank.

Exhibit 10.48

GENERAL SECURITY AGREEMENT

        This General Security Agreement (as amended, modified or otherwise supplemented from time to time, this "Security Agreement"), dated as of November 3, 2006, is executed by Patrick Trown (together with its successors and assigns, "Debtor"), in favor of Biomira Inc., as secured party (together with its successors and assigns, "Secured Party").

RECITALS

        A.    Debtor has executed a promissory note, dated as of the date hereof (as amended, modified or otherwise supplemented from time to time, (the "Note") in the principal amount of $150,000 in favor of the Secured Party.

        B.    In order to induce Secured Party to extend the credit evidenced by the Note, Debtor has agreed to enter into this Security Agreement and to grant Secured Party the security interest in the Collateral described below.

AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

        1.     Definitions and Interpretation. When used in this Security Agreement, the following terms have the following respective meanings:

          "Collateral" has the meaning given to that term in Section 2 hereof.

          "Event of Default" has the meaning given to that term in the Note.

          "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing.

          "Obligations" means all loans, advances, debts, liabilities and obligations owed by Debtor to the Secured Party, now existing or hereafter arising under or pursuant to the terms of the Note and this Security Agreement, including, all interest, fees, charges, expenses, legal fees and costs (calculated on a solicitor and client basis) and costs chargeable to and payable by Debtor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of any proceedings and whether or not allowed or allowable as a claim in any such proceeding.

          "Person" shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

          "Pledged Securities" shall have the meaning given to such term in Exhibit A.

          "PPSA" means the Personal Property Security Act of Alberta including amendments thereto and any Act substituted therefor and amendments thereto.

          "Transaction Documents" shall mean the Note and this Security Agreement.

Terms defined in the PPSA and not otherwise defined herein shall have the respective meanings set forth in the PPSA.

        2.     Security Interest.

          (a)   Grant of Security Interest. As security for the Obligations, Debtor hereby grants to Secured Party and pledges to Secured Party, a security interest of first priority in all right, title and interests of Debtor in and to the property described in Exhibit A hereto, whether now existing or hereafter from time to time acquired (collectively, the "Collateral").

          (b)   Delivery of Pledged Collateral; Financing Statements. All certificates or instruments representing or evidencing the Pledged Securities shall immediately be delivered to Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in the form set forth as Exhibit B. Debtor hereby covenants to immediately deliver to Secured Party any Pledged Securities distributed to Debtor pursuant to the terms of the Escrow Agreement (as defined in Exhibit A).

          (c)   Voting Rights.

              (i)  Rights Prior to an Event of Default. So long as no Event of Default shall have occurred and be continuing, Debtor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities or any part thereof for any purpose not inconsistent with the terms of this Security Agreement.

             (ii)  Rights Following an Event of Default. Upon the occurrence and during the continuance of an Event of Default, all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(c)(i) and all such rights shall thereupon become vested in Secured Party which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights.

          (d)   Dividends. Debtor agrees that any and all (A) dividends and interest paid or payable, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for any Pledged Securities, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Securities in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Securities, shall be, and shall be forthwith delivered to Secured Party to hold as, Collateral and shall, if received by Debtor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Debtor and be forthwith delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement) to be held as part of the Collateral.

          (e)   Request For Release. At any time that Secured Party holds any Pledged Securities as Collateral for the Obligations, Debtor may sell all or part of the Pledged Securities, provided that Debtor provides ten (10) days prior written notice of such sale and that the proceeds of such sale are used to prepay the Note and provided further that such sale is upon fair and reasonable terms and as part of an arm's length transaction. Secured Party agrees to release its security interest with respect to any Pledged Securities subject to such sale and to take all further action necessary to effect the intent of the foregoing.

          (f)    Secured Obligations Secured. The Security Interest granted hereby secures payment and performance of the Obligations. If the security interest in the Collateral is not sufficient, in the event of default, to satisfy all Obligations of Debtor, Debtor acknowledges and agrees that Debtor shall continue to be liable for any Obligations remaining outstanding and Secured Party shall be entitled to pursue full payment thereof.

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        3.     Representations and Warranties. Debtor represents and warrants to Secured Party that:

          (a)   Debtor is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Debtor acquires rights in the Collateral, will be the owner thereof) and that no other Person has (or, in the case of after-acquired Collateral, at the time Debtor acquires rights therein, will have) any right, title, claim or interest (by way of Lien or otherwise) in, against or to the Collateral;

          (b)   Debtor's full legal name is Patrick Trown;

          (c)   Debtor's primary residence is the same as its address for notices as set forth in Section 7(a) below; and

          (d)   Debtor's date of birth is March 17, 1937.

        4.     Covenants Relating to Collateral. Debtor hereby agrees (a) to perform all acts that may be necessary to maintain, preserve, protect and perfect the Collateral, the Lien granted to Secured Party therein and the perfection and priority of such Lien; (b) without 30 days' prior written notice to Secured Party, not to change Debtor's legal name or primary residence, (c) to procure, execute and deliver from time to time any endorsements, assignments, financing statements, financing change statements and other writings reasonably deemed necessary or appropriate by Secured Party to perfect, maintain and protect its Lien hereunder and the priority thereof and to deliver promptly to Secured Party all certificated securities constituting Collateral; and (d) except as explicitly permitted by this Security Agreement, not to surrender or lose possession of (other than to Secured Party), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein, and to keep the Collateral free of all Liens.

        5.     Authorized Action by Secured Party. Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact (which appointment is coupled with an interest) and agrees that Secured Party may perform (but Secured Party shall not be obligated to and shall incur no liability to Debtor or any third party for failure so to do) any act which Debtor is obligated by this Security Agreement to perform, and to exercise such rights and powers as Debtor might exercise with respect to the Collateral, including the right to (a) collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral; (b) deposit, surrender, accept, hold or apply other property in exchange for the Collateral; (c) make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; (d) insure, process and preserve the Collateral; and (e) execute PPSA financing statements, financing change statements and other documents, instruments and agreements required hereunder; provided, however, that Secured Party shall not exercise any such powers granted pursuant to subsections (a) through (c) prior to the occurrence of an Event of Default and shall only exercise such powers during the continuance of an Event of Default. Debtor agrees to reimburse Secured Party upon demand for any reasonable costs and expenses, including legal fees and costs (calculated on a solicitor and client basis), Secured Party may incur while acting as Debtor's attorney-in-fact hereunder, all of which costs and expenses are included in the Obligations. It is further agreed and understood between the parties hereto that such care as Secured Party gives to the safekeeping of its own property of like kind shall constitute reasonable care of the Collateral when in Secured Party's possession.

        6.     Default and Remedies.

          (a)   Default. Debtor shall be deemed in default under this Security Agreement upon the occurrence and during the continuance of an Event of Default.

          (b)   Remedies. Upon the occurrence and during the continuance of any such Event of Default, Secured Party shall have the rights of a secured creditor under the PPSA, all rights granted by this Security Agreement and by applicable law. Debtor hereby agrees that ten (10) days' notice of any intended sale or disposition of any Collateral is reasonable.

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          (c)   Sale of Pledged Securities. Debtor acknowledges and recognizes that Secured Party may be unable to effect a public sale of all or a part of the Pledged Securities and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view to the distribution or resale thereof. Debtor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those of public sales, and agrees that so long as such sales are made in good faith such private sales shall be deemed to have been made in a commercially reasonable manner and that Secured Party has no obligation to delay sale of any Pledged Securities to permit the issuer thereof to register it for public sale under any applicable securities laws.

        7.     Miscellaneous.

          (a)   Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Debtor or Secured Party under this Security Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at telecopier number or its address set forth below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

Secured Party:	Biomira Inc. 2011-94 Street Edmonton, Alberta, Canada T6N 1H1 Telephone: (780) 450-3761 Facsimile: (780) 450-4772
Debtor:	Patrick Trown

Danville, CA 94506
Telephone:

Facsimile:

          (b)   Nonwaiver. No failure or delay on Secured Party's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

          (c)   Amendments and Waivers. This Security Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Debtor and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

          (d)   Assignments. This Security Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns; provided, however, that Debtor may not sell, assign or delegate rights and obligations hereunder without the prior written consent of Secured Party.

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          (e)   Cumulative Rights, etc. The rights, powers and remedies of Secured Party under this Security Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, the Transaction Documents or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party's rights hereunder. Debtor waives any right to require Secured Party to proceed against any Person or to exhaust any Collateral or to pursue any remedy in Secured Party's power.

          (f)    Payments Free of Taxes, Etc. All payments made by Debtor under the Transaction Documents shall be made by Debtor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, Debtor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Security Agreement. Upon request by Secured Party, Debtor shall furnish evidence satisfactory to Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

          (g)   Partial Invalidity. If at any time any provision of this Security Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Security Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

          (h)   Expenses. Debtor shall pay on demand all reasonable fees and expenses, including reasonable legal fees and costs (calculated on a solicitor and client basis) and expenses, incurred by Secured Party in connection with custody, preservation or sale of, or other realization on, any of the Collateral or the enforcement or attempt to enforce any of the Obligations which is not performed as and when required by this Security Agreement.

          (i)    Headings. Headings in this Security Agreement and each of the other Transaction Documents are for convenience of reference only and are not part of the substance hereof or thereof.

          (j)    Plural Terms. All terms defined in this Security Agreement or any other Transaction Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

          (k)   Construction. Each of this Security Agreement and the other Transaction Documents is the result of negotiations among, and has been reviewed by, Debtor, Secured Party and their respective counsel. Accordingly, this Security Agreement and the other Transaction Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Debtor or Secured Party.

          (l)    Entire Agreement. This Security Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Debtor and Secured Party and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

          (m)  Other Interpretive Provisions. References in this Security Agreement and each of the other Transaction Documents to any document, instrument or agreement (a) includes all exhibits, schedules and other attachments thereto, (b) includes all documents, instruments or agreements

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issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Security Agreement or any other Transaction Document refer to this Security Agreement or such other Transaction Document, as the case may be, as a whole and not to any particular provision of this Security Agreement or such other Transaction Document, as the case may be. The words "include" and "including" and words of similar import when used in this Security Agreement or any other Transaction Document shall not be construed to be limiting or exclusive.

          (n)   Governing Law. This Security Agreement and the transactions evidenced hereby shall be governed by and construed in accordance with the laws of the province of Alberta (including the PPSA) without reference to conflicts of law rules.

        8.     Copy of Agreement and Financing Statement

          (a)   Debtor hereby acknowledges receipt of a copy of this Security Agreement.

          (b)   Debtor waives Debtor's right to receive a copy of a financing statement or financing change statement registered by Secured Party or any verification statement pertaining to a registration by Secured Party.

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        IN WITNESS WHEREOF, Debtor has caused this Security Agreement to be executed as of the day and year first above written.

/s/ M. C. Trown WITNESS		By:	/s/ Patrick W. Trown Patrick W. Trown
AGREED:
BIOMIRA INC., As Secured Party
By:	/s/ Robert D. Aubrey
Name:	Robert D. Aubrey
Title:	Vice President—Business Dev.

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EXHIBIT A

TO SECURITY AGREEMENT

All right, title, interest, claims and demands of Debtor in and to the following property:

        (a)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of October 30, 2006 (the "Merger Agreement"), by and among, Biomira Inc., Biomira Acquisition Corporation, Pro1X Pharmaceuticals Corporation, D. Lynn Kirkpatrick and Garth Powis;

        (b)   its contractual right to receive its Pro Rata Portion of the Aggregate Escrow Amount, including the Stock Escrow Amount and the Special Escrow Amount pursuant to the terms of that certain Escrow Agreement, dated as of October 30, 2006 (the "Escrow Agreement"), by and among, Biomira Inc., D. Lynn Kirkpatrick, Garth Powis and ComputerShare Trust Company of Canada;

        (c)   All proceeds of any and all of the foregoing, and all substitutions to and replacements for, each of the foregoing, including, without limitation:

            (i)  any Common Stock of Biomira Inc. that constitutes Debtor's Pro Rata Portion of the Aggregate Escrow Amount that is distributed pursuant to the Merger Agreement and Escrow Agreement (the "Pledged Securities");

           (ii)  all dividends (including cash dividends), other distributions (including redemption proceeds), or other property, securities or instruments in respect of or in exchange for the Pledged Securities, whether by way of dividends, stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares or otherwise;

          (iii)  all proceeds of the foregoing.

The following terms shall have the following meanings:

        "Pro Rata Portion" shall have the meaning given to such term in the Merger Agreement.

        "Aggregate Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

        "Stock Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

        "Special Escrow Amount" shall have the meaning given to such term in the Merger Agreement.

EXHIBIT B

[See Attached.]

STOCK POWER

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                  (1) [No. of Shares—written out] ([No. of Shares—numerals]) Shares of Common Stock, $[par value] par value, of Biomira Inc., a corporation organized under the laws of Canada, standing in the undersigned's name on the books of the corporation represented by Certificate No. [Cert. No.].

        The undersigned hereby irrevocably constitutes and appoints                         (2) attorney to transfer said stock on the books of said corporation with full power of substitution in the premises.

        Dated:                         (3)

[Name of Registered Owner]

(1)
Leave this space blank.

(2)
Leave this space blank.

(3)
Leave this space blank.

Exhibit 10.49

PROMISSORY NOTE

US$127,391	November 8, 2006

        FOR VALUE RECEIVED, Jeffrey Millard (together with its successors and assigns, "Debtor"), hereby promises to pay to the order of Biomira Inc., a Canadian corporation (together with its successors and assigns, "Lender"), in lawful money of the United States of America, the principal amount of One Hundred and Twenty Seven Thousand Three Hundred and Ninety One Dollars ($127,391) and to pay interest on the unpaid principal amount hereof, all as provided in this Promissory Note. THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY SECURITY AGREEMENTS (THE "SECURITY AGREEMENTS") DATED AS OF THE DATE HEREOF AND EXECUTED BY DEBTOR FOR THE BENEFIT OF LENDER. ADDITIONAL RIGHTS OF LENDER ARE SET FORTH IN THE SECURITY AGREEMENTS.

        1.    Interest.    The unpaid principal amount of this Promissory Note will bear simple interest at the rate of 5.0% per annum. Interest will be calculated on the basis of the actual number of days elapsed over a 365 day year. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

        2.    Payments.    The principal amount of this Promissory Note, together with interest accrued to the date of payment, is due and payable by Debtor on April 28, 2008 (the "Maturity Date"). All payments of principal and interest must be made in United States dollars in immediately available funds to the order of Lender by wire transfer of immediately available funds to a deposit account for Lender specified in writing by an authorized representative of Lender, or to such other account or party as may be specified in writing by Lender to Debtor.

        3.    Prepayments.    Debtor may prepay the obligations evidenced by this Promissory Note in whole or in part at any time, without penalty or premium.

        4.    Events of Default.    If any of the following events (each, an "Event of Default") occurs and is continuing for any reason (and whether or not the occurrence is voluntary or involuntary or comes about or is effected by operation of the law or otherwise):

          (a)    Failure to Pay.    Debtor shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note or the Security Agreements on the date due and such payment shall not have been made within five (5) days of Debtor's receipt of Lender's written notice to Debtor of such failure to pay; or

          (b)    Covenants.    Debtor shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the Security Agreements (other than those specified in Sections 4(a)) and such failure shall continue for 15 days; or

          (c)    Other Payment Obligations.    Debtor shall fail to make any payment when due under the terms of any note or other evidence of indebtedness for borrowed money (or any guarantee thereof) and such failure shall continue beyond any period of grace provided with respect thereto; or

          (c)    Voluntary Bankruptcy or Insolvency Proceedings.    Debtor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (d)    Involuntary Bankruptcy or Insolvency Proceedings.    Proceedings for the appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of Debtor's property, or an involuntary case or other proceedings seeking relief with respect to Debtor's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

          (e)    Judgments.    A final judgment or order for the payment of money in excess of Fifty Thousand Dollars ($50,000) shall be rendered against Debtor and the same shall remain undischarged for a period of ten (10) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Debtor and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

        5.    Rights of Investor upon an Event of Default.    Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 4(c) and 4(d)) and at any time thereafter during the continuance of such Event of Default, Lender may by written notice to Debtor, declare all outstanding obligations hereunder, including all outstanding principal and accrued and unpaid interest, payable by Debtor hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreements to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 4(c) and 4(d), immediately and without notice, all outstanding obligations hereunder, including all outstanding principal and accrued and unpaid interest, payable by Debtor shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreements to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right power or remedy granted to it by the Security Agreements or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

        6.    No Waiver by Lender.    No delay, omission or waiver on the part of Lender in exercising any right under this Promissory Note will operate as a waiver of such right or any other right of such Lender, nor will any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of Lender are cumulative and not exclusive of any rights or remedies it would otherwise have.

        7.    Miscellaneous.

          (a)    Successors and Assigns.    The provisions of this Promissory Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Debtor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Debtor without such consent shall be null and void).

          (b)    Amendment.    The terms of this Promissory Note may be amended from time to time only by the written agreement of Debtor and Lender.

          (c)    Notices.    All notices, requests, demands, consents, instructions or other communications to or upon Lender or Debtor under this Promissory Note shall be in writing and in the manner set forth in Section 7 of the Security Agreements.

2

          (d)    Governing Law.    This Promissory Note will be governed by and construed in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

          (e)    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

          (f)    Enforceability of Oral Agreements.    ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

          (g)    Waivers.    Debtor hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note.

[Remainder of page intentionally left blank.]

3

        Debtor has executed this Promissory Note on the day and the year first above written.

Jeffrey Millard
By:	/s/ Jeffrey W. Millard
Name:	Jeffrey W. Millard
Title:	Director of Pharmaceutical Development

4

Exhibit 10.50

PROMISSORY NOTE

US$66,889	November 8, 2006

        FOR VALUE RECEIVED, Linda Pestano (together with its successors and assigns, "Debtor"), hereby promises to pay to the order of Biomira Inc., a Canadian corporation (together with its successors and assigns, "Lender"), in lawful money of the United States of America, the principal amount of Sixty Six Thousand Eight Hundred and Eighty Nine Thousand Dollars ($66,889) and to pay interest on the unpaid principal amount hereof, all as provided in this Promissory Note. THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY SECURITY AGREEMENTS (THE "SECURITY AGREEMENTS") DATED AS OF THE DATE HEREOF AND EXECUTED BY DEBTOR FOR THE BENEFIT OF LENDER. ADDITIONAL RIGHTS OF LENDER ARE SET FORTH IN THE SECURITY AGREEMENTS.

        1.    Interest.    The unpaid principal amount of this Promissory Note will bear simple interest at the rate of 5.0% per annum. Interest will be calculated on the basis of the actual number of days elapsed over a 365 day year. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

        2.    Payments.    The principal amount of this Promissory Note, together with interest accrued to the date of payment, is due and payable by Debtor on April 28, 2008 (the "Maturity Date"). All payments of principal and interest must be made in United States dollars in immediately available funds to the order of Lender by wire transfer of immediately available funds to a deposit account for Lender specified in writing by an authorized representative of Lender, or to such other account or party as may be specified in writing by Lender to Debtor.

        3.    Prepayments.    Debtor may prepay the obligations evidenced by this Promissory Note in whole or in part at any time, without penalty or premium.

        4.    Events of Default.    If any of the following events (each, an "Event of Default") occurs and is continuing for any reason (and whether or not the occurrence is voluntary or involuntary or comes about or is effected by operation of the law or otherwise):

          (a)    Failure to Pay.    Debtor shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note or the Security Agreements on the date due and such payment shall not have been made within five (5) days of Debtor's receipt of Lender's written notice to Debtor of such failure to pay; or

          (b)    Covenants.    Debtor shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the Security Agreements (other than those specified in Sections 4(a)) and such failure shall continue for 15 days; or

          (c)    Other Payment Obligations.    Debtor shall fail to make any payment when due under the terms of any note or other evidence of indebtedness for borrowed money (or any guarantee thereof) and such failure shall continue beyond any period of grace provided with respect thereto; or

          (c)    Voluntary Bankruptcy or Insolvency Proceedings.    Debtor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (d)    Involuntary Bankruptcy or Insolvency Proceedings.    Proceedings for the appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of Debtor's property, or an involuntary case or other proceedings seeking relief with respect to Debtor's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

          (e)    Judgments.    A final judgment or order for the payment of money in excess of Fifty Thousand Dollars ($50,000) shall be rendered against Debtor and the same shall remain undischarged for a period of ten (10) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Debtor and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

        5.    Rights of Investor upon an Event of Default.    Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 4(c) and 4(d)) and at any time thereafter during the continuance of such Event of Default, Lender may by written notice to Debtor, declare all outstanding obligations hereunder, including all outstanding principal and accrued and unpaid interest, payable by Debtor hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreements to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 4(c) and 4(d), immediately and without notice, all outstanding obligations hereunder, including all outstanding principal and accrued and unpaid interest, payable by Debtor shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreements to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right power or remedy granted to it by the Security Agreements or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

        6.    No Waiver by Lender.    No delay, omission or waiver on the part of Lender in exercising any right under this Promissory Note will operate as a waiver of such right or any other right of such Lender, nor will any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of Lender are cumulative and not exclusive of any rights or remedies it would otherwise have.

        7.    Miscellaneous.

          (a)    Successors and Assigns.    The provisions of this Promissory Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Debtor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Debtor without such consent shall be null and void).

          (b)    Amendment.    The terms of this Promissory Note may be amended from time to time only by the written agreement of Debtor and Lender.

          (c)    Notices.    All notices, requests, demands, consents, instructions or other communications to or upon Lender or Debtor under this Promissory Note shall be in writing and in the manner set forth in Section 7 of the Security Agreements.

2

          (d)    Governing Law.    This Promissory Note will be governed by and construed in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

          (e)    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

          (f)    Enforceability of Oral Agreements.    ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

          (g)    Waivers.    Debtor hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note.

[Remainder of page intentionally left blank.]

3

        Debtor has executed this Promissory Note on the day and the year first above written.

Linda Pestano
By:	/s/ Linda Pestano
Name:	Linda Pestano
Title:	Director, Biological Sciences

4

Exhibit 10.51

PROMISSORY NOTE

US$150,000	November 8, 2006

        FOR VALUE RECEIVED, Dr. Patrick W. Trown (together with its successors and assigns, "Debtor"), hereby promises to pay to the order of Biomira Inc., a Canadian corporation (together with its successors and assigns, "Lender"), in lawful money of the United States of America, the principal amount of One Hundred and Fifty Thousand Dollars ($150,000) and to pay interest on the unpaid principal amount hereof, all as provided in this Promissory Note. THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENTS (THE "SECURITY AGREEMENTS") DATED AS OF THE DATE HEREOF AND EXECUTED BY DEBTOR FOR THE BENEFIT OF LENDER. ADDITIONAL RIGHTS OF LENDER ARE SET FORTH IN THE SECURITY AGREEMENTS.

        1.    Interest.    The unpaid principal amount of this Promissory Note will bear simple interest at the rate of 5.0% per annum. Interest will be calculated on the basis of the actual number of days elapsed over a 365 day year. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

        2.    Payments.    The principal amount of this Promissory Note, together with interest accrued to the date of payment, is due and payable by Debtor on April 28, 2007 (the "Maturity Date"). All payments of principal and interest must be made in United States dollars in immediately available funds to the order of Lender by wire transfer of immediately available funds to a deposit account for Lender specified in writing by an authorized representative of Lender, or to such other account or party as may be specified in writing by Lender to Debtor.

        3.    Prepayments.    Debtor may prepay the obligations evidenced by this Promissory Note in whole or in part at any time, without penalty or premium.

        4.    Events of Default.    If any of the following events (each, an "Event of Default") occurs and is continuing for any reason (and whether or not the occurrence is voluntary or involuntary or comes about or is effected by operation of the law or otherwise):

          (a)    Failure to Pay.    Debtor shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note or the Security Agreements on the date due and such payment shall not have been made within five (5) days of Debtor's receipt of Lender's written notice to Debtor of such failure to pay; or

          (b)    Covenants.    Debtor shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the Security Agreements (other than those specified in Sections 4(a)) and such failure shall continue for 15 days; or

          (c)    Other Payment Obligations.    Debtor shall fail to make any payment when due under the terms of any note or other evidence of indebtedness for borrowed money (or any guarantee thereof) and such failure shall continue beyond any period of grace provided with respect thereto; or

          (c)    Voluntary Bankruptcy or Insolvency Proceedings.    Debtor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (d)    Involuntary Bankruptcy or Insolvency Proceedings.    Proceedings for the appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of Debtor's property, or an involuntary case or other proceedings seeking relief with respect to Debtor's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

          (e)    Judgments.    A final judgment or order for the payment of money in excess of Fifty Thousand Dollars ($50,000) shall be rendered against Debtor and the same shall remain undischarged for a period of ten (10) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Debtor and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

        5.    Rights of Investor upon an Event of Default.    Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 4(c) and 4(d)) and at any time thereafter during the continuance of such Event of Default, Lender may by written notice to Debtor, declare all outstanding obligations hereunder, including all outstanding principal and accrued and unpaid interest, payable by Debtor hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreements to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 4(c) and 4(d), immediately and without notice, all outstanding obligations hereunder, including all outstanding principal and accrued and unpaid interest, payable by Debtor shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreements to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right power or remedy granted to it by the Security Agreements or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

        6.    No Waiver by Lender.    No delay, omission or waiver on the part of Lender in exercising any right under this Promissory Note will operate as a waiver of such right or any other right of such Lender, nor will any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of Lender are cumulative and not exclusive of any rights or remedies it would otherwise have.

        7.    Miscellaneous.

          (a)    Successors and Assigns.    The provisions of this Promissory Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Debtor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by Debtor without such consent shall be null and void).

          (b)    Amendment.    The terms of this Promissory Note may be amended from time to time only by the written agreement of Debtor and Lender.

          (c)    Notices.    All notices, requests, demands, consents, instructions or other communications to or upon Lender or Debtor under this Promissory Note shall be in writing and in the manner set forth in Section 7 of the Security Agreements.

2

          (d)    Governing Law.    This Promissory Note will be governed by and construed in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

          (e)    WAIVER OF JURY TRIAL.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

          (f)    Enforceability of Oral Agreements.    ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

          (g)    Waivers.    Debtor hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note.

[Remainder of page intentionally left blank.]

3

        Debtor has executed this Promissory Note on the day and the year first above written.

Dr. Patrick W. Trown
By:	/s/ Patrick W. Trown
Name:	Patrick W. Trown
Title:

4

Exhibit 10.52

May 31, 2007

Dr. Patrick W. Trown

Danville, California
94506

Dear Mr. Trown:

        Reference is made to that certain Promissory Note (the "Promissory Note") entered into by and between Patrick Trown ("Debtor") and Biomira, Inc., a Canadian corporation (together with its successors and assigns, "Lender"), dated as of November 8, 2006. The purpose of this letter is to confirm our mutual understanding with respect to the date on which the principal amount of the Promissory Note, together with all interest accrued up to and including the date of payment, shall be due and payable by Debtor to Lender (the "Maturity Date"). The Maturity Date of the Promissory Note, as originally intended by Debtor and Lender, is April 28, 2008.

Sincerely,
/s/ Edward A. Taylor
Edward A. Taylor Vice President, Finance & Administration Chief Financial Officer
ACKNOWLEDGED AND AGREED
Name:	Patrick W. Trown
Signature:	/s/ Patrick W. Trown
Dated:	July 6, 2007

Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-4 of our report dated September 9, 2005 relating to the financial statements of ProlX Pharmaceuticals Corporation as of and for the year ended December 31, 2004 and reference to our firm under the heading "Experts", which appears in such Registration Statement.

/s/ Beach, Fleischman & Co., P.C.

Beach, Fleischman & Co., P.C.
Tucson, Arizona
September 7, 2007

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-4 of our report dated September 10, 2007 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to issuance of separate financial statements prepared under Canadian generally accepted accounting principles) relating to the financial statements of Biomira Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Edmonton, Canada
September 12, 2007

Exhibit 23.3

[McConnell & Jones LLP Logo]

Consent of Independent Certified Public Accountants

We hereby consent to the use in the Registration Statement on Form S-4 of our report dated November 21, 2006 relating to the financial statements of ProlX Pharmaceuticals Corporation as of and for the year ended December 31, 2005, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ McConnell & Jones LLP

Certified Public Accountants
Houston, Texas
September 12, 2007

QuickLinks

AGREEMENT AND PLAN OF REORGANIZATION
2. THE MERGER
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
4. REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS
5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW
7.
8. GENERAL PROVISIONS
INDEX OF EXHIBITS
ANNEX E AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BIOMIRA CORPORATION
EXHIBIT A
ANNEX F
BYLAWS OF BIOMIRA CORPORATION (Initially adopted on August 10, 2007)
TABLE OF CONTENTS
BYLAWS OF BIOMIRA CORPORATION
ARTICLE IV—COMMITTEES
ARTICLE V—OFFICERS
ARTICLE VI—STOCK
ARTICLE VII—MANNER OF GIVING NOTICE AND WAIVER
ARTICLE VIII—INDEMNIFICATION
ARTICLE IX—GENERAL MATTERS
ARTICLE X—AMENDMENTS
LICENSE AGREEMENT
BIOMIRA SEVERANCE AGREEMENT
Exhibit A
BIOMIRA SEVERANCE AGREEMENT
Exhibit A
EXCLUSIVE LICENSE AGREEMENT AMONG GEORGETOWN UNIVERSITY AND THE UNIVERSITY OF ARIZONA AND PROLX PHARMACEUTICALS CORPORATION
APPENDIX A
CONSENT AND ACKNOWLEDGEMENT
ARTICLE 1 Definitions
ARTICLE 2 Provide Notices
ARTICLE 3 Default
ARTICLE 4 Consent to Sublicense
ARTICLE 5 Consent to Assignment
ARTICLE 6 Notice
ARTICLE 7 Governing Law
ARTICLE 8 Enurement
ARTICLE 9 Counterparts
ARTICLE 10 Execution by Facsimile
BIOMIRA SEVERANCE AGREEMENT
Exhibit A
COMMERCIAL LEASE AGREEMENT INDEX
COMMERCIAL LEASE AGREEMENT
ADDENDUM A TO LEASE
RENT SUMMARY FOR INITIAL 7-YEAR TERM
EXCLUSIVE LICENSE AGREEMENT BETWEEN THE UNIVERSITY OF ARIZONA AND PROLX PHARMACEUTICALS CORPORATION
1. BACKGROUND
2. DEFINITIONS
3. GRANT
4. FEES, ROYALTIES, PAYMENTS AND MILESTONES
5. REPORTS, PAYMENTS AND ACCOUNTING
6. REPRESENTATIONS
7. PROSECUTION OF LICENSED PATENTS
8. INFRINGEMENT
9. PUBLICITY AND CONFIDENTIALITY
10. PUBLICATION
11. DUE DILIGENCE
12. TERM AND TERMINATION
13. ASSIGNMENT
14. INDEMNIFICATION
15. NOTICES
16. GENERAL PROVISIONS
EXCLUSIVE PATENT LICENSE AGREEMENT BETWEEN THE UNIVERSITY OF ARIZONA AND PROLX PHARMACEUTICALS CORPORATION
1. BACKGROUND
2. DEFINITIONS
3. GRANT
4. FEES, MILESTONES AND ROYALTIES PAYMENTS
5. REPORTS, PAYMENTS AND ACCOUNTING
6. REPRESENTATIONS
7. PROSECUTION OF LICENSED PATENTS
8. INFRINGEMENT
9. PUBLICITY AND CONFIDENTIALITY
10. PUBLICATION
11. DUE DILIGENCE
12. TERM AND TERMINATION
13. ASSIGNMENT
14. INDEMNIFICATION
15. NOTICES
16. GENERAL PROVISIONS
Schedule A
AMENDED AND RESTATED SUPPLY AGREEMENT (2006)
Schedule 1 SPECIFICATIONS
Schedule 2 QUALITY AGREEMENT (Clinical)
Schedule 3 QUALITY AGREEMENT (Commercial)
Schedule 4 CERTIFICATE OF ANALYSIS
BIOMIRA SEVERANCE AGREEMENT
Exhibit A
ASSIGNMENT OF LEASE AGREEMENT
BACKGROUND
ESCROW AGREEMENT
RELEASE AND SETTLEMENT AGREEMENT
BASIC LEASE INFORMATION
TABLE OF CONTENTS
INDEX
LEASE
EXHIBIT A OUTLINE OF PREMISES [See attached.]
EXHIBIT B DESCRIPTION OF THE LAND
EXHIBIT C BUILDING RULES AND REGULATIONS
EXHIBIT D CONFIRMATION OF COMMENCEMENT DATE 2007
EXHIBIT E FORM OF TENANT ESTOPPEL CERTIFICATE
EXHIBIT F PARKING
GUARANTY
BIOMIRA INC. AMENDED AND RESTATED SHARE OPTION PLAN
SCHEDULE A STOCK OPTION AGREEMENT
EXHIBIT A
BIOMIRA INC. RESTRICTED SHARE UNIT PLAN
BIOMIRA INC. SUBSCRIPTION AGREEMENT
Schedule 1
BIOMIRA INC. PURCHASE WARRANT WARRANT ("WARRANT") TO PURCHASE SHARES OF COMMON STOCK, WITHOUT PAR VALUE
Schedule 1
ADDENDUM A INDEMNIFICATION PROVISIONS
SECURITIES PURCHASE AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. PURCHASE AND SALE
ARTICLE III. REPRESENTATIONS AND WARRANTIES
BIOMIRA INC. PURCHASE WARRANT WARRANT ("WARRANT") TO PURCHASE SHARES OF COMMON STOCK, WITHOUT PAR VALUE
Schedule 1
SECURITY AGREEMENT
EXHIBIT A To Security Agreement
EXHIBIT B
STOCK POWER
GENERAL SECURITY AGREEMENT
EXHIBIT A TO SECURITY AGREEMENT
EXHIBIT B
STOCK POWER
SECURITY AGREEMENT
EXHIBIT A To Security Agreement
EXHIBIT B
STOCK POWER
GENERAL SECURITY AGREEMENT
EXHIBIT A To Security Agreement
EXHIBIT B
STOCK POWER
SECURITY AGREEMENT
EXHIBIT A To Security Agreement
EXHIBIT B
STOCK POWER
GENERAL SECURITY AGREEMENT
EXHIBIT A TO SECURITY AGREEMENT
EXHIBIT B
STOCK POWER
PROMISSORY NOTE
PROMISSORY NOTE
PROMISSORY NOTE
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
Consent of Independent Certified Public Accountants